As filed with the Securities and Exchange Commission on May 2, 2008

Registration No. 333-146137

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MAIDEN HOLDINGS, LTD.
(Exact Name of Registrant As Specified in Its Charter)

Bermuda	6331	N/A

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

48 Par-la-Ville Road, Suite 1141
Hamilton HM 11
Bermuda
(441) 292-7090

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System
111 8thAvenue, 13th Floor
New York, New York 10011
(212) 590-9330

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:
Matthew M. Ricciardi
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Telephone: (212) 259-8000
Facsimile: (212) 259-6333

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 2, 2008

PROSPECTUS

56,870,000 Common Shares

The selling shareholders named in this prospectus are offering up to 56,870,000 of our common shares. The selling shareholders will receive all of the proceeds from the sale of the common shares, less any brokerage commissions, and therefore we will not receive any of the proceeds from their sale of our shares.

No public market currently exists for our common shares, and our common shares are not currently listed on any national exchange or market system. Our common shares have been approved for listing on the NASDAQ Capital Market under the symbol “MHLD.”

Investing in our shares involves significant risks. See “Risk Factors” beginning on page 8 of this prospectus to read about the risks you should consider before buying our shares.

Because all of the shares being offered under this prospectus are being offered by the selling shareholders, we cannot currently determine the price or prices at which our common shares may be sold under this prospectus. Prior to the date of this prospectus, we are aware that some of our common shares have been sold in private resale transactions by qualified institutional buyers that purchased our common shares in a private offering that closed in July 2007. We understand those sales have been reported to the Portal Market. Until our common shares are regularly traded or listed on the NASDAQ Capital Market, we anticipate that the selling shareholders initially will sell their shares (if any shares are sold) at the prevailing prices on the Portal Market, for which, to our knowledge, the high and low price per share have been $10.00 and $8.00, respectively, for the period from August 13, 2007 to April 1, 2008 (the date of the most recent trade known to us). Thereafter, the selling shareholders may sell all or a portion of these shares from time to time in market transactions through any stock exchange or automated interdealer quotation system on which the common shares are listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, and at prices and on terms that will be determined by market prices prevailing at the time of sale, or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

None of the Securities and Exchange Commission (the “SEC”), any state securities regulators, the Registrar of Companies in Bermuda or the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2008

CERTAIN IMPORTANT INFORMATION

For your convenience, we have included below definitions of terms used in this prospectus. In addition, we have provided a Glossary, beginning on page G-1, of selected insurance, reinsurance and investment terms.

In this prospectus, unless the context suggests otherwise:

•	“Maiden Holdings,” “the Company,” “our company,” “we,” “us” or “our” refer to Maiden Holdings, Ltd. and Maiden Insurance Company, Ltd. (“Maiden Insurance”), our Bermuda reinsurance subsidiary; and
•	“AmTrust” refers to AmTrust Financial Services, Inc. and its subsidiaries.

Potential investors are warned that financial information presented in this prospectus may not be indicative of our future operating results or financial performance.

In this prospectus, amounts are expressed in U.S. dollars and the financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), except as otherwise indicated.

The exchange rates used in this prospectus are based on the noon buying rates as quoted by the Federal Reserve Bank of New York on April 4, 2008.

We are in the process of filing for registration in the U.S. Patent and Trademark Office for the marks “Maiden Holdings, Ltd.” and “Maiden Insurance Company, Ltd.” All other brand names or trade names appearing in this prospectus are the property of their respective holders.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in us. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,” “A Warning About Forward-Looking Statements” and the financial information contained in this prospectus before investing in us. For your convenience, we have included a glossary beginning on page G-1 of selected reinsurance, insurance and investment terms.

Overview

We are a Bermuda holding company formed in June of 2007 to provide customized reinsurance products and services to subsidiaries of AmTrust Financial Services, Inc. (“AmTrust”) and small insurance companies and managing general agents in the United States and Europe. We also plan to market to Lloyd’s of London (“Lloyd’s”) syndicates and program administrators. Lloyd’s is a competitive insurance market where individual underwriters accept risks on behalf of groups, called syndicates, of individual and corporate members whose resources provide the security behind Lloyd’s policies. Reinsurance is an arrangement by which one insurance company, called the reinsurer, agrees to indemnify another insurance (or reinsurance) company, called the ceding company, against all or a portion of the insurance (or reinsurance) risks underwritten by the ceding company under one or more policies.

We were formed to capitalize on market opportunities to provide traditional quota share and excess of loss reinsurance products. Under traditional quota share reinsurance, a reinsurer provides reinsurance coverage to an insurance company on a pro rata basis based on a ceding percentage without any provisions to limit meaningful losses within the contractual limits. Under excess of loss reinsurance, a reinsurer agrees to reimburse the cedent for all or part of any losses in excess of the cedent’s retention, generally up to a predetermined limit, at which point the risk of loss is assumed by another reinsurer or reverts to the cedent. We plan to focus on primary insurers that specialize in products offering coverage at low limits or insuring risks which are believed to be low hazard, predictable and generally not susceptible to catastrophe claims. We plan to provide reinsurance solutions to such insurance companies, to enable them to improve their capacity and ability to deliver and market their products and services.

For the period May 31, 2007 to December 31, 2007, we had $247.4 million of net written premiums, $110.2 million of net earned premium, $15.2 million of net investment income and $22.1 million of net income. As of December 31, 2007, we had total assets of $715.6 million and total shareholders’ equity of $537.3 million.

AmTrust, a publicly traded insurance holding company listed on the NASDAQ Global Market and headquartered in New York, is currently our primary customer. Under the quota share reinsurance agreement (the “Quota Share Agreement”) with AmTrust’s Bermuda reinsurance subsidiary, AmTrust International Insurance, Ltd. (“AII”), effective as of July 1, 2007, we reinsure 40% of AmTrust’s written premium (net of commissions, in the case of AmTrust’s UK subsidiary), net of reinsurance with unaffiliated reinsurers, on AmTrust’s existing lines of business and, possibly, future lines of business. In 2007, AmTrust’s gross written premiums totaled $839.4 million, and its premiums ceded to unaffiliated reinsurers totaled $171.9 million. AmTrust receives from us a ceding commission of 31% of premiums ceded, subject to adjustments, which is intended to cover its acquisition costs, and a brokerage commission of 1.25% of premiums ceded on all business that we reinsure from AmTrust. We also assumed, effective as of July 1, 2007, 40% of AmTrust’s unearned premium reserve, which resulted in a transfer to us of $126.6 million. The Quota Share Agreement has an initial term of three years, and will be extended for further terms of three years unless either party elects not to renew. We believe that our relationship with AmTrust, by providing us with a source of historically profitable business that has expanded substantially over the last several years, should enable us to achieve profitable growth in our first years of operations.

According to A.M. Best Company (“A.M. Best”), there are more than 800 property and casualty insurance companies in the U.S. with less than $100 million in surplus. We plan to expand our client base by offering our products primarily to small insurance companies in the United States and Europe that could benefit from the additional underwriting capacity provided by reinsurance to expand their operations. We plan to pursue reinsurance opportunities with insurance companies, like AmTrust, that specialize in workers’ compensation for small businesses in low and medium hazard classes, commercial property and casualty program business for discrete industry segments that are underwritten by managing general agents with appropriate expertise and extended warranty and specialty risk programs that are characterized by low coverage limits and high volume. We believe we will be able to offer our prospective reinsureds expertise in underwriting and administering specialty property and casualty business.

Maiden Insurance has received a financial strength rating of “A-” (Excellent) from A.M. Best, which is the fourth highest of sixteen rating levels. A rating from A.M. Best indicates A.M. Best’s opinion of our financial strength and ability to meet ongoing obligations to our future policyholders.

Market Opportunity

We believe that insurance companies that underwrite specialty property and casualty products, such as workers’ compensation for employers in specific low and medium hazard classes, commercial property and casualty programs for businesses in discrete industry segments and extended warranty and specialty risk programs, often do not receive appropriate consideration from reinsurers for their expertise, the risk profiles of their insureds, and the distinctions between their specialty products and general insurance products. We believe that this is especially true for small insurers. We believe the lack of reinsurance capacity with expertise in specialty property and casualty insurance is one of the key constraints on the growth of the business and of the insurers that underwrite it.

We believe that our reinsurance arrangements with AmTrust provide us with an opportunity to participate in the profitable growth of AmTrust’s premiums over a multi-year period and that this base business with AmTrust provides us with a platform to develop a substantial business with other insurers over time.

AmTrust Quota Share Business

AmTrust is a multinational specialty property and casualty insurance holding company, which currently transacts business through seven insurance company subsidiaries: Technology Insurance Company, Inc. (“TIC”), Rochdale Insurance Company (“RIC”), Wesco Insurance Company (“WIC”) and Associated Industries Insurance Company, Inc. (“AIIC”), which are domiciled in New Hampshire, New York, Delaware and Florida, respectively, and AII, AmTrust International Underwriters Limited (“AIU”) and IGI Insurance Company, Ltd. (“IGI”), which are domiciled in Bermuda, Ireland and England, respectively. AmTrust’s current majority stockholders acquired AmTrust and its subsidiaries, TIC and AII, from Wang Laboratories, Inc. in 1998 to focus on niche specialty and casualty markets.

AmTrust primarily underwrites insurance in three market segments: workers’ compensation for small businesses (average premium less than $5,000 per policy) in the United States; specialty risk and extended warranty coverage for consumer and commercial goods and custom designed coverages, such as accidental damage plans and payment protection plans offered in connection with the sale of consumer and commercial goods, in the United Kingdom, certain other European countries and the United States; and specialty middle-market property and casualty insurance, which consists of workers’ compensation, commercial auto and general liability programs for policyholders in discrete industry segments that are generally underwritten by managing general agents.

AmTrust, through its insurance subsidiaries, is a direct insurer in the United States, the United Kingdom and other European countries, which means that it provides insurance coverage directly to policyholders. We are a reinsurer, which means that we assume a portion of the risks insured or reinsured by other insurance companies, such as AmTrust. AmTrust generally does not provide reinsurance for non-affiliates and we do not intend to conduct business as a direct insurer in any jurisdiction. Therefore, we believe our businesses provide complementary products and services.

TIC, RIC, WIC, AII and AIU are each rated “A-” by A.M. Best, which is the fourth highest of 16 rating levels. IGI, which AmTrust acquired in April 2007, and AIIC, which AmTrust acquired in September 2007, are not currently rated by A.M. Best. AII, TIC, and RIC have maintained the “A-” rating since 2003. WIC has maintained its rating since it was assigned by A.M. Best upon AmTrust’s acquisition of WIC on June 1, 2006. AIU has maintained its “A-” rating since June 2007.

Other Business

We have begun to see increased flow of submission of reinsurance opportunities. We have adopted a disciplined underwriting posture and thoroughly review all reinsurance opportunities before determining whether to participate. As of January 1, 2008, we entered into four reinsurance agreements for business other than the Quota Share Agreement. These include:

•	a 45% participation in the $9 million in excess of $1 million layer of AmTrust’s workers’ compensation excess of loss program;
•	a 35% quota share in a general liability senior housing program;
•	a 50% participation in a $4 million in excess of $1 million specialty transportation program; and
•	an 18.5% quota share participation in a specialty general liability line.

Business Strategy

In order to capitalize on our strategic relationship with AmTrust and the market opportunities we have identified in the property and casualty industry, we intend to pursue the following business strategies:

•	Rely on AmTrust as an Initial Principal Production Source. Currently, we derive the substantial majority of our business from our reinsurance arrangements with a subsidiary of AmTrust. We project that a substantial amount of our reinsurance business will continue to be derived from AmTrust while we gradually develop business opportunities from other distribution sources.
•	Deliver Reinsurance Solutions to Insurance Companies. We plan to provide quota share and excess of loss reinsurance and other reinsurance solutions primarily to small insurers in the U.S. and Europe that could benefit from the additional underwriting capacity provided by reinsurance to expand their operations. We believe our management team’s significant prior operating experience and extensive market relationships will provide significant opportunities to expand our reinsurance clients beyond AmTrust.
•	Strategic Acquisitions. As we grow we will seek to augment our organic growth with strategic and accretive acquisitions of other reinsurers and attractive books of business. Our management team is experienced in reviewing and in executing acquisitions and integrations.

Competitive Strengths

We believe we have the following competitive strengths, which should position us to underwrite business profitably:

•	Access to Profitable Book of Business from AmTrust. Pursuant to our Quota Share Agreement with AII and a related master agreement with AmTrust, we reinsure 40% of all the insurance business (net of reinsurance with unaffiliated reinsurers) of the types that AmTrust wrote at the time we entered into the Quota Share Agreement. AmTrust generated a weighted average net loss ratio of 64.0% for the three years ended December 31, 2007. The loss ratio is a measure of the profitability of an insurance or reinsurance company’s underwriting operations. It represents a company’s total expenses for losses and loss adjustment expenses (the costs incurred to investigate, adjust and defend claims) incurred as a percentage of total premiums earned. The net loss ratio is the loss ratio calculated after taking into account the effect of any reinsurance.
•	Bermuda-Based Operations. We expect that our Bermuda-based operations will allow us to access reinsurance clients as well as to access Bermuda’s well-developed network of reinsurance brokers. We believe that we will also benefit from Bermuda’s pool of experienced professionals and Bermuda’s favorable regulatory environment.
•	Strong Market Relationships. We intend to market our reinsurance products principally through our management’s industry contacts and through independent reinsurance intermediaries. We believe that our management team’s significant prior operating experience should allow us to establish our presence in the reinsurance markets.

•	New Insurance Company. As a newly formed company, we are unencumbered by historical liability exposures.
•	Access to Professional Asset Management through AmTrust. AmTrust’s investment management team has a proven track record of managing its asset portfolio. Our asset management agreement with AII Insurance Management Limited (“AIIM”), a subsidiary of AmTrust, enables us to benefit from this experience.
•	Experienced Management with Knowledge of Primary Insurance Companies and Products. We have assembled a senior management team with extensive experience in underwriting specialty property and casualty business. Max G. Caviet, our President and Chief Executive Officer, has extensive relationships in the London and Bermuda reinsurance markets. Additionally, Barry D. Zyskind, our Chairman of the Board, has a proven track record of developing insurance, service and capital solutions for AmTrust and brings his industry experience to his role as our Chairman. See “Management.”

Our Relationship with Founding Shareholders and AmTrust

Our founding shareholders, Michael Karfunkel, George Karfunkel and Barry Zyskind (the “Founding Shareholders”), who are Chairman of the Board of Directors, Director and Chief Executive Officer of AmTrust, respectively, collectively invested $50 million in exchange for 7,800,000 of our common shares. In connection with our formation and capitalization, we also granted the Founding Shareholders 10-year warrants to purchase an additional 4,050,000 common shares at an exercise price equal to $10.00 per share.

In addition to the Quota Share Agreement with AII, we entered into an asset management agreement with AIIM, a subsidiary of AmTrust. AIIM is managing our investment portfolio for an annual fee of 0.35% of average invested assets plus costs. The asset management agreement has an initial term of one year and will be extended for additional terms of one year unless either party elects not to renew. Following the initial one-year term, the agreement may be terminated upon 30 days written notice by either party. The asset management agreement enables us to take advantage of AmTrust’s asset management expertise in a cost-effective manner. We also entered into a reinsurance brokerage agreement with a subsidiary of AmTrust pursuant to which the subsidiary is providing reinsurance brokerage services to us in exchange for a 1.25% commission on all premiums we reinsure from AmTrust.

Our Chief Executive Officer, Max G. Caviet, is currently an AmTrust executive. Mr. Caviet is expected to become a full-time employee of Maiden following a transition period which is not expected to extend beyond June 30, 2008.

Our Challenges, Weaknesses and Risks

As part of your evaluation of our company, you should take into account the challenges, weaknesses and risks we face in implementing our strategies, including:

•	Dependence on AmTrust. We are dependent on AmTrust for a significant portion of our business and may be exposed to conflicts of interest with AmTrust.
•	Insufficient Market Opportunities. The market opportunities to write reinsurance of specialty property and casualty insurance may not materialize as we anticipate.
•	Start-up Company. We are a new company with a limited operating history and may be unable to establish our infrastructure and operations successfully.
•	Provisional Chief Executive Officer. Our President and Chief Executive Officer, Max G. Caviet, has only a provisional employment agreement. There is no assurance that Mr. Caviet will remain employed by us.
•	Ratings. Our A.M. Best rating could be downgraded, which could significantly impair our ability to conduct business.
•	Losses in Excess of Expectations. Our actual losses under our reinsurance agreements could exceed, perhaps substantially, the reserves we establish, resulting in a reduction to our net income.

•	Tax. The taxation of Maiden Holdings and our shareholders may differ from the anticipated tax consequences, which could significantly impair our results and the value of an investment in our common shares.

For a description of these and other risks relating to an investment in our common shares, see “Risk Factors” beginning on page 8.

Private Offering

On July 3 and July 13, 2007, we sold an aggregate of 51,750,000 common shares in a private placement exempt from registration under the Securities Act, which we refer to in this prospectus as the private offering, at a purchase price of $9.30 per share to Friedman, Billings, Ramsey & Co., Inc., the initial purchaser of some of the shares, and directly to certain investors. Friedman, Billings, Ramsey & Co., Inc. resold the shares it purchased to investors pursuant to Rule 144A and Regulation S under the Securities Act. We raised approximately $480.6 million in net proceeds from the private offering, before deducting the legal and accounting fees associated with the offering. We used approximately $450 million of these proceeds and the $50.0 million our Founding Shareholders invested in us, a total of approximately $500 million, to capitalize Maiden Insurance, our reinsurance subsidiary.

In connection with the private offering, we entered into a registration rights agreement for the benefit of the holders of the shares sold in the private offering. We also entered into a registration rights agreement with our Founding Shareholders with respect to their ownership of 7,800,000 of our common shares, of which 5,200,000 common shares are being registered pursuant to the registration statement of which this prospectus is a part, and 4,050,000 common shares issuable upon exercise of the warrants we granted to our Founding Shareholders. See “Description of Share Capital — Registration Rights.”

Determination of Offering Price for this Offering

Because all of the shares being offered under this prospectus are being offered by the selling shareholders, we cannot currently determine the price or prices at which our common shares may be sold under this prospectus. Prior to the offering pursuant to this prospectus, there has been no public market for our common shares. We are aware that, prior to the date of this prospectus, certain qualified institutional buyers of our common shares in our private offering, which was completed in July 2007, have traded our common shares on the PORTAL Market. To our knowledge, the most recent price at which shares were resold on the PORTAL Market was $8.00 per share on April 1, 2008. We determined the $10.00 offering price per share in the private offering in consultation with the initial purchaser of many of the shares in the private offering. In making such determination, we considered many factors, including our business strategy and the amount of capital we needed to raise in the private offering to implement our business strategy, the business we expected to receive from AmTrust, the market demand for our shares and our capital structure.

The selling shareholders may sell all or a portion of the common shares offered by this prospectus from time to time in market transactions through any stock exchange or automated interdealer quotation system on which the common shares are listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, and at prices and on terms that will be determined based on market prices prevailing at the time of sale, or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We cannot assure you that the selling shareholders will sell all or any portion of the common shares offered by this prospectus. See “Plan of Distribution.”

Our Organization

Maiden Holdings was originally incorporated in May 2007 under Cayman Islands law. We have since changed our jurisdiction of organization to Bermuda by discontinuing from the Cayman Islands, continuing into Bermuda as a Bermuda exempted company and amalgamating with a new Bermuda company to form Maiden Holdings, Ltd. Our reinsurance subsidiary, Maiden Insurance, was incorporated on June 29, 2007 and Maiden Insurance commenced writing business effective as of July 1, 2007.

How to Contact Us

Our principal executive office is located at 48 Par-la-Ville Road, Suite 1141, Hamilton HM 11, Bermuda and our telephone number is (441) 292-7090.

THE OFFERING

Shares offered by the selling shareholders:
A total of up to 56,870,000 common shares held by the selling shareholders, consisting of the following: 51,670,000 common shares sold in the private offering and 5,200,000 common shares held by the Founding Shareholders. The selling shareholders may or may not sell any or all of the common shares that have been registered by us.
Shares outstanding:
59,550,000 common shares. Our outstanding shares exclude:
• 4,050,000 common shares issuable upon the exercise of the warrants we issued to our Founding Shareholders;
• 868,000 common shares issuable upon the exercise of outstanding stock options we granted to non-employee directors, certain officers of our company and other persons; and
• 1,932,000 additional common shares available for issuance under our 2007 Share Incentive Plan.
Dividends:
Our board of directors currently intends to authorize the payment of a cash dividend of $0.025 per common share each quarter. Any determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant, including Bermuda legal and regulatory constraints.
Use of proceeds:
We will not receive any of the proceeds from the sale by selling shareholders of our common shares.
Trading:
No public market currently exists for our common shares, and our common shares are not currently listed on any national exchange or market system. Our common shares have been approved for listing on the NASDAQ Capital Market under the symbol “MHLD”.

Summary Historical Consolidated Financial Information

The following table sets forth our summary historical consolidated financial information as of December 31, 2007 and for the period from May 31, 2007 to December 31, 2007. The historical results are not necessarily indicative of results to be expected in any future period. This financial information is derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read the following summary historical financial information in conjunction with the information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Many factors may cause our future results to differ materially from the financial information and results presented below, including those factors discussed in “Risk Factors” and “A Warning About Forward-Looking Statements.”

As of December 31, 2007 or for the period from May 31, 2007 to December 31, 2007
(in thousands, except share and per share data)
Summary Statement of Income Data
Net premium written	$247,353
Change in unearned premium	(137,166)
Net earned premium	110,187
Net investment income	15,233
Net realized gain on investments	170
Total revenues	125,590
Loss and loss adjustment expense	65,017
Commission and other acquisition expenses	35,525
Salaries and benefits	1,016
Other general and administrative expenses	1,945
Total expenses	103,503
Net income	22,087
Per Share Data
Basic and diluted earnings per common share	$0.44
Basic and diluted weighted average shares outstanding	50,759,772
Dividends declared per common share	$0.025
Book value per common share(1)	$9.02
Summary Balance Sheet Data
Total investments	$490,445
Cash and cash equivalents	35,729
Accrued investment income	3,204
Reinsurance balances receivable, net	27,990
Loan to related party	113,542
Deferred commission and other acquisition costs	44,215
Other assets	483
Total Assets	715,608
Loss and loss adjustment expense reserves	38,508
Unearned premiums	137,166
Accrued expenses and other liabilities	2,589
Total liabilities	178,263
Total shareholders’ equity	537,345

(1)	Total shareholders’ equity divided by 59,550,000 total shares outstanding as of December 31, 2007.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any one or more of the risks discussed in this prospectus actually occurs, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. We have set forth below what we believe to be the risks that affect us. See “A Warning About Forward-Looking Statements.”

Risks Related to Our Business

We are dependent on AmTrust and its subsidiaries for a substantial portion of our business.

We currently derive the substantial majority of our reinsurance business from AmTrust and we will continue to derive a substantial portion of our business from AmTrust during our initial years of operation. We commenced our reinsurance business by providing traditional quota share reinsurance to AmTrust through the Quota Share Agreement with AII, assuming initially a 40% quota share portion of the net liabilities less recoveries of the policies written by AmTrust. In addition, effective January 1, 2008, we have a 45% participation in the working layer of AmTrust’s workers’ compensation excess of loss reinsurance program. The “working layer” of AmTrust’s excess of loss reinsurance program is the layer immediately above AmTrust’s retention. At present, the working layer is $9 million of losses and loss adjustment expenses per occurrence in excess of AmTrust’s $1 million per occurrence retention, subject to an annual aggregate deductible in the amount of $1.25 million.

Accordingly, we are dependent on AmTrust and its subsidiaries for a substantial portion of our business. Our Quota Share Agreement has an initial term of three years, subject to certain early termination provisions (including if the A.M. Best rating of Maiden Insurance is reduced below “A-”) and our asset management agreement with an AmTrust subsidiary has an initial term of one year, subject to certain early termination provisions. The Quota Share Agreement and the asset management agreement will be extended for additional terms of three years and one year, respectively, unless either party elects not to renew. There is no assurance that any of these agreements or our reinsurance brokerage or brokerage services agreements with AmTrust will not terminate. The termination of the Quota Share Agreement would significantly reduce our revenues during our initial years of operation and the termination of any of these agreements would increase our dependence on third-party insurance companies, managing general agents, reinsurance brokers and other service providers to support our business and would have a material adverse effect on us. Maiden Insurance and AII are entitled to terminate the Quota Share Agreement under certain circumstances, including, but not limited to, if:

•	either party is 30 or more days in arrears on a payment due to the other under the Quota Share Agreement and fails to cure the breach within 30 days following notice thereof;
•	either party becomes insolvent or similarly financially impaired;
•	in the case of AII, Maiden Insurance ceases to write new or renewal business and elects or is ordered by a regulatory authority to run off its existing business;
•	a change in control (as defined in the Quota Share Agreement) of either party occurs;
•	the shareholders’ equity of Maiden Insurance (in the case of AII) or the shareholders’ equity of AII and the AmTrust insurance subsidiaries, in the aggregate (in the case of Maiden Insurance), is reduced to 50% or less of its amount at either the effective time or the latest renewal or anniversary date of the Quota Share Agreement; or
•	in the case of AII, Maiden Insurance fails to maintain an A.M. Best rating of “A-“ or better.

For a more detailed description of certain of the early termination provisions, see “Certain Relationships and Related Transactions — Our Arrangements with AmTrust and its Subsidiaries.” At the same time, there are risks related to the business of AmTrust and its insurance subsidiaries that may adversely impact our ability to continue doing business with them. See “— Our initial arrangements with AmTrust were negotiated while we were its affiliate. The arrangements could be challenged as not reflecting terms that we would agree to in arm’s-length negotiations with an independent third party; moreover, our business relationship with AmTrust and its subsidiaries may present, and may make us vulnerable to, difficult conflicts of interest, related party transactions, and legal claims that we have not acted in the best interest of our shareholders.” In addition, we are not able to control the types or amounts of reinsurance AmTrust purchases from unaffiliated reinsurers, and any changes AmTrust makes to such reinsurance may affect our profitability and ability to write additional business. See “ — We will not be able to control AmTrust’s decisions relating to its other reinsurance, and AmTrust may change its reinsurance in ways that adversely affect us.”

Our initial arrangements with AmTrust were negotiated while we were its affiliate. The arrangements could be challenged as not reflecting terms that we would agree to in arm’s-length negotiations with an independent third party; moreover, our business relationship with AmTrust and its subsidiaries may present, and may make us vulnerable to, possible adverse tax consequences, difficult conflicts of interest, and legal claims that we have not acted in the best interest of our shareholders.

We entered into the Quota Share Agreement with AII, AmTrust’s Bermuda reinsurance subsidiary, which reinsures AmTrust’s insurance company subsidiaries, and a master agreement with AmTrust, pursuant to which we and AmTrust agreed that we will cause Maiden Insurance to enter into the Quota Share Agreement. The asset management agreement with an AmTrust subsidiary, the reinsurance brokerage agreement with an AmTrust subsidiary, the warrants issued to our Founding Shareholders and the provisional employment agreement with Max G. Caviet were negotiated while we were an affiliate of AmTrust. These circumstances could increase the likelihood that the Internal Revenue Service (the “IRS”) would claim that the agreements between us and AmTrust were not concluded on an arm’s-length basis and any such assertion, if not disproved by us, could result in adverse tax consequences to us.

In addition, we plan to meet our financial objectives during the first three years primarily through our relationship with AmTrust, while gradually developing business opportunities from other distribution sources. Therefore, we will be heavily dependent on AmTrust, at least initially, to achieve our business objectives. Because (i) our Founding Shareholders collectively own or control approximately 59% of the outstanding shares of AmTrust’s common stock, (ii) our Founding Shareholders sponsored our formation, (iii) our Founding Shareholders’ common shares, together with the 10-year warrants to purchase additional common shares that we issued to our Founding Shareholders in connection with our formation and capitalization, represent approximately 18.6% of our outstanding common shares assuming all of the warrants are exercised, and (iv) we and AmTrust have some overlapping executive management, as described below, we therefore may be deemed an affiliate of AmTrust. Due to our close business relationship with AmTrust, we may be presented with situations involving conflicts of interest with respect to the agreements and other arrangements we will enter into with AmTrust and its subsidiaries, exposing us to possible claims that we have not acted in the best interest of our shareholders.

The arrangements between us and AmTrust were modified somewhat after they were originally entered into and there could be future modifications. See “Certain Relationships and Related Transactions.”

The Chairman of the Board currently holds the positions of President and Chief Executive Officer of AmTrust, and our Chief Executive Officer is currently employed by AmTrust as an executive officer. These dual positions may present, and make us vulnerable to, difficult conflicts of interest and related legal challenges.

Barry D. Zyskind, our Chairman of the Board, is the President and Chief Executive Officer of AmTrust and, as such, he does not serve our company on a full-time basis. Mr. Zyskind is expected to continue in both of his positions for the foreseeable future. In addition, Max G. Caviet, our Chief Executive Officer, is currently employed by AmTrust as an executive officer and is expected to continue to serve in his current positions at AmTrust on a transitional basis. As such, he will serve our company with approximately 35% of his time during the transitional period which is not expected to extend beyond June 30, 2008. During the transition period, we will also reimburse AmTrust for a proportionate share (based on the amount of time Mr. Caviet devotes to our Company) of Mr. Caviet’s salary. Since July 2007, Mr. Caviet devoted approximately 25% of his time to the Company. In addition, as of December 31, 2007, Mr. Caviet held options to acquire 162,500 shares of common stock of AmTrust (of which options to acquire 48,687 shares were vested), representing a less than 0.5% ownership interest in AmTrust. Mr. Caviet will continue to hold options and equity in AmTrust. Furthermore, Ben Turin, our Chief Operating Officer and General Counsel, is a former executive of AmTrust. Conflicts of interest could arise with respect to business opportunities that could be advantageous to AmTrust or its subsidiaries, on the one hand, and us or our subsidiary, on the other hand. In addition, potential conflicts of interest may arise should the interests of AmTrust and Maiden Holdings diverge. Because AmTrust is currently our only significant customer and is expected to remain our largest customer for at least the next several years, AmTrust has the ability to significantly influence such situations.

Mr. Zyskind’s service as our Chairman of the Board and President and Chief Executive Officer of AmTrust and Mr. Caviet’s service as our President and Chief Executive Officer and, for a transitional period, as president of two of AmTrust’s subsidiaries could also raise a potential challenge under anti-trust laws. Section 8 of the Clayton Antitrust Act, or the Clayton Act, prohibits a person from serving as a director or officer in any two competing corporations under certain circumstances. If Maiden Holdings and AmTrust are in the future deemed to be competitors within the meaning of the Clayton Act, certain thresholds relating to direct competition between Maiden Holdings and AmTrust are met, and the Department of Justice and Federal Trade Commission challenge the arrangement, Messrs. Zyskind and Caviet may be required to resign their positions with one of the companies, and/or fines or other penalties could be assessed against Messrs. Zyskind and Caviet, and Maiden Holdings.

We have identified a material weakness in our internal control over financial reporting.

We are not currently required to evaluate our internal control over financial reporting in the same manner that is currently required of certain public companies, nor have we performed such an evaluation. Such evaluation would include documentation of internal control activities and procedures over financial reporting, assessment of design effectiveness of such controls and testing of operating effectiveness of such controls which could result in the identification of material weaknesses in our internal control over financial reporting.

The standards of the PCAOB define a material weakness as a deficiency, or a combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with our financial statements as of and for the period ending December 31, 2007, we concluded and PricewaterhouseCoopers concurred that we had deficiencies that in combination represented a material weakness in our internal control over financial reporting due to under-resourcing of the finance department and the concentration of duties in our Chief Financial Officer.

In particular, these deficiencies include:

•	failure to give appropriate consideration to U.S. GAAP accounting rules or to have documentation of the basis for our opinion and conclusion regarding the application of U.S. GAAP;
•	lack of an independent preparer and reviewer for various accounting tasks, including the preparation of the financial statements and disclosures; and
•	lack of formality regarding certain controls surrounding the control environment.

Our efforts to remediate these deficiencies in internal control over financial reporting are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

While we believe these deficiencies are in the process of being remediated and will have been remediated by December 31, 2008, we cannot be certain that we will succeed in addressing these signifcant deficiencies or that additional material weaknesses or deficiencies will not develop or be identified. Any failure to maintain adequate internal control over financial reporting or to implement required, new or improved controls, or difficulties encountered in their implementation, could cause us to report material weaknesses or other deficiencies in our internal control over financial reporting and could result in a more than remote possibility of errors or misstatements in our consolidated financial statements that would be material.

Beginning with our Annual Report on Form 10-K for the year ending December 31, 2009, pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to assess the effectiveness of our internal control over financial reporting, and we will be required to have our independent registered public accounting firm audit the operating effectiveness of our internal control over financial reporting.

See also “ — Our internal audit and reporting systems might not be effective in the future, which could increase the risk that we would become subject to restatements of our financial results or to regulatory action or litigation or other developments that could adversely affect our business” and “ — We will become subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.”

We have substantial credit exposure to AmTrust due to the business relationship between us and AmTrust and AII.

Due to the business relationship between us and AmTrust and AII, we have substantial credit exposure to them. AmTrust is a holding company, and we have no contractual relationships with any of its subsidiaries that write insurance, other than AII. We are not entitled to the same rights as a reinsurance company with a direct contractual relationship with AmTrust’s insurance subsidiaries such as the right to enforce such contracts or to pursue damages directly against such subsidiaries. Any failure by AmTrust or AII to honor obligations to us whether due to inability or refusal to perform, or otherwise, would likely have a material adverse effect on us.

If the market opportunities for writing reinsurance of specialty property/casualty insurance in the United States and Europe do not materialize as we expect, our dependence on AmTrust for substantially all of our business will continue, and our financial condition and results of operations may be materially adversely affected.

We believe that significant market opportunities will arise for reinsurers that understand how to underwrite specialty property/casualty insurance and are willing to provide traditional quota share reinsurance. However, we cannot assure you that the opportunities for writing specialty property/casualty reinsurance will materialize as we expect. Other companies might offer specialty property/casualty reinsurance products on more competitive terms than we can provide. Under these circumstances, we might not be able to expand our specialty property/casualty reinsurance business beyond the Quota Share Agreement, which would increase our dependence on AmTrust and have a material adverse effect on our ability to fully implement our business strategy as well as on our financial condition and results of operations.

We are a start-up company. If we are unable to implement our business strategy or operate our business as we currently expect, our results may be adversely affected.

We have just recently commenced operations and have limited name recognition and reputation in the reinsurance industry. Businesses, such as ours, which are starting up or in their initial stages of development, present substantial business and financial risks and may suffer significant losses. While we commenced our operations using senior management who are experienced in the property and casualty insurance industry, no assurance can be given that their relationships in the industry will be successfully transferred to our company. We may also be limited in pursuing certain business opportunities due to our relationship with AmTrust. For example, direct competitors of AmTrust may refuse to do business with us. Further, we must hire new key employees and other staff, develop business relationships, establish operating procedures, obtain facilities, implement new systems, obtain regulatory approvals and complete other tasks necessary for the conduct of our intended business activities. In addition, as a result of industry factors or factors specific to us, we may have to alter our anticipated methods of conducting our business, such as the nature, amount and types of risks we assume.

We have a very limited operating history. Our future performance cannot be predicted based on the historical performance of AmTrust.

As a recently formed company, we have a very limited operating history on which you can base an estimate of our future earnings prospects. While we expect that the reinsurance ceded by AmTrust will initially provide substantially all of our business, there can be no assurance that the historical experience of AmTrust’s insurance companies will accurately reflect our future performance. We will also seek to conduct business with insurance companies other than AmTrust. In addition, we currently write and plan to write excess of loss reinsurance. Because the frequency of claims tends to be lower and the severity of claims tends to be higher in excess of loss reinsurance than in quota share reinsurance, our underwriting results can be expected to be more volatile than if we wrote only quota share reinsurance. At the present time, we cannot predict which insurance companies will do business with us. Accordingly, our projections for our business are extremely speculative. You may not have access to all of the financial information that would be helpful in deciding whether to invest in our shares.

We are dependent on our key executives. We may not be able to attract and retain key employees or successfully integrate our new management team to fully implement our newly formulated business strategy.

Our success depends largely on the senior management of Maiden Holdings, which includes, among others, Barry D. Zyskind, our Chairman of the Board, Max G. Caviet, our President and Chief Executive Officer, Ben Turin, our Chief Operating Officer and General Counsel, and Michael J. Tait, our Chief Financial Officer. We have entered into employment agreements with Messrs. Caviet, Turin and Tait and, as discussed below, the agreement with Mr. Caviet is provisional. Mr. Zyskind, our Chairman of the Board, is the President and Chief Executive Officer of AmTrust, is not employed by us and does not have an employment agreement with us. Therefore, he will devote only limited time to our company. In addition, Mr. Caviet is currently employed by AmTrust as an executive officer and is expected to continue to serve in his current positions at AmTrust on a transitional basis. As such, Mr. Caviet will not serve our company on a full-time basis during the transitional period which is not expected to extend beyond June 30, 2008. Mr. Caviet has only a provisional employment agreement with us (with a term not extending beyond June 30, 2008) while we negotiate a definitive employment agreement with him. We have attempted to structure his compensation to provide incentives for him to agree to a definitive employment agreement (see “Management — Employment Agreements”), but we cannot assure you that we will be able to agree to a mutually acceptable definitive employment agreement with Mr. Caviet. If we are unable to reach a definitive agreement with Mr. Caviet before June 30, 2008, we will lose his services and he will remain in his positions at AmTrust on a full-time basis. We do not maintain key man life insurance coverage on the lives of any of our senior management.

Further, we must attract and retain additional experienced underwriters, actuarial staff and risk analysts and modeling personnel in order to successfully operate and grow our business. We currently employ only one underwriter, James A. Bolz, Senior Vice President of Maiden Insurance, in addition to Mr. Caviet. After our management team and other personnel are assembled, our ability to implement our business strategy will depend on their successful integration. The number of available, qualified personnel in the reinsurance industry to fill these positions may be limited.

Our inability to attract and retain these additional personnel or the loss of the services of any of our senior executives or key employees could delay or prevent us from fully implementing our business strategy and could significantly and negatively affect our business. In addition, we cannot assure you that we will successfully integrate our executive or other personnel after we commence operations.

Maiden Insurance has received a financial strength rating of “A-” (Excellent) from A.M. Best. Our inability to maintain such rating for Maiden Insurance, a poor rating or a future downgrade in its ratings would adversely affect our competitive position with customers, our standing among brokers, managing general agents and insurance company clients, would give AmTrust the right to terminate the Quota Share Agreement with it and would have an adverse effect on our ability to meet our financial goals.

Competition in the types of insurance business that we intend to reinsure is based on many factors, including the perceived financial strength of the insurer and ratings assigned by independent rating agencies. A.M. Best is generally considered to be the most important rating agency in connection with the evaluation of reinsurance companies by their customers. Generally, the objective of the rating agencies’ rating systems is to provide an opinion of an insurer’s financial strength and ability to meet ongoing obligations to its policyholders and are not evaluations directed to investors in a company’s securities or recommendations to buy, sell or hold such securities. A.M. Best maintains a letter scale rating system ranging from “A++” (Superior) to “F” (In Liquidation). A.M. Best’s ratings are generally based on a quantitative evaluation of a company’s performance with respect to profitability, leverage and liquidity and a qualitative evaluation of spread of risk, investments, reinsurance programs, reserves and management. In addition, its ratings take into consideration the fact that we are just commencing our operations. A reinsurer’s ratings are used by ceding companies, retrocessional reinsurers and reinsurance intermediaries as an important means of assessing the financial strength and quality of the reinsurer. In addition, the rating of a company seeking reinsurance, also known as a ceding company, may be adversely affected by the lack of a rating of its reinsurer. Therefore, the lack of a rating or a poor rating may dissuade a ceding company from reinsuring with us or may influence a ceding company to reinsure with a competitor of ours.

Maiden Insurance has received a financial strength rating of “A-” (Excellent) from A.M. Best, which is the fourth highest of sixteen rating levels. A rating from A.M. Best indicates A.M. Best’s opinion of our financial strength and ability to meet ongoing obligations to our future policyholders.

The rating of Maiden Insurance is subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best. A.M. Best formally evaluates its financial strength ratings of insurance companies at least once every twelve months and monitors the performance of rated companies throughout the year. The maintenance of the assigned rating will depend upon Maiden Insurance operating substantially as our management has represented to A.M. Best. If A.M. Best subsequently downgrades the Company’s rating below “A-,” AmTrust would have the right to terminate the Quota Share Agreement, the competitive position of Maiden Insurance would suffer, and its ability to market its products, to obtain customers and to compete in the reinsurance industry would be adversely affected. A subsequent downgrade, therefore, could result in a substantial loss of business because AmTrust and our other insurance and reinsurance company clients may move to other reinsurers with higher claims paying and financial strength ratings.

We may require additional capital in the future, which may not be available on favorable terms or at all.

Currently, we do not expect to require additional capital before December 2008, although we may choose to raise additional capital before that time through the offering of shares or the incurrence of indebtedness to support future growth. However, our future capital requirements will depend on many factors, including our and AmTrust’s growth and our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover our losses. We used approximately $450.0 million of the $500.0 million in net proceeds we received from the private offering and the $50.0 million our Founding Shareholders invested in us to capitalize Maiden Insurance. We may need to raise additional funds to further capitalize Maiden Insurance. We anticipate that any such additional funds would be raised through equity or debt financings. In addition, we may enter into an unsecured revolving credit facility and a term loan facility with one or more syndicates of lenders. We currently have no commitment from any lender with respect to a credit facility or a loan facility. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we are able to raise capital through equity financings, the interest of shareholders in our company would be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of our common shares. If we cannot obtain adequate capital, our business, results of operations and financial condition could be adversely affected.

We may not be able to manage our growth effectively.

We expect our business to grow in the future as we continue our relationship with AmTrust while seeking opportunities to reinsure other insurance companies operating in similar niches. We do not have specific targets or time frames for growth. Expansion of our business could require additional capital, systems development and skilled personnel. We cannot assure you that we will be able to meet our capital needs, expand our systems effectively, allocate our human resources optimally, identify and hire qualified employees or incorporate effectively the components of any businesses we may acquire. The failure to manage our growth effectively could have a material adverse effect on our business, financial condition, and results of operations.

Our business could be adversely affected by Bermuda employment restrictions.

Currently, we employ four non-Bermudians including our Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer and General Counsel. We may hire additional non-Bermudians as our business grows. Under Bermuda law, non-Bermudians (other than spouses of Bermudians, holders of permanent residents’ certificates and holders of working residents’ certificates) may not engage in any gainful occupation in Bermuda without a valid government work permit. A work permit may be granted or renewed upon showing that, after proper public advertisement, no Bermudian, spouse of a Bermudian, or holder of a permanent resident’s or working resident’s certificate who meets the minimum standards reasonably required by the employer has applied for the job. The Bermuda government’s policy places a six year term limit on individuals with work permits, subject to certain exemptions for key employees. A work permit is issued with an expiry date (up to five years) and no assurances can be given that any work permit will be issued or, if issued, renewed upon the expiration of the relevant term. We expect that some of the non-Bermudians whom we intend to hire will be granted periodic work permits by the Bermuda government. A periodic work permit allows the holder to stay in Bermuda for no longer than twenty-one consecutive days at one time. We may not be able to use the services of one or more of our non-Bermudian employees if we are not able to obtain work permits for them, which could have a material adverse effect on our business, financial condition and results of operations.

Our actual insured losses may be greater than our loss reserves, which would negatively impact our financial condition and results of operations.

We expect that our success will depend upon our ability to assess accurately the risks associated with the businesses that we will reinsure. Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to an insurer and the reporting of the loss by the insurer to its reinsurer. After we begin to write reinsurance business and to recognize liabilities for unpaid losses, we will establish loss reserves as balance sheet liabilities. These reserves will represent estimates of amounts needed to pay reported losses and unreported losses and the related loss adjustment expense. Loss reserves are only an estimate of what an insurer or reinsurer anticipates the ultimate costs of claims to be and do not represent an exact calculation of liability. Estimating loss reserves is a difficult and complex process involving many variables and subjective judgments, particularly for new companies, such as ours, that have no loss development experience. As part of our reserving process, we will review historical data as well as actuarial and statistical projections and consider the impact of various factors such as:

•	trends in claim frequency and severity;
•	changes in operations;
•	emerging economic and social trends;
•	inflation; and
•	changes in the regulatory and litigation environments.

This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is no precise method, however, for evaluating the impact of any specific factor on the adequacy of reserves, and actual results are likely to differ from original estimates. In addition, unforeseen losses, the type or magnitude of which we cannot predict, may emerge in the future. We will establish or adjust reserves for Maiden Insurance in part based upon loss data received from the ceding companies with which we do business, including AmTrust. Since there is a time delay that elapses between the receipt and recording of claims results by the ceding insurance companies or by the managing general agents and the receipt and recording of those results by us, reserves for Maiden Insurance will be more difficult to timely and accurately estimate.

AmTrust has reported loss and loss adjustment expenses reserves of $775.4 million, $295.8 million and $168.0 million at December 31, 2007, 2006 and 2005, respectively. In 2004, AmTrust recorded a $3.4 million reserve increase which related, primarily, to 2003. AmTrust has reported that it increased incurred case reserves upon its assumption from third party administrators of the administration of its workers’ compensation claims. AmTrust has further reported that the reserve increase reflected a more conservative evaluation of the ultimate medical and indemnity costs for particular claims, which was based on a review of open claims by its claims staff and the actual cost of closed claims. In addition, AmTrust has reported that in 2005 it recognized a $1.0 million redundancy in prior years’ reserves and that in 2006, it recognized a $0.5 million deficiency in prior years’ reserves. In 2007, AmTrust recognized a $2.1 million deficiency in the prior year’s reserves. The redundancy in 2005 resulted in part from a decrease in AmTrust’s actuarially projected ultimate losses based on actual loss experience. The reserve deficiencies recognized in 2006 and 2007 related primarily to the development of losses incurred as a result of AmTrust’s mandatory participation in reinsurance pools which reinsure state assigned risk plans.

Furthermore, Maiden Insurance is a newly formed company, and other than through its traditional quota share reinsurance business from AmTrust, it will have very limited loss experience and a relatively small population of underlying risks for at least our early years. Therefore, Maiden Insurance will be exposed to an increased likelihood that actual results may not conform to our estimates.

To the extent our loss reserves are insufficient to cover actual losses and loss adjustment expenses, we will have to adjust our loss reserves and may incur charges to our earnings, which could have a material adverse effect on our business, financial condition and results of operations.

Our business will be dependent upon reinsurance brokers, managing general agents and other producers, including third party administrators and financial institutions, and the failure to develop or maintain these relationships could materially adversely affect our ability to market our products and services.

We intend to market our reinsurance products primarily through brokers, managing general agents and other producers, including third party administrators and financial institutions. We expect that we will derive a significant portion of our business from a limited number of brokers and managing general agents. These brokers and managing general agents are not necessarily the same brokers and agents used by AmTrust. While we intend to rely on the industry relationships and relationships with a number of brokers, managing general agents and other producers that our senior management team has developed, our failure to further develop or maintain relationships with brokers and managing general agents from whom we expect to receive our business could have a material adverse effect on our business, financial condition and results of operations.

Our reliance on brokers subjects us to their credit risk.

In accordance with industry practice, we anticipate that we will frequently pay amounts owed on claims under our reinsurance contracts to brokers, and these brokers in turn are required to pay and will pay these amounts over to the clients that have purchased reinsurance from us. If a broker fails to make such a payment, in a significant majority of business that we will write, it is highly likely that we will be liable to the client for the deficiency under local laws or contractual obligations, notwithstanding the broker’s obligation to make such payment. Likewise, when the client pays premiums for these policies to brokers for payment over to us, these premiums are considered to have been paid and, in most cases, the client will no longer be liable to us for those amounts, whether or not we actually receive the premiums from the brokers. Consequently, we will assume a degree of credit risk associated with brokers with whom we work, with respect to most of our reinsurance business.

The occurrence of severe catastrophic events may have a material adverse effect on our financial results and financial condition.

Initially, we intend to underwrite primarily reinsurance of lines of insurance business, such as workers’ compensation risks and extended warranty risks, which we believe have a lower exposure to catastrophic events than other types of commercial property and casualty insurance. We also expect to reinsure some commercial property and casualty insurance and, as a part of that reinsurance, we could accumulate substantial aggregate exposures to natural and man-made disasters, such as hurricane, typhoon, windstorm, flood, earthquake, acts of war, acts of terrorism and political instability. The incidence and severity of catastrophes, such as hurricanes, windstorms and large-scale terrorist attacks, are inherently unpredictable, and our losses from catastrophes could be substantial. In addition, it is possible that we may experience an unusual frequency of smaller losses in a particular period. In either case, the consequences could be substantial volatility in our financial condition or results of operations for any fiscal quarter or year, which could have a material adverse effect on our financial condition or results of operations and our ability to write new business. These losses could eliminate our shareholders’ equity. Increases in the values and geographic concentrations of insured property and the effects of inflation have resulted in increased severity of industry losses from catastrophic events in recent years and we expect that those factors will increase the severity of catastrophe losses in the future.

The property and casualty insurance and reinsurance industry is cyclical in nature, which may affect our overall financial performance.

Historically, the financial performance of the property and casualty insurance and reinsurance industry has tended to fluctuate in cyclical periods of price competition and excess capacity (known as a soft market)

followed by periods of high premium rates and shortages of underwriting capacity (known as a hard market). Although an individual insurance or reinsurance company’s financial performance is dependent on its own specific business characteristics, the profitability of most property and casualty insurance and reinsurance companies tends to follow this cyclical market pattern. Beginning in 2000 and accelerating in 2001, the property and casualty insurance and reinsurance industry experienced a market reflecting increasing premium rates and more conservative risk selection. We believe these trends slowed beginning in 2004 and that the current market has transitioned to a more competitive environment in which underwriting capacity and price competition has increased. This additional underwriting capacity may result in increased competition from other insurance and reinsurance companies expanding the types or amounts of business they write, or from companies seeking to maintain or increase market share at the expense of underwriting discipline. Because this cyclicality is due in large part to the actions of our competitors and general economic factors beyond our control, we cannot predict with certainty the timing or duration of changes in the market cycle. These cyclical patterns, the actions of our competitors, and general economic factors could cause our revenues and net income to fluctuate, which may cause the price of our common stock to be volatile.

A decline in the level of business activity of AmTrust’s workers’ compensation policyholders could negatively affect our earnings and profitability.

Under our Quota Share Agreement with AII, a significant portion of our business will be workers’ compensation insurance written by AmTrust. In 2007, 45% of AmTrust’s gross premiums were derived from workers’ compensation insurance, and nearly all of AmTrust’s workers’ compensation gross premiums written were derived from small businesses. Because workers’ compensation premium rates are calculated, in general, as a percentage of a policyholder’s payroll expense, premiums fluctuate depending upon the level of business activity and number of employees of the policyholders. Because of their size, small businesses may be more vulnerable to changes in economic conditions. We believe that the most common reason for policyholder non-renewals is business failure. As a result, the portion of our business derived from AmTrust’s workers’ compensation gross premiums written is primarily dependent upon economic conditions where AmTrust’s policyholders operate.

AmTrust has experienced growth in its small business workers’ compensation business in each of the last three years. AmTrust’s gross written premiums in its small business workers’ compensation segment totaled $204.6 million, $258.9 million and $308.8 million in 2005, 2006 and 2007, respectively.

Negative developments in the workers’ compensation insurance industry would adversely affect our financial condition and results of operations.

Although we plan to engage in other businesses, substantially all of our business currently is attributable to our reinsurance of AmTrust’s business, approximately 45% of which is workers’ compensation. As a result, negative developments in the economic, competitive or regulatory conditions affecting the workers’ compensation insurance industry could have an adverse effect on AmTrust’s and our financial condition and results of operations. For example, if legislators in one of AmTrust’s larger markets were to enact legislation to increase the scope or amount of benefits for employees under workers’ compensation insurance policies without related premium increases or loss control measures, or if regulators made other changes to the regulatory system governing workers’ compensation insurance, this could negatively affect the workers’ compensation insurance industry in the affected markets. Negative developments in the workers’ compensation insurance industry could have a greater effect on us than on more diversified reinsurance companies whose business is more diversified across product lines.

In Florida, AmTrust’s largest state in terms of workers’ compensation premium volume, and in certain other states, insurance regulators set the premium rates that AmTrust may charge. The Florida insurance regulators may set rates below those that AmTrust requires to maintain profitability. For example, in October 2005, the Florida Office of Insurance Regulation approved an overall average 13.5% decrease in premium rates for all workers’ compensation insurance policies written by Florida licensed insurers in 2006. On October 31, 2007, the Florida Office of Insurance Regulation approved an overall average rate decrease of 18.4% effective January 1, 2008. We are unsure how these changes will affect our reinsurance of AmTrust’s workers’ compensation business or our results of operations. In 2007, 23.7% of AmTrust-workers’ compensation business was written in Florida.

In March of 2007, New York enacted new legislation to implement fundamental changes to New York’s workers’ compensation law. These changes, among other things, reflect an increase in benefits and a limit on the number of years that permanent partial disability claimants can receive benefits. In July 2007, the New York Insurance Department approved an overall average 20.5% decrease in workers’ compensation premium rates effective October 1, 2007. In addition, in February 2008, New York enacted legislation which will require workers’ compensation insurers to establish premiums based on loss cost multipliers instead of a mandated rate. At present, we are unsure how these changes will affect our reinsurance of AmTrust’s workers’ compensation business or our results of operations. In 2007, 9.2% of AmTrust’s workers’ compensation business was written in New York.

Unfavorable changes in economic conditions affecting the states and European countries in which AmTrust operates could adversely affect AmTrust’s financial condition or results of operations.

As of December 31, 2007, AmTrust provided small business workers’ compensation insurance in 40 states and the District of Columbia and specialty risk and extended warranty coverage insurance in all 50 states and the District of Columbia. Although AmTrust has expanded its operations into new geographic areas and expects to continue to do so in the future, Florida, Illinois, Georgia, New Jersey, New York and Pennsylvania accounted for approximately 72.2% of the direct gross premiums written in AmTrust’s small business workers’ compensation business in the year ended December 31, 2007, with Florida accounting for approximately 23.7%. With the completion of AmTrust’s acquisition of Associated Industries Insurance Services, Inc. and its wholly owned subsidiary Associated Industries Insurance Company, Inc., the concentration of AmTrust’s workers’ compensation gross premiums written in Florida may increase, at least initially. In Europe, approximately 52.3% of AmTrust’s gross premiums written for the year ended December 31, 2007 were derived from policyholders in the United Kingdom. Consequently, AmTrust may be more exposed to economic and regulatory risks or risks from natural perils in these jurisdictions than insurance companies that have a larger percentage of their gross premiums written diversified over a broader geographic area. Unfavorable changes in economic conditions affecting the states or countries in which AmTrust writes business could adversely affect our financial condition or results of operations.

AmTrust’s specialty risk and extended warranty business is dependent upon the sale of products covered by warranties and service contracts which neither we nor AmTrust can control.

AmTrust’s specialty risk and extended warranty segment primarily covers manufacturers, service providers and retailers for the cost of performing their obligations under extended warranties and service contracts provided in connection with the sale or lease of various types of personal computers, consumer electronics, automobiles, light and heavy construction equipment and other consumer and commercial products. Thus, any decrease in the sale or leasing of these products, whether due to economic factors or otherwise, is likely to have an adverse impact upon our reinsurance of AmTrust’s specialty risk and extended warranty business. In 2007, AmTrust’s specialty risk and extended warranty business accounted for 36.5% of its revenue. In 2006 and 2005, the percentages were 25.2% and 28.5%, respectively. Neither we nor AmTrust can influence materially the success of AmTrust’s specialty risk clients’ primary product sales and leasing efforts.

A substantial portion of our funds will be loaned to AII to be placed in trusts for the benefit of AmTrust’s insurance companies or will be placed in trusts for the benefit of other ceding companies.

Generally, under U.S. state insurance laws, a ceding company is not permitted to take credit for reinsurance in its statutory financial statements (meaning that it is not permitted to reduce its liabilities in such financial statements by the amount of losses ceded to a reinsurer) unless the reinsurer is accredited, licensed or otherwise approved by the insurance regulator in the ceding company’s state of domicile or provides collateral to secure its obligations to the ceding company under the reinsurance agreement. Acceptable collateral for these purposes can take a number of forms, including a “funds withheld” account (in which the ceding company retains control of the funds representing premiums transferred to the reinsurer and deducts ceded losses from such funds), letters of credit or a trust account established for the benefit of the ceding company (often called a “Regulation 114 trust”). We expect that Maiden Insurance will not be an accredited, licensed or otherwise approved reinsurer in any U.S. state and that it will establish Regulation 114 trusts or post letters of credit for the benefit of its ceding companies domiciled in the United States (or, in the case of reinsurance of business written by U.S. subsidiaries of AmTrust, that it will lend funds on an unsecured basis to AII as described below). A Regulation 114 trust must be funded in an amount equal to at least 102% of the reinsurer’s obligations to the ceding company in order for the ceding company to receive credit for reinsurance on its statutory financial statements. As a result of our planned use of Regulation 114 trusts, a substantial portion of our assets will not be available to us for other uses, which will reduce our financial flexibility. See “Regulation — United States Regulation — Credit for Reinsurance.”

Further, Maiden Insurance has agreed to collateralize its obligations under the Quota Share Agreement with AII by one or more of the following methods at the election of Maiden Insurance:

•	by lending funds (which may include cash or investments) on an unsecured basis to AII pursuant to a loan agreement between Maiden Insurance and AII with such funds being deposited by AII into the trust accounts established or to be established by AII for the sole benefit of AmTrust’s U.S. insurance subsidiaries pursuant to the reinsurance agreements between AII and those AmTrust subsidiaries;
•	by transferring to AII assets for deposit into those trust accounts;
•	by delivering letters of credit to the applicable U.S. AmTrust insurance subsidiaries on behalf of AII; or
•	by requesting that AII cause such AmTrust insurance subsidiary to withhold premiums in lieu of remitting such premiums to AII.

As a result of our planned use of Regulation 114 trusts accounts or letters of credit and our election to lend funds to AII, a substantial portion of our assets, including a disproportionate share of our higher-quality fixed-income investments, will not be available to us for other uses, which will reduce our financial flexibility. See “Regulation — United States Regulation  — Credit for Reinsurance.”

If collateral is required to be provided to any other AmTrust insurance company subsidiaries under applicable law or regulatory requirements, Maiden Insurance will provide collateral to the extent required, although Maiden Insurance does not expect that such collateral will be required unless an AmTrust insurance company subsidiary is domiciled in the United States. Maiden Insurance currently is satisfying its collateral requirements under the Quota Share Agreement by lending funds (which may include cash or investments) on an unsecured basis to AII pursuant to a loan agreement. As of December 31, 2007, $113.5 million was on loan to AII. See “Certain Relationships and Related Transactions — Our Arrangements with AmTrust and Its Subsidiaries — Quota Share Agreement and Master Agreement — Loans and Other Collateral.”

Maiden Insurance is not a party to the reinsurance agreements between AII and AmTrust’s U.S. insurance subsidiaries or the related reinsurance trust agreements and has no rights thereunder. If one or more of these AmTrust subsidiaries withdraws Maiden Insurance’s assets from their trust account, draws down on its letter of credit or misapplies withheld funds that are due to Maiden and that subsidiary is or becomes insolvent, we believe it may be more difficult for Maiden Insurance to recover any such amounts to which we are entitled than it would be if Maiden Insurance had entered into reinsurance and trust agreements with these AmTrust subsidiaries directly. AII has agreed to immediately return to Maiden Insurance any collateral provided by Maiden Insurance that one of those subsidiaries improperly utilizes or retains, and AmTrust has agreed to guarantee AII’s repayment obligation and AII’s payment obligations under its loan agreement with Maiden Insurance. We are subject to the risk that AII and/or AmTrust may be unable or unwilling to discharge these obligations. In addition, if AII experiences a change in control and Maiden Insurance chooses not to terminate the Quota Share Agreement, AmTrust’s guarantee obligations will terminate immediately and automatically. See “Certain Relationships and Related Transactions — Our Arrangements with AmTrust and Its Subsidiaries — Quota Share Agreement and Master Agreement — Loans and Other Collateral.”

The outcome of recent insurance industry investigations and legislative and regulatory proposals in the United States could adversely affect our financial condition and results of operations and cause the price of our shares to be volatile.

The United States insurance industry has recently become the focus of increased scrutiny by regulatory and law enforcement authorities, as well as class action attorneys and the general public, relating to allegations of improper special payments, price-fixing, bid-rigging, improper accounting practices and other alleged misconduct, including payments made by insurers to brokers and the practices surrounding the placement of insurance business. Formal and informal inquiries have been made of a large segment of the industry, and a number of companies in the insurance industry have received or may receive subpoenas, requests for information from regulatory agencies or other inquiries relating to these and similar matters. These efforts have resulted and are expected to result in both enforcement actions and proposals for new state and federal regulation. Some states have adopted new disclosure requirements in connection with the placement of insurance business. It is difficult to predict the outcome of these investigations, whether they will expand into other areas not yet contemplated, whether activities and practices currently thought to be lawful will be characterized as unlawful, what form any additional laws or regulations will have when finally adopted and the impact, if any, of increased regulatory and law enforcement action and litigation on our business and financial condition.

Recently, as a result of complaints related to claims handling practices by insurers in the wake of the 2005 hurricanes that struck the gulf coast states, Congress has examined a possible repeal of the McCarran-Ferguson Act, which exempts the insurance industry from federal anti-trust laws. Among other things, the anti-trust exemption provided by the McCarran-Ferguson Act permits insurance companies to determine premium rates based on industry loss experience data rather than their own individual experience and, therefore, tends to promote more stability and uniformity in premium rates than would otherwise be the case. We cannot assure you that the McCarran-Ferguson Act will not be repealed, or that any such repeal, if enacted, would not have a material adverse effect on our business and results of operations.

We compete with a large number of companies in the reinsurance industry for underwriting revenues.

We compete with a large number of other companies in our selected lines of business. There are many reinsurers throughout the world, and new reinsurance companies, based in Bermuda or elsewhere, may be formed at any time. We will compete with major U.S. and non-U.S. reinsurers that offer the lines of reinsurance that we will offer, target the same market as we do and utilize similar business strategies. We compete with various reputable and established reinsurers, such as QBE Insurance Group Limited, PartnerRe Ltd., Max Re Ltd., Munich Reinsurance America Inc. and General Reinsurance Corporation. In addition, newly formed and existing insurance industry companies have recently raised capital to meet perceived demand in the current environment and address underwriting capacity issues. Other newly formed and existing insurance companies may also be preparing to enter the same market segments in which we expect to compete or raise new capital. Since we have no operating history, many of our competitors will have greater name and brand recognition than we will have. Many of them also have more (in some cases substantially more) capital and greater marketing and management resources than we expect to have, and may offer a broader range of products and more competitive pricing than we expect to, or will be able to, offer.

Our competitive position will be based on many factors, including our perceived financial strength, ratings assigned by independent rating agencies, geographic scope of business, client relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs), knowledge of the types of business to be reinsured, speed of claims payment, reputation, experience and qualifications of employees and local presence. Since we have just recently commenced operations, we may not be able to compete successfully on many of these bases. If competition limits our ability to write new business at adequate rates, our return on capital may be adversely affected.

A number of new, proposed or potential legislative or industry developments could further increase competition in our industry. These developments include:

•	significant capital-raising in recent years by companies in our lines of business, which has resulted in additional new entrants to our markets and softening of premium rates;

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other “alternative markets” types of coverage; and
•	changing practices caused by the Internet, which may lead to greater competition in the insurance business.

New competition from these developments could cause the supply and/or demand for insurance or reinsurance to change, which could affect our ability to price our products at attractive rates and adversely affect our underwriting results.

Consolidation in the insurance and reinsurance industry and increased competition on premium rates could lead to lower margins for us and less demand for our products and services.

The insurance and reinsurance industry is undergoing a process of consolidation as industry participants seek to enhance their product and geographic reach, client base, operating efficiency and general market power through merger and acquisition activities. We believe that the larger entities resulting from these mergers and acquisition activities may seek to use the benefits of consolidation, including improved efficiencies and economies of scale, to, among other things, implement price reductions for their products and services to increase their market shares. Consolidation among primary insurance companies may also lead to reduced use of reinsurance as the resulting larger companies may be able to retain more risk and may also have bargaining power in negotiations with reinsurers. If competitive pressures compel us to reduce our prices, our operating margins will decrease.

As the insurance and reinsurance industry consolidates, competition may become more intense and the importance of acquiring and properly servicing each customer will become greater. We could incur greater expenses relating to customer acquisition and retention, which could reduce our operating margins.

In addition, the property-casualty insurance industry has exhibited a greater degree of competition, and premium rates have come under downward pressure as a result. Greater competition could result in reduced volumes of reinsurance written and could reduce our profitability.

We may misevaluate the risks we seek to reinsure.

Our success will rely upon the ability of our underwriters and actuaries to accurately assess the risks associated with the programs and treaties that we reinsure. Like other reinsurers, we will not separately evaluate each of the individual risks assumed under reinsurance treaties. Thus, we will be largely dependent on the original underwriting decisions made by ceding companies. We will be subject to the risk that our ceding companies may not have adequately evaluated the individual risks to be reinsured and that the premiums ceded to us may not adequately compensate us for the risks we assume.

Reinsurance of AmTrust’s insurance companies could expose us to substantial liability.

Our results will be highly dependent on the results of operations of AmTrust’s insurance company subsidiaries. We have entered into the Quota Share Agreement, through which we reinsure 40% of the losses of AmTrust’s insurance company subsidiaries, net of reinsurance with unaffiliated reinsurers. If market conditions change during the term of this agreement, we will be adversely affected should AmTrust’s underwriting results deteriorate during that period.

We will not be able to control AmTrust’s decisions relating to its other reinsurance, and AmTrust may change its reinsurance in ways that adversely affect us.

The reinsurance ceded by AmTrust is net of any reinsurance that AmTrust obtains from unaffiliated reinsurers. For example, Maiden Insurance will receive 40% of AmTrust’s premiums (net of commissions in the case of AmTrust’s UK subsidiary) net of premiums ceded to unaffiliated reinsurers, and will be liable for 40% of losses and loss adjustment expenses on the ceded business net of any reinsurance recoverable (whether collectible or not) from unaffiliated reinsurers. We are not able to control the types or amounts of reinsurance that AmTrust purchases from unaffiliated reinsurers. AmTrust may change its unaffiliated reinsurance in ways that may adversely affect us. For example, if AmTrust purchases less excess of loss reinsurance, the amount of risk ceded to us under the Quota Share Agreement will increase, although the Quota Share

Agreement excludes coverage of any policy written by AmTrust in which AmTrust’s net retention exceeds $5 million. Conversely, if AmTrust chose to purchase additional reinsurance from unaffiliated reinsurers, AmTrust would reduce our revenues.

Our Quota Share Agreement provides coverage for extra-contractual obligations and losses in excess of policy limits that AII or the AmTrust insurance subsidiaries may incur. AmTrust’s existing excess of loss reinsurance for its workers’ compensation business includes coverage for these liabilities within the coverage layers of 90% of $9 million in excess of the first $1 million of losses, 100% of $10 million in excess of $10 million of losses and 90% of $110 million in excess of $20 million of losses. We would bear 40% of 10% of any loss in the $9 million in excess of $1 million and the $110 million in excess of $20 million layers. In addition, as a 45% participant in the $9 million in excess of $1 million layer as of January 1, 2008, we would bear an additional 45% of 90% of any such loss in that layer.

We may face substantial exposure to losses from terrorism. AmTrust’s U.S. insurance companies will be required by law to offer coverage against such losses and the protection afforded by federal legislation has been reduced.

U.S. insurers are required by state and Federal law to offer coverage for terrorism in certain commercial lines. In response to the September 11, 2001 terrorist attacks, the United States Congress enacted legislation designed to ensure, among other things, the availability of insurance coverage for foreign terrorist acts, including the requirement that insurers offer such coverage in certain commercial lines. The Terrorism Risk Insurance Act of 2002 (“TRIA”) requires commercial property and casualty insurance companies to offer coverage for certain acts of terrorism and established a Federal assistance program through the end of 2005 to help such insurers cover claims related to future terrorism-related losses. The Terrorism Risk Insurance Extension Act of 2005 (“TRIEA”) extended the Federal assistance program through 2007, but it also set a per-event threshold that must be met before the federal program becomes applicable and also increased insurers’ statutory deductibles. The Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) extends the Federal assistance program through 2014.

Pursuant to TRIA, as extended, AmTrust’s insurance companies must offer insureds coverage for acts of terrorism that are certified as such by the U.S. Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General, for an additional premium or decline such coverage. The Federal government will reimburse commercial insurers for up to 85% of the losses due to certified acts of terrorism in excess of a deductible which, for 2008, is set at 20% of the insurer’s direct earned commercial lines premiums for the immediately preceding calendar year. The Federal reimbursement is triggered only after a per-event threshold, referred to as the program trigger, has been reached. In the case of certified acts of terrorism taking place after March 31, 2006, the program trigger throughout the seven-year duration of the program has been set at $100 million for industry-wide insured losses.

TRIPRA also expanded the definition of Act of Terrorism by removing the distinction between foreign and domestic acts of terrorism.

The Federal terrorism risk assistance provided by TRIA, TRIEA and TRIPRA will expire at the end of 2014. Any renewal may be on substantially less favorable terms.

Pursuant to the Quota Share Agreement and the reinsurance agreements that we anticipate that Maiden Insurance will enter into with others. Maiden Insurance will reinsure a portion of each ceding insurer’s losses resulting from terrorism. With respect to the four reinsurance agreements that we entered into effective January 1, 2008, either terrorism coverage is specifically excluded or we do not consider exposure to terrorist acts to be significant. Although we expect that Maiden Insurance will seek to retrocede some or all of this terrorism risk to unaffiliated reinsurers, it may be unable to do so on terms that it considers favorable, or at all.

We may or may not use retrocessional coverage to limit our exposure to risks. Any retrocessional coverage that we obtain may be limited, and credit and other risks associated with our retrocessional reinsurance arrangements may result in losses which could adversely affect our financial condition and results of operations.

We will provide reinsurance to our clients and in turn we may or may not retrocede reinsurance we assume to other insurers and reinsurers. If we do not use retrocessional reinsurance, our exposure to losses will be greater than if we did obtain such coverage. If we do obtain retrocessional coverage, some of the insurers or reinsurers to whom we may retrocede coverage may be domiciled in Bermuda or other non-U.S. locations. We would be subject to credit and other risks that depend upon the financial strength of these reinsurers. Further, we will be subject to credit risk with respect to any retrocessional arrangements because the ceding of risk to reinsurers and retrocessionaires would not relieve us of our liability to the clients or companies we insure or reinsure. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of any retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our business, financial condition and results of operation. We will attempt to mitigate such risks by retaining collateral or trust accounts for premium and claims receivables, but nevertheless we cannot be assured that reinsurance will be fully collectable in the case of all potential claims outcomes.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our reinsurance contracts may not be known for many years after a contract is issued. A recent example of emerging claims and coverage issues is the growing trend of plaintiffs targeting property and casualty insurers in purported class action litigation relating to claims-handling, insurance sales practices and other practices related to the conduct of business in our industry. The effects of this and other unforeseen emerging claim and coverage issues are extremely hard to predict and could have a material adverse effect on our business, financial condition and results of operations.

Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments.

Maiden Holdings is a holding company. As a result, we do not have, and will not have, any significant operations or assets other than our ownership of the shares of our subsidiary.

We expect that dividends and other permitted distributions from Maiden Insurance will be our sole source of funds to pay dividends to shareholders and meet ongoing cash requirements, including debt service payments, if any, and other expenses. Bermuda law and regulations, including, but not limited to, Bermuda insurance regulations, will restrict the declaration and payment of dividends and the making of distributions by Maiden Insurance, unless specific regulatory requirements are met. In addition, Maiden Insurance might enter into contractual arrangements in the future that could impose restrictions on any such payments. If we cannot receive dividends or other permitted distributions from Maiden Insurance as a result of such restrictions, we will be unable to pay dividends as currently contemplated by our board of directors. Maiden Insurance is currently able to pay us dividends in an amount in excess of $70 million. The inability of Maiden Insurance to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our business, financial condition and results of operations.

We are subject to Bermuda regulatory constraints that will affect our ability to pay dividends on our shares and make other payments. Under the Companies Act, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, or would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts. For a discussion of the legal and regulatory limitations on the ability of Maiden Insurance to pay dividends to Maiden Holdings and of Maiden Holdings to pay dividends to its shareholders, see “Regulation — Regulation of Maiden Insurance — Minimum Solvency Margin and Restrictions on Dividends and Distributions.”

Insurance statutes and regulations in various jurisdictions could affect our profitability and restrict our ability to operate.

Maiden Insurance is licensed as a Bermuda insurance company and is subject to regulation and supervision in Bermuda. The applicable Bermuda statutes and regulations generally are designed to protect insureds and ceding insurance companies, not our shareholders. We intend that Maiden Insurance will not be registered or licensed as an insurance company in any jurisdiction outside Bermuda, will conduct business through offices in Bermuda and will not maintain an office or conduct any insurance or reinsurance activities in the United States or elsewhere outside of Bermuda. Nevertheless, we expect that a large portion of the gross premiums written by Maiden Insurance will be derived from the Quota Share Agreement, pursuant to which Maiden Insurance reinsures a quota share of insurance written by AmTrust’s insurance subsidiaries, and from reinsurance contracts entered into with entities domiciled in the United States. Inquiries into or challenges to the insurance activities of Maiden Insurance may still be raised in the future.

In addition, even if Maiden Insurance, as a reinsurer, is not directly regulated by applicable laws and regulations governing insurance in the jurisdictions where its ceding companies operate, these laws and regulations, and changes in them, can affect the profitability of the business that is ceded to Maiden Insurance, and thereby affect our results of operations. The laws and regulations applicable to direct insurers could indirectly affect us in other ways as well, such as collateral requirements in various U.S. states to enable such insurers to receive credit for reinsurance ceded to us.

In the past, there have been congressional and other proposals in the United States regarding increased supervision and regulation of the insurance industry, including proposals to supervise and regulate reinsurers domiciled outside the United States. Our exposure to potential regulatory initiatives could be heightened by the fact that Maiden Insurance is intended to be domiciled in, and operate exclusively from, Bermuda. Bermuda is a small jurisdiction and may be disadvantaged when participating in global or cross-border regulatory matters as compared with larger jurisdictions such as the U.S. or the leading European Union countries. This disadvantage could be amplified by the fact that Bermuda, which is currently an overseas territory of the United Kingdom, may consider changes to its relationship with the United Kingdom in the future, including potentially seeking independence.

If Maiden Insurance were to become subject to any insurance laws and regulations of the United States or any U.S. state, which are generally more restrictive than Bermuda laws and regulations, at any time in the future, it might be required to post deposits or maintain minimum surplus levels and might be prohibited from engaging in lines of business or from writing specified types of policies or contracts. Complying with those laws could have a material adverse effect on our ability to conduct business and on our financial condition and results of operations.

A number of new, proposed or potential legislative developments could further increase competition in our industry. These developments include programs in which state-sponsored entities provide property insurance or reinsurance in catastrophe-prone areas and proposals to expand the types of perils covered by the U.S. Federal flood insurance program. These legislative developments could eliminate or reduce opportunities for us and other reinsurers to write those coverages, and increase competition with our competitors for contracts not covered by such state-sponsored programs. New competition from these developments could result in fewer contracts written, lower premium rates, increased expenses for customer acquisition and retention and less favorable policy terms and conditions.

A significant amount of our invested assets will be subject to changes in interest rates and market volatility. If we were unable to realize our investment objectives, our financial condition and results of operations may be adversely affected.

Investment income will be an important component of our net income. Over the long term, we plan to invest approximately 90-95% of our investments in high grade marketable fixed income securities, cash and cash equivalents, and approximately 5-10% in other securities which may include high-yield securities and equity securities. As a result of market conditions prevailing at a particular time, the allocation of our portfolio to various asset types may vary from these targets at times. The fair market value of these assets and the investment income from these assets will fluctuate depending on general economic and market conditions. Because we intend to classify substantially all of our invested assets as available for sale, we expect changes in the market value of our securities will be reflected in shareholders’ equity. Our board of directors has established our investment policies and our management is in the process of implementing our investment strategy with the assistance of AIIM, our investment manager. Although these guidelines stress diversification and capital preservation, our investment results will be subject to a variety of risks, including risks related to changes in the business, financial condition or results of operations of the entities in which we invest, as well as changes in general economic conditions and overall market conditions, interest rate fluctuations and market volatility. General economic conditions and overall market conditions may be adversely affected by U.S. involvement in hostilities with other countries and large-scale acts of terrorism, or the threat of hostilities or terrorist acts.

We expect that our investment portfolio will include a significant amount of interest rate-sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions and other factors beyond our control. Because of the unpredictable nature of losses that may arise under reinsurance policies, our liquidity needs could be substantial and may increase at any time. Changes in interest rates could have an adverse effect on the value of our investment portfolio and future investment income. For example, changes in interest rates can expose us to prepayment risks on mortgage-backed securities included in our investment portfolio (all of which are currently agency-backed and AAA rated). Increases in interest rates will decrease the value of our investments in fixed-income securities. If increases in interest rates occur during periods when we sell investments to satisfy liquidity needs, we may experience investment losses. If interest rates decline, reinvested funds will earn less than expected.

Certain categories of fixed income securities can experience significant price declines for reasons unrealted to interest rates. For example, since the summer of 2007, segments of the bond market have experienced a substantial decline due to spillover effects from the problems affecting the subprime mortgage industry.

We may invest a portion of our portfolio in below investment-grade securities. Borrowers that issue below investment-grade securities are more sensitive to adverse economic conditions, including a recession. The risk of default by these borrowers and the risk that we may not be able to recover our investment is significantly greater than for other borrowers. We also may invest a portion of our portfolio in equity securities, including hedge funds, which are more speculative and more volatile than debt securities.

If we do not structure our investment portfolio so that it is appropriately matched with our reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. For this or any of the other reasons discussed above, investment losses could significantly decrease our asset base, which would adversely affect our ability to conduct business.

Any significant decline in our investment income would adversely affect our business, financial condition and results of operations.

Unlike more established reinsurance companies with longer operating histories, we have no investment track record on which investors can rely when making an investment decision.

Risks Related to Our Shares

An active trading market for our shares may never develop.

Currently, there is no established trading market for our shares. Although the shares that were sold to qualified institutional buyers in the private offering are currently eligible for trading among qualified institutional buyers in the PORTAL Market of the National Association of Securities Dealers, Inc., shares sold pursuant to this prospectus will not continue to trade on the PORTAL Market. Our common shares have been approved for listing on the NASDAQ Capital Market. However, we cannot assure you as to:

•	the likelihood that an active market for the shares will develop;
•	the liquidity of any such market;
•	the ability of our shareholders to sell their shares; or
•	the price that our shareholders may obtain for their shares.

If an active trading market does not develop or is not maintained, holders of the shares may experience difficulty in reselling, or an inability to sell, the shares. Future trading prices for the shares may be adversely affected by many factors, including changes in our financial performance, changes in the overall market for similar shares and performance or prospects for companies in our industry.

We currently intend to pay a quarterly cash dividend of $0.025 per common share; however, any determination to pay dividends will be at the discretion of our board of directors.

Our board of directors currently intends to authorize the payment of a cash dividend of $0.025 per common share each quarter. Any determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant, including Bermuda legal and regulatory constraints.

Our revenues and results of operations may fluctuate as a result of factors beyond our control, which may cause the price of our shares to be volatile.

The revenues and results of operations of reinsurance companies historically have been subject to significant fluctuations and uncertainties. Our profitability can be affected significantly by:

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment that affect returns on invested assets;
•	changes in the frequency or severity of claims;
•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks;
•	price competition;
•	inadequate reserves;
•	cyclical nature of the property and casualty insurance market;
•	negative developments in the specialty property and casualty reinsurance sectors in which we operate; and
•	reduction in the business activities of AmTrust or any of our ceding insurers.

If our revenues and results of operations fluctuate as a result of one or more of these factors, the price of our shares may be volatile.

Future sales of shares may adversely affect their price.

Future sales of our common shares by our shareholders or us, or the perception that such sales may occur, could adversely affect the market price of our common shares. Currently, 59,550,000 common shares are outstanding. In addition, we have reserved 2,800,000 shares for issuance under our 2007 Share Incentive Plan. Under this plan, we have granted options exercisable for, in the aggregate, 868,000 of our common shares. In addition, we issued ten-year warrants to our Founding Shareholders to purchase an additional 4,050,000 of our common shares at an exercise price of $10.00 per share. See “Shares Eligible For Future Sale.” 56,870,000 of our common shares are being registered pursuant to the registration statement of which this prospectus is a part. Sales of substantial amounts of our shares, or the perception that such sales could occur, could adversely affect the prevailing price of the shares and may make it more difficult for us to sell our equity securities in the future, or for shareholders to sell their shares, at a time and price that they deem appropriate.

Our internal audit and reporting systems might not be effective in the future, which could increase the risk that we would become subject to restatements of our financial results or to regulatory action or litigation or other developments that could adversely affect our business.

Our ability to produce accurate financial statements and comply with applicable laws, rules and regulations is largely dependent on our establishment and maintenance of internal audit and reporting systems, as well as on our ability to attract and retain qualified management and accounting and actuarial personnel to further develop our internal accounting function and control policies. If we fail to effectively establish and maintain such reporting and accounting systems or fail to attract and retain personnel who are capable of designing and operating such systems, these failures will increase the likelihood that we may be required to restate our financial results to correct errors or that we will become subject to legal and regulatory infractions, which may entail civil litigation and investigations by regulatory agencies including the SEC. In addition, if our management or our independent registered public accounting firm were to conclude that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information, and our financial flexibility and the value of our stock could be adversely impacted.

We will become subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.

We were formed in June 2007 and have a very limited operating history. Following the effectiveness of the registration statement of which this prospectus is a part, we will become subject to new financial and other reporting and corporate governance requirements, including the requirements of the NASDAQ Capital Market and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. In particular, we are, or will be, required to:

•	Enhance the roles and duties of our board of directors, our board committees and management;
•	Supplement our internal accounting function, including hiring staff with expertise in accounting and financial reporting for a public company, as well as implement appropriate and sufficient accounting and reporting systems, and enhance and formalize closing procedures at the end of our accounting periods;
•	Prepare and distribute periodic public reports in compliance with our obligations under the U.S. federal securities laws;
•	Involve and retain to a greater degree outside counsel and accountants in the activities listed above;
•	Establish or outsource an internal audit function;
•	Enhance our investor relations function; and
•	Establish new control policies, such as those relating to disclosure controls and procedures, segregation of duties and procedures and insider trading.

These obligations require a significant commitment of additional resources. We may not be successful in implementing these requirements, and implementing them could adversely affect our business or operating results. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis would be impaired.

Provisions in our bye-laws may reduce or increase the voting rights of our shares.

In general, and except as provided under our bye-laws and as provided below, the common shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, if, and so long as, the shares of a shareholder are treated as “controlled shares” (as determined pursuant to sections 957 and 958 of the Internal Revenue Code of 1986, as amended (the “Code”)) of any U.S. Person (as that term is defined in “Material Tax Considerations”) (that owns shares directly or indirectly through non-U.S. entities) and such controlled shares constitute 9.5% or more of the votes conferred by our issued shares, the voting rights with respect to the controlled shares owned by such U.S. Person will be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our board may limit a shareholder’s voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid certain material adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any direct or indirect shareholder or its affiliates. “Controlled shares” include, among other things, all shares that a U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among our other shareholders whose shares were not “controlled shares” of the 9.5% U.S. Shareholder so long as such reallocation does not cause any person to become a 9.5% U.S. Shareholder.

Under these provisions, certain shareholders may have their voting rights limited, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership.

We are authorized under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be reallocated under the bye-laws. If any holder fails to respond to this request or submits incomplete or inaccurate information, we may, in our sole discretion, eliminate the shareholder’s voting rights.

Anti-takeover provisions in our bye-laws could impede an attempt to replace or remove our directors, which could diminish the value of our common shares.

Our bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging changes in management and takeover attempts in the future.

Examples of provisions in our bye-laws that could have such an effect include the following:

•	our board of directors may reduce the total voting power of any shareholder in order to avoid adverse tax, legal or regulatory consequences to us or any direct or indirect holder of our shares or its affiliates; and
•	our directors may, in their discretion, decline to record the transfer of any common shares on our share register, if they are not satisfied that all required regulatory approvals for such transfer have been obtained or if they determine such transfer may result in a non-deminimis adverse tax, legal or regulatory consequence to us or any direct or indirect holder of shares or its affiliates.

It may be difficult for a third party to acquire us.

Provisions of our organizational documents may discourage, delay or prevent a merger, amalgamation, tender offer or other change of control that holders of our shares may consider favorable. These provisions impose various procedural and other requirements that could make it more difficult for shareholders to effect various corporate actions. These provisions could:

•	have the effect of delaying, deferring or preventing a change in control of us;
•	discourage bids for our securities at a premium over the market price;
•	adversely affect the price of, and the voting and other rights of the holders of our securities; or
•	impede the ability of the holders of our securities to change our management.

See “Description of Share Capital” for a summary of these provisions.

In addition, AII is entitled to terminate the Quota Share Agreement if we undergo a change in control. Because we expect the business we reinsure from AmTrust to constitute substantially all of our business initially and most of our business for at least our first few years of operations, this termination right may deter parties who are interested in acquiring us, may prevent shareholders from receiving a premium over the market price of our common shares and may depress the price of our common shares below levels that might otherwise prevail.

U.S. persons who own our shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

The Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. As a result of these differences, U.S. persons who own our shares may have more difficulty protecting their interests than U.S. persons who own shares of a U.S. corporation. Set forth below is a summary of certain significant provisions of the Companies Act 1981 of Bermuda, including modifications adopted pursuant to our bye-laws, applicable to us which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

Interested Directors. Bermuda law provides that if a director has a personal interest in a transaction to which the company is also a party and if the director discloses the nature of this personal interest at the first opportunity, either at a meeting of directors or in writing to the directors, then the company will not be able to declare the transaction void solely due to the existence of that personal interest and the director will not be liable to the company for any profit realized from the transaction. In addition, Bermuda law and our bye-laws provide that, after a director has made the declaration of interest referred to above, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law such transaction would not be voidable if:

•	the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;
•	such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or
•	the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Mergers and Similar Arrangements. The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Under our bye-laws, we may, with the approval of a majority of votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder’s shares if such shareholder is not satisfied that fair value has been paid for such shares. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

Shareholders’ Suit. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors. We may indemnify our directors or officers in their capacity as directors or officers of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful. In addition, we have entered into indemnification agreements with our directors and officers.

To further understand the risks associated with U.S. persons who own our shares, see “Description of Share Capital — Differences in Corporate Law” for more information on the differences between Bermuda and Delaware corporate laws.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

We are incorporated under the laws of Bermuda and our business is based in Bermuda. In addition, some of our directors and officers may reside outside the United States, and all or a substantial portion of our assets will be and the assets of these persons are, and will continue to be, located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon us or those persons or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named in this prospectus, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or these persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction’s public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

Risks Related to Taxation

We may become subject to taxes in Bermuda after 2016, which may have a material adverse effect on our financial condition and operating results and on an investment in our shares.

The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given each of Maiden Holdings and Maiden Insurance an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Maiden Holdings, Maiden Insurance or any of their respective operations or their respective shares, debentures or other obligations (except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by them in respect of real property or leasehold interests in Bermuda held by them) until March 28, 2016. See “Material Tax Considerations — Taxation of Maiden Holdings and Maiden Insurance — Bermuda.” Given the limited duration of the Minister of Finance’s expected assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016. Since Maiden Holdings and Maiden Insurance are incorporated in Bermuda, we will be subject to changes of law or regulation in Bermuda that may have an adverse impact on our operations, including imposition of tax liability. See “Material Tax Considerations — Taxation of Maiden Holdings and Maiden Insurance — Bermuda.”

The impact of the Organization for Economic Cooperation and Development’s directive to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.

The Organization for Economic Cooperation and Development (the “OECD”) has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD’s report dated April 18, 2002 and periodically updated, Bermuda was not listed as an uncooperative tax haven jurisdiction because it had previously committed to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

We may be subject to U.S. federal income tax, which would have an adverse effect on our financial condition and results of operations and on an investment in our shares.

If either Maiden Holdings or Maiden Insurance were considered to be engaged in a trade or business in the United States, it could be subject to U.S. federal income and additional branch profits taxes on the portion of its earnings that are effectively connected to such U.S. business or in the case of Maiden Insurance, if it is entitled to benefits under the United States income tax treaty with Bermuda and if Maiden Insurance were considered engaged in a trade or business in the United States through a permanent establishment, Maiden Insurance could be subject to U.S. federal income tax on the portion of its earnings that are attributable to its permanent establishment in the United States, in which case its results of operations could be materially adversely affected. Maiden Holdings and Maiden Insurance are Bermuda companies. We intend to manage our business so that each of these companies should operate in such a manner that neither of these companies should be treated as engaged in a U.S. trade or business and, thus, should not be subject to U.S. federal taxation (other than the U.S. federal excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. federal withholding tax on certain U.S. source investment income). However, because (i) there is considerable uncertainty as to activities which constitute being engaged in a trade or business within the United States, (ii) a significant portion of Maiden Insurance’s business is reinsurance of AmTrust’s insurance subsidiaries and Maiden Insurance may have difficulty in significantly expanding its reinsurance business beyond its agreement with AmTrust, (iii) Maiden Insurance has entered into a brokerage services agreement with IGI Intermediaries, Inc. (“IGI Inc.”) (an AmTrust subsidiary that provides brokerage services in the United States), (iv) our Chairman of the Board is AmTrust’s President and Chief Executive Officer, and certain of our executive officers or directors and former executive officers are also either executive officers of AmTrust or related to directors of AmTrust, including (a) our former interim Chief Financial Officer for part of 2007 was at the time and is AmTrust’s Chief Financial Officer, (b) our Chief Executive Officer is currently an executive officer of AmTrust and is expected to continue to serve as an executive officer of AmTrust on a transitional basis, and (c) one of our directors is related to two directors of AmTrust and a significant shareholder of AmTrust and is employed by a company controlled by the majority shareholders of AmTrust, (v) we have an asset management agreement with a subsidiary of AmTrust and may also have additional contractual relationships with AmTrust and its subsidiaries in the future (see “Certain Relationships and Related Transactions”), and (vi) the activities conducted outside the United States related to Maiden Insurance’s start-up were limited, we cannot be certain that the IRS will not contend successfully that we are engaged in a trade or business in the U.S. See “Material Tax Considerations —  Taxation of Maiden Holdings and Maiden Insurance — United States.”

Potential Additional Application of the Federal Insurance Excise Tax.  The IRS, in Revenue Ruling 2008-15, has formally announced its position that the U.S. federal insurance excise tax (the “FET”) is applicable (at a 1% rate on premiums) to all reinsurance cessions or retrocessions of risks by non-U.S. insurers or reinsurers to non-U.S. reinsurers where the underlying risks are either (i) risks of a U.S. entity or individual located wholly or partly within the United States or (ii) risks of a non-U.S. entity or individual engaged in a trade or business in the United States which are located within the United States (“U.S. Situs Risks”), even if the FET has been paid on prior cessions of the same risks. The legal and jurisdictional basis for, and the method of enforcement of, the IRS’ position is unclear. Maiden Insurance has not determined if the FET should be applicable with respect to risks ceded to it by, or by it to, a non-U.S. insurance company. If the FET is applicable, it should apply at a 1% rate on premium for all U.S. Situs Risks ceded to Maiden Insurance by a non-U.S. insurance company, or by Maiden Insurance to a non-U.S. insurance company, even though the FET also applies at a 1% rate on premium ceded to Maiden Insurance with respect to such risks.

Holders of 10% or more of our shares may be subject to U.S. income taxation under the controlled foreign corporation rules.

If you are a “10% U.S. Shareholder” of a non-U.S. corporation (defined as a U.S. Person who owns (directly, indirectly through non-U.S. entities or constructively (as defined below)) at least 10% of the total combined voting power of all classes of stock entitled to vote) that is a controlled foreign corporation, which we refer to as a CFC, for an uninterrupted period of 30 days or more during a taxable year, and you own shares in the CFC directly or indirectly through non-U.S. entities on the last day of the CFC’s taxable year, you must include in your gross income for U.S. federal income tax purposes your pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. “Subpart F income” of a non-U.S. insurance corporation typically includes foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income). A non-U.S. corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through non-U.S. entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code) (that is, “constructively”) more than 50% of the total combined voting power of all classes of voting stock of that non-U.S. corporation or the total value of all stock of that corporation.

For purposes of taking into account insurance income, a CFC also includes a non-U.S. insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned (directly, indirectly through non-U.S. entities or constructively) by 10% U.S. Shareholders on any day during the taxable year of such corporation.

For purposes of this discussion, the term “U.S. Person” means: (i) an individual citizen or resident of the United States, (ii) a partnership or corporation created or organized in or under the laws of the United States, or under the laws of any State thereof (including the District of Columbia), (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

Because George Karfunkel, Michael Karfunkel and Barry Zyskind owned all of the shares of Maiden Holdings prior to July 3, 2007, Maiden Holdings was a CFC during the period of 2007 prior to July 3, 2007. Following the private offering, Barry Zyskind may be treated as a 10% U.S. Shareholder of Maiden Holdings and Maiden Insurance as a result of his seat on the board of Maiden Holdings and George Karfunkel and/or Michael Karfunkel may be treated as a 10% U.S. Shareholder of Maiden Holdings and Maiden Insurance as a result of Yehuda Neuberger’s seat on the board of Maiden Holdings, because of Mr. Neuberger’s significant business and familial connections to the Karfunkels and, through them, to AmTrust. We believe, subject to the discussion below, that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described under “Description of Share Capital”) and other factors, no U.S. Person who acquires our shares in this offering directly or indirectly through one or more non-U.S. entities and did not own shares prior to this offering should be treated as owning (directly, indirectly through non-U.S. entities or constructively) 10% or more of the total voting power of all classes of Maiden Holdings’ or Maiden Insurance’s shares. However, the IRS could challenge the effectiveness of the provisions in our organizational documents and a court could sustain such a challenge. Accordingly, no assurance can be given that a U.S. Person (other than Barry Zyskind, George Karfunkel and Michael Karfunkel) who owns our shares will not be characterized as a 10% U.S. Shareholder. See “Material Tax Considerations — Taxation of Shareholders — United States Taxation — Classification of Maiden Holdings or Maiden Insurance as CFCs.”

U.S. Persons who hold our shares may be subject to U.S. federal income taxation at ordinary income rates on their proportionate share of Maiden Insurance’s related person insurance income.

If U.S. persons are treated as owning 25% or more of Maiden Insurance’s shares (by vote or by value) (as is expected to be the case) and the related person insurance income or RPII of Maiden Insurance (determined on a gross basis) were to equal or exceed 20% of Maiden Insurance’s gross insurance income in any taxable year and direct or indirect insureds (and persons related to those insureds) own directly or indirectly through entities 20% or more of the voting power or value of our shares, then a U.S. Person who owns any shares of Maiden Insurance (directly or indirectly through non-U.S. entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person’s pro rata share of Maiden Insurance’s RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. Persons at that date, regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization generally will be treated as unrelated business taxable income. The amount of RPII earned by Maiden Insurance (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. holder of shares or any person related to such holder) will depend on a number of factors, including the identity of persons directly or indirectly insured or reinsured by Maiden Insurance. We believe that either (i) the direct or indirect insureds of Maiden Insurance (and related persons) should not directly or indirectly own 20% or more of either the voting power or value of our shares or (ii) the RPII (determined on a gross basis) of Maiden Insurance should not equal or exceed 20% of Maiden Insurance’s gross insurance income for a taxable year immediately following this offering and we do not expect both of these thresholds to be exceeded in the foreseeable future. However, we cannot be certain that this will be the case because some of the factors which determine the extent of RPII may be beyond our control. See “Material Tax Considerations — Taxation of Shareholders — United States Taxation — The RPII CFC Provisions.”

U.S. Persons who dispose of our shares may be subject to U.S. federal income taxation at the rates applicable to dividends on a portion of their gains if any.

The RPII rules provide that if a U.S. Person disposes of shares in a non-U.S. insurance corporation in which U.S. Persons own 25% or more of the shares (even if the amount of gross RPII is less than 20% of the corporation’s gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as a dividend to the extent of the holder’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of our shares because Maiden Holdings will not be directly engaged in the insurance business. The RPII provisions, however, have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts, or otherwise, might have retroactive effect. The U.S. Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to Maiden Holdings and Maiden Insurance is uncertain. See “Material Tax Considerations — Taxation of Shareholders — United States Taxation — The RPII CFC Provisions.”

U.S. Persons who hold our shares will be subject to adverse U.S. federal income tax consequences if Maiden Holdings is considered to be a passive foreign investment company.

If Maiden Holdings is considered a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes, a U.S. Person who owns directly or, in some cases, indirectly (e.g. through a non-U.S. partnership) any of our shares will be subject to adverse U.S. federal income tax consequences, including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to a tax on amounts in advance of when such tax would otherwise be imposed, in which case your investment could be materially adversely affected. In addition, if Maiden Holdings were considered a PFIC, upon the death of any U.S. individual owning our shares, such individual’s heirs or estate would not be entitled to a “step-up” in the basis of the shares which might otherwise be available under U.S. federal income tax laws. We believe that we are not, and we currently do not expect to become, a PFIC for U.S. federal income tax purposes; however, we cannot assure you that we will not be deemed a PFIC by the IRS. For example, if Maiden Insurance is not able to expand its reinsurance business beyond its agreements with AmTrust, the IRS may successfully conclude that we should be characterized as a PFIC. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on an investor that is subject to U.S. federal income taxation. See “Material Tax Considerations — Taxation of Shareholders — United States Taxation — Passive Foreign Investment Companies.”

The IRS may take the position that transactions between AmTrust and Maiden Insurance do not constitute insurance or that Maiden Insurance is not engaged in the active conduct of an insurance business, due to the proportion of Maiden Insurance’s premiums provided by AmTrust.

The IRS, in Revenue Ruling 2005-40, took the position that a transaction between an insurer and an insured did not provide risk distribution, and thus was not insurance for U.S. federal income tax purposes, when the insured provided over 90% of the insurer’s premiums for the year. We do not believe the IRS would attempt to apply such a rule to quota share reinsurance transactions in which the ceding company cedes a significant number of unrelated risks to the reinsurer, even if the ceding company provided substantially all of the reinsurer’s business, nor do we believe the IRS would be successful if it took such a position. Nevertheless, if the IRS successfully asserted such a position, and transactions between AmTrust and Maiden Insurance were not considered insurance, Maiden Holdings could be considered a PFIC. Further, it is possible that Maiden Insurance may not qualify for the insurance income exception to the PFIC rules for any taxable year in which its only business was the reinsurance of affiliates of AmTrust. As noted above, there could be material adverse tax consequences for an investor were Maiden Holdings to be considered a PFIC.

The Quota Share Agreement between Maiden Insurance and AmTrust may be subject to recharacterization or other adjustment for U.S. federal income tax purposes, which may have a material adverse effect on our financial condition and operating results.

Under section 845 of the Code, the IRS may allocate income, deductions, assets, reserves, credits and any other items related to a reinsurance agreement among certain related parties to the reinsurance agreement, or in circumstances where one party is an agent of the other, recharacterize such items, or make any other adjustment, in order to reflect the proper source, character or amount of the items for each party. In addition, if a reinsurance contract has a significant tax avoidance effect on any party to the contract, the IRS may make adjustments with respect to such party to eliminate the tax avoidance effect. No regulations have been issued under section 845 of the Code. Accordingly, the application of such provisions is uncertain and we cannot predict what impact, if any, such provisions may have on us.

U.S. tax-exempt organizations that own our shares may recognize unrelated business taxable income.

A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of our insurance income is allocated to the organization, in which case the tax-exempt entity generally should be subject to the unrelated business income tax. In general, insurance income will be allocated to a U.S. tax-exempt organization if either (i) we are a CFC (which should be the case if 10% U.S. Shareholders own 25% or more of our voting power or value) and the tax-exempt shareholder is a 10% U.S. Shareholder or (ii) U.S. Persons own 25% or more of our shares, we insure directly or indirectly our direct or indirect shareholders that are U.S. Persons or persons related to such shareholders, and certain exceptions do not apply. Although we do not believe that any U.S. tax-exempt organizations should be allocated such insurance income, we cannot be certain that this will be the case. See “Material Tax Considerations — Taxation of Shareholders — United States Taxation — Classification of Maiden Holdings or Maiden Insurance as CFCs” and “Material Tax Considerations — Taxation of Shareholders — United States Taxation — The RPII CFC Provisions.” Potential U.S. tax-exempt investors are advised to consult their own tax advisers.

Changes in U.S. federal income tax law could materially adversely affect an investment in our shares.

Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. It is possible that legislation could be introduced and enacted by the current Congress or future Congresses that could have an adverse effect on us, or our shareholders. For example, legislation has been introduced in Congress that would, if enacted, deny “qualified dividend income” treatment to amounts paid by any corporation organized under the laws of a foreign country which does not have a comprehensive income tax system, such as Bermuda. It is possible that this legislative proposal, if enacted, could apply retroactively. Therefore, depending on whether, when and in what form this legislative proposal is enacted, we cannot assure you that any dividends paid by us in the future would qualify for reduced rates of tax.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a PFIC or whether U.S. Persons would be required to include in their gross income the “subpart F income” or the RPII of a CFC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

We may be subject to United Kingdom taxes, which would have an adverse effect on our financial condition and results of operations and on an investment in our shares.

A company which is resident in the UK for UK corporation tax purposes is subject to UK corporation tax in respect of its worldwide income and gains. Neither Maiden Holdings nor Maiden Insurance is incorporated in the UK. Nevertheless, Maiden Holdings or Maiden Insurance would be treated as being resident in the UK for UK corporation tax purposes if its central management and control were exercised in the UK. The concept of central management and control is indicative of the highest level of control of a company’s affairs, which is wholly a question of fact. The directors and officers of both Maiden Holdings and Maiden Insurance intend to manage their affairs so that both companies are resident in Bermuda, and not resident in the UK, for UK tax purposes. However, Her Majesty’s Revenue & Customs could challenge our tax residence status.

A company which is not resident in the UK for UK corporation tax purposes can nevertheless be subject to UK corporation tax at the rate of 30% if it carries on a trade in the UK through a permanent establishment in the UK, but the charge to UK corporation tax is limited to profits (including income profits and chargeable gains) attributable directly or indirectly to such permanent establishment.

The directors and officers of Maiden Insurance intend to operate the business of Maiden Insurance in such a manner that it does not carry on a trade in the UK through a permanent establishment in the UK. Nevertheless, Her Majesty’s Revenue & Customs might contend successfully that Maiden Insurance is trading in the UK through a permanent establishment in the UK because:

•	there is considerable uncertainty as to the activities which constitute carrying on a trade in the UK through a permanent establishment in the UK;
•	a portion of Maiden Insurance’s business will be reinsurance of AmTrust’s UK insurance subsidiary;
•	our President and Chief Executive Officer:
•	is expected to continue to serve as Managing Director of AmTrust International Underwriters Limited, which has substantial operations in the UK, for a transitional period which is not expected to extend past June 30, 2008;
•	is expected to continue to be professionally based and personally tax resident in the UK during a transition period (which is not expected to extend past June 30, 2008), traveling to Bermuda as needed;
•	is expected, thereafter, to split his time between the UK and Bermuda; and
•	has extensive relationships in the London reinsurance markets, which he intends to exploit for the benefit of Maiden Insurance; and
•	the nature of the business of Maiden Insurance is not expected to require more than a relatively small underwriting team in Bermuda.

The UK has no income tax treaty with Bermuda. Companies that are neither resident in the UK nor entitled to the protection afforded by a double tax treaty between the UK and the jurisdiction in which they are resident are liable to income tax in the UK, at the basic rate of 22%, on the profits of a trade carried on in the UK, where that trade is not carried on through a permanent establishment in the UK. The directors and officers of Maiden Insurance intend to operate the business in such a manner that Maiden Insurance will not fall within the charge to income tax in the UK (other than by way of deduction or withholding) in this respect.

If either Maiden Holdings or Maiden Insurance were treated as being resident in the UK for UK corporation tax purposes, or if Maiden Insurance were treated as carrying on a trade in the UK, whether through a permanent establishment or otherwise, the results of the Group’s operations would be materially adversely affected.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Background,” “Business,” “Regulation,” “Management” and elsewhere in this prospectus, including those using words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “predicts,” “assumes,” “anticipates,” “plans,” “target,” “goal,” “should,” “seeks” and comparable terms, are forward-looking statements. Forward-looking statements are not statements of historical fact and reflect our views and assumptions as of the date of this prospectus regarding future events and operating performance. Because we have a very limited operating history, many statements relating to us and our business, including statements relating to our competitive strengths and business strategies, are forward-looking statements.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under “Risk Factors,” including the following:

•	our lack of any meaningful operating history;
•	our ability to remediate and compensate for the material weakness in our internal controls over financial reporting or any other significant deficiencies or material weaknesses that may develop;
•	the risk that we may not be able to implement our business strategy;
•	the ineffectiveness or obsolescence of our planned business strategy due to changes in current or future market conditions;
•	our inability to hire skilled personnel or our loss of the services of one or more of our key executives;
•	changes in regulation or tax laws applicable to us, our brokers or our customers;
•	changes in the availability, cost or quality of insurance business that meets out reinsurance underwriting standards;
•	actual results, changes in market conditions, changes affecting AmTrust’s business that we reinsure, the occurrence of catastrophic losses and other factors outside our control that may reduce demand for the types of insurance that we reinsure and require us to alter our anticipated methods of conducting our business, such as the nature, amount and types of risk we assume and the terms and limits of the products we intend to write;
•	our ability to hire, retain and integrate our management team and other personnel;
•	possible future downgrade in the rating of the Company;
•	changes in rating agency policies or practices;
•	our ability to obtain future financing;
•	our heavy dependence on AmTrust for revenue in the initial years of operation, and possibly beyond and the risk that our arrangements with AmTrust may change or terminate;
•	changes in accounting policies or practices;
•	loss experience under our reinsurance agreements that is worse than we anticipated when we entered into those agreements;
•	cyclical changes in the insurance and reinsurance market and changes in competitive conditions;
•	the price and availability of retrocessional reinsurance;
•	emerging and unanticipated claim and coverage issues;
•	changes in regulations affecting us, our ceding companies or the types of insurance that we reinsure;

•	changes in tax laws or policy, and positions taken by taxing authorities in the United States, the United Kingdom and elsewhere; and
•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors.

This list of factors is not exhaustive and should be read with the other cautionary statements that are included in this prospectus.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from our projections. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to, among other things, our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus that could cause actual results to differ from those discussed in the forward-looking statements before making an investment decision. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common shares by the selling shareholders pursuant to this prospectus.

INSTITUTIONAL TRADING AND RELATED SHAREHOLDER MATTERS

Institutional Trading

Prior to the date of this prospectus, our common shares have not been listed or quoted on any national exchange or market system and there is no established public trading market for our common shares. However, following the closing of the private offering our common shares have been sold from time to time in private transactions. Some of those sales by certain qualified institutional buyers of our common shares in the private offering have been reported on the PORTAL Market, which facilitates the resale of unregistered securities pursuant to Rule 144A under the Securities Act among qualified institutional buyers. To our knowledge, the most recent price at which shares were resold on the PORTAL Market was $8.00 per share on April 1, 2008.

While our common shares have been sold privately from time to time after the closing of the private offering, and some of these trades have been reported on the PORTAL Market, this information is not complete because broker-dealers are not obligated to report all trades to the PORTAL Market. Shares sold pursuant to this prospectus will not continue to trade on the PORTAL Market.

Our common shares have been approved for listing on the NASDAQ Capital Market. The sale prices per share set forth above may not be indicative of the prices at which our common shares will be listed on the NASDAQ Capital Market.

Holders of Our Shares

As of April 15, 2008, we had 59,550,000 common shares issued and outstanding, which were held by four holders of record, our Founding Shareholders and Cede & Co. Cede & Co. holds shares on behalf of The Depository Trust Company, which itself holds shares on behalf of at least 332 beneficial owners of our common shares as of April 15, 2008.

DIVIDEND POLICY

Our board of directors currently intends to authorize the payment of a cash dividend of $0.025 per common share each quarter. Quarterly dividend payments have been made on October 15, 2007 and January 15, 2008 and our board of directors has approved a dividend of $0.025 per common share payable on April 15, 2008 to shareholders of record on April 1, 2008. Any determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant, including Bermuda legal and regulatory constraints.

Maiden Holdings is a holding company and has no direct operations. The ability of Maiden Holdings to pay dividends or distributions will depend almost exclusively on the ability of its subsidiaries to pay dividends to Maiden Holdings, and will be subject to regulatory, contractual, rating agencies and other constraints. Under Bermuda law, Maiden Insurance may not declare or pay a dividend if there are reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of its assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Maiden Insurance, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or other distributions. Also, Maiden Insurance is required to provide adequate security for its reinsurance obligations under the reinsurance agreements to which it is a party. Maiden Insurance may enter into contractual arrangements (for example, a credit facility or an indenture governing debt securities) that may restrict its ability to pay dividends. For a further description of the restrictions on the ability of our subsidiary to pay dividends, see “Risk Factors — Risks Related to Our Business — Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments” and “Regulation — Regulation of Maiden Insurance — Minimum Solvency Margin and Restrictions on Dividends and Distributions.” Currently, Maiden Insurance is able to pay us dividends in an amount in excess of $70 million.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2007. You should read the following table in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our balance sheet as of December 31, 2007 and related notes included in this prospectus.

As of December 31, 2007
(dollars in thousands except per share data)
Debt	$—
Shareholders’ equity:
Common shares, $0.01 par value per share, 100,000,000 shares authorized; 59,550,000 common shares issued and outstanding	596
Additional paid-in capital(1)	529,647
Accumulated other comprehensive loss	(13,496)
Retained earnings	20,598
Total shareholders’ equity	537,345
Total capitalization	$537,345

(1)	As described in the section captioned “Certain Relationships and Related Transactions — Founding Shareholders and Related Agreements,” we issued warrants to purchase 4,050,000 of our common shares to our Founding Shareholders in connection with our formation and capitalization. At that time, a fair value of $19.5 million for these warrants was determined using the Black-Scholes model. The resulting fair value of the warrants has been recorded as an addition to additional paid-in capital offset by a reduction in additional paid-in capital as a return of capital, resulting in no impact to the net book value per share of our common shares.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our selected historical consolidated financial information as of December 31, 2007 and for the period from May 31, 2007 to December 31, 2007. The historical results are not necessarily indicative of results to be expected in any future period. This financial information is derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read the following selected historical financial information in conjunction with the information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Many factors may cause our future results to differ materially from the financial information and results presented below, including those factors discussed in “Risk Factors” and “A Warning About Forward-Looking Statements.”

As of December 31, 2007 and for the period from May 31, 2007 to December 31, 2007
(in thousands, except share and per share data)
Selected Statement of Income Data
Net premium written	$247,353
Change in unearned premium	(137,166)
Net earned premium	110,187
Net investment income	15,233
Net realized gain on investments	170
Total revenues	125,590
Loss and loss adjustment expense	65,017
Commission and other acquisition expenses	35,525
Salaries and benefits	1,016
Other general and administrative expenses	1,945
Total expenses	103,503
Net income	22,087
Per Share Data
Basic and diluted earnings per common share	0.44
Basic and diluted weighted average shares outstanding	50,759,772
Dividends declared per common share	$0.025
Book value per common share(1)	$9.02
Selected Balance Sheet Data
Total investments	$490,445
Cash and cash equivalents	35,729
Accrued investment income	3,204
Reinsurance balances receivable, net	27,990
Loan to related party	113,542
Deferred commission and other acquisition costs	44,215
Other assets	483
Total Assets	715,608
Loss and loss adjustment expense reserves	38,508
Unearned premiums	137,166
Accrued expenses and other liabilities	2,589
Total liabilities	178,263
Total shareholders’ equity	537,345

(1)	Total shareholders’ equity divided by 59,550,000 total shares outstanding as of December 31, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a Bermuda holding company organized to provide reinsurance business solutions to the property and casualty industry through Maiden Insurance, our reinsurance company subsidiary incorporated and licensed as a Class 3 insurer in Bermuda. Our solutions include quota share reinsurance as well as excess of loss reinsurance.

We offer our products to AmTrust and its subsidiaries as well as to small specialty property and casualty insurance companies located in the United States and Europe that are seeking to efficiently manage their capital. We may also reinsure other reinsurers of U.S. and European specialty property and casualty insurance business that have similar objectives. We also plan to conduct business with managing general agents in the United States and Europe that manage programs that fit our expertise in specialty insurance as well as Lloyd’s syndicates and program administrators.

We entered into the Quota Share Agreement with AmTrust’s Bermuda reinsurance subsidiary, AII, which provides quota share reinsurance to AmTrust’s insurance company subsidiaries. We also entered into a master agreement with AmTrust pursuant to which we will cause Maiden Insurance, and AmTrust will cause its insurance company subsidiaries, through AII, to reinsure 40% of all business (net of reinsurance with unaffiliated reinsurers) of the types written by the insurance subsidiaries at the time we signed the Quota Share Agreement, and Maiden Insurance will have an option to reinsure any new types of business that they may write. Effective as of July 1, 2007, we reinsure 40% of all business (net of reinsurance with unaffiliated reinsurers) written by AmTrust’s insurance company subsidiaries that is subject to the Quota Share Agreement. In addition, we also assumed through AII, effective as of July 1, 2007, 40% of the unearned premium reserve of AmTrust’s insurance subsidiaries (and the corresponding loss exposure). The Quota Share Agreement has an initial term of three years and will be extended for further terms of three years unless either party elects not to renew.

We have begun to see increased flow of submission of reinsurance opportunities. We have adopted a disciplined underwriting posture and thoroughly review all reinsurance opportunities before determining whether to participate. As of January 1, 2008, we entered into four reinsurance agreements for business other than the Quota Share Agreement. These include:

•	a 45% participation in the $9 million in excess of $1 million layer of AmTrust’s workers’ compensation excess of loss program;
•	a 35% quota share in a general liability senior housing program;
•	a 50% participation in a $4 million in excess of $1 million specialty transportation program; and
•	an 18.5% quota share participation in a specialty general liability line.

See “Business — Other Business.”

We also entered into an asset management agreement with AIIM, a subsidiary of AmTrust, having an initial term of one year which will extend for further terms of one year unless either party elects not to renew. Under the asset management agreement, we may also invest a portion of our assets in hedge funds managed by affiliates of AmTrust. We recorded approximately $911,000 of investment management fees in 2007 subsequent to entering into the agreement. As of December 31, 2007, we had no investments invested in hedge funds managed by AmTrust. We also entered into a reinsurance brokerage agreement with a subsidiary of AmTrust pursuant to which we receive reinsurance brokerage services in exchange for a fee of 1.25% of all premiums we reinsure from AmTrust. We recorded approximately $1.4 million of reinsurance brokerage expense in 2007 subsequent to the effective date of the agreement. In 2008, we have also entered into brokerage services agreements with AmTrust subsidiaries in the United States and the United Kingdom.

Our relationship with AmTrust and its subsidiaries, including the agreements we have entered into with such companies, is described under “Business — Relationships with AmTrust” and “Certain Relationships and Related Transactions — Our Arrangements with AmTrust and Its Subsidiaries” in this prospectus.

Principal Revenue and Expense Items

Revenues

We derive our revenue from net premiums earned, ceding commission revenues, net investment income and net realized gains and losses on investments.

Premiums. Premiums written in Maiden Insurance consist of premiums assumed under the Quota Share Agreement with AII and premiums assumed from other insurance and reinsurance companies. Such premiums written are earned over the term of the underlying policies, typically twelve months. For the period from inception to December 31, 2007, net premium written was $247.4 million and net premium earned was $110.2 million, virtually all of which resulted from premiums assumed under the Quota Share Agreement with AII effective July 1, 2007.

Premiums written include all premiums received by an insurance company during a specified accounting period, even if the policy provides coverage beyond the end of the period. Premiums are earned over the term of the related policies. At the end of each accounting period, the portion of the premiums that are not yet earned are included in the unearned premium reserve and are realized as revenue in subsequent periods over the remaining term of the policy. Thus, for example, for a one-year policy that is written on July 1, 2007, one-half of the premiums would be earned in 2007 and the other half would be earned in 2008. Workers’ compensation policies are typically written for a one-year term. Other kinds of insurance, including extended warranty coverage, can have multi-year terms.

Net premiums earned are the earned portion of our net premiums written. Net premiums written are gross premiums written less premiums ceded to reinsurers in connection with reinsurance agreements. Our gross premiums (written and earned) represent the assumed premiums from our reinsurance agreements. Reinsurers often cede a portion of their business to other reinsurers. A reinsurer that places business with another reinsurer is a retrocedent. A reinsurer which reinsures business retroceded to it by a retrocedent is a retrocessionaire. We do not expect to retrocede a significant portion of our gross premiums at least initially.

Under the Quota Share Agreement with AmTrust, Maiden Insurance assumes from AII 40% of all premiums (net of premiums ceded to unaffiliated reinsurers) on specified types of insurance written by AmTrust’s insurance company subsidiaries. These types of insurance were all of the insurance written by AmTrust’s insurance company subsidiaries on the date we entered into the Quota Share Agreement. In the case of IGI, AmTrust’s United Kingdom insurance company subsidiary, the premiums assumed by Maiden Insurance are also net of commissions paid by IGI.

Ceding Commission Revenues. We may earn ceding commission revenues on any gross premiums written that we retrocede to retrocessionaires in connection with reinsurance agreements. We expect these amounts to be minimal, at least in the near term. For the period from inception to December 31, 2007, ceding commission revenues were $0.

Net Investment Income and Net Realized Gains and Losses on Investments. We invest our shareholders’ equity and the funds supporting our insurance reserves (including unearned premium reserve and the reserves established to pay for losses and loss adjustment expenses) in investment securities and cash equivalents. Our investment income includes interest and dividends earned on our invested assets, net of investment management fees and other expenses. Realized gains and losses on invested assets are reported separately from net investment income. We classify our portfolio of securities as available-for-sale and carry these securities on our balance sheet at fair value. Accordingly, adverse changes in the market prices of our securities result in a decrease in the value of our total assets and a decrease in our shareholders’ equity.

Expenses

In our consolidated results, expenses consist of loss and loss adjustment expenses and operating expenses. Depending on the terms of the reinsurance agreements that we negotiate, our expenses may also include excise taxes, which are calculated as a percentage (1% for purposes of United States federal excise tax (“FET”)) of premiums ceded to us. Under the Quota Share Agreement with AmTrust, all payments of FET are the responsibility of AmTrust.

Losses and Loss Adjustment Expenses. We establish loss and loss adjustment expense reserves in an amount equal to our estimate of the ultimate liability for claims under our reinsurance policies and the cost of adjusting and settling those claims. Our provision for loss and loss adjustment expense reserves in any period will include estimates for losses incurred (that is, the total sustained by us under policies, whether paid or unpaid and whether reported or unreported) during such period and changes in estimates for prior periods.

Operating Expenses. Operating expenses include acquisition costs and overhead costs.

Acquisition costs consist of ceding commission expense, reinsurance brokerage expense and the portion of operating expenses that are related to the acquisition of reinsurance business. These costs are capitalized and amortized as an expense as the premiums are earned on the treaties to which they pertain.

Operating expenses that are not related to the acquisition of business, or overhead costs, are generally fixed in nature and will not vary significantly with the amount of premiums written. These costs will generally be expensed in the calendar period in which they are incurred. Acquisitions of software and acquisitions of equipment or leasehold improvement assets will be capitalized and amortized as an expense over the estimated useful lives of such capitalized assets.

Certain of our operating expenses are referred to as underwriting expenses. Underwriting expenses are expected to consist of ceding commission expenses, reinsurance brokerage expenses and other underwriting expenses.

Ceding Commission Expenses. Maiden Insurance pays ceding commissions to other insurance companies, including AmTrust, for the reinsurance premiums that we assume. Ceding commissions are intended to compensate the ceding company for the costs incurred to acquire the ceded business. Ceding commissions are typically paid on traditional quota share reinsurance agreements, but not on excess of loss reinsurance agreements.

Under the Quota Share Agreement with AII, we pay a ceding commission of 31% of ceded premiums.

Reinsurance Brokerage Expenses. Reinsurance brokerage expenses include the 1.25% reinsurance brokerage fee that we pay to an AmTrust subsidiary on all reinsurance ceded by AmTrust as well as other reinsurance brokerage fees and commission expenses we may incur to other intermediaries.

Other Operating Expenses. Other operating expenses consist of other underwriting expenses related to our operations. Other underwriting expenses consist of general and administrative expenses such as salaries, professional fees, rent, office supplies, depreciation and all other operating expenses not otherwise classified separately.

In connection with our formation and capitalization, we issued warrants to our Founding Shareholders to purchase up to 4.05 million common shares. The aggregate value of these warrants, $19.5 million, has been recorded as an addition to additional paid-in-capital on the date of issuance with an offsetting charge to additional paid-in-capital as well.

Interest Expense. Interest expense is a function of outstanding borrowing or funding commitments and the contractual interest rate related to these commitments. The Company recorded no interest expense from the date of inception through December 31, 2007.

Measurement of Results; Outlook

We use various measures to analyze the growth and profitability of our business operations. We measure growth in terms of gross and net premiums written and we measure underwriting profitability by examining our loss, underwriting expense and combined ratios. We also measure our gross and net written premiums to surplus ratios to measure the adequacy of capital in relation to premiums written. We analyze profitability by evaluating income before taxes, net income and return on average equity.

Premiums Written. We use gross premiums written to measure our sales of reinsurance products. Gross premiums written also correlates to our ability to generate net premiums earned and, for certain products, fee income. We target a net leverage ratio, as measured by net premiums written to shareholders’ equity, of between approximately 1.2 to 1 and approximately 1.7 to 1 after a start-up period. As of December 31, 2007, our annualized net leverage ratio was 0.5 to 1.

Loss Ratio. The loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our reinsurance business after the effect of any reinsurance. We target the pricing of our products to achieve a ratio of loss and loss adjustment expenses to net premiums earned of approximately 55.0% to 65.0% over time. For the period from inception to December 31, 2007, the loss ratio was 59.0%.

Underwriting Expense Ratio. The underwriting expense ratio is the ratio of ceding commission expenses and other underwriting expenses to premiums earned. The underwriting expense ratio measures our operational efficiency in producing, underwriting and administering our reinsurance business. We calculate our underwriting expense ratio on a gross basis (before the effect of ceded reinsurance) to measure our operational efficiency and on a net basis (after the effect of ceded reinsurance and related ceding commission income) to measure the effects on our consolidated income before income taxes. Ceding commission revenue is applied to reduce our gross underwriting expenses. We are currently targeting a ratio of underwriting expenses to net premiums earned of approximately 32.0% to 35.0%, but expect it to decline over time as third-party business increases. For the period from inception to December 31, 2007, the underwriting expense ratio on a gross basis was 32.2%. As we have not ceded any amounts as of December 31, 2007, the expense ratio on a net basis was also 32.2%.

Combined Ratio. We use the combined ratio to measure our underwriting performance. The combined ratio is the sum of the loss ratio and the underwriting expense ratio. We analyze the combined ratio on a gross (before the effect of reinsurance) and net basis (after the effect of reinsurance). If the combined ratio is at or above 100%, we are not underwriting profitably and will not be profitable unless investment income is sufficient to offset underwriting losses. We target the pricing of our products and management of our expenses to achieve a combined ratio of 95% or less over time. For the period from inception to December 31, 2007, the combined ratio was 91.2%.

Net Income and Return on Average Equity. We use net income to measure our profits and return on average equity to measure our effectiveness in utilizing our shareholders’ equity to generate net income on a consolidated basis. In determining return on average equity for a given year, net income is divided by the average of shareholders’ equity for that year. Our long-term target for return on average equity is 15% or better. For the period from inception to December 31, 2007, our annualized return on equity was 14.0%.

Critical Accounting Policies

Our consolidated financial statements contain certain amounts that are inherently subjective in nature and require management to make assumptions and best estimates to determine the reported values. If factors such as those described under the section captioned “Risk Factors” in this prospectus cause actual events or results to differ materially from management’s underlying assumptions or estimates, actual results may differ, perhaps substantially, from the estimates.

The critical accounting policies and estimates set forth below involve, among others, the reporting of premiums written and earned, reserves for losses and loss adjustment expenses (including reserves for losses that have occurred but have not been reported by the financial statement date), and the reporting of deferred acquisition costs and investments.

Premiums. Premiums written on assumed reinsurance are written primarily on a “policies attaching” basis (and are written on a “policies attaching” basis under the Quota Share Agreement with a subsidiary of AmTrust) and cover losses which attach to the underlying insurance policies written during the terms of the contracts. Premiums earned on a “policies attaching” basis usually extend beyond the calendar year in which the reinsurance contract is written; whilst most underlying policies have a term of 12 months, they can be written at any date during the calendar year in which the reinsurance agreement is effective. For instance, policies written with an effective date in December are not fully earned until December of the following year; this means that premium written on a calendar year reinsurance agreement may not be fully earned until 24 months after the commencement of the calendar year. In respect of specialty risk and extended warranty insurance, the policy periods range from one to 60 months, with an average duration of 34 months; all other insurance policies have a term of 12 months.

Under the terms of the Quota Share Agreement with AmTrust, premiums due to the Company are paid within 30 days following the end of each quarter. The premiums due to the Company are recognized in the financial statements as written premiums in the quarter in which they fall due. Each quarter's written premiums are earned over the policy period commencing at the start of the quarter in which they are written, resulting in a bell curve distribution of earned premiums over the period of reinsurance coverage to AmTrust. Any premiums written in a period but not earned in that period are reflected in the unearned premium reserve on our balance sheet. Unearned premiums represent the portion of premiums written which is applicable to the unexpired term of the contract or policy in force. There are no provisions for retroactive adjustment of premiums under the terms of the Quota Share Agreement, except in cases where the premium on the underlying policies is adjusted. For example, under workers’ compensation insurance, the ceding company typically collects audit premiums following an audit of the insured’s payroll.

Insurance premiums on specialty risk and extended warranty business are earned based on the estimated program coverage period. These estimates are based on the expected distribution of coverage periods by contract at inception, because a single contract may contain multiple coverage period options. These estimates are revised based on the actual coverage period selected by the insured.

Assumed premiums written and ceded may include estimates based on information received from brokers and ceding companies and estimates made by management, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. Premiums on our excess of loss reinsurance contracts are estimated by management when the business is underwritten. For such contracts, the minimum and deposit premium, as defined in the contract, is generally considered to be the best estimate of the contract’s written premium at inception. Accordingly, this is the amount we generally expect to record as written premium in the period the underlying risks incept. As actual premiums are reported by brokers or ceding companies, management will evaluate the appropriateness of the premium estimate and any adjustment to this estimate will be recorded in the period in which it becomes known. Adjustments to original premium estimates could be material and such adjustments may directly and significantly impact earnings in the period they are determined because the subject premium may be fully or substantially earned.

Reinstatement premiums are written at the time a loss event occurs where coverage limits for the remaining life of the contract are reinstated under pre-defined contract terms and will be earned over the remaining risk period or immediately.

Losses and Loss Adjustment Expense Reserves. The reserves for losses and loss adjustment expenses include reserves for unpaid reported losses, known as case reserves, and losses incurred but not reported, to which we sometimes refer as IBNR. We record loss and loss adjustment expenses for reported claims based upon the amounts reported to us by the ceding company. We record IBNR based on an actuarial analysis for each type of business of the estimated losses we expect to incur for claims that have occurred under reinsurance policies whether these claims have been reported or not. These estimates are reviewed regularly, and such adjustments, if any, will be reflected in earnings in the period in which they become known. It is possible that these adjustments would have a significant impact on our earnings. Accordingly, ultimate losses and loss adjustment expenses may differ materially from the amounts recorded in the consolidated financial statements.

Inherent in the estimates of ultimate losses and loss adjustment expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. We plan to use statistical and actuarial methods to reasonably estimate ultimate expected losses and loss adjustment expenses. The period of time from the occurrence of a loss, the reporting of a loss to our company and the settlement of our liability may be several years. During this period, additional facts and trends may be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in our overall reserves, including our IBNR reserves. Reserves for losses and loss adjustment expenses are also based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss adjustment expenses resulting from catastrophic events is inherently difficult because of the possible severity of catastrophe claims, difficulties entering catastrophe hit areas to estimate claim amounts, and delays in receiving information about claims from program administrators or ceding companies. Therefore, we intend to utilize both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating and providing an estimate of ultimate claims costs.

Under U.S. GAAP, we are not permitted to establish loss reserves until the occurrence of an actual loss event. As a result, only loss reserves applicable to losses incurred up to the reporting date may be recorded, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events, which could be substantial, will be estimated and recognized at the time the loss is incurred. As a reinsurer and since most of our business is ceded to us by AmTrust, we are reliant on AmTrust’s ability to estimate loss reserves on the business ceded to us.

AmTrust utilizes its own and industry-wide loss development factors in determining its estimate of ultimate losses. A “loss development factor” is a mathematical relationship between reported incurred losses related to policies written in a particular period at the end of the period and at designated periodic intervals. The predictive ability of loss development factors is subject to multiple interdependent factors, including claim severity, claim frequency, claim closure rates, consistent underwriting, inflation and legislatively and judicially imposed legal requirements. If these interdependent factors remain constant, losses incurred in a given year should develop similarly to losses incurred in prior years. However, due to the number of elements that impact loss development, estimates of ultimate losses are inherently uncertain.

On a quarterly basis, and in some cases more frequently, AmTrust reviews its reserves to determine whether they are consistent with actual results. In the event of a discrepancy, AmTrust would seek to determine the causes and would adjust the reserves accordingly. Adverse loss development, which means that losses are greater than the initial estimates, would have a negative impact on our financial position and results of operation.

AmTrust reports case reserves established for reported claims to us on a quarterly basis. For workers’ compensation claims, the case reserves are based on the claims adjusters’ evaluation of many factors, including:

•	type of loss;
•	severity of the injury or damage;
•	age and occupation of the injured employee;
•	anticipated permanent disability;
•	expected medical procedures, costs and duration;
•	present knowledge of the circumstances surrounding the claim;
•	insurance policy provisions, including coverage related to the claim;
•	jurisdiction of the occurrence; and
•	other benefits defined by applicable statute.

AmTrust does not provide us with the entire claim file for each reported claim, but we are entitled to audit claims and have access to the information utilized by AmTrust to establish case reserves.

For its specialty middle-market segment, AmTrust records reserves for estimated losses under insurance policies that they write and for loss adjustment expense related to the investigation and settlement of policy related claims. Reserves for loss and loss adjustment expenses represent the estimated costs of all reported and unreported loss and loss adjustment expenses incurred and unpaid at a given point in time. When a claim is reported, a third party administrator establishes an initial case reserve for the estimated amount of the loss based on their view of the most likely outcome of the claim at that time. Initial case reserves are established within 30 days of the claim report date and consist of anticipated liability payments, first party payments, medical costs, and specific adjustment expense payment, which AmTrust refers to as defense and cost containment, or DCC expenses. This establishes a case incurred amount for a particular claim. The estimated amount of loss for a reported claim is based upon various factors, such as:

•	Line of business — General Liability, Auto Liability, or Auto Physical Damage

•	Severity of injury or property damage
•	Number of claimants
•	Statute of limitation and repose
•	Insurance policy provisions, especially applicable policy limits and coverage limitations
•	Expected medical procedures, costs, and duration treatment
•	Our knowledge of circumstances surrounding the claim
•	Possible salvage and subrogation
•	Judicial climate in the jurisdiction of occurrence

Case incurred amounts can vary greatly because of the uncertainties inherent in the estimates of severity of loss, costs of medical treatments, judicial rulings, litigation expenses, and other factors. As changes occur, the case reserves are adjusted. The initial estimate of a claim’s incurred amount can vary significantly from the amount ultimately paid when the claim is closed, especially in the circumstances involving litigation and severe personal injuries.

For its specialty risk and extended warranty segment AmTrust does not generally establish case reserves as claims are usually paid quickly and development on a known claim is negligible.

In addition, AmTrust, on a quarterly basis, provides us with the loss development information which it utilizes to establish its incurred but not reported reserves and ultimate losses.

For its workers’ compensation business, AmTrust utilizes a combination of its incurred loss development factors and industry-wide loss development factors to generate a range within which it is reasonably likely that its ultimate loss and loss adjustment expenses will fall. AmTrust establishes the low end of the range by assigning a weight of 75% to ultimate losses obtained by application of its own loss development factor and 25% to ultimate losses developed through application of industry-wide loss development factors. The high end is established by assigning a weight of 50% each to ultimate losses developed through application of AmTrust’s company specific loss development factor and industry-wide loss development factors. The determination to assign particular weights to ultimate losses developed through application of AmTrust’s loss development factor and industry-wide loss development factors is made by AmTrust’s actuary and is a matter of actuarial judgment. AmTrust believes that this method, which tracks the development of claims incurred in a particular time period, is the best method for projecting its ultimate liability for its workers’ compensation segment.

Because of the different types of risks and coverage plans insured by AmTrust in its specialty risk and extended warranty segment, AmTrust utilizes several actuarial methodologies to determine its ultimate liability under such plans. The primary methodology AmTrust uses to project its ultimate liability is to project the number of future claims and to multiply that number by the average claims cost. The future number of claims is derived by applying to unexpired months on contracts issued pursuant to the subject coverage plans a selected ratio of the number of claims to unexpired months. The selected ratio is determined from a combination of:

•	past experience of expired contracts under the same coverage plan;
•	current experience of the earned portion of the in-force contracts; and
•	past and/or current experience of similar types of coverage plans.

In order to confirm the validity of the ultimate losses derived through application of the average claim cost method, AmTrust also utilizes a loss ratio method. The loss ratio method entails the application of the projected ultimate loss ratio, which is based on historical experience, to the unearned portion of the premium. If the loss ratio method indicates that the average claim cost method has not produced a credible result for a particular coverage plan, AmTrust will make a judgment as to the appropriate reserve for that coverage plan.

On a quarterly basis, AmTrust provides to us the actuarial analysis supporting its ultimate loss projections.

For its specialty middle-market segment, AmTrust also establishes reserves on an aggregate basis for incurred but not yet reported reserves, or IBNR. IBNR reserves are also intended to include aggregate development on known claims, provision for claims that re-open after they have been closed, and provision for claims that have been reported but have not yet been recorded. AmTrust began writing general liability, commercial auto, and commercial property (jointly known as CPP) business in 2006. As a result, there is a limited amount of loss data available for analysis. In order to establish IBNR reserves for CPP lines of business, AmTrust projects ultimate losses by accident year through the use of industry experience by line. The limited amount of CPP historical data does not allow them to develop their own development patterns. Instead, reliance is placed on three methods that utilize industry development patterns by line of business:

•	Yearly incurred development (use of industry factors by line). For each line, the development factors are taken directly from Insurance Services Office, Inc. (“ISO”) loss development publications for a specific line of business. These factors are then applied to the latest actual incurred losses and DCC by accident year, by line of business to estimate ultimate losses and DCC.
•	Expected Loss Ratio. For each line, an expected loss ratio is taken from our original account level pricing analysis. These loss ratios are then applied to the earned premiums by line by year to estimate ultimate losses and DCC.
•	Bornhuetter-Ferguson Method. For each line, IBNR factors are developed from the applicable industry loss development factors and expected losses are taken from the original account level pricing analysis. IBNR factors are then applied to the expected losses to estimate IBNR amount of loss and DCC.

The first two methods produce estimated ultimate loss and DCC expenses. The third method produces an estimate of IBNR directly, without calculating ultimate loss and DCC first. Their consulting actuary estimates a range of ultimate losses, along with the recommended IBNR and reserve amounts. For CPP lines of business, ultimate loss and IBNR selections were based on the results of Bornhuetter-Ferguson Method.

We will perform review procedures over the reserves reported to us. However, in normal circumstances, we do not expect that it will be necessary for us to adjust the reserves that AmTrust reports to us. As a 40% quota share reinsurer of all of AmTrust’s business, we are liable for 40% of AmTrust’s ultimate net loss on exactly the same basis as AmTrust.

AmTrust reports ceded losses and reserves to us on a quarterly basis, within 30 days of the end of each calendar quarter. This time period enables us to review AmTrust’s reports and to establish appropriate reserves in a timely manner.

Our claims staff will review the information received from AmTrust for accuracy and completeness. Our claims staff has the right to inspect at any reasonable time at the offices of AmTrust and its affiliates (or that of service providers), and are permitted to make and retain copies of, all papers, books, accounts, documents, claims files and other records relating to Quota Share Agreement.

We will use a target loss method to set reserves and we plan to utilize our actuary to develop a range within which it is reasonably likely that our ultimate loss and loss adjustment expenses will fall. In addition, our actuary will review our reserves on a quarterly basis to determine whether they are consistent with our actual results and to assist in identifying the cause of any discrepancies.

Pursuant to the Quota Share Agreement with AII, any dispute arising out of the interpretation, performance or breach of the agreement, including the formation or validity thereof, which cannot be resolved between us shall be submitted for decision to a panel of three arbitrators. We expect that all of our reinsurance agreements will include arbitration or other dispute resolution provisions.

In our review of case reserves and IBNR established by AmTrust, we will also consider industry-wide data that we consider relevant in determining our ultimate loss projections.

Deferred Acquisition Costs. We defer certain expenses that are directly related to and vary with producing reinsurance business, including ceding commission expense on gross premiums written and certain other costs related to the acquisition of reinsurance contracts. These costs are capitalized and the resulting asset, deferred acquisition costs, is amortized and charged to expense in future periods as gross premiums written are earned. The method followed in computing deferred acquisition costs limits the amount of such deferral to its estimated realizable value. The ultimate recoverability of deferred acquisition costs is dependent on the continued profitability of our reinsurance underwriting. If our underwriting ceases to be profitable, we may have to write off a portion of our deferred acquisition costs, resulting in a further charge to income in the period in which the underwriting losses was recognized.

Reinsurance Accounting. Written premiums, earned premiums, incurred losses and loss adjustment expenses reflect the net effects of assumed and ceded reinsurance transactions. Reinsurance accounting, as per the requirements of Statement of Financial Accounting Standards No. 113 “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts”, is followed for assumed and ceded transactions when risk transfer requirements have been met. These requirements involve significant assumptions relating to the amount and timing of expected cash flows, as well as the interpretation of underlying contract terms.

Although we do not anticipate offering reinsurance contracts that do not meet risk transfer requirements, any reinsurance contracts that do not transfer significant insurance risk will be accounted for as deposits. These deposits will be accounted for as financing transactions, with interest expense credited to the contract deposit.

Investments. In accordance with our investment guidelines, our investments currently consist of high grade marketable fixed income securities and high-yield securities and are expected to include high grade marketable fixed income securities, high-yield securities and equity securities, including hedge funds. Through our asset management agreement with a subsidiary of AmTrust, we have access to AmTrust’s extensive asset management experience. We plan to invest approximately 90-95% of our investments in high grade marketable fixed income securities, cash and cash equivalents, and approximately 5-10% in other securities which may include high-yield securities, equity securities and hedge funds. As a result of market conditions prevailing at a particular time, the allocation of our portfolio to various asset types may vary from these targets at times. As of December 31, 2007, 93% of our investments were in high-grade marketable fixed income securities and cash and cash equivalents. Based on current interest rate levels, we target a yield of between 5.5 and 6.0% on our investments. We expect that our investment leverage (ratio of aggregate investments to shareholders’ equity) will be approximately 2.0 to 1 over time. Investments we make in the ordinary course of business are classified as available for sale and carried at fair value as determined by the market price of each security as of the balance sheet date. Unrealized gains and losses on our investments are included in other comprehensive income and as a separate component of shareholders’ equity. Realized gains and losses on sales of investments are determined on a specific identification basis. Investment income is recorded when earned and includes the amortization of premiums and discounts on investments.

We do not expect our investment portfolio to include options, warrants, swaps, collars or similar derivative instruments. In the event that we do make such investments, our investment policy guidelines provide that financial futures and options and foreign exchange contracts may not be used in a speculative manner, but may be used, subject to certain numerical limits, only as part of a defensive strategy to protect the market value of the portfolio. Also, our portfolio does not contain any direct investments in real estate or mortgage loans, although mortgage-backed securities, all of which are agency-backed and AAA rated, represented approximately 38.9% of our total investment portfolio as of December 31, 2007.

Impairment of Invested Assets. We review our investment portfolio for impairment on a quarterly basis. Impairment of investment securities results in a charge to operations when a market decline below cost is deemed to be other-than-temporary. We focus our attention on those securities whose fair value is less than amortized cost or cost, as appropriate. In evaluating potential impairment, we consider, among other criteria: the current fair value compared to amortized cost or cost, as appropriate; the length of time the security’s fair value has been below amortized cost or cost; our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in value; specific credit issues related to the issuer; and current economic conditions.

Intangible Assets and Potential Impairment. If we make any acquisitions, the costs of a group of assets acquired will be allocated to the individual assets including identifiable intangible assets based on their relative fair values. Identifiable intangible assets with a finite useful life are expected to be amortized over the period which the asset is expected to contribute directly or indirectly to our future cash flows. Identifiable intangible assets with finite useful lives will be tested for recoverability whenever events or changes in circumstances indicate that a carrying amount may not be recoverable. An impairment loss will be recognized if the carrying value of an intangible asset is not recoverable and its carrying amount exceeds its fair value. Significant changes in the factors we will consider when evaluating our intangible assets for impairment losses could result in a significant change in impairment losses reported in our consolidated financial statements.

Unpaid Losses and Loss Adjustment Expenses Recoverable. Ceded losses recoverable from reinsurers are estimated using techniques and assumptions consistent with those used in estimating the liability for losses and loss adjustment expenses, and represent management’s best estimate of such amounts. However, as changes in the estimated ultimate liability for losses and loss adjustment expenses are determined, the estimated ultimate amount recoverable from reinsurers will also change. Accordingly, the ultimate recoverable amount could be significantly in excess of or less than the amount indicated in the consolidated financial statements, and adjustments to these estimates are reflected in current operations.

Results of Operations

The Company’s inception was May 31, 2007 and therefore discussion of any prior period results of operations is not included. The Company’s subsidiary, Maiden Insurance, was incorporated on June 29, 2007.

Consolidated Results of Operations for the period from May 31, 2007 to December 31, 2007

Net Premium Written. Net premium written was $247.4 million for the period from May 31, 2007 to December 31, 2007 of which 99.96% arose from premiums assumed under the Quota Share Agreement with AII which was effective July 1, 2007.

Net Premium Earned. Net premium earned was $110.2 million for the period from May 31, 2007 to December 31, 2007 of which 99.97% arose from premiums assumed under the Quota Share Agreement with AII which was effective July 1, 2007.

Net Investment Income. Net investment income was approximately $15.2 million for the period from May 31, 2007 to December 31, 2007. Average invested assets for the period were approximately $263.1 million. We invested the proceeds of our private offering and our premiums received under the Quota Share Agreement gradually beginning July 3, 2007, the date of the closing of our private offering. The yield on our investment portfolio at December 31, 2007 was 6.13%. As a result, our net investment income for the period does not reflect the results that we might have obtained if these funds had been fully invested throughout the entire period.

Net Realized Gain on Investments. Net realized gains on investments for the period from May 31, 2007 to December 31, 2007 was approximately $0.2 million. Net realized gains and losses in future periods will depend on many factors, including the overall level of invested assets, market conditions, factors specific to individual issuers or securities and decisions to sell particular investments.

Loss and Loss Adjustment Expenses. Loss and loss adjustment expenses were $65.0 million for the period from May 31, 2007 to December 31, 2007. We establish loss and loss adjustment expense reserves in an amount equal to our estimate of the ultimate liability for claims under our reinsurance policies and the cost of adjusting and settling those claims. Our loss ratio for the period was 59.0%.

Commission and Other Acquisition Expenses, Salaries and Benefits Expense and Other Insurance General and Administrative Expense. Commission and other acquisition expenses, salaries and benefits expense and other insurance general and administrative expense were $38.5 million for the period from May 31, 2007 to December 31, 2007. Of this amount, commission and other acquisition expenses were $35.5 million, consisting of commission and brokerage expenses associated with entering into the Quota Share Agreement with AII which was effective July 1, 2007. Our underwriting expense ratio for the period was 32.2%. Our other general and administrative expense for the period included $0.25 million of fees and expenses related to our resale shelf registration statement that we agreed to prepare and file in connection with our private offering, and associated costs.

Net Income. Net income for the period from May 31, 2007 through December 31, 2007 was $22.1 million, reflecting the underwriting results under the Quota Share Agreement with AII and our net investment income. Our combined ratio for the period was 91.2% and our annualized return on equity was 14.0%.

Liquidity and Capital Resources

Substantially all of our operations are conducted by Maiden Insurance. Accordingly, we will have continuing cash needs for administrative expenses, and the payment of principal and interest on any future borrowings. Funds to meet these obligations will come primarily from dividend payments from Maiden Insurance. There are restrictions on the payment of dividends by Maiden Insurance which are described in more detail under the sections captioned “Risk Factors — Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments” and “Regulation — Regulation of Maiden Insurance — Minimum Solvency Margin and Restrictions on Dividends and Distributions.”

Our Liquidity Requirements

Our principal consolidated cash requirements are net cash settlements under our reinsurance agreements, payment of losses and loss adjustment expenses, ceding commissions to insurance companies including AmTrust, operating expenses and dividends to our shareholders. We have paid quarterly dividends of $0.025 per common share on October 15, 2007 and January 15, 2008 and our Board of Directors has approved a dividend of $0.025 per common share payable on April 15, 2008 to shareholders of record as of April 1, 2008. Our Board of Directors currently intends to authorize the payment of a quarterly cash dividend of $0.025 per common share to our shareholders of record each quarter thereafter. See “Dividend Policy.” Any determination to pay dividends will be at the discretion of our Board of Directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, regulatory, rating agency and any contractual restrictions on the payment of dividends and any other factors our Board of Directors deems relevant, including Bermuda legal and regulatory constraints.

Sources of Cash

Our sources of cash principally consist of the net proceeds from our private offering, reinsurance premiums collected (including the amounts transferred to us in connection with the cession of 40% of AmTrust’s unearned premium reserve effective as of July 1, 2007), net cash settlements under the Quota Share Agreement, fee income for services provided, investment income and proceeds from sales and redemptions of investments. For the period from inception to December 31, 2007, the Company received approximately $529.9 million of net proceeds from the private offering and the investment by our Founding Shareholders. These net proceeds and our net cash flows from operations were used primarily to purchase investments.

We may also enter into a credit facility with a syndicate of lenders and we expect to use any such facility for general corporate purposes, working capital requirements and issuances of letters of credit. We believe that any credit facility would require compliance with financial covenants, such as a leverage ratio, a consolidated tangible net worth ratio and maintenance of ratings. Any credit facility would likely contain additional covenants that restrict the activities of Maiden Insurance, such as the incurrence of additional indebtedness and liens and the payment of dividends and other payments. We currently have no commitment from any lender with respect to a credit facility. We cannot assure you that we will be able to obtain a credit facility on terms acceptable to us.

The following table is a summary of our statement of cash flows:

Period from May 31, 2007 to December 31, 2007
(in thousands)
Cash and cash equivalents provided by (used in):
Operating activities	$124,452
Investing activities	(617,163)
Financing activities	528,440
Change in cash and cash equivalents	$35,729

Our cash flows from operations consist primarily of premiums received (primarily under the Quota Share Agreement with AmTrust), less claims payments, brokerage commissions and other expenses such as salaries, rent and fees. Our cash used in investing activities consists primarily of purchases of investments and the loan made to AII pursuant to our loan agreement with AII, less proceeds from the sale of investments. Our cash flows from financing activities consist of the net proceeds of our private offering of common shares and the investment by our Founding Shareholders, less dividends paid.

Restrictions on Dividend Payments from Maiden Insurance

Bermuda legislation imposes limitations on the dividends that Maiden Insurance may pay. As a regulated insurance company in Bermuda, Maiden Insurance is required under the Insurance Act to maintain a specified solvency margin and a minimum liquidity ratio and is prohibited from declaring or paying any dividends if doing so would cause Maiden Insurance to fail to meet its solvency margin and its minimum liquidity ratio. Under the Insurance Act, Maiden Insurance may not declare or pay dividends without the approval of the BMA if Maiden Insurance fails to meet its solvency margin and minimum liquidity ratio on the last day of the previous fiscal year. Under the Insurance Act, Maiden Insurance is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set forth on its financial statements for the previous year. In addition, under the Companies Act, Maiden Insurance may not declare or pay a dividend, or make a distribution from contributed surplus, if there are reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of its assets would be less than the aggregate of its liabilities and its issued share capital and share premium accounts. As of December 31, 2007, we were in compliance with all solvency margin and minimum liquidity ratio requirements.

Loan to AII and Other Collateral Arrangements

Generally, under U.S. state insurance laws, a ceding company is not permitted to take credit for reinsurance in its statutory financial statements (meaning that it is not permitted to reduce its liabilities in such financial statements by the amount of losses ceded to a reinsurer) unless the reinsurer is accredited, licensed or otherwise approved by the insurance regulator in the ceding company’s state of domicile or provides collateral to secure its obligations to the ceding company under the reinsurance agreement. Acceptable collateral for these purposes can take a number of forms, including a “funds withheld” account (in which the ceding company retains control of the funds representing premiums transferred to the reinsurer and deducts ceded losses from such funds), letters of credit or a trust account established for the benefit of the ceding company (often called a “Regulation 114 trust”). Maiden Insurance is not an accredited, licensed or otherwise approved reinsurer in any U.S. state and we expect that it may establish Regulation 114 trusts or may cause its bankers to issue letters of credit for the benefit of its ceding companies domiciled in the United States. A Regulation 114 trust must be funded with cash or high-quality instruments in an amount equal to at least 102% of the reinsurer’s obligations to the ceding company in order to receive credit on its statutory financial statements. Letters of credit issued by the Company’s bankers may also need to be collateralized with cash or high quality instruments in an amount equal to at least 100% of the letters of credit issued.

Further, Maiden Insurance has agreed to collateralize its obligations under the Quota Share Agreement with AII by one or more of the following methods, at the election of Maiden Insurance:

•	by lending funds (which may include cash or investments) on an unsecured basis to AII pursuant to a loan agreement between Maiden Insurance and AII, with such funds being deposited by AII into the Regulation 114 trusts established or to be established by AII for the sole benefit of AmTrust’s U.S. insurance subsidiaries pursuant to the reinsurance agreements between AII and those AmTrust subsidiaries;
•	by transferring to AII assets for deposit into those Regulation 114 trusts;
•	by delivering letters of credit to the applicable AmTrust U.S. insurance subsidiaries on behalf of AII; or
•	by requesting that AII cause such AmTrust U.S. insurance subsidiaries to withhold premiums otherwise payable to Maiden Insurance through AII.

In 2007, Maiden Insurance elected to satisfy its collateral obligations under the Quota Share Agreement by lending funds (which may include cash or investments) on an unsecured basis to AII. As of December 31, 2007, cash and assets totaling $113.5 million were loaned to AII. As a result of the loan and the possible use of Regulation 114 trusts in the future, a substantial portion of our assets, including a disproportionate share of our higher-quality fixed-income investments, will not be available to us for other uses, which will reduce our financial flexibility. See “Regulation — United States Regulation —  Credit for Reinsurance.”

Exposures to Market Risk

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk that we will incur losses in our investments due to adverse changes in market rates and prices. Market risk is directly influenced by the volatility and liquidity in the market in which the related underlying assets are invested. We believe that we are principally exposed to three types of market risk: changes in interest rates, changes in credit quality of issuers of investment securities and reinsurers, and changes in equity prices.

Interest Rate Risk

Interest rate risk is the risk that we may incur economic losses due to adverse changes in interest rates. The primary market risk to the investment portfolio is interest rate risk associated with investments in fixed maturity securities. Fluctuations in interest rates have a direct impact on the market valuation of these securities. Some of the hedge funds in which we invest also are exposed to interest rate risk because they invest in debt securities. At December 31, 2007, we had fixed maturity securities with a fair value of $474.8 million that are subject to interest rate risk.

Credit Risk

In providing reinsurance, we will have premiums receivable subject to credit risk of the ceding company. Our credit risk results from our insureds’ potential inability to meet their premium obligations.

We also are exposed to credit risk on our investment portfolio. Our credit risk is the potential loss in market value resulting from adverse change in the borrower’s ability to repay its obligations. Our investment objectives are to preserve capital, generate investment income and maintain adequate liquidity for the payment of claims and debt service, if any. We seek to achieve these goals by investing in a diversified portfolio of securities. We manage credit risk through regular review and analysis of the creditworthiness of all investments and potential investments.

If we retrocede business to other reinsurers, we will have reinsurance recoverables subject to credit risk. To mitigate the risk of these counterparties’ nonpayment of amounts due, we will establish business and financial standards for reinsurer approval, incorporating ratings and outlook by major rating agencies and considering then-current market information. Further, we are subject to the credit risk that AII and/or AmTrust will fail to perform their obligations to pay interest on and repay principal of amounts loaned to AII pursuant to its loan agreement with Maiden Insurance, and to reimburse Maiden Insurance for any assets or other collateral of Maiden that AmTrust’s U.S. insurance company subsidiaries apply or retain, and income on those assets.

Equity Risk

Equity risk is the risk that we may incur economic losses due to adverse changes in equity prices. Our exposure to changes in equity prices primarily result from our holdings of common stocks and other equities. Our portfolio of equity securities will be carried on the balance sheet at fair value. As of December 31, 2007, we have not invested in equities directly; however, we have invested a portion of our portfolio in a hedge fund that may invest in equities. This hedge fund is not managed by AmTrust.

Portfolio characteristics are analyzed regularly and market risk will be actively managed through a variety of modeling techniques. We expect that our equity holdings will be diversified across industries, as concentrations in any one company or industry are limited by parameters established by senior management.

Sensitivity Analysis

Sensitivity analysis is a measurement of potential loss in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected time. In our sensitivity analysis model, we select a hypothetical change in market rates that reflects what we believe are reasonably possible near-term changes in those rates. The term “near-term” means a period of time going forward up to one year from the date of the consolidated financial statements. Actual results may differ from the hypothetical change in market rates assumed in this disclosure, especially since this sensitivity analysis does not reflect the results of any action that we may take to mitigate such hypothetical losses in fair value.

In this sensitivity analysis model, we use fair values to measure our potential loss. The sensitivity analysis model includes fixed maturities and short-term investments.

For invested assets, we use modified duration modeling to calculate changes in fair values. Durations on invested assets are adjusted for call, put and interest rate reset features. Invested asset portfolio durations are calculated on a market value weighted basis, including accrued investment income, using holdings as of December 31, 2007.

The following table summarizes the estimated change in fair value on our fixed maturity portfolio including short-term investments based on specific changes in interest rates as of December 31, 2007:

Change in Interest Rate	Estimated Increase (Decrease) in Fair Value	Estimated Percentage Increase (Decrease) in Fair Value
	($ in thousands)
200 basis points rise	$(28,549)	(6.0)%
100 basis points rise	$(14,797)	(3.1)%
100 basis points decline	$15,932	3.4%
200 basis points decline	$33,097	7.0%

For example, the sensitivity analysis model used by us produces a predicted loss in fair value of market-sensitive instruments of $14.8 million or 3.1% based on a 100 basis point increase in interest rates as of December 31, 2007.

Inflation

Property and casualty insurance premiums are established before the primary insurer knows the amount of losses and loss adjustment expenses or the extent to which inflation may affect such amounts. We attempt to anticipate the potential impact of inflation in establishing our reserves, especially as it relates to medical and hospital rates where historical inflation rates have exceeded the general level of inflation. Inflation in excess of the levels we have assumed could cause loss and loss adjustment expenses to be higher than we anticipated, which would require us to increase reserves and reduce earnings.

Substantial future increases in inflation could also result in future increases in interest rates, which in turn are likely to result in a decline in the market value of the investment portfolio and produce unrealized losses.

Internal Control

We are not currently required to evaluate our internal control over financial reporting in the same manner that is currently required of certain public companies, nor have we performed such an evaluation. Such evaluation would include documentation of internal control activities and procedures over financial reporting, assessment of design effectiveness of such controls and testing of operating effectiveness of such controls which could result in the identification of material weaknesses in our internal control over financial reporting.

The standards of the PCAOB define a material weakness as a deficiency, or a combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with our financial statements as of and for the period ending December 31, 2007, we concluded and PricewaterhouseCoopers concurred that we had deficiencies that in combination represented a material weakness in our internal control over financial reporting due to under-resourcing of the finance department and the concentration of duties in our Chief Financial Officer.

In particular, these deficiencies include:

•	failure to give appropriate consideration to U.S. GAAP accounting rules or to have documentation of the basis for our opinion and conclusion regarding the application of U.S. GAAP;
•	lack of an independent preparer and reviewer for various accounting tasks including the preparation of the financial statements and disclosures; and
•	lack of formality regarding certain controls surrounding the control environment.

We have implemented and are in the process of implementing many improvements in our internal control and processes over financial reporting, including specific remediation efforts to address the aforementioned material weaknesses. Our remediation is described below.

•	During the first quarter of 2008, we hired an accountant, and we are interviewing candidates for the position of assistant controller.
•	We are currently interviewing candidates to take on responsibilities in our internal audit function and to assist us with our Sarbanes-Oxley readiness process.
•	Additionally, we continue to develop and formalize our processes for Enterprise Risk Management, financial reporting, internal audit and Sarbanes-Oxley compliance.
•	We have engaged an advisor to assist us in the design and implementation of an enhanced system of internal control over financial reporting.

As a result of the remediation efforts completed through the quarter ended March 31, 2008 and the additional remediation efforts we are currently engaged in, we expect that these deficiencies will have been remediated by the close of the quarter ended December 31, 2008. However, we cannot be certain that we will succeed in addressing these deficiencies or that additional material weaknesses or deficiencies will not develop or be identified. Any failure to maintain adequate internal control over financial reporting or to implement required, new or improved controls, or difficulties encountered in the application of our controls, could have adverse effects on us and our stock price. See “Risk Factors — We have identified material weaknesses in our internal control over financial reporting” and “Risk Factors — Our internal audit and reporting systems might not be effective in the future, which could increase the risk that we would become subject to restatements of our financial results or to regulatory action or litigation or other developments that could adversely affect our business.”

Contractual Obligations

As of December 31, 2007, we have contractual obligations that are summarized in the following table:

	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
	(in thousands)
Loss and loss adjustment expenses	$38,508	$13,737	$12,567	$6,102	$6,102
Long-term debt	—	—	—	—	—
Capital leases	—	—	—	—	—
Operating leases	$876	$360	$516	—	—
Purchase obligations	—	—	—	—	—
Any other long-term liabilities	—	—	—	—	—
Total	$39,384	$14,097	$13,083	$6,102	$6,102

We have executed a lease for facilities in Bermuda requiring a monthly payment of $12,000. The initial term of this lease expires on July 31, 2009 with an option to extend the term of the lease for an additional year at the then market rate rent. We have also made an arrangement in December 2007 to lease further space in Bermuda commencing January 1, 2008 (but we have not yet executed a related lease agreement). The initial term of this agreement expires on December 31, 2010 with two options of three years at the then market rent. We believe these facilities are sufficient for our current purposes.

Future minimum lease payments as of December 31, 2007 under non-cancellable operating leases for each of the next five years are approximately as follows:

December 31, 2007
2008	$360
2009	300
2010	216
2011	—
2012 and thereafter	—
$876

We executed two further leases in Bermuda in January 2008. Together these leases require monthly payments of $11,000. These leases expire on January 31, 2009, with no option to renew.

Off-Balance Sheet Transactions

We have no off-balance sheet arrangements or transactions with unconsolidated, special purpose entities.

INDUSTRY BACKGROUND

Overview

The property and casualty industry historically has been cyclical. When excess underwriting capacity exists, increased competition generally results in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. As underwriting capacity contracts, pricing and policy terms and conditions generally become more favorable for insurers and reinsurers. In the past, underwriting capacity has been impacted by several factors, including catastrophes, industry losses, recognition of reserve deficiencies, changes in the law and regulatory environments, investment returns and the ratings and financial strength of competitors.

According to A.M. Best, the aggregate combined ratio for the property and casualty industry was 92% in 2006 — the lowest combined ratio that the industry has experienced since 1993. This underwriting profit is partly due to the absence of major catastrophes in the United States in 2006. The combination of the low level of catastrophes in the U.S., capital raised by insurance and reinsurance companies and significant underwriting profits in 2006 could potentially impact the general pricing environment going forward.

Industry Overview

Workers’ Compensation Insurance

Workers’ compensation is a statutory system under which an employer is required to pay for its employees’ medical, disability and vocational rehabilitation and death benefit costs for work-related injuries or illnesses. While some employers elect to self-insure workers’ compensation risks, most employers purchase workers’ compensation insurance. The principal concept underlying workers’ compensation laws is that employees injured in the course and scope of their employment have only the legal remedies available under workers’ compensation laws and do not have any other recourse against their employer. An employer’s obligation to pay workers’ compensation does not depend on any negligence or wrongdoing on the part of the employer and exists even for injuries that result from the negligence or fault of another person, a co-employee or, in most instances, the injured employee. Workers’ compensation laws vary by state.

Workers’ compensation insurance policies generally provide that the insurance carrier will pay all benefits that the insured employer may become obligated to pay under applicable workers’ compensation laws. Each state has a regulatory and adjudicatory system that quantifies the level of wage replacement to be paid, determines the level of medical care required to be provided and the cost of permanent impairment and specifies the options in selecting medical providers available to the injured employee or the employer. These state laws generally require two types of benefits for injured employees: (i) medical benefits, which include expenses related to diagnosis and treatment of the injury, as well as any required rehabilitation, and (ii) indemnity payments, which consist of temporary wage replacement, permanent disability payments and death benefits to surviving family members. To fulfill these mandated financial obligations, virtually all employers purchase workers’ compensation insurance or, if permitted by state law, self-insure. Employers may purchase workers’ compensation insurance from a private insurance carrier, a state-sanctioned assigned risk pool or a self-insurance fund, which is an entity that allows employers to obtain workers’ compensation coverage on a pooled basis, typically subjecting each employer to joint and several liability for the entire fund.

We believe the challenges faced by the workers’ compensation industry over the past decade have created significant opportunity for workers’ compensation insurers to increase the amount of business that they write. According to the National Council on Compensation Insurance, workers’ compensation insurance industry calendar year combined ratios, which had reached 122% in 2001, declined to 96.5% in 2006 as a result of premium rate increases and declines in claim frequency. As a result of the opportunity arising from these trends, the workers’ compensation market recently has become more competitive and price competition is increasing.

Recently, as a result of reforms to the workers’ compensation system and for other reasons, some states have been requiring reductions in workers’ compensation insurance rates. For example, Florida’s Office of Insurance Regulation approved an overall 13.5% average decrease in premium rates for all workers’ compensation insurance policies written by Florida licensed insurers in 2006 and a further overall average rate decrease of 18.4% effective January 1, 2008, while the New York Insurance Department approved an overall average 20.5% decrease in workers’ compensation premium rates effective October 1, 2007. In addition, in

February 2008, New York enacted legislation which will require workers’ compensation insurers to establish premiums based on loss cost multipliers instead of a mandated rate.

Specialty Risk and Extended Warranty

Extended warranty and accidental damage plans offered by manufacturers, service providers, retailers and third-party administrators provide coverage to purchasers of the subject consumer or commercial goods or other property against mechanical failure, accidental damage and other specified risks. These plans supplement basic manufacturer’s warranties by providing coverage for a defined time period after the expiration of the basic warranty, additional types of losses, or both. In some instances, the manufacturer, service provider or retailer offers its extended warranty or accidental damage plans directly to its customers. In others, the manufacturer, service provider or retailer partners with a third-party administrator which offers the plans to users of the covered goods.

A plan may consist of a service contract setting forth the terms of the extended warranty, accidental damage or other coverage, issued by the plan provider (the manufacturer, service provider, retailer or third-party administrator) or an insurance policy or insurance certificate issued by the plan provider on behalf of an insurer (often at the point of sale of the covered product). In the former case, the plan provider often seeks to mitigate its risk of loss through the purchase of contractual liability insurance. In a typical plan, the plan provider or insurer assumes the risk of mechanical failure, accidental damage or other covered losses in exchange for the payment of a fee or premium. If the plan provider is not an insurer, the plan provider typically remits part of the service contract fee to the contractual liability insurer as premium.

Specialty Middle-Market Property and Casualty

The specialty middle-market property and casualty market generally covers relatively homogeneous, narrowly defined segments of primary commercial property and casualty insurance, which requires in-depth knowledge of the industry segment and underwriting expertise. Underwriting often entails customized coverage, loss control and claims services as well as risk sharing mechanisms. Competition in this segment is based primarily on client service, availability of insurance capacity, specialized policy forms, efficient claims handling and other value-based considerations, rather than price. In some instances, initial underwriting and claims functions are outsourced to specialized general agents and third-party administrators.

Agents or insureds typically participate in underwriting results, through a variety of structures, such as captive insurance, risk retention groups and profit-based commissions, which are designed to provide greater stability in premium costs and control over insurance expenses for the insurance companies writing this risk.

The Bermuda Insurance Market

According to Conning Research, over the past 15 years, Bermuda has become one of the world’s leading insurance and reinsurance markets. Bermuda provides a favorable tax environment and its regulatory regime affords significant flexibility to those companies that meet specified solvency and liquidity requirements. A Bermuda domicile creates an attractive platform for insurance and reinsurance companies and permits these companies to commence operations quickly, to respond rapidly to changes in market conditions and to expand as business warrants. Additionally, a Bermuda underwriting location provides us with a particular advantage in underwriting because reinsurers are free of many U.S. regulations and there are no limitations upon the use of coverage restrictions. Accordingly, our underwriters can use appropriate exclusions, terms and conditions to eliminate particular risks or exposures that are deemed to be significant.

According to the Bermuda Insurance Quarterly dated April 2007, Bermuda’s position in the insurance and reinsurance markets solidified after the events of September 11, 2001 and the 2005 hurricane season. According to Conning Research, nearly $25 billion of new capital was raised globally by insurance and reinsurance companies from Hurricane Katrina through July 31, 2006, and Benfield, a major reinsurance broker, indicates that $18 billion, or 75%, was invested in the insurance and reinsurance sector in Bermuda. A significant portion of the capital invested in Bermuda was used to fund Bermuda-based start-up insurance and reinsurance companies, not just existing reinsurers.

Most Bermuda-domiciled insurance and reinsurance companies have pursued business diversification and international expansion. Many of these companies, which were established as mono-line specialist underwriters, have since diversified their operations, either across property and liability lines, into new international markets, or through a combination of both of these methods to achieve long-term growth and better risk exposure. Bermuda is now recognized as one of the leading insurance and reinsurance markets, currently serving as the headquarters for an increasing number of global insurance and reinsurance companies.

Some of the factors that have made Bermuda the venue of choice for us and other new property and casualty companies over the last several years include:

•	a favorable regulatory and tax environment, which affords significant flexibility to companies meeting certain solvency and liquidity requirements;
•	recognition as a highly reputable business center that provides excellent professional and other business services;
•	a well-developed insurance industry with a strong network of brokers;
•	a well-developed captive insurance industry;
•	ease of access to global insurance and reinsurance markets; and
•	political and economic stability.

One effect of the considerable expansion of the Bermuda insurance market is a growing demand for the limited number of trained underwriting and professional staff in Bermuda. Many companies have addressed this issue by importing appropriately trained employees into Bermuda. The increasing constraints in this area may create difficulties for new companies such as ours seeking to enter the Bermuda insurance market.

BUSINESS

While we intend to operate our business as described in this prospectus, we are a new company with a very limited operating history. As a result of our experience, changes in market conditions and other factors outside our control, we may alter our anticipated methods of conducting our business, such as the nature, amount and types of risks we assume and the terms and limits of the products we intend to write.

Overview

We are a Bermuda holding company formed in June of 2007 to provide reinsurance solutions, products and services to U.S. and European insurance companies which specialize in products offering coverage at low limits or insuring risks which are believed to be low hazard, predictable and generally not susceptible to catastrophe claims. Our founding shareholders, Michael Karfunkel, George Karfunkel and Barry Zyskind (the “Founding Shareholders”), are the majority shareholders and, respectively, the Chairman of the Board of Directors, a Director and the Chief Executive Officer of AmTrust (NASDAQ:AFSI), a multinational insurance holding company which specializes in such risks. We were formed to take advantage of the opportunity to partner with AmTrust and opportunities to partner with insurers, like AmTrust, that focus on specialty insurance markets in which they have developed expertise. We intend to provide innovative reinsurance business solutions for such insurance companies, to enable them to improve their capacity and ability to deliver and market their products and services.

We project that a substantial amount of our reinsurance business during the initial years of our operation will be derived from AmTrust while we gradually develop business opportunities from other sources. We entered into the Quota Share Agreement with AII, which reinsures AmTrust’s insurance company subsidiaries. We also entered into a master agreement with AmTrust, pursuant to which we agreed to cause Maiden Insurance and AmTrust agreed to cause its insurance company subsidiaries, through AII, effective as of July 1, 2007, to reinsure 40% of the written premium (net of commissions, in the case of AmTrust’s UK subsidiary), net of reinsurance with unaffiliated reinsurers, on the then-existing lines of business and, possibly, future lines of business of AmTrust’s insurance company subsidiaries. We pay AmTrust a ceding commission equal to 31% of ceded premium, which may be adjusted if the mix of business ceded to us changes, and which is intended to cover AmTrust’s acquisition costs, and a brokerage commission equal to 1.25% of all premiums we reinsure from AmTrust. We also assumed, effective as of July 1, 2007, 40% of AmTrust’s unearned premium reserve, which resulted in a transfer to us of $126.6 million. The Quota Share Agreement has a three year term and will be extended for further terms of three years unless either party elects not to renew. The agreement is subject to early termination in certain events, including AmTrust’s right to terminate if Maiden Insurance’s A.M. Best rating is reduced below its current rating of “A-.” We and AmTrust believe that the master agreement and the Quota Share Agreement help align AmTrust’s interests with ours in fostering the success of our company.

AmTrust primarily underwrites coverage in three market segments: workers’ compensation for small businesses (average premium less than $5,000 per policy) in the United States; specialty risk and extended warranty coverage for consumer and commercial goods and custom designed coverages, such as accidental damage plans and payment protection plans offered in connection with the sale of consumer and commercial goods, in the United Kingdom, certain other European Union countries and the United States; and specialty middle-market property and casualty insurance, which consists of workers’ compensation, commercial auto, and general liability programs for policyholders in discrete industry segments that generally are underwritten by managing general agents with expertise in those segments.

AmTrust has achieved profitable growth and favorable returns on equity through its focus on specialty insurance markets in which it has underwriting, risk management and claims handling expertise and through the development of proprietary applications and efficient technology information systems for underwriting new business, processing claims and monitoring the performance of its business. AmTrust’s business has grown substantially since 2002 when its annual gross premiums were $27.5 million. AmTrust’s annual gross premiums written in 2007, 2006 and 2005 were $839.4 milion, $526.1 million and $286.1 million, respectively.

For 2007, 2006 and 2005, AmTrust achieved net loss ratios of 62.4%, 63.9% and 65.7%, respectively. The table below sets forth the net loss ratios for each of AmTrust’s segments in 2007, 2006 and 2005.

	Year Ended December 31,
	2007	2006	2005
Segment
Small Business Workers’ Compensation	58.5%	60.1%	65.0%
Specialty Risk and Extended Warranty	70.5%	77.9%	68.1%
Specialty Middle-Market Property and Casualty	61.9%	62.8%	N/A

We believe that our relationship with AmTrust should enable us to achieve profitable growth in our first years of operations, since the AmTrust business we are assuming has historically been profitable and grown substantially over the last few years.

We also plan to pursue opportunities to reinsure insurance companies, which, like AmTrust, specialize in workers’ compensation for small businesses in low and medium hazard classes, commercial property and casualty program business for discrete industry segments which are underwritten by general agents with proven expertise and extended warranty and specialty risk programs which are characterized by low coverage limits and high volume. We believe we can attract small and medium-sized insurance companies which require additional capacity. In addition, we believe that we will be able to offer our prospective reinsureds expertise in underwriting and administering specialty property and casualty business, to our mutual benefit.

Maiden Insurance has received a financial strength rating of “A-” (Excellent) from A.M. Best, which is the fourth highest of sixteen rating levels. A rating from A.M. Best indicates A.M. Best’s opinion of our financial strength and ability to meet ongoing obligations to our future policyholders.

The maintenance of the assigned rating will depend upon a number of factors including Maiden Insurance operating substantially as our management has represented to A.M. Best. A.M. Best formally evaluates its financial strength ratings of insurance companies at least once every twelve months and monitors the performance of rated companies throughout the year.

Our Founding Shareholders

In connection with our formation and capitalization prior to the private offering we issued our Founding Shareholders 7,800,000 common shares in exchange for an investment of $50 million in us. The common shares held by our Founding Shareholders currently represent 13.1% of our outstanding common shares. In connection with our formation and capitalization, we also issued 10-year warrants to our Founding Shareholders to purchase an additional 4,050,000 common shares at an exercise price of $10.00 per share, which shares currently represent 6.4% of our common shares outstanding assuming the exercise of all outstanding warrants. The shares held by our Founding Shareholders, together with the shares issuable upon exercise of our Founding Shareholders’ warrants, currently represent 18.6% of our outstanding common shares assuming the exercise of all outstanding warrants. For a description of the terms of our Founding Shareholders’ warrants, please see “Certain Relationships and Related Transactions — Founding Shareholders and Related Agreements.”

AmTrust Quota Share Business

Maiden Insurance has entered into the Quota Share Agreement with AmTrust’s Bermuda reinsurance subsidiary, AII. AII reinsures all of AmTrust’s insurance company subsidiaries (the “AmTrust Ceding Insurers”). The AmTrust Ceding Insurers are RIC, TIC, WIC, AIU, IGI, AIIC and any other insurance company in which AmTrust acquires a majority interest from time to time in the future.

Pursuant to the Quota Share Agreement, commencing as of 12:01 a.m. on July 1, 2007 (the “Effective Time”), Maiden Insurance reinsures, through AII, 40% of all Ultimate Net Loss each such AmTrust Ceding Insurer incurs as a result of risks attaching during the term of the Quota Share Agreement under all of their respective workers’ compensation, specialty middle-market property and casualty (consisting of workers' compensation, general liability, commercial property, commercial automobile liability and auto physical damage insurance placed through program underwriting agents), specialty risk and extended warranty policies in-force during the term of the Quota Share Agreement (the “Policies”). The lines of insurance included in the Policies are the only kinds of insurance that the AmTrust Ceding Insurers wrote at the time we entered into the Quota Share Agreement. Maiden Insurance’s maximum liability in respect of a single reinsured loss under a Policy (other than any loss adjustment expenses, extra-contractual obligations or loss in excess of policy limits attributable thereto) does not exceed $2 million except where Maiden Insurance expressly agrees otherwise. “Ultimate Net Loss” means the sum actually paid or to be paid by an AmTrust Ceding Insurer in settlement of losses for which it is liable, after making deductions for all unaffiliated inuring reinsurance, whether collectible or not, and all other recoveries, and shall include loss adjustment expenses, extra-contractual obligations and loss in excess of policy limits. To date, Maiden Insurance has agreed to accept potential liability in excess of the $2 million limit on one AmTrust program that insures construction latent defect risks in France, in which AmTrust’s maximum liability is €7.5 million per unit and €15.0 million per policy (approximately $11.8 million and $23.6 million, respectively, based on an exchange rate of $1.5735 per €1 on April 4, 2008) and Maiden’s maximum liability is 40% of these amounts.

Pursuant to the Quota Share Agreement, AII transferred to Maiden Insurance an amount equal to 40% of the portion of the direct premiums attributable to the Policies that was unearned as of the Effective Time. In addition, for the term of the Quota Share Agreement, Maiden Insurance will be entitled to receive reinsurance premium in an amount equal to 40% of the AmTrust Ceding Insurers’ gross written premiums in respect of business covered under the Quota Share Agreement, net of the cost of unaffiliated inuring reinsurance, and, in the case of IGI, the cost of commissions paid to producers (the “Subject Premium”).

Maiden Insurance pays AII a ceding commission equal to 31% of the ceded Subject Premium. AII has agreed that the ceding commission includes provision for all commissions, taxes, assessments (other than assessments based on losses), and all other expenses of whatever nature, except loss adjustment expenses.

AmTrust has agreed that, if the AmTrust Ceding Insurers elect to write lines of insurance other than the Policies, AII must offer Maiden Insurance, through the Quota Share Agreement, the opportunity to reinsure such policies pursuant to the Quota Share Agreement.

Effective January 1, 2008, we have a 45% participation in the working layer of AmTrust’s workers’ compensation excess of loss reinsurance program. The “working layer” of AmTrust’s excess of loss reinsurance program is the layer immediately above AmTrust’s retention. At present, the working layer is $9 million of losses and loss adjustment expenses per occurrence in excess of AmTrust’s $1 million per occurrence retention, subject to an annual aggregate deductible in the amount of $1.25 million. This participation was sourced through a reinsurance intermediary via open market placement. The remaining 55% participation was placed with a single carrier.

In addition to the Quota Share Agreement, we entered into an asset management agreement with AIIM, a subsidiary of AmTrust, by which AIIM provides investment management services for an annual fee equal to 0.35% of average invested assets plus all costs incurred, except that this fee is not charged with respect to any assets invested in a hedge fund for which AmTrust or an affiliate earns a management fee or other compensation. The asset management agreement has an initial term of one year and is automatically renewable for additional one-year terms unless either party elects not to renew. AmTrust manages assets in excess of $1.2 billion for its insurance company subsidiaries as of December 31, 2007. The asset management agreement enables us to take advantage of AmTrust’s asset management expertise in a cost-effective manner.

In addition, Maiden Insurance pays to AII Reinsurance Broker Ltd., a Bermuda affiliate of the AmTrust Ceding Insurers, pursuant to a reinsurance brokerage agreement between those parties, a brokerage fee equal to 1.25% of the premium reinsured from AmTrust. The brokerage fee is payable in consideration of AII Reinsurance Broker Ltd.’s brokerage services.

Maiden Insurance has also entered into brokerage services agreements with AmTrust subsidiaries in the United States and the United Kingdom pursuant to which those subsidiaries provide marketing services to Maiden Insurance for compensation calculated on a “cost plus” basis.

Our Chief Executive Officer, Max G. Caviet, is currently an AmTrust executive, and our Chief Operating Officer and General Counsel, Ben Turin, is a former employee of AmTrust. Mr. Caviet is expected to become a full-time employee following a transition period which is not exptected to extend beyond June 30, 2008.

We have entered into employment agreements with Messrs. Caviet, Turin and Tait, and the agreement with Mr. Caviet is provisional with a term not extending beyond June 30, 2008 until we can negotiate a definitive employment agreement with him. If we are unable to reach a definitive agreement with Mr. Caviet before June 30, 2008, we will lose his services and he will remain in his positions at AmTrust on a full-time basis. We expect that, while Mr. Caviet will not devote all of his time to the Company, he will devote sufficient time to the Company to start up its business while transferring his duties at AmTrust to others and maintaining the business relationships which we expect to benefit both companies.

We and AmTrust anticipate that AmTrust will often be in the position to refer us business from third parties, which it is unable to underwrite due to conflicts or for other reasons and which will be underwritten by other carriers and reinsured by us.

From time to time, we and AmTrust may both be presented with opportunities to insure, reinsure or acquire the same book of business. Because of the overlaps between our and AmTrust’s shareholders and management, we and AmTrust have agreed that in such cases each company will refer the opportunities to a committee of its independent directors to decide whether that company wishes to pursue the opportunity.

On December 7, 2007, AmTrust entered into an agreement to acquire the Unitrin Business Insurance unit (“UBI”) of Unitrin, Inc. (“Unitrin”), a publicly-held insurance holding company listed on the New York Stock Exchange. UBI writes commercial package, commercial auto, commercial general liability, umbrella, workers’ compensation and other commercial coverages through independent agents in 30 states in the Northwest, Midwest and South of the United States. The UBI acquisition includes the acquisition of three property and casualty insurance companies and a Texas Lloyd’s insurer (the “Acquired Companies”), and the acquisition of renewal rights from three other Unitrin-owned insurers (the “Non-Acquired Companies”). Unitrin will reinsure 100% of all pre-closing insurance liabilities of the Acquired Companies. AmTrust will assume the unearned premium associated with all in-force UBI policies issued by Unitrin through the Non-Acquired Companies. The closing of the transaction is subject to various regulatory approvals.

The UBI business does not fall within the lines of business subject to the Quota Share Agreement. We are in negotiations with AmTrust to reinsure the UBI business, subject to the parties’ agreement on the ceding commission and other terms and conditions specific to the UBI business.

For additional information on our relationships with AmTrust, see “Certain Relationships and Related Transactions.”

Other Business

We have begun to see increased flow of submission of reinsurance opportunities. Reinsurance intermediaries are the primary source of these opportunities. We have adopted a disciplined underwriting posture and thoroughly review all reinsurance opportunities before determining whether to participate. Between November 6, 2007 and April 23, 2008, we have reviewed 107 reinsurance submissions. As of January 1, 2008, we entered into four reinsurance agreements for business other than the Quota Share Agreement with AmTrust. These include:

•	A 45% participation in the $9 million in excess of $1 million layer of AmTrust's workers' compensation excess of loss program. This layer provides reinsurance to AmTrust for losses per occurrence in excess of $1 million up to $10 million, subject to an annual aggregate deductible of $1.25 million. This participation was sourced through a reinsurance intermediary via open market placement in which competitive bids were solicited by an independent broker. The remaining 55% participation was placed with a single carrier.
•	A 35% quota share in a general liability program covering housing facilities for persons aged 55 years or older (excluding assisted living facilities and nursing homes). The underlying insurance policies have a limit of $1 million per occurrence, so our share of that limit is $350,000 per occurrence. This participation was sourced through a reinsurance intermediary via open market placement in which competitive bids were solicited by an independent broker. A 30% quota share in the same program was placed with another carrier. The ceding company retained 35% of the premiums and risks.

•	A 50% participation in a $4 million in excess of $1 million specialty transportation program. This program covers provides primarily commercial auto coverage and, to a lesser extent, general liability coverage to private non-emergency para-transit and school bus service operators in New York State. The underlying policies are written by AmTrust. The premium rates are rates developed by the Insurance Services Office, a third-party collector and provider of statistical, actuarial, underwriting and claims data for the property-casualty insurance industry. This participation was sourced through a reinsurance intermediary via open market placement in which competitive bids were solicited by an independent broker. Another broker market reinsurer holds the other 50% participation.
•	An 18.5% quota share participation in a specialty general liability line. This program provides coverage for amateur youth sports in Europe. This program has a limit of £15 million per occurrence (approximately $29.92 million based on an exchange rate of $1.9947 per 1.0 U.K. Pound on April 4, 2008). This participation was sourced through a reinsurance intermediary via open market placement in which competitive bids were solicited by an independent broker. Other broker market reinsurers hold the remaining 81.5% participation in this program.

Market Opportunities and Industry Trends

We believe that insurance companies that underwrite specialty property and casualty products, such as workers’ compensation for employers in specific low and medium hazard classes, commercial property and casualty programs for businesses in discrete industry segments, and extended warranty and other specialty programs often do not receive appropriate consideration from reinsurers for their expertise, the risk profile of their insureds, and the distinctions between their specialty products and general insurance products. This is particularly true for small insurance companies. We believe that the lack of reinsurance sources with expertise in specialty property and casualty business is one of the key restraints on the growth of specialty business and, in some cases, of the insurers that underwrite it.

Given our senior management’s expertise and established track record in underwriting primary specialty property and casualty business, we believe we are well placed to identify opportunities with insurance companies that write such business and to offer them reinsurance solutions that will enhance their profitability.

Business Strategy

In order to capitalize on our strategic relationship with AmTrust and the market opportunities we have identified in the specialty property and casualty insurance company sector, we are pursuing the following business strategies:

•	Rely on AmTrust as an Initial Principal Production Source. Currently, we derive the substantial majority of our business from our reinsurance arrangements with AII. The agreement we entered into with AmTrust provide that Maiden Insurance will reinsure 40% of the Subject Premium written by AmTrust’s current and hereafter acquired insurance companies. We project that a substantial amount of our reinsurance business during the initial years of our operation will be derived from AmTrust while we gradually develop business opportunities from other distribution sources.
•	Deliver Reinsurance Solutions to Insurance Companies. We plan to provide quota share and excess of loss reinsurance and other reinsurance solutions primarily to U.S. and European insurance companies that underwrite specialty property and casualty business, particularly small insurance companies that underwrite such business and that could benefit from the additional underwriting capacity provided by reinsurance to expand their operations. We believe our management team’s significant prior operating experience and extensive relationships with program administrators, general agents, reinsurance companies and intermediaries will provide significant opportunities to expand our reinsurance clients beyond AmTrust.
•	Strategic Acquisitions. As we grow we will seek to augment our organic growth with strategic acquisitions of other reinsurers and attractive books of business where it will be accretive to our core business strategy. Our management team is experienced in reviewing potential acquisition candidates and in executing successful acquisitions and integrations.

Competitive Strengths

We believe we have the following competitive strengths, which should position us to underwrite business profitably:

•	Access to Profitable Book of Business from AmTrust. Pursuant to the Quota Share Agreement with a subsidiary of AmTrust, we reinsure 40% of all the insurance business (net of reinsurance with unaffiliated reinsurers) of the types that AmTrust wrote at the time we entered into the Quota Share Agreement. AmTrust generated a weighted average net loss ratio of 64.0% for the three years ended December 31, 2007. The loss ratio is a measure of the profitability of an insurance or reinsurance company’s underwriting operations. It represents a company’s total expenses for losses and loss adjustment expenses (the costs incurred to investigate, adjust and defend claims) incurred as a percentage of total premiums earned. The net loss ratio is the loss ratio calculated after taking into account the effect of any reinsurance.
•	Bermuda-Based Operations. We expect that our Bermuda-based operations will allow us to access reinsurance clients who are increasingly seeking Bermuda-based capacity to meet their reinsurance needs, as well as to access Bermuda’s well-developed network of reinsurance brokers. We believe that we will also benefit from Bermuda’s pool of experienced professionals with significant reinsurance expertise and Bermuda’s favorable regulatory environment that allows for the development and sale of innovative business solutions and cost-effective reinsurance products.
•	Strong Market Relationships. We intend to market our reinsurance products principally through our management’s industry contacts and through independent reinsurance intermediaries. We believe that our senior management team’s significant prior operating experience should allow us to establish our presence in the reinsurance markets.
•	New Insurance Company. As a recently formed company, we are unencumbered by historical liability exposures currently affecting competitors, including claims relating to asbestos and environmental remediation and other mass torts.
•	Access to Professional Asset Management through AmTrust. AmTrust’s investment management team has a proven track record of managing its asset portfolio, which includes equities and fixed income securities. Our asset management agreement with AIIM, a subsidiary of AmTrust, enables us to benefit from this experience.
•	Experienced Management with Knowledge of Primary Insurance Companies and Products. We have assembled a senior management team with extensive experience in underwriting specialty property and casualty business, including workers’ compensation, commercial automobile and commercial general liability programs for businesses in discrete industry segments and extended warranty and specialty risk business with low coverage limits and high volumes. Additionally, Barry D. Zyskind, our non-executive Chairman of the Board, who also serves as the President and Chief Executive Officer of AmTrust, has a proven track record of developing insurance, service and capital solutions for AmTrust and brings his industry experience to his role as our Chairman. See “Management.”

Selected Consolidated Financial Information of AmTrust

The following table sets forth certain financial information of AmTrust which has been extracted from the annual report on Form 10-K for the year ended December 31, 2007 of AmTrust. These historical results are not necessarily indicative of AmTrust’s results to be expected from any future period. In addition, there may have been material developments with respect to AmTrust, which are not disclosed in AmTrust’s public filings or this prospectus. The selected consolidated financial information of AmTrust set forth below should be read together with AmTrust’s public filings, including but not limited to those listed above, in their entirety.

As of and for the Year Ended December 31, 2007
($ in millions)
Gross Written Premium	$839.4
Ceded Premium	(419.5)
Net Written Premium	419.9
Net Earned Premium	444.2
Net Income	90.1
Cash & Investments	1,289.6
Losses and Loss Adjustment Reserves	775.4
Combined Ratio	83.2%
Required Adjustments(1)	2.1

(1)	Represents increases in reserves for prior years.

Reinsurance Solutions

Reinsurance can be written either through treaty or facultative reinsurance arrangements. Treaty reinsurance is a contractual arrangement that provides for automatic reinsuring of a type or category of risk underwritten by the ceding company. In facultative reinsurance, the ceding company cedes, and the reinsurer assumes, all or part of a specific risk or risks. Facultative reinsurance provides protection to ceding companies for losses relating to individual insurance contracts issued to individual insureds. We intend to write most of our reinsurance business on a treaty basis.

Our treaty reinsurance contracts can be written on either a quota share basis, also known as proportional or pro rata, or on an excess of loss basis. Under quota share reinsurance, we will share the premiums as well as the losses and expenses in an agreed proportion with the cedent. Under excess of loss reinsurance, we will generally receive a specified premium for the risk assumed and indemnify the cedent against all or a specified portion of losses and expenses in excess of a specified dollar or percentage amount. In quota share and in certain types of excess of loss reinsurance contracts, we will typically provide a ceding commission to the client.

When we write treaty reinsurance contracts, we will not separately evaluate each of the individual risks assumed under the contracts and we will be largely dependent on the individual underwriting decisions made by the reinsured. Accordingly, we intend to carefully review and analyze the reinsured’s risk management and underwriting practices in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty.

Following our capitalization with our Founding Shareholders’ initial investment and the net proceeds from the private offering, we entered into the Quota Share Agreement with AII. The Quota Share Agreement has a term of 3 years, subject to certain early termination provisions, and will extend for further terms of 3 years unless either party elects not to renew. It should secure for us a stable source of reinsurance premium revenue over the next 3 years from the workers’ compensation, specialty property/ casualty and extended warranty business conducted by AmTrust. In addition, effective January 1, 2008, we have a 45% participation in the working layer of AmTrust’s workers’ compensation excess of loss reinsurance program. As a result of the Quota Share Agreement, we will likely derive most of our gross premiums written from AmTrust’s insurance companies in our initial years of operation. We also plan to primarily focus on reinsuring primary insurance companies in the United States and Europe that specialize in underwriting specialty property and casualty insurance products. We expect many of our opportunities to arise with small insurance companies. In addition, we expect to pursue such opportunities with insurance companies that write program business and that reinsure a substantial amount of their business as well as captive insurance companies established by managing general agents. We may also reinsure other reinsurers of U.S. and European specialty property and casualty insurance business.

We expect our reinsurance operations will offer the following reinsurance solutions:

Quota Share Reinsurance

In quota share reinsurance, the insurer cedes an agreed-upon fixed percentage of liabilities, premiums and losses for each policy covered on a pro rata basis. The reinsurer pays the ceding company a commission, called a ceding commission, on the premiums ceded.

Excess of Loss Reinsurance

Excess of loss reinsurance indemnifies the insured or the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a “retention.” Excess of loss insurance or reinsurance is written in layers. A reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent will typically be placed with predetermined reinsurers in pre-negotiated layers. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears the credit risk of a reinsurer’s insolvency. Loss experience under excess of loss reinsurance tends to be more volatile than under quota share reinsurance.

Product Lines

Because, currently, we derive substantially all of our business from our quota share agreement with AmTrust and we have expertise in underwriting the types of products offered by AmTrust, we are initially focusing on the lines of specialty property and casualty business offered by AmTrust. We plan to expand our line of business offerings, as well as the classes of business written for each line of business, as we develop reinsurance business opportunities.

Workers’ Compensation

We will reinsure workers’ compensation liabilities, which is a statutory coverage requirement for commercial businesses in the United States. Workers’ compensation is required in almost every state to protect employees in case of injury on the job, and the employer from liability for an accident involving an employee. Workers’ compensation insurance provides coverage for the statutory obligations of employers to pay medical care expenses and lost wages for employees who are injured in the course of their employment. We expect to primarily reinsure workers’ compensation liabilities for small businesses.

As of December 31, 2007, AmTrust underwrites workers’ compensation insurance in 40 states and the District of Columbia through a network of approximately 8,000 independent wholesale and retail agents. For the year ended December 31, 2007, six states accounted for approximately 72% of AmTrust’s gross premiums written, with AmTrust’s top state, Florida, accounting for 24%.

The average AmTrust policyholder in its small business workers’ compensation segment has, on average, less than six employees and the average premium is less than $5,000 per policy. AmTrust generally does not insure employers that have more than 75 employees at any one location. The small business risks insured by AmTrust include:

•	restaurants;
•	retail stores;
•	physicians’ and other professionals’ offices;
•	building management-operations by owner or contractor;
•	private schools;
•	hotels;
•	machine shops-light metal working;
•	small grocery and specialty food stores;
•	wholesale shops; and
•	beauty shops.

We believe that AmTrust is able to successfully underwrite small policies because it has developed technology that enables it to underwrite each risk and provide effective loss control for a large number of small risks. Furthermore, we believe that, because of the relatively low premiums, the small business segment is less competitive than the general workers’ compensation segment.

In 2007, AmTrust had gross premiums written of $308.8 million in its small business workers’ compensation segment.

On September 10, 2007, AmTrust announced the closing of its acquisition of Associated Industries Insurance Services, Inc. (“AIIS”), a Florida-based workers’ compensation managing general agency, and its wholly-owned subsidiary, Associated Industries Insurance Company, Inc. (“AIIC”), a Florida workers’ compensation insurer also licensed in Alabama, Georgia and Mississippi. According to AmTrust’s announcement, AIIS produced approximately $130 million in gross written premiums in 2006, of which approximately $58 million was written by AmTrust’s subsidiary, TIC.

Specialty Middle Market Property and Casualty

We will provide reinsurance solutions for narrowly defined classes of business that are underwritten on an individual policy basis by program underwriting agents on behalf of insurance companies. AmTrust’s specialty middle-market property and casualty segment consists of workers’ compensation, general liability, and commercial auto liability for small and middle-market businesses through industry-specific programs managed by general and wholesale agents. The industries include:

•	retail;
•	wholesale;
•	service operations;
•	artisan contracting; and
•	light and medium manufacturing.

Business in this segment is underwritten by the producing agents, who have expertise in the business being underwritten and have developed relationships with retail agents from whom they receive submissions. The producing agents generally share a portion of the risk. As of December 31, 2007, AmTrust was underwriting 28 programs through 17 agents. For the year ended December 31, 2007, workers’ compensation constituted approximately 35% of the business in this segment, commercial auto coverages constituted approximately 20%, general liability constituted approximately 30% and other business constituted approximately 15%. The insureds in this segment generally are small and medium-sized businesses.

In 2007, AmTrust had approximately $224.2 million in gross premiums written in its specialty middle-market property and casualty segment.

Specialty Risk and Extended Warranty

We will reinsure specialty risk and extended warranty coverages, which provide coverage for accidental damage, mechanical breakdown and related risks for consumer and commercial goods in the European Union and the United States. In 2007, AmTrust wrote 55% of its extended warranty and specialty risk business in Europe, whereas as of December 31, 2007, it was underwriting approximately 300 separate coverage plans, and 45% in the United States.

AmTrust’s specialty risk and extended warranty business covers selected risks, including:

•	personal computers;
•	consumer electronics, such as televisions and home theater components;
•	consumer appliances, such as refrigerators and washing machines;
•	automobiles (no liability coverage);
•	cellular telephones;
•	heavy equipment;

•	homeowner’s latent defects warranty in Norway;
•	hand tools; and
•	credit payment protection in the European Union.

AmTrust generally insures manufactures, retailers, service contract providers and third-party administrators who sell extended warranties, service contracts or other contracts, such as credit payment protection contracts, incidental to the sale or lease of consumer and commercial goods. AmTrust generally issues policies which have a term of 12 months, which insure the insured’s contractual liability under contracts issued during the policy term. The contracts have terms ranging from one month to 60 months. AmTrust generally has the right to increase premium rates during the term of the policy and, in Europe, the right to cancel prior to the end of the term.

In 2007, gross premiums written in AmTrust’s extended warranty and specialty risk business totaled $306.4 million.

Markets and Marketing

According to A.M. Best, there are more than 800 property and casualty insurance companies in the U.S. with less than $100 million in surplus. We plan to expand our client base by offering our products primarily to small insurance companies in the United States and Europe, as well as program administrators and Lloyd’s syndicates, that could benefit from the additional underwriting capacity provided by reinsurance to expand their operations. We plan to pursue reinsurance opportunities with insurance companies, like AmTrust, that specialize in workers’ compensation for small businesses in low and medium hazard classes, commercial property and casualty program business for discrete industry segments which are underwritten by managing general agents with expertise and extended warranty and specialty risk programs which are characterized by low coverage limits and high volume. We believe we will be able to offer our prospective reinsureds expertise in underwriting and administering specialty property and casualty business. In cases where we will market our products to managing general agents and program administrators, we may need to identify a primary insurance carrier that would be willing to insure the relevant risks and reinsure them to us.

We expect to produce our third-party reinsurance business through reinsurance brokers worldwide, which will receive a brokerage commission generally equal to a percentage of gross premiums. Our Chief Executive Officer and underwriters have extensive industry relationships with reinsurance intermediaries worldwide. We believe these relationships will allow us to establish our presence in the reinsurance markets in the United States as well as provide flexibility in managing our policy acquisition costs.

Because our Chief Executive Officer has an established reputation in the London market as an extended warranty and specialty risk underwriter, we also expect to have opportunities to reinsure such risks in the London market.

Claims Management

The claims function provides claims adjustment and legal defense services for our reinsurance products, and the organization of our claims operations will be tailored to meet the requirements of our reinsurance. We will oversee the claims function, which will be provided primarily by the primary insurance companies to whom we provide reinsurance. Also, we may obtain claims adjustment and legal defense or claims audit services from other third-party claims administrators. In addition, we will maintain databases of the claims experience of each of our reinsurance arrangements, which will be utilized by our claims staff as well as our actuarial and other financial staff.

With respect to our reinsurance businesses, the primary insurance company, which is our client, will provide the primary claims adjustments, and we will monitor the overall results primarily for the purposes of analyzing underlying business trends and establishing our overall loss reserves, and we may also advise on individual large claims. Under our reinsurance agreements with the primary insurance company, we will require the primary insurance company to provide claims data to us promptly, including immediate notification of individual large claims, and we will have the right to inspect and audit its claims files. Prior to entering into any such agreements, we will conduct due diligence on the primary insurance company’s claims operations to assess its ability to handle the claims anticipated under these agreements.

AmTrust internally administers the majority of its workers’ compensation claims. AmTrust utilizes a proprietary system of internet-based tools and applications that enable its claims staff to concentrate on investigating submitted claims, to seek subrogation opportunities and to determine the compensability of each claim. This system allows the claims process to begin as soon as a claim is submitted.

AmTrust’s small business workers’ compensation adjusters have an average of 20 years of experience. Supervision of the adjusters is performed by its internal claims manager in each region. Increases in reserves over the authority of the claims adjuster must be approved by supervisors. Senior claims managers provide direct oversight on all claims with an incurred value of $50,000 or more.

In AmTrust’s specialty risk and extended warranty segment, third-party administrators generally handle claims on policies and provide monthly loss reports. AmTrust reviews the monthly reports and if the losses are unexpectedly high, AmTrust generally has the right to adjust its pricing or cease underwriting new business under the coverage plan. AmTrust routinely audits the claims paid by the administrators. AmTrust generally settles specialty risk claims in-kind — by repair or replacement — rather than in cash. AmTrust seeks to reduce its loss exposure through volume fixed-fee repair or replacement agreements with third parties. AmTrust also utilizes experts to validate certain types of claims, such as claims made for coverage on heavy machinery.

In AmTrust’s specialty middle-market property and casualty segment, third-party administrators generally handle claims and provide periodic loss reports. Approximately 17 such providers administered this business as of December 31, 2007. The loss experience of each coverage is closely monitored and claims paid by the administrators are audited on a periodic basis.

Prior to entering into a reinsurance agreement with a primary insurance company, we will conduct due diligence to ensure that the company shares our philosophy of expedient, fair and consistent claims handling with adequate control of loss adjustment expenses and has the capabilities to implement our philosophy. We will monitor on a continual basis the results of their claims adjustment and legal defense services. We expect that with respect to first party claims, where the policy holder is the claimant, the claims function would provide a prompt response to inspect the damage, ascertain the extent damages are covered under the insurance policy, assess whether the claim should be resolved by settlement or be denied or defended and make prompt payment to the insured as appropriate. With respect to third-party claims, where a person other than the insured is the claimant, we expect the claims function to thoroughly investigate the potential for liability as soon as the claim is reported and assess whether the claim should be resolved by settlement or be denied or defended.

We will establish case reserves for each claim based upon all of the facts available at the time of the claim to record our best estimate of the ultimate value of each claim. We will establish reserves on a case by case basis for the estimated costs of legally defending third-party claims, or allocated loss adjustment expense reserves. In addition, we will establish reserves to record on an overall basis the costs of adjusting claims that have occurred but not yet been settled, or unallocated loss adjustment expense reserves.

Because we expect that substantially all of our business in our first year will result from the Quota Share Agreement with AII, we do not plan to hire a full-time executive dedicated to claims during the first year. Our claims operations will be overseen by our senior executives. Our senior executives will work closely with our actuarial staff in reviewing the results of our reinsurance agreements.

Reserves

We are required to establish reserves for losses and loss expenses under applicable insurance laws and regulations and U.S. GAAP. These reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss expenses for reinsured claims that have occurred at or before the balance sheet date, whether already known to us or not yet reported. Our policy will be to establish these losses and loss reserves prudently after considering all information known to us as of the date they are recorded.

Loss reserves fall into two categories: case reserves for reported losses and loss expenses associated with a specific reported insured claim, and reserves for incurred but not reported, or “IBNR,” losses and loss adjustment expenses. We will establish these two categories of loss reserves as follows:

•	Reserves for reported losses – Following our analysis of a notice of claim received from a ceding company, we will establish a case reserve for the estimated amount of its ultimate settlement and its estimated loss adjustment expenses. Like other insurers, we will establish case reserves based upon the amount of claims reported and may subsequently supplement or reduce the reserves as our claims department deems necessary.
•	IBNR reserves – We will also estimate and establish reserves for loss amounts incurred but not yet reported, including expected development of reported claims. These IBNR reserves will include estimated loss adjustment expenses. We will calculate IBNR reserves by using generally accepted actuarial techniques. We will utilize actuarial methodologies that rely on historical losses and loss adjustment expenses, statistical models, projection techniques as well as our pricing analyses. We will revise these reserves for losses and loss adjustment expenses as additional information becomes available and as claims are reported and paid.

Loss reserves represent our best estimate, at a given point in time, of the ultimate settlement and administration cost of claims incurred. We will use statistical and actuarial methods to estimate our ultimate expected losses and loss adjustment expenses. Since the process of estimating loss reserves requires significant judgment due to a number of variables, such as fluctuations in inflation, judicial trends, legislative changes and changes in claims handling procedures, our ultimate liability may exceed or be less than these estimates. Our actuaries will utilize several methodologies to project losses and corresponding reserves. Based upon these methods, our actuaries will determine a best estimate of the loss reserves.

Since our accounts are new, our actuaries will utilize available loss development statistics from the brokers and primary insurance companies with whom we do business as a basis for conducting these types of projections.

In addition, we analyze a significant amount of insurance industry information with respect to the pricing environment and loss settlement patterns. In combination with our individual pricing analyses, we use this industry information to guide our loss and loss expense estimates. We regularly review these estimates, and we reflect adjustments, if any, in earnings in the periods in which they are determined. We expect that we will, from time to time, engage independent external actuarial specialists to review specific pricing and reserving methods and results.

Because, currently, we derive substantially all of our business from the Quota Share Agreement with AII, our reserves are based largely on the reserves established by AmTrust. We believe that AmTrust utilizes appropriate reserving techniques to establish reserves in each of its business segments. In its small business workers’ compensation and specialty middle-market property and casualty segments, AmTrust establishes case reserves, IBNR reserves for loss and defense and containment cost expenses (“DCC expenses”) and an adjusting and other reserve (“AO reserve”). A case reserve is established for each reported claim at the time it is reported. It is based on the estimate of the most likely outcome of the claim at that time. The estimate covers anticipated medical costs, indemnity costs and DCC expenses.

The IBNR reserve is an aggregate reserve for losses and DCC expenses which have been incurred but have not yet been reported to the insurance company and development on case reserves. The IBNR reserves are developed through application of appropriate actuarial methods. AmTrust utilizes a combination of its historical cumulative incurred losses and industry data to establish loss development factors. AmTrust ultimately establishes its IBNR reserves by utilizing judgment and consideration of its consulting actuary’s application of AmTrust and industry loss development factors, and underwriting, claims handling and operational factors.

To establish AO reserves, AmTrust reviews past adjustment expenses in relation to past claims and estimates future costs based on expected claims activity and duration.

In AmTrust’s extended warranty and specialty risk segment, claims are usually paid quickly, and, generally, case reserves are not established. Because development on known claims is negligible and the reporting lag for claims in this segment is generally small, IBNR reserves are not significant relative to paid claims. However, there is generally more uncertainty in the unearned premium reserve, which, in this segment, is an estimate of AmTrust’s liability for future losses emanating from the unearned portion of premium for coverage of extended warranty contracts. The unearned premium reserve is calculated by analyzing each extended warranty coverage plan separately, subdivided by contract year, type of product and length of contract, ranging from one month to five years. The primary actuarial methodology used to project future losses for the unexpired terms of contracts is to project the future number of claims, then multiply them by the average claims cost.

Underwriting

We employ a disciplined approach to underwriting and risk management that relies heavily upon the collective underwriting expertise of our management and staff, as well as upon our underwriting process management approach. This expertise is guided by the following underwriting principles:

•	We plan to accept only those risks that we believe will earn a level of profit commensurate with the risk they present;
•	We intend to perform independent pricing or risk review of insurance risks;
•	We will seek to accept only those risks which have demonstrated track records of profitable performance or else present limited downside potential; and
•	We plan to consistently use peer review in our underwriting acceptance process.

We currently have a small underwriting department consisting of two persons. See “Management.”

Our underwriting process for all new programs, treaties or risk-sharing arrangements will consider the appropriateness of insuring the client by evaluating the quality of its management, its risk management strategy and its track record. In addition, we plan to require each program, treaty or risk-sharing arrangement to include significant information on the nature of the perils to be included and detailed aggregate information as to the location or locations of the risks covered. We plan to obtain available information on the client’s loss history for the perils being insured or reinsured, together with relevant underwriting considerations.

In addition, our underwriters plan to use a variety of means, including specific contract terms, to manage our exposure to loss. Our underwriters plan to also use appropriate contract exclusions, terms and conditions to further eliminate particular risks or exposures that they deem to be significant.

In conjunction with testing each proposed issuance against our underwriting criteria, we plan to evaluate the proposal in terms of its risk/reward profile to assess the adequacy of the proposed pricing and its potential impact on our overall return on capital as well as our corporate risk objectives. We plan to regularly review and revise our profitability guidelines to reflect changes in market conditions, interest rates, capital structure and market-expected returns.

We plan to hire an actuary as well as rely on outside consultants as necessary. The actuarial and underwriting estimates that we make in our underwriting and pricing analyses will be explicitly tracked by program and treaty on an ongoing basis through our underwriting audit and actuarial reserving processes. We will require significant amounts of data from our clients and intend only to accept business for which the data provided to us is sufficient for us to make an appropriate analysis. We may supplement the data provided to us by our clients with information from the Insurance Services Offices, the National Council on Compensation Insurance, the Reinsurance Association of America and other ratemaking associations.

We will control overall risk from natural catastrophes in the aggregate and exposures from any one client. To monitor the catastrophe and accumulation risk of our business, we may subscribe to and utilize natural catastrophe-modeling tools.

Ceded Reinsurance

Reinsurers may purchase reinsurance, which is referred to as retrocessional reinsurance, to cover their own risk exposure or to increase their capacity. We have considered whether or not to obtain retrocessional coverage with respect to the reinsurance we assume from AII and have decided not to obtain such coverage at this time because the Quota Share Agreement with AII excludes any risk on which AmTrust’s net retention exceeds $5 million and because we intend to write most of our reinsurance business such that our gross exposure to any single claim is limited. In the future, we may purchase retrocessional reinsurance to manage our net exposures and to increase our capacity.

Retrocessional reinsurance will not relieve us of our obligations to our insureds. We must pay these obligations without the benefit of reinsurance to the extent our reinsurers do not pay us. We will evaluate and monitor the financial condition of our reinsurers and monitor concentrations of credit risk. We will also seek to purchase reinsurance from entities rated “A-” or better by A.M. Best, and we intend to regularly monitor its collectibility, making balance sheet provisions for amounts we consider potentially uncollectible and requesting collateral where necessary.

We will monitor and limit our exposure through a combination of aggregate limits, underwriting guidelines and reinsurance. We will also periodically reevaluate the probable maximum loss for the exposures by using third-parties’ software and modeling techniques, and we will seek to limit the probable maximum loss to a pre-determined percentage of our total shareholders’ equity.

AmTrust’s Third-Party Reinsurance

Under the Quota Share Agreement with AII, we reinsure 40% of the covered business written by AmTrust, net of any reinsurance maintained by AmTrust with unaffiliated reinsurers. Accordingly, Maiden Insurance receives 40% of AmTrust’s premiums net of premiums ceded to unaffiliated reinsurers, and, in the case of IGI, net of commissions paid to producers, and is liable for 40% of losses and loss adjustment expenses net of any reinsurance recoverable (whether collectible or not) from unaffiliated reinsurers. The discussion below describes AmTrust’s current reinsurance with unaffiliated reinsures. We are not able to control the types or amounts of reinsurance that AmTrust purchases from unaffiliated reinsurers. Any changes that AmTrust makes to such reinsurance may affect our profitability and our capacity to write additional business.

AmTrust’s insurance subsidiaries cede portions of their insurance risk to limit their maximum loss as a result of a single occurrence. The cost and limits of the reinsurance coverage AmTrust purchases vary from year to year based upon the availability of quality reinsurance at an acceptable price and AmTrust’s desired level of retention. Retention refers to the amount of risk that AmTrust retains for its own account. AmTrust has obtained excess of loss reinsurance for its small business workers’ compensation coverage and the workers’ compensation portion of its specialty middle-market property and casualty business segment. AmTrust has obtained variable quota share reinsurance for its European Union specialty risk and extended warranty insurance exposures. It has also obtained reinsurance to cover the property portion of the business in this segment, which represents a small portion of the segment (less than $1 million of premium in 2007). AmTrust does not plan to reinsure the general liability and auto liability portions of the business in this segment.

Third-Party Workers’ Compensation Reinsurance

AmTrust purchases excess of loss reinsurance for its workers’ compensation business, which includes workers’ compensation that is attributable to both the small business workers’ compensation segment as well as the specialty middle-market segment. AmTrust’s excess of loss reinsurance is written in layers, in which the reinsurers accept a band of coverage up to a specified amount. In return for this coverage, AmTrust pays its reinsurers a percentage of its net or gross earned insurance premiums subject to certain minimum reinsurance premium requirements. Different layers in AmTrust’s excess of loss reinsurance program are scheduled to renew at different times during the year. Currently, AmTrust’s retention for workers’ compensation claims other than those arising out of acts of terrorism is $1.0 million per occurrence, subject to an annual aggregate deductible of $1.25 million.

The following description of AmTrust’s third-party reinsurance protection covers the period through December 31, 2008. Some layers of this reinsurance include so-called “sunset clauses” which limit reinsurance coverage to claims reported within eight years or, in some cases, ten years, of the inception of a 12-month contract period and may also include commutation clauses which permit reinsurers to terminate their obligations by making a final payment to AmTrust based on an estimate of their remaining liabilities, which may ultimately prove to be inadequate. In addition to insuring employers for their statutory workers’ compensation liabilities, AmTrust’s workers’ compensation policies provide insurance for the employers’ tort liability (if any) for bodily injury or disease sustained by employees in the course of their employment. Certain layers of AmTrust’s workers’ compensation reinsurance exclude coverage for such employers’ liability insurance or provide coverage for such insurance at lower limits than the applicable limits for workers’ compensation insurance.

As of January 1, 2008, AmTrust retains the first $1.0 million per occurrence on workers’ compensation claims other than those arising out of acts of terrorism. AmTrust cedes losses greater than $1.0 million for such claims. AmTrust’s reinsurance for such claims totals $129.0 million, structured as a five layer tower. The first three layers of this reinsurance exclude coverage for AmTrust’s participation in assigned risk pools.

•	The first layer of this reinsurance provides $9.0 million of coverage per occurrence in excess of AmTrust’s $1.0 million retention. It has an annual aggregate deductible of $1.25 million and reinsures losses in excess of $1.0 million up to $10.0 million. Pursuant to these deductible provisions, AmTrust must pay a total amount of $1.25 million in workers’ compensation losses in excess of its $1.0 million retention before it is entitled to any reinsurance recovery. As of January 1, 2008, Maiden Insurance has a 45% participation in this layer.
•	The second layer provides $10.0 million of coverage per occurrence in excess of $10.0 million. This layer reinsures losses in excess of $10.0 million up to $20.0 million.
•	The third layer provides $30.0 million of coverage per occurrence for claims in excess of $20.0 million. This layer provides coverage for losses in excess of $20.0 million up to $50.0 million. It has limits of $10.0 million per individual. This means that if an individual is involved in a compensable claim, the maximum coverage provided under this layer would not exceed $10.0 million for that individual. It has an aggregate limit of $60.0 million for the entire 12-month contract period.
•	The fourth layer provides $30.0 million of coverage per occurrence for claims in excess of $50.0 million. It reinsures losses in excess of $50.0 million up to $80.0 million. It has limits of $10.0 million per individual and an aggregate limit of $60.0 million for the entire 12-month contract period.
•	The fifth layer provides $50.0 million of coverage per occurrence for claims in excess of $80.0 million. It reinsures losses greater than $80.0 million up to $130.0 million. It has limits of $10.0 million per individual and an aggregate limit of $100.0 million for the entire 12-month contract period.

Certain layers of AmTrust’s reinsurance provide coverage for losses caused by terrorism. For terrorism losses in excess of $20.0 million per occurrence, AmTrust has three layers of reinsurance, none of which provides coverage for nuclear, biological or chemical terrorism. This additional reinsurance is provided net of any recovery that AmTrust receives from the federal government pursuant to the Terrorism Risk Insurance Act of 2002 (“TRIA”), as modified by the Terrorism Risk Insurance Extension Act of 2005 (“TRIEA”) and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”).

•	The first layer of this additional reinsurance provides $30.0 million of coverage per occurrence for claims in excess of $20.0 million. It reinsures terrorism losses in excess of $20.0 million up to $50.0 million and has an aggregate limit of $30.0 million for the entire 12-month contract period.
•	The second layer of this additional reinsurance provides $30.0 million of coverage per occurrence for claims in excess of $50.0 million. This layer provides coverage for losses in excess of $50.0 million up to $80.0 million and has an aggregate limit of $30.0 million for the entire 12-month contract period.
•	The third layer of this additional reinsurance provides $50.0 million of coverage per occurrence for claims in excess of $80.0 million. It reinsures losses in excess of $80.0 million up to $130.0 million and has an aggregate limit of $50.0 million for the entire 12-month contract period.

TRIA, as extended and amended by TRIEA and TRIPRA, requires that commercial property and casualty insurance companies offer coverage (with certain exceptions, such as with respect to commercial auto insurance) for certain acts of terrorism and has established a federal assistance program through the end of 2014 to help such insurers cover claims for terrorism-related losses. TRIA, as extended and amended by TRIEA and TRIPRA, covers certified acts of terrorism, and the U.S. Secretary of the Treasury must declare the act to be a “certified act of terrorism” for it to be covered under this federal program. In addition, no certified act of terrorism will be covered by the TRIA program, as extended and amended by TRIEA and TRIPRA, unless the aggregate insurance industry losses from the act exceed $100 million. Under the TRIA program, as extended and amended by TRIEA and TRIPRA, the federal government covers 85% of the losses from covered certified acts of terrorism on commercial risks in the United States only, in excess of a deductible amount. This deductible is calculated as a percentage of an affiliated insurance group’s prior year premiums on commercial lines policies (with certain exceptions, such as commercial auto insurance policies) covering risks in the United States. This deductible amount is 20% of such premiums.

The Federal terrorism risk assistance provided by TRIA, TRIEA and TRIPRA will expire at the end of 2014.

Third-Party Specialty Risk and Extended Warranty Reinsurance

Since January 1, 2003, AmTrust has had variable quota share reinsurance with Munich Reinsurance Company (“Munich Re”) for AmTrust’s specialty risk and extended warranty insurance, including mechanical breakdown and accidental damage coverage. The scope of this reinsurance arrangement is broad enough to cover all of AmTrust’s specialty risk and extended warranty insurance worldwide. However, AmTrust does not currently cede to Munich Re the majority of its U.S. specialty risk and extended warranty business, although it may cede more of this U.S. business to Munich Re in the future. In 2007, AmTrust ceded approximately 1.65% of its total gross written premium to Munich Re.

Under the variable quota share reinsurance arrangements with Munich Re, AmTrust may elect to cede from 15% to 50% of each covered risk, but Munich Re shall not reinsure more than £850,000 (or, based on an exchange rate of 1.9947 U.S. Dollars to 1.0 U.K. Pounds as of April 4, 2008, approximately $1.70 million) for each ceded risk which AmTrust at acceptance regards as one individual risk. This means that regardless of the amount of insured losses generated by any ceded risk, the maximum coverage for that ceded risk under this reinsurance arrangement is £850,000 (or, based on an exchange rate of 1.9947 U.S. Dollars to 1.0 U.K. Pounds as of April 4, 2008, approximately $1.70 million). For the majority of the business ceded under this reinsurance arrangement, AmTrust cedes 35% of the risk to Munich Re, but for some newer or larger risks, AmTrust cedes a larger share to Munich Re. This reinsurance is subject to a limit of £2.5 million (or, based on an exchange rate of 1.9947 U.S. Dollars to 1.0 U.K. Pounds as of April 4, 2008, approximately $4.99 million) per occurrence of certain natural perils such as windstorms, earthquakes, floods and storm surge. Coverage for losses arising out of acts of terrorism is excluded from the scope of this reinsurance.

Competition

The reinsurance industry is highly competitive. We compete with various reputable and established reinsurers, such as QBE Insurance Group Limited, PartnerRe Ltd., Max Re Ltd., Munich Reinsurance America Inc. and General Reinsurance Corporation. Many of these competitors have more, and in some cases substantially more, capital and greater marketing and management resources than we expect to have, and may offer a broader range of products and more competitive pricing than we expect to, or will be able to, offer. Because we have limited operating history, many of our competitors also have greater name and brand recognition than we have. In particular, we compete with various large and small reinsurers including large and multi-national reinsurers and Bermuda-based reinsurers.

Competition in the types of business that we underwrite is based on many factors, including:

•	reputation;
•	strength of client relationships;
•	perceived financial strength;
•	management’s experience in the line of reinsurance to be written;

•	premiums charged and other terms and conditions offered;
•	services provided, products offered and scope of business, both by size and geographic location;
•	financial ratings assigned by independent rating agencies; and
•	speed of claims payment.

Increased competition could result in fewer applications for coverage, lower premium rates and less favorable policy terms, which could adversely impact our growth and profitability. We are unable to predict the extent to which new, proposed or potential initiatives may affect the demand for our products or the risks that may be available for us to consider underwriting.

We plan to differentiate ourselves from other reinsurers primarily by leveraging the primary insurance company expertise of our senior management to provide reinsurance solutions that are designed to respond to the needs of small insurance companies, and to larger insurance companies seeking to effectively manage their capital and risk by accessing our capabilities. By positioning ourselves in this manner and providing our unique product offerings, we believe we can successfully differentiate ourselves from other reinsurers that we believe are focused primarily on providing broad-based reinsurance solutions.

Because, initially, we expect to derive substantially all of our business from the Quota Share Agreement with AII, we are subject to the impact of competition on AmTrust in its business segments. There is significant competition in the workers’ compensation insurance sector, which is based on many factors, including coverage availability, claims management, safety services, payment terms, premium rates, policy terms, types of insurance offered, overall financial strength, financial ratings assigned by independent rating organizations, such as A.M. Best, and reputation. Some of the insurers with which AmTrust competes have significantly greater financial, marketing and management resources and experience than AmTrust. AmTrust may also compete with new market entrants in the future. AmTrust’s competitors include other insurance companies, state insurance pools and self-insurance funds. More than 350 insurance companies participate in the workers’ compensation market. The insurance companies with which AmTrust competes vary by state and by the industries we target.

We believe that AmTrust has competitive advantages, which include its underwriting and claims management practices and systems and an A.M. Best rating of “A-” (Excellent). In addition, we believe that AmTrust’s premium rates are competitively priced and typically are lower than those for policyholders assigned to the state insurance pools, making AmTrust a viable alternative for policyholders in those pools.

We believe that the specialty middle-market property and casualty sector and the specialty risk and extended warranty sector are not as developed as most other insurance sectors (including workers’ compensation insurance). We believe that AmTrust is recognized for its expertise in these markets. Nonetheless, AmTrust faces significant competition, including several internationally well-known insurers that have significantly greater financial, marketing and management resources. We believe that AmTrust has competitive advantages, which include the ability to provide technical assistance to warranty providers, experienced underwriting, resourceful claims management practices and good relations with many leading warranty administrators.

In its specialty middle-market and casualty segment, AmTrust faces competition from several large competitors which have significantly greater financial, marketing and management resources. AmTrust does not compete for high exposure or professional liability business and prefers to underwrite less volatile classes of business. The company does maintain the requisite A.M. Best rating and financial size to compete favorably for target business.

Investments

Our investment guidelines specify minimum criteria on the overall credit quality, liquidity and risk-return characteristics of our investment portfolio and include limitations on the size of particular holdings, as well as restrictions on investments in different asset classes. We entered into an asset management agreement with a subsidiary of AmTrust, who serves as our investment manager. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Investments,” “Business — Relationships with AmTrust” and “Certain Relationships and Related Transactions — Our

Arrangements with AmTrust and Its Subsidiaries.” Our management monitors our overall investment returns, reviews compliance with our investment guidelines and reports overall investment results to our board of directors on a quarterly basis.

Our investment strategy seeks to preserve principal and maintain liquidity while trying to maximize investment return through a high quality, diversified portfolio. Investment decision making is guided mainly by the nature and timing of our expected liability payouts, management’s forecast of our cash flows and the possibility that we will have unexpected cash demands, for example, to satisfy claims due to catastrophic losses. Our investment portfolio consists mainly of highly rated and liquid fixed income securities.

Our investment guidelines require compliance with applicable local regulations and laws. Without the approval of our board of directors, we will not purchase financial futures, forwards, options, swaps and other derivatives, except for purposes of hedging capital market risks or replication transactions, which are defined as a set of derivative and securities transactions that, when combined, produce the equivalent economic results of an investment that meets our minimum criteria. The majority of our investment holdings are denominated in U.S. dollars.

The first priority of our investment strategy is preservation of capital, with a secondary focus on maximizing an appropriate risk adjusted return. We expect to maintain sufficient liquidity from funds generated from operations to meet our anticipated insurance obligations and operating and capital expenditure needs. The excess funds will be invested in accordance with overall corporate investment guidelines. Our investment guidelines are designed to maximize investment returns through a prudent distribution of cash and cash equivalents, fixed maturities and equity positions. Cash and cash equivalents include cash on deposit, commercial paper, pooled short-term money market funds and certificates of deposit with an original maturity of 90 days or less. Our fixed maturity securities will include obligations of U.S. agencies, obligations of U.S. corporations and mortgage-backed securities, all of which we expect to be agency-backed and AAA rated. Our investment portfolio contains no investments in sub-prime mortgages or sub-prime mortgage securitizations.

As of December 31, 2007, we had total investments of $490.4 million, not including cash and cash equivalents or amounts loaned to AII to collateralize our obligations under the Quota Share Agreement. As of December 31, 2007, we held $35.7 million of total invested assets in cash and cash equivalents. As of December 31, 2007 we had loaned funds on an unsecured basis in the amount of $113.5 million to AII. This loan bears interest at a rate equal to one-month LIBOR plus 90 basis points. See “Certain Relationships and Related Transactions — Our Arrangements with AmTrust and Its Subsidiaries — Loans and Other Collateral.” The discussion and tables below do not include the loan to AII in our investments. We may invest a portion of our assets in equity securities in an effort to enhance our overall return. The Company’s investment portfolio is managed by AIIM.

Our investment portfolio, including cash and cash equivalents, had a carrying value of $526.2 million as of December 31, 2007. The portfolio as of December 31, 2007 is summarized in the table below by type of investment.

	Carrying Value	Percentage of Portfolio
	(dollars in thousands)
Fixed income securities:
Mortgage backed securities	$205,023	38.9%
Corporate bonds	269,766	51.3
	$474,789	90.2%
Other investments:
Hedge funds	$15,480	2.97%
Other	176	0.03
Total other investments	15,656	3.0
Total investments, excluding cash and cash equivalents	490,445	93.2
Cash and cash equivalents	35,729	6.8
	$526,174	100%

As of December 31, 2007, our fixed maturity portfolio had a carrying value of $474.8 million, which represented 90.2% of the carrying value of our investments, including cash and cash equivalents. The table below summarizes the credit quality of our fixed maturity securities as of December 31, 2007 as rated by Standard and Poor’s.

S & P Rating	Percentage of Fixed Maturity Portfolio
Agency Mortgage Backed Securities(1)	43.2
AAA	0.5
AA-	21.1
A+	19.8
A	5.8
A-	3.5
BBB+	2.0
BB	4.1
Total	100%

(1)	Agency-backed and AAA rated securities.

The table below shows the composition of our fixed maturity securities by remaining time to maturity as of December 31, 2007.

Remaining Time to Maturity	Amount	Percentage of Fixed Maturity Portfolio
	(in thousands)
Less than one year	$19,779	4.2%
One to five years	69,908	14.7
Five to ten years	180,079	37.9
Due after ten years	—	—
Mortgage backed securities(1)	205,023	43.2
Total	$474,789	100%

(1)	Agency-backed and AAA rated securities.

The table below summarizes the average yield and duration by type of fixed maturity as of December 31, 2007.

Fixed Income Investment Type	Average Yield	Average Duration in Years
Corporate bonds	6.4%	5.2
Mortgage backed securities(1)	5.5%	3.2

(1)	Agency-backed and AAA rated securities.

We plan to regularly evaluate our investment portfolio to identify other-than-temporary impairments in the fair values of the securities held in our investment portfolio. We will consider various factors in determining whether a decline in the fair value of a security is other-than-temporary, including:

•	how long and by how much the fair value of the security has been below its cost;

•	the financial condition and near-term prospects of the issuer of the security, including any specific events that may affect its operations or earnings;
•	our intent and ability to keep the security for a sufficient time period for it to recover its value;
•	any downgrades of the security by a rating agency; and
•	any reduction or elimination of dividends, or nonpayment of scheduled interest payments.

As of December 31, 2007, there have been no other-than-temporary declines in the fair values of the securities held in our investment portfolio.

As of December 31, 2007, we did not hold any fixed maturity securities with unrealized losses in excess of 20% of the security’s carrying value as of that date.

The tables below summarize the gross unrealized losses of our available-for-sale securities and other investments that were in an unrealized loss position as of December 31, 2007:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	($ in thousands)
Other investments	$—	—	$—	—	$—	—
Available-for-sale securities:
Mortgage-backed securities	—	—	—	—	—	—
Corporate fixed maturities	249,233	(15,081)	—	—	249,233	(15,081)
Total temporarily impaired securities available-for- sale securities and other investments	$249,233	$(15,081)	—	—	249,233	(15,081)

Ratings

Ratings by independent agencies are an important factor in establishing the competitive position of reinsurance companies and will be important to our ability to market and sell our products. Rating organizations continually review the financial positions of insurers. A.M. Best is one of the most important rating agencies for reinsurance companies. A.M. Best maintains a letter scale rating system ranging from “A++” (Superior) to “F” (In Liquidation). In evaluating a company’s financial strength, A.M. Best reviews the company’s profitability, leverage and liquidity, as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its loss and loss expense reserves, the adequacy of its surplus, its capital structure, the experience and competence of its management and its market presence.

The objective of A.M. Best’s ratings system is to provide an opinion of an insurer’s or reinsurer’s financial strength and ability to meet ongoing obligations to its policyholders. These ratings will reflect our ability to pay policyholder claims and are not applicable to the securities offered in this prospectus, nor are they a recommendation to buy, sell or hold our shares. These ratings are subject to periodic review by, and may be revised or revoked at the sole discretion of A.M. Best.

Maiden Insurance has received a financial strength rating of “A-” (Excellent) from A.M. Best, which is the fourth highest of sixteen rating levels.

The maintenance of the assigned rating depends upon Maiden Insurance operating substantially as our management has represented to A.M. Best. Maiden Insurance’s rating will be subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best. A.M. Best formally evaluates its financial strength ratings of insurance companies at least once every twelve months and monitors the performance of rated companies throughout the year. If A.M. Best subsequently downgrades its rating, our competitive position would suffer, and our ability to market our products, to obtain customers and to compete in the reinsurance industry would be adversely affected. A subsequent downgrade, therefore, could result in a substantial loss of business as our insurance company clients may move to other reinsurers with higher claims paying and financial strength ratings.

Employees and Administration

Based upon our business strategy, we conduct our business with a relatively small staff of full-time employees. As of April 23, 2008, we employed six employees, five of whom were full-time.

We manage our reinsurance business and various corporate functions from Bermuda. Our personnel includes our President and Chief Executive Officer (who will not devote all of his time to our company initially), our Chief Financial Officer, our Chief Operating Officer and General Counsel, and the two Senior Vice Presidents – Underwriting of Maiden Insurance. We are in the process of hiring additional personnel to our corporate and reinsurance financial and actuarial staff in Bermuda. At the end of our first year of operations, we expect to have six to ten full-time employees in our Bermuda office performing these functions, and we expect that the number of employees in Bermuda will grow as necessary to support our operations.

Our Organization

Maiden Holdings was originally incorporated in May 2007 under Cayman Islands law. We have since changed our jurisdiction of organization to Bermuda by discontinuing from the Cayman Islands, continuing into Bermuda as a Bermuda exempted company and amalgamating with a new Bermuda company to form Maiden Holdings, Ltd. Our reinsurance subsidiary, Maiden Insurance was incorporated on June 29, 2007 and was licensed as a Class 3 Bermuda insurer on July 6, 2007. Maiden Insurance commenced writing business effective as of July 1, 2007.

Properties

We have executed a lease for facilities in Bermuda requiring a monthly payment of $12,000. The initial term of this lease expires on July 31, 2009 with an option to extend the term of the lease for an additional year at the then market rate rent.

We have also made an arrangement in December 2007 to lease further space in Bermuda commencing January 1, 2008 (but we have not yet executed a related lease agreement). The initial term of this agreement expires on December 31, 2010 with two options of three years at the then market rent. We believe that these facilities are sufficient for our current purposes.

Future minimum lease payments as of December 31, 2007 under non-cancellable operating leases for each of the next five years are approximately as follows:

December 31, 2007
2008	$360
2009	300
2010	216
2011	—
2012 and thereafter	—
$876

We executed two further leases in Bermuda in January 2008. Together these leases require monthly payments of $11,000. These leases expire on January 31, 2009, with no option to renew.

Legal Proceedings

We are not a party to any pending or threatened material litigation and are not currently aware of any pending or threatened material litigation. In the normal course of business, we may become involved in various claims and legal proceedings.

REGULATION

General

The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers. In Bermuda, we expect to operate under a relatively less intensive regulatory regime.

Regulation of Maiden Insurance

As a holding company, Maiden Holdings is not subject to the laws of Bermuda governing insurance companies. Maiden Insurance is registered in Bermuda under the Insurance Act as a Class 3 insurer and is subject to the Insurance Act.

The Insurance Act, which regulates the insurance business of Maiden Insurance, provides that no person shall carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the BMA, which is responsible for the day-to-day supervision of insurers. Under the Insurance Act, insurance business includes reinsurance business. The BMA, in deciding whether to grant registration, has broad discretion to act as the BMA sees fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. In addition, the BMA is required by the Insurance Act to determine whether a person who proposes to control at least 10 percent, 20 percent, 33 percent or 50 percent (as applicable) of the voting powers of a Bermuda registered insurer or its parent company is a fit and proper person to exercise such degree of control; such determination must be made before control is acquired. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the BMA on matters connected with the discharge of the BMA’s functions, while sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

Classification of Insurers

The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. Maiden Insurance is a Class 3 insurer, and it is regulated as such under the Insurance Act. Class 3 insurers are generally insurers which are licensed to write general business, being everything except for life, annuity and certain types of accident and health insurance. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation and Class 3 insurers subject to greater regulation than Class 1 and Class 2 insurers. We do not intend, at this time, to obtain a license for Maiden Insurance to carry on long-term business. Long-term business includes life insurance and disability insurance with terms in excess of five years. General business broadly includes all types of insurance that is not long-term business.

Cancellation of Insurer’s Registration

An insurer’s registration may be cancelled by the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA, the insurer has not been carrying on business in accordance with sound insurance principles.

Principal Representative

An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. Maiden Insurance’s principal representative is AIIM whose offices are located at 7 Reid Street, Hamilton HM 11, Bermuda. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days’ notice in writing to the BMA is given of the intention to do so. We have filed an application with the BMA appointing Michael Tait as our principal representative in Bermuda, and that appointment is still pending approval from the BMA. It is the duty of the principal representative upon reaching the view that there is a likelihood of the insurer (for which the principal representative acts) becoming insolvent or that a reportable “event” has, to the principal representative’s knowledge, occurred or is believed to have occurred, to immediately notify the BMA and to make a report in writing to the BMA within 14 days, setting out all of the particulars of the case that are available to the principal representative. Examples of such a reportable “event” include failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio. The written report submitted to the BMA must set out all the particulars of the case that are available to the principal representative.

Independent Approved Auditor

Every registered insurer must appoint an independent auditor (the “approved auditor”) who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Maiden Insurance, are required to be filed annually with the BMA. The independent auditor of Maiden Insurance must be approved by the BMA and may be the same person or firm which audits Maiden Insurance’s financial statements and reports for presentation to its shareholders. Maiden Insurance’s independent approved auditor is PricewaterhouseCoopers (Bermuda).

Statutory Financial Statements

An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of such statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer’s shareholders under the Companies Act, which financial statements will be prepared in accordance with U.S. GAAP. Maiden Insurance, as a general business insurer, will be required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the BMA.

Annual Statutory Financial Return

Maiden Insurance is required to file with the BMA statutory financial returns no later than four months after their financial year end (unless specifically extended). The statutory financial return for an insurer includes, among other matters, a report of the approved auditor on the statutory financial statements of such insurer, the solvency certificates, the declaration of statutory ratios, the statutory financial statements themselves and the opinion of the loss reserve specialist. The solvency certificates must be signed by the principal representative and at least two directors of the insurer who are required to certify, among other matters, whether the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The approved auditor is required to state whether in his or her opinion it was reasonable for the directors to so certify. Where an insurer’s accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

Loss Reserve Specialist

Maiden Insurance is required to submit an opinion of an approved loss reserve specialist with its annual statutory financial return in respect of its loss and loss adjustment expense provisions. The loss reserve specialist is a qualified casualty actuary, who is approved by the BMA. Mr. Ronald T. Kuehn of Huggins Actuarial Services, Inc. is the loss reserve specialist for Maiden Insurance.

Minimum Solvency Margin and Restrictions on Dividends and Distributions

Under the Insurance Act, the value of the general business assets of a Class 3 insurer must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin. Maiden Insurance is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

(A)	$1 million;
(B)	20% of net premiums written up to $6 million plus 15% of net premiums written over $6 million; and
(C)	15% of loss and other insurance reserves.

Maiden Insurance is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. In addition, if it fails to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Maiden Insurance may not, without the approval of the BMA, declare or pay any dividends during the next financial year.

Maiden Insurance may not, without the approval of the BMA, reduce by 15% or more its total statutory capital as set out in its previous year’s financial statements.

Minimum Liquidity Ratio

The Insurance Act provides a minimum liquidity ratio for general business insurers. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

Supervision, Investigation and Intervention

The BMA may appoint an inspector with extensive powers to investigate the affairs of an insurer if the BMA believes that an investigation is required in the interest of the insurer’s policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct an insurer to produce documents or information relating to matters connected with the insurer’s business.

If it appears to the BMA that there is a risk of the insurer becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct the insurer (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase the insurer’s liabilities, (3) not to make certain investments, (4) to realize certain investments, (5) to maintain in, or transfer to the custody of, a specified bank certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments, (7) to limit its premium income and/or (8) to remove a controller or officer.

Disclosure of Information

In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to it. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether to cooperate is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

Notification by Shareholder Controller of New or Increased Control

No person may become a holder of at least 10%, 20%, 33%, or 50% of the Common Shares unless they have notified the BMA in writing of their intention to become such a holder and either the BMA has notified the person that they have no objection or 45 days have elapsed since the notice was given. A person that does not comply with this requirement will be guilty of an offence.

Objection to Existing Controlling Shareholder

For so long as Maiden Holdings has as a subsidiary an insurer registered under the Insurance Act, the BMA may at any time, by written notice, object to a person holding 10% or more of our common shares if it appears to the BMA that the person is not or is no longer fit and proper to be such a holder. In such a case, the BMA may require the shareholder to reduce its holding of our common shares and direct, among other things, that such shareholder’s voting rights shall not be exercisable. A person who does not comply with such a notice or direction from the BMA will be guilty of an offence.

Certain Other Considerations

Although Maiden Holdings and Maiden Insurance are incorporated in Bermuda, Maiden Holdings and Maiden Insurance are each classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to their non-resident status, Maiden Holdings and Maiden Insurance may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on their ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of their common shares.

Maiden Holdings is required to obtain the permission of the BMA for the issue and transfer of all of its shares. We have received the consent of the BMA for the issue and subsequent transfer of our common shares up to the amount of our authorized capital from time to time to persons non-resident of Bermuda for exchange control purposes without the approval of the BMA. The foregoing permission is subject to the following conditions: (i) no individual will, as a result of the issue of our Equity Securities pursuant to our private offering, beneficially own 10% or more of our Equity Securities; and (ii) no individual who beneficially owned any of our Equity Securities immediately following the issue of our Equity Securities pursuant to our private offering will, as a result of a subsequent issue or transfer, beneficially own 10% or more of our Equity Securities; and (iii) no individual who did not beneficially own any Equity Securities of the Company immediately following the issue of our Equity Securities pursuant to our private offering will, as a result of a subsequent issue or transfer, beneficially own 5% or more of our Equity Securities. For this purpose, “Equity Securities” has the meaning given to that term in the Notice to the Public issued by the BMA on June 1, 2005 and includes our common shares.

Persons resident in Bermuda for Bermuda exchange control purposes may require the prior approval of the BMA in order to acquire any of our shares.

In the event subscribers (or transferees) do not satisfy the conditions of such consent, subscribers (and their transferees) may be required to provide information on ownership and financial condition to the BMA. We will not accept any subscriptions for shares or transfers of any shares unless and until the required approval of the BMA has been received.

Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As “exempted” companies, Maiden Holdings and Maiden Insurance may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in certain transactions, including: (i) the acquisition or holding of land in Bermuda (except that required for their business and held by way of lease or tenancy for terms of not more than 50 years) without the express authorization of the Bermuda legislature, (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance, (iii) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities or (iv) the carrying on of business of any kind in Bermuda, except in furtherance of their business carried on outside Bermuda or under license granted by the Minister of Finance. While an insurer is permitted to reinsure risks undertaken by any company incorporated in Bermuda and permitted to engage in the insurance and reinsurance business, generally it is not permitted without a special license granted by the Minister of Finance to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda.

Maiden Holdings and Maiden Insurance also need to comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. The Companies Act provides that a company shall not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due, or (ii) the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of our board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or suffered by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of such director, officer or other person.

Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Maiden Insurance’s success may depend in part upon the continued services of key employees in Bermuda. A work permit may be granted or renewed upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian or a holder of a permanent resident’s certificate or holder of a working resident’s certificate) is available who meets the minimum standards reasonably required by the employer. The Bermuda government’s policy places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees. A work permit is issued with an expiry date (up to five years) and no assurances can be given that any work permit will be issued or, if issued, renewed upon the expiration of the relevant term. If work permits are not obtained, or are not renewed, for Maiden Insurance’s principal employees, Maiden Insurance would lose their services, which could materially affect Maiden Insurance’s business.

Members of the general public have the right to inspect public documents at the office of the Registrar of Companies in Bermuda. This includes Maiden Holdings’ memorandum of association (including its objects and powers), any alteration to it and any documents relating to an increase or reduction of authorized capital. Maiden Holdings’ shareholders have the additional right to inspect its bye-laws, minutes of general meetings and audited financial statements, which must be presented to the general meeting of shareholders. The register of Maiden Holdings’ shareholders is also open to inspection by shareholders and members of the public without charge. Maiden Holdings is required to maintain a share register in Bermuda but may establish a branch register outside Bermuda. Maiden Holdings is required to keep at its registered office a register of its directors and officers, which is open for inspection by members of the public without charge. However, Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records.

United States Regulation

Credit for Reinsurance

U.S.-licensed insurers that act as reinsurers (by assuming insurance risk) are generally subject to insurance regulation and supervision in their domiciliary jurisdiction that is similar to the regulation of U.S. licensed insurers that act as licensed primary insurers. However, the terms and conditions of reinsurance agreements generally are not subject to regulation by any governmental authority with respect to rates or policy terms. This contrasts with primary insurance policies and agreements, the rates and terms of which generally are regulated by state insurance regulators. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.

A primary insurer ordinarily will enter into a reinsurance agreement only if it can obtain credit for the reinsurance ceded on its statutory financial statements. In general, credit for reinsurance is allowed in the following circumstances:

•	if the reinsurer is licensed in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed;
•	if the reinsurer is an “accredited” or otherwise approved reinsurer in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed;
•	in some instances, if the reinsurer (a) is domiciled in a state that is deemed to have substantially similar credit for reinsurance standards as the state in which the primary insurer is domiciled and (b) meets financial requirements; or
•	if none of the above apply, to the extent that the reinsurance obligations of the reinsurer are secured appropriately, typically through the posting of a letter of credit for the benefit of the primary insurer or the deposit of assets into a trust fund established for the benefit of the primary insurer.

As a result of the requirements relating to the provision of credit for reinsurance, Maiden Insurance will be indirectly subject to some regulatory requirements imposed by jurisdictions in which ceding companies are licensed. Because we anticipate that Maiden Insurance will not be licensed, accredited or otherwise approved by or domiciled in any state in the United States, primary insurers may only be willing to cede business to Maiden Insurance if we provide adequate security to allow the primary insurer to take credit on its balance sheet for the reinsurance it purchases. We will only be able to provide adequate security, typically through the posting of a letter of credit or deposit of assets into a trust fund for the benefit of the primary insurer, if we have in place a letter of credit facility or are otherwise able to provide necessary security. We do not yet have a letter of credit facility or any commitment from a lender to provide that facility. We cannot assure you that we will be able to obtain a credit facility on terms acceptable to us. Also, if we fail to put in place Regulation 114 trusts for the benefit of our ceding companies, and are unable to otherwise provide the necessary security, insurance companies may be less willing to purchase our reinsurance products than if we had established such a trust. If this is the case, there may be a material adverse effect on our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Reinsurance Security Trust Accounts and Other Collateral.” With respect to the reinsurance we assume from AmTrust’s U.S. insurance company subsidiaries through AII, please see “Certain Relationships and Related Transactions — Our Arrangements with AmTrust and Its Subsidiaries — Quota Share Agreement and Master Agreement — Loans and Other Collateral.”

Operations of Maiden Insurance

Maiden Insurance will not be licensed or otherwise authorized by any state of the U.S. to transact insurance. The insurance laws of each state of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by insurers and reinsurers that are not authorized to transact insurance within such jurisdictions. We do not intend to allow Maiden Insurance to transact insurance through an office in the U.S. We also do not intend to allow Maiden Insurance to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction without a license, unless it can do so pursuant to a relevant exemption provided under such jurisdiction’s laws governing the transaction of insurance, such as surplus lines insurance placements made in accordance with state surplus lines insurance laws. We intend to operate Maiden Insurance in compliance with the U.S. state and federal laws; however, it is possible that, in the future, a U.S. regulatory agency may raise inquiries or challenges to Maiden Insurance’s reinsurance activities.

MANAGEMENT

Directors and Officers of Maiden Holdings

Our board of directors currently consists of six directors. Our directors each serve for a term expiring at the 2008 annual general shareholders’ meeting. The following table sets forth certain information regarding our executive officers and directors:

Name	Age	Title
Barry D. Zyskind	36	Chairman of the Board
Max G. Caviet	55	President, Chief Executive Officer and Director
Michael J. Tait	47	Chief Financial Officer
Ben Turin	42	Chief Operating Officer, General Counsel and Secretary
James A. Bolz	49	Senior Vice President – Underwriting of Maiden Insurance
Raymond M. Neff	66	Vice Chairman of the Board
Simcha Lyons	61	Director
Yehuda L. Neuberger	31	Director
Steven H. Nigro	48	Director

Barry D. Zyskind — Chairman of the Board of Directors – Mr. Zyskind has served as non-executive Chairman of our board of directors since June 2007. For the last five years, Mr. Zyskind also has served as the President and Chief Executive Officer of AmTrust and as a director of AmTrust’s wholly owned subsidiaries, TIC, RIC, WIC, AII and AIU and, since September 7, 2007, AIIC. Mr. Zyskind also serves as a director of American Stock Transfer & Trust Company. Prior to joining AmTrust, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York. Mr. Zyskind received an M.B.A. from New York University’s Stern School of Business in 1997. Mr. Zyskind is the son-in-law of Michael Karfunkel, who is a major shareholder and the non-executive Chairman of the board of directors of AmTrust.

Max G. Caviet — President and Chief Executive Officer – Mr. Caviet has served as our President and Chief Executive Officer since July 2007. Prior to joining Maiden, Mr. Caviet has served as the President and a director of AII and AIU since 2003. From 1994 to 2003, Mr. Caviet was Engineering and Extended Warranty Underwriter with Trenwick International Limited, a reinsurance company. In 1990, Mr. Caviet joined Crowe Underwriting Agency Ltd. as its Engineering and Extended Warranty Underwriter. In 1982, Mr. Caviet joined CIGNA Insurance Company of North America (UK) Ltd. as a Senior Underwriter for Special Risks and was promoted to Engineering and Underwriting Manager. Between 1972 and 1982, Mr. Caviet was an underwriter and team leader, specializing in engineering risks, at British Engine Insurance Company.

Michael J. Tait — Chief Financial Officer – Mr. Tait joined Maiden as our Chief Financial Officer in November 2007. Prior to joining Maiden, Mr. Tait served as the Chief Financial Officer of Marsh’s Global Captive Solutions Group since December 2005. Prior to being named Chief Financial Officer, he served as Director, Client Services of Marsh Management Services (Bermuda) Limited for almost nine years. Mr. Tait received his degree in Business Administration from the University of Dundee, Scotland in 1981 and is a member of the Institute of Chartered Accountants of Scotland.

Ben Turin — Chief Operating Officer, General Counsel and Secretary – Mr. Turin has served as our Chief Operating Officer, General Counsel and Assistant Secretary since July 2007 and has served as Secretary since January 2008. Prior to joining Maiden, Mr. Turin served as the General Counsel - US Operations of AmTrust from March 2007 through June 2007. From 2006 to 2007 he served as Vice President, General Counsel and Secretary of Gateway Energy Services Corporation (a retail marketer of natural gas and electricity). From 2000 to 2006, Mr. Turin was engaged in the private practice of law with the law firms of Windels, Marx, Lane & Mittendorf LLP (2005-2006); Ellenoff Grossman & Schole LLP (2003-2005) and Vinson & Elkins LLP (2000-2002). Mr. Turin received his J.D. from the University of Houston Law Center in 2000.

James A. Bolz —  Senior Vice President – Underwriting of Maiden Insurance – Mr. Bolz has served as Senior Vice President  –  Underwriting of Maiden Insurance since October 2007. Prior to joining Maiden Insurance, Mr. Bolz served as Second Vice President of Marketing of Discover Re since 2005. From 1998 to 2005 Mr. Bolz served as Senior Vice President, Alea Group at Alea Group Holdings (Bermuda) Ltd. Mr. Bolz has approximately 25 years of insurance and reinsurance experience in managerial and executive capacities. In addition to his extensive treaty reinsurance background, Mr. Bolz has a broad knowledge of specialized insurance program structures and the market for them. Mr. Bolz holds two B.A. degrees from the State University of New York at Geneseo.

Raymond M. Neff — Vice Chairman of the Board of Directors – Mr. Neff has been a member of our board of directors since June 2007. Since 1999, Mr. Neff has served as President of Neff & Associates Insurance Consulting, Inc. and Insurance Home Office Services, LLC. He is also Chairman of the Board of the Florida Workers’ Compensation Joint Underwriting Association and a member of the Florida Joint Underwriting Association Board. He previously worked at FCCI Insurance Group (a property and casualty insurance company) as President and CEO from 1986 to 1998 and as Executive Vice President and Chief Operating Officer from 1985 to 1986. From 1979 to 1986, Mr. Neff held various positions at the Department of Labor and Employment Security and the Department of Insurance for the State of Florida. From 1965 to 1979, he worked at W.W. Stribling Associates (1978-1979) (an insurance consulting group); Kenny Corporation (1973-1978) (a multi-line insurance agency); Foremost Life Insurance Company (1969-1973); and the Department of Insurance for the State of Michigan (1965-1969). Mr. Neff received his Masters of Arts, Actuarial Science, from the University of Michigan in 1965.

Simcha Lyons — Director – Mr. Lyons has been a member of our board of directors since June 2007. Since 2005, Mr. Lyons has served as a senior advisor to the Ashcroft Group, LLC of Washington, D.C., a strategic consulting firm founded by the former Attorney General of the United States, John Ashcroft. Since 2003, he has also served as chairman of Lyons Global Advisors LTD, a political consulting firm. Prior to 2002, Mr. Lyons was Vice-Chairman of Raskas Foods of St. Louis, Missouri, a family owned business that manufactured cream cheese, sour cream, and blue cheese products for the supermarket industry, the food service industry and the food processing industry.

Yehuda L. Neuberger — Director – Mr. Neuberger has been a member of our board since January 2008. Mr. Neuberger currently serves as Senior Vice President for American Stock Transfer & Trust Company (“AST”), with responsibility for Strategic Planning and oversight of various operational divisions. AST is controlled by Michael and George Karfunkel, two of our Founding Shareholders. Prior to joining AST in 2001, Mr. Neuberger practiced as an attorney with the law firm of Weil, Gotshal & Manges. Mr. Neuberger is a graduate of Johns Hopkins University and Harvard Law School. Mr. Neuberger is the son-in-law of George Karfunkel, who is a major shareholder and a director of AmTrust.

Steven H. Nigro — Director – Mr. Nigro has been a member of our board of directors since July 2007. Mr. Nigro has over 25 years of experience in financial services and specializes in corporate and structured finance in the insurance industry. In 2005, he co-founded Pfife Hudson Group, an investment bank specializing in corporate finance, structured finance and asset management with a specialty in the insurance industry. From 2002 to 2005, Mr. Nigro was a managing director at Rhodes Financial Group, LLC and from 1998 to 2002, he was a managing director at Hales & Company, both financial advisory firms catering exclusively to the insurance industry. From 1994 to 1997, he was Chief Financial Officer and Treasurer of Tower Group, Inc., an insurance holding company, where he was responsible for financial and regulatory management, strategic planning and corporate finance. Mr. Nigro has also served as a managing director at Cantor Fitzgerald Securities Corp., a lending broker and dealer in equity and fixed income securities, and OTA Limited Partnership, a derivatives trading firm and merchant banker specializing in the financial services industry, where he was involved in the acquisitions and financial management of the firm’s broker-dealer, savings and loan and insurance companies. Mr. Nigro began his career with Arthur Young and Co. and is a Certified Public Accountant in New York.

Michael Karfunkel and George Karfunkel, two of our Founding Shareholders, have non-voting observer rights with respect to the board of directors and board committees.

Board Independence

Mr. Neff, Mr. Lyons and Mr. Nigro are “independent” under the rules of the NASDAQ Stock Market. Although NASDAQ rules require that a majority of the Board of Directors be independent, under special phase-in rules applicable to new public companies we have twelve months from the date of listing to comply with the majority board independence requirement. We expect to be in compliance with this requirement before the expiration of the phase-in period.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each comprised entirely of independent directors within the meaning of the rules of the NASDAQ Stock Market. In addition, our board of directors has established an executive committee.

Executive Committee

The executive committee assists our board of directors in providing guidance on our overall strategy, business development and corporate oversight. The executive committee, to the extent it deems advisable and appropriate, will, among its other responsibilities, recommend positions for us on significant, relevant public policy issues. In addition, the executive committee exercises the power and authority of our board of directors between board meetings, except that the executive committee cannot authorize actions with respect to the following:

•	any issuance of equity securities by us;
•	adoption, amendment or repeal of our bye-laws;
•	a merger, amalgamation or acquisition between us and another company;
•	a sale of all or substantially all of our assets;
•	our liquidation or dissolution;
•	any action that, pursuant to resolution of the board of directors, applicable law or the rule of any securities exchange or automated inter-dealer quotation system on which any of our securities are traded, is reserved to any other committee of the board of directors;
•	any action or matter expressly required by any provision of our bye-laws or our memorandum of association or the laws of the Bermuda to be submitted to shareholders for approval; or
•	any action that is in contravention of specific directions given by the full board of directors.

Mr. Caviet is the chairman of our executive committee and the other member of our executive committee is Mr. Zyskind.

Audit Committee

The audit committee assists our board of directors in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, performance of our independent auditors and our compliance with legal and regulatory requirements. The audit committee’s responsibilities also include appointing (subject to shareholder ratification), reviewing, determining funding for and overseeing our independent auditors and their services. Further, the audit committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•	review and approve all related party transactions, including those with AmTrust and our Founding Shareholders, as well as any subsequent modifications thereto, for actual or potential conflict of interest situations on an ongoing basis;
•	review and discuss with appropriate members of our management and the independent auditors our audited financial statements, related accounting and auditing principles, practices and disclosures;
•	review and discuss our audited annual and unaudited quarterly financial statements prior to the filing of such statements;
•	establish procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding our financial statements or accounting policies;

•	review reports from the independent auditors on all critical accounting policies and practices to be used for our financial statements and discuss with the independent auditor the critical accounting policies and practices used in the financial statements;
•	obtain reports from our management and internal auditors that we, our subsidiary and affiliated entities are in compliance with the applicable legal requirements and our Code of Business Conduct and Ethics, and advise our board of directors about these matters; and
•	monitor the adequacy of our operating and internal controls as reported by management and the independent or internal auditors.

Mr. Neff is the chairman of our audit committee and the other members of our audit committee are Messrs. Lyons and Nigro.

Compensation Committee

The compensation committee’s responsibilities include, among other responsibilities:

•	reviewing and approving corporate and individual goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers;
•	evaluating the performance of our Chief Executive Officer and other executive officers in light of such corporate and individual goals and objectives and, based on that evaluation, together with the other independent directors if directed by the board of directors, determining the base salary and bonus of the Chief Executive Officer and other executive officers and reviewing the same on an ongoing basis;
•	reviewing all related party transactions involving compensatory matters, including those with AmTrust and our Founding Shareholders;
•	establishing and administering equity-based compensation under the 2007 Share Incentive Plan and any other incentive plans and approving all grants made pursuant to such plans; and
•	making recommendations to our board of directors regarding non-employee director compensation and any equity-based compensation plans.

Mr. Nigro is the chairman of our compensation committee and the other members of our compensation committee are Messrs. Neff and Neuberger. Mr. Neuberger is not an “independent” director under the rules of the NASDAQ Stock Market, and therefore our compensation committee is not comprised solely of independent directors. Although NASDAQ rules require that the compensation committee be comprised solely of independent directors, under special phase-in rules applicable to new public companies we have twelve months from the date of listing to comply with the independent committee requirement. We expect to be in compliance with this requirement before the expiration of the phase-in period.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities with respect to assisting our board of directors include, among other responsibilities:

•	establishing the criteria for membership on our board of directors;
•	reviewing periodically the structure, size and composition of our board of directors and making recommendations to the board as to any necessary adjustments;
•	identifying individuals qualified to become directors for recommendation to our board of directors;
•	identifying and recommending for appointment to our board of directors, directors qualified to fill vacancies on any committee of our board of directors;
•	having sole authority to select, retain and terminate any consultant or search firm to identify director candidates and having sole authority to approve the consultant or search firm’s fees and other retention terms;
•	considering matters of corporate governance, developing and recommending to the board a set of corporate governance principles and our code of business conduct and ethics, as well as recommending to the board any modifications thereto;

•	considering questions of actual or possible conflicts of interest, including related prior transactions, of members of our board of directors and of senior executives of our Company;
•	developing and recommending to our board of directors for its approval an annual board and committee self-evaluation process to determine the effectiveness of their functioning; and
•	exercising oversight of the evaluation of the board, its committees and management.

Mr. Lyons is the chairman of our nominating and corporate governance committee and the other members are Messrs. Neuberger and Nigro. Mr. Neuberger is not an “independent” director under the rules of the NASDAQ Stock Market, and therefore our nominating and corporate governance committee is not comprised solely of independent directors. Although NASDAQ rules require that the nominating and corporate governance committee be comprised solely of independent directors, under special phase-in rules applicable to new public companies we have twelve months from the date of listing to comply with the independent committee requirement. We expect to be in compliance with this requirement before the expiration of the phase-in period.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted corporate governance guidelines and a code of business conduct and ethics that apply to all of our directors, officers and employees. These documents will be made available in print, free of charge, to any shareholder requesting a copy in writing from our company secretary at our office located at 48 Par-la-Ville Road, Suite 1141, Hamilton HM 11, Bermuda. A copy of our code of business conduct and ethics also will be available in the near future on our website at www.maiden.bm.

Compensation Disclosure and Analysis

The material elements of our compensation philosophy, strategy and plans as of the date of this prospectus are discussed below.

Overview

At this initial stage of our development, the objectives of our executive compensation policy will be to retain those executives whom we believe will be essential to our growth, to attract other talented and dedicated executives and to motivate each of our executives to develop our overall profitability. To achieve these goals, we intend to offer each executive an overall compensation package that is simple, but competitive and a substantial portion of which will be tied to the achievement of specific performance objectives. Our overall strategy is to compensate our named executive officers with a simple mix of cash compensation, in the form of base salary and bonus, and equity compensation, in the form of share options and restricted share awards.

We have not to date retained a compensation consultant. Compensation decisions, including those relating to the employment agreements to be offered to certain of our named executive officers, will be made by our board of directors upon the recommendation of the compensation committee. Mr. Caviet will be involved in making recommendations to the board of directors regarding the compensation arrangements for other executives.

Prior to the completion of the private offering, Mr. Caviet, our Chief Executive Officer, Mr. Pipoly, our former interim Chief Financial Officer, Mr. Turin, our Chief Operating Officer, General Counsel and Secretary, and Joseph T. Gaito, the former Senior Vice President and Chief Underwriting Officer of Maiden Insurance, were employed by AmTrust and Mr. Caviet and Mr. Pipoly continue to be employed by AmTrust. In April 2008, Mr. Gaito rejoined AmTrust. In the case of Mr. Caviet, his employment with AmTrust will continue for a transition period. Mr. Caviet has entered into a provisional employment agreement with us for the term of the transition period, as described in more detail below, under which he will gradually transition his responsibilities to his replacement at AmTrust while simultaneously increasing his involvement with us. We have entered into employment agreements with Mr. Tait, Mr. Turin and Mr. Bolz and we had an employment agreement with Mr. Gaito while he was employed by us. Additionally, we are currently negotiating a definitive long-term employment agreement with Mr. Caviet.

We had agreed to reimburse AmTrust for a proportionate share (based on the amount of time he devoted to our company) of Mr. Pipoly’s current base salary, which is $300,000, for Mr. Pipoly’s service as our interim Chief Financial Officer during the transition period and until our permanent Chief Financial Officer,

Michael Tait, began his employment with us on November 6, 2007. Since the time that Mr. Pipoly devoted to the Company was limited during the transition period, we and AmTrust have agreed that there would be no obligation to reimburse AmTrust for that time.

Executive Compensation

Our executive compensation policy includes the following elements:

Salary. The base salaries we provide to our named executive officers are designed to provide an annual salary at a level consistent with individual experience, skills and contributions to our business. The annual base salary of each of the named executive officers is set in each of their employment agreements and will be reviewed on an annual basis.

With respect to Mr. Caviet’s salary for 2007, we have agreed to reimburse AmTrust for the proportionate amount of time that Mr. Caviet devotes to the Company based on his current annual salary of £250,000 ($498,675 based on an exchange rate of $1.9947 per 1.0 U.K. Pound on April 4, 2008). With respect to Mr. Turin’s salary for 2007, the Compensation Committee considered his contributions to the Company, including his efforts in organizing the Company’s initial equity offering and assisting in the preparation of its resale shelf registration statement, his role in the negotiation of our agreements with AmTrust and his subsequent efforts in establishing and building the Company during its initial start-up period. With respect to Mr. Tait’s salary for 2007, the Compensation Committee considered his contributions as Chief Financial Officer including his assistance with the preparation of the Company’s resale shelf registration statement and improvements in the Company’s financial reporting capabilities. With respect to each of Mr. Gaito’s and Mr. Bolz’ salary for 2007, the Compensation Committee considered each of their contributions and efforts in building the Company’s capabilities and its positioning in the market as underwriting officers of Maiden Insurance.

Bonus. We believe that bonuses should be dependent on, and strictly tied to, the Company’s performance and should only be paid in the event of superior performance. Our bonus policy awards each named executive officer for his individual contribution to our profits for the fiscal year. The Compensation Committee, acting without participation by the affected executives, will approve bonus payments for the named executive officers based on each executive’s personal contribution to the Company’s profits during the fiscal year, which, with the exception of Mr. Turin’s bonus payment, will not be less than 20% of the respective salaries we pay them. We believe that the policy of paying a minimum bonus of 20% of each executive officer’s salary helps us attract qualified employees and provide an additional incentive for them to join a start-up company with a limited track record. The definitive employment agreements for each of our named executive officers do not specify or, in the case of Mr. Caviet, is not expected to specify a maximum bonus that can be awarded. The Compensation Committee has approved bonus payments of $100,000, $12,500, $11,451 and $8,602 for Mr. Turin, Mr. Tait, Mr. Gaito and Mr. Bolz, respectively, with respect to 2007. Mr. Caviet’s bonus payment for 2007 will be determined by the Compensation Committee upon his entering into a definitive employment agreement with us by June 30, 2008.

Long-Term Incentive Program. We believe that the use of common shares and share-based awards offers the best approach to achieving our compensation goals as equity ownership ties a considerable portion of a named executive officer’s compensation to the performance of our common shares. We have not adopted share ownership guidelines for our named executive officers. We have adopted a share incentive plan, as described below, which provides the principal method for our named executive officers to acquire equity interests in the Company.

2007 Share Incentive Plan. Our board of directors and shareholders have adopted the 2007 Share Incentive Plan. The Plan is intended to award our employees and named executive officers with proprietary interests in the Company and to provide an additional incentive to promote our success and to remain in our service. The 2007 Share Incentive Plan authorizes us to grant incentive share options, non-qualified share options and restricted share awards to our employees, officers, directors and consultants. Our compensation committee oversees the administration of the Plan. 2,800,000 or our common shares are reserved for issuance under the 2007 Share Incentive Plan, of which no more than 700,000 may be used for restricted share awards. We have granted options to purchase 868,000 shares in the aggregate to our senior executives, non-employee directors and other persons.

Share Options. On June 26, 2007, we awarded 300,000 options to Mr. Caviet, 50,000 options to Mr. Pipoly, and 75,000 options to Mr. Turin at an exercise price of $10.00 per share. On October 23, 2007, we awarded Mr. Gaito and Mr. Bolz 150,000 and 50,000 options, respectively, at an exercise price of $10.00 per share. On November 6, 2007, we awarded Mr. Tait 50,000 options at an exercise price of $10.00 per share. On March 24, 2008, we awarded Mr. Turin an additional 75,000 options at an exercise price of $10.00 per share. The options were granted under the 2007 Share Incentive Plan and will vest under the schedule described below.

With respect to Mr. Caviet’s option grant in 2007, the Compensation Committee considered his contributions, including his contributions to the Company’s initial equity offering and his role in establishing and building the Company during its initial start-up period, as well as his expected future contributions to the Company and the time that he devoted to the Company as Chief Executive Officer. With respect to Mr. Pipoly’s option grant in 2007, the Compensation Committee considered his efforts in assisting with the Company’s initial equity offering. With respect to Mr. Turin’s option grants in 2007, the Compensation Committee considered his contributions as well as his expected future contributions to the Company, including his efforts in organizing the Company’s initial equity offering and assisting in the preparation of its resale shelf registration statement, his role in the negotiation of our agreements with AmTrust and his subsequent efforts in establishing and building the Company during its initial start-up period. With respect to Mr. Tait’s option grant in 2007, the Compensation Committee considered his contributions as well as his expected future contributions to the Company as Chief Financial Officer, including his assistance with the preparation of the Company’s resale shelf registration statement and improvements in the Company’s financial reporting capabilities. With respect to each of Mr. Gaito’s and Mr. Bolz’ option grant in 2007, the Compensation Committee considered each of their contributions as well as their expected future contributions and their efforts in building the Company’s capabilities and its positioning in the market as underwriting officers of Maiden Insurance.

To the extent permitted by law, the share options are incentive stock options within the meaning of section 422 of the Code. Share options were granted at an exercise price equal to the fair market value of our common shares on the date of grant as determined by our board of directors based on the share price of our private offering. We expect that future grants will have an exercise price equal to the fair market value of our common shares on the date of grant. For determining the expense to record on our books of record, we used the Black-Scholes method consistent with FAS 123R accepted methodology, and we expect the same will apply to future grants. Inputs into the calculation revolving around volatility were computed using statistics for other similar size public companies. Under the 2007 Share Incentive Plan, unless otherwise determined by the compensation committee and provided in an award agreement, 25% of the options will become exercisable on the first anniversary of the grant date, with an additional 6.25% of the options vesting each quarter thereafter based on the executive’s continued employment over a four-year period, and will expire ten years (five years in the case of options intended to qualify as incentive stock options that are issued to any person who owns shares representing more than 10% of the total combined voting power of all classes of our shares) after the date of grant.

Restricted Shares. Our board of directors may in the future elect to make grants of restricted shares to our named executive officers. Under the 2007 Share Incentive Plan, unless otherwise determined by the compensation committee and provided in an award agreement, 25% of the restricted share award will become exercisable on the first anniversary of the grant date, with an additional 6.25% of the restricted share award vesting each quarter thereafter based on the executive’s continued employment over a four-year period.

Retirement Plan. We do not provide either a qualified or non-qualified pension plan for our named executive officers. However, it is intended that all of our employees will be eligible to participate in pension plans which will be established on their behalf.

Change in Control and Severance Arrangements. The provisional employment agreement for our chief executive officer does not contain change in control provisions, nor do we intend to include such provisions in the definitive employment agreement for Mr. Caviet. We do not maintain change in control agreements with any of our named executive officers. We do not provide any other severance benefits, other than as may be provided in an executive’s employment agreement.

Perquisites and Other Benefits. As a general matter, we limit the use of perquisites in compensating our senior management. We maintain health and welfare programs to provide life, health and disability benefits to our employees. Our named executive officers participate in these plans on the same terms as other employees. Under the terms of the employment agreements, we reimburse Messrs. Caviet, Turin, Tait, Gaito and Bolz for reasonable travel and out-of-pocket expenses that they incur in the performance of their functions, duties and responsibilities.

SUMMARY COMPENSATION TABLE FOR 2007

Name and Principal Position	Year	Salary	Bonus		Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Max G. Caviet, President and Chief Executive Officer(2)	2007	$—	$—	(3)	$147,750	$0	n/a	$—		$147,750	(3)
Michael J. Tait, Chief Financial Officer	2007	$30,365	$37,500	(4)	$6,576	$0	n/a	$0		$74,441
Ronald E. Pipoly(5)	2007	$—	$—		$24,265	$0	n/a	$0		$24,265
Ben Turin, Chief Operating Officer, General Counsel and Secretary	2007	$137,500	$100,000		$36,938	$0	n/a	$49,173	(7)	$323,611
Joseph T. Gaito, Senior Vice President and Chief Underwriting Officer of Maiden Insurance(6)	2007	$57,258	$11,451		$25,109	$0	n/a	$10,813	(7)	$104,631
James A. Bolz, Senior Vice President — Underwriting of Maiden Insurance	2007	$43,011	$8,602		$8,250	$0	n/a	$14,449	(7)	$74,312

(1)	The values of the stock options were based on a projected Black-Scholes value of $3.94 per share in respect of the options issued to Mr. Caviet, Mr. Pipoly and Mr. Turin and $3.52 per share in respect of the options issued to Mr. Tait, Mr. Gaito and Mr. Bolz. All stock options were granted under our 2007 Share Incentive Plan. We account for the 2007 Share Incentive Plan under SFAS No. 123R “Share Based Payments.” The value reported under “Option Awards” is the amount we expensed during 2007 for each named executive officer’s stock options.
(2)	We have agreed to reimburse AmTrust for the proportionate amount of time that Mr. Caviet devotes to the Company and his costs for commuting to our office in Bermuda and associated lodging expenses during the transition period. Since July 2007, Mr. Caviet devoted approximately 25% of his time to the Company and we will reimburse AmTrust £31,250 (approximately $62,334 based on an exchange rate of $1.9947 per 1.0 U.K. Pound on April 4, 2008) for that time. We will also reimburse AmTrust $30,000 for commuting and associated lodging expenses. No payment to AmTrust has been made for this purpose yet.
(3)	The bonus payment for Mr. Caviet for 2007 has not been determined by the board of directors yet. Mr. Caviet’s bonus payment for 2007 will be determined by the board of directors upon his entering into a definitive employment agreement with us by June 30, 2008.
(4)	Includes a signing bonus of $25,000 awarded to Mr. Tait upon joining the Company.
(5)	Mr. Pipoly was our interim Chief Financial Officer until November 2007. We had agreed to reimburse AmTrust for the proportionate amount of time that Mr. Pipoly devoted to the Company during the transition period and until our permanent Chief Financial Officer began his employment with us on November 6, 2007. Since the time that Mr. Pipoly devoted to the Company was limited during the transition period, we and AmTrust have agreed that there would be no obligation to reimburse AmTrust for that time.

(6)	Mr. Gaito resigned from his positions with us effective April 1, 2008. Mr. Gaito’s bonus for 2007 and his options awarded in 2007 will not be forfeited.
(7)	Amounts reimbursed to employees for costs of commuting to our office in Bermuda and associated lodging expenses.

GRANTS OF PLAN-BASED AWARDS IN 2007

Name	Grant Date	Stock Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (per Share)	Grant Date Fair Value of Stock and Option Awards(1)
Max G. Caviet	June 26, 2007	300,000	$10.00	$1,182,000
Michael J. Tait	November 6, 2007	50,000	$10.00	$176,000
Ronald E. Pipoly(2)	June 26, 2007	50,000	$10.00	$197,000
Ben Turin	June 26, 2007	75,000	$10.00	$295,000
Joseph T. Gaito(3)	October 23, 2007	150,000	$10.00	$528,000
James A. Bolz	October 23, 2007	50,000	$10.00	$176,000

(1)	The values of the stock options were based on a projected Black-Scholes value of $3.94 per share in respect of the options issued to Mr. Caviet, Mr. Pipoly and Mr. Turin and $3.52 per share in respect of the options issued to Mr. Tait, Mr. Gaito and Mr. Bolz.
(2)	Mr. Pipoly was our interim Chief Financial Officer until November 2007.
(3)	Mr. Gaito resigned from his positions with us effective April 1, 2008. Mr. Gaito’s options awarded in 2007 will not be forfeited.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Max G. Caviet	0	300,000	(1)	0	$10.00	June 26, 2017
Michael J. Tait	0	50,000	(1)	0	$10.00	November 6, 2017
Ronald E. Pipoly(2)	0	50,000	(1)	0	$10.00	June 26, 2017
Ben Turin	0	75,000	(1)	0	$10.00	June 26, 2017
Joseph T. Gaito(3)	0	150,000	(1)	0	$10.00	October 23, 2017
James A. Bolz	0	50,000	(1)	0	$10.00	October 23, 2017

(1)	Under the 2007 Share Incentive Plan, 25% of the options will become exercisable on the first anniversary of the grant date, with an additional 6.25% of the options vesting each quarter thereafter based on the executive’s continued employment over a four-year period, and will expire ten years after the date of grant.
(2)	Mr. Pipoly was our interim Chief Financial Officer until November 2007.
(3)	Mr. Gaito resigned from his positions with us effective April 1, 2008. Mr. Gaito’s options awarded in 2007 will not be forfeited.

None of our named executive officers exercised any options in 2007.

Employment Agreements

Below is a summary of the employment agreements we have entered into with certain of our named executive officers. We do not currently maintain key man life insurance policies with respect to any of our senior management.

Max G. Caviet

We have entered into a provisional employment agreement with Mr. Caviet under which he has agreed to serve as our President and Chief Executive Officer. The term of the employment agreement will end upon the expiration of the transition period (which is not expected to extend beyond June 30, 2008) unless terminated earlier pursuant to the terms of the employment agreement. Mr. Caviet continues to work for AmTrust during the transition period and receives cash compensation from AmTrust during such period, but is gradually transitioning his responsibilities to others at AmTrust while simultaneously increasing his involvement with us, and the Company will reimburse AmTrust for the proportionate amount of time that Mr. Caviet devotes to the Company during the transition period. Mr. Caviet’s cash compensation is based on his current annual salary of £250,000 ($498,675 based on an exchange rate of $1.9947 per 1.0 U.K. Pound on April 4, 2008). We are currently negotiating and expect to enter into a definitive employment agreement with Mr. Caviet. If we do not sign a definitive employment agreement with Mr. Caviet before the end of the transition period, he will not continue as an employee of our Company after June 30, 2008.

Mr. Caviet was awarded 300,000 options pursuant to the 2007 Share Incentive Plan as described above. If Mr. Caviet does not enter into a definitive employment agreement with us by June 30, 2008, he will forfeit 250,000 of his options.

Under his provisional employment agreement, Mr. Caviet is eligible to receive a profit bonus as described above.

Under his provisional employment agreement, we are able to terminate Mr. Caviet’s employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to Mr. Caviet after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive’s part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in our best interests.

Under his provisional employment agreement, Mr. Caviet has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Caviet also agreed that during his employment and for a three-year period beginning upon termination of his employment he will not solicit any of our customers with whom he had dealings or senior employees or solicit any entity that he knows has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity.

Michael J. Tait, Ben Turin and James A. Bolz

We have entered into employment agreements with Mr. Tait under which he has agreed to serve as our Chief Financial Officer, with Mr. Turin under which he has agreed to serve as our Chief Operating Officer, General Counsel and Secretary, and with Mr. Bolz under which he has agreed to serve as Senior Vice President  –  Underwriting of Maiden Insurance. The term of the employment agreement will end on October 23, 2009 (two years from the effective date) in the case of Mr. Bolz, on November 6, 2009 (two years from the effective date) in the case of Mr. Tait and April 1, 2010 (two years from the effective date) in the case of Mr. Turin, unless terminated earlier pursuant to the terms of the employment agreement. Each of the employment agreements will automatically renew for successive two year periods unless the Company or the employee provides adequate notice of its or his intention not to renew the employment agreement.

Mr. Tait’s annual base salary is $200,000, which is subject to annual review by the board of directors. Mr. Tait was awarded 50,000 options pursuant to the 2007 Share Incentive Plan as described above.

Mr. Turin’s annual base salary is $275,000, which is subject to annual review by the board of directors. Mr. Turin was awarded 150,000 options pursuant to the 2007 Share Incentive Plan as described above.

Mr. Bolz's annual base salary is $250,000, which is subject to annual review by the Chief Executive Officer of the Company. Mr. Bolz was awarded 50,000 options pursuant to the 2007 Share Incentive Plan as described above.

Under their employment agreements, Mr. Tait, Mr. Turin and Mr. Bolz are each eligible to receive a profit bonus as described above.

Under their employment agreements, we are able to terminate Mr. Tait’s, Mr. Turin’s or Mr. Bolz’s employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to Mr. Tait, Mr. Turin or Mr. Bolz after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive’s part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in our best interests.

Under their employment agreements, Mr. Tait, Mr. Turin and Mr. Bolz have agreed to keep confidential all information regarding the Company that they receive during the term of their employment and thereafter. Messrs. Tait, Turin and Bolz also agreed that during their employment and for a two-year period beginning upon termination of their employment they will not solicit any of our customers with whom they had dealings or senior employees or solicit any entity that they know has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity.

Non-Employee Director Compensation

We pay an annual retainer of $55,000 to each non-employee director of the Company. In addition, each non-employee director receives a fee of $2,000 for each meeting of the board of directors attended in person. Each non-employee director who chairs a committee also receives an annual retainer of $5,000, as well as $1,000 for each meeting of such committee of the board chaired. Each non-employee director receives a fee of $1,000 for attendance at each meeting of a committee of the board of directors on which he or she sits. We also reimburse our directors for reasonable expenses they incur in attending meetings of the board of directors or committees. Directors may also be eligible in the future for awards under the 2007 Share Incentive Plan. A director does not receive a fee for any board of directors meeting or committee meeting he or she does not attend in person or for any committee meeting he or she attends as a non-committee member.

At the closing of the private offering, each non-employee director received an initial grant of 12,000 options under the 2007 Share Incentive Plan described above, to purchase our common shares with an exercise price equal to $10.00 per share, which the board of directors determined to be the fair market value of our shares on the date of grant based on the share price of our private offering, which closed on that date. On January 8, 2008, the date Mr. Neuberger joined our board of directors, Mr. Neuberger received a grant of 12,000 options under the 2007 Share Incentive Plan to purchase our common shares with an exercise price equal to $10.00 per share. For determining the expense to record on our books, we used the Black-Scholes method consistent with FAS 123R accepted methodology, and we expect the same will apply to future grants. These options will vest on the first anniversary of the grant. In the future, on the anniversary of the date he or she joined the board of directors, each non-employee director will receive an annual grant of 6,000 options to purchase our common shares with an exercise price equal to the fair market value on the grant date, which will vest on the first anniversary of the grant.

Mr. Zyskind has not accepted a retainer, any board of directors or committee fees or any options for his service as Chairman of our board of directors.

Compensation Committee Interlocks and Insider Participation

All the members of our compensation committee are independent directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Founding Shareholders and Related Agreements

We were formed in June of 2007. In connection with our formation and capitalization, we issued 7,800,000 of our common shares, then representing 100% of our outstanding common shares, to the Founding Shareholders in consideration of their collective investment of $50 million in us. Currently, the common shares held by the Founding Shareholders represent 13.1% of our outstanding common shares. In connection with our formation and capitalization, we also issued 10-year warrants to the Founding Shareholders to purchase up to an additional 4,050,000 common shares at an exercise price equal to $10.00 per share, which shares represent 6.4% of our common shares outstanding, assuming the exercise of all warrants. The shares held by the Founding Shareholders, together with the shares issuable upon exercise of the Founding Shareholders’ warrants, represent 18.6% of our outstanding common shares assuming the exercise of all warrants. All of the Founding Shareholders’ warrants will expire 10 years from the date of issuance. To the extent the Founding Shareholders exercise all or part of their warrants, our common shares issued upon such exercise will be subject to “lock-up” restrictions preventing transfer by the Founding Shareholders of any such shares for three years from the date of issuance of such warrants. The warrants were issued to our Founding Shareholders in recognition of the value received from them, which included the development of our business strategy, the development of the private offering to raise initial funds for our operations, and the recruitment of certain executives to us. The 4,050,000 common shares issuable upon exercise of the warrants is based on what we believed would be an acceptable percentage of common shares to grant to our Founding Shareholders upon exercise of the warrants to compensate them for their contributions to us.

We have granted registration rights to Friedman, Billings, Ramsey & Co., Inc. for the benefit of the investors in the private offering and to the Founding Shareholders for their benefit and the benefit of their direct and indirect transferees of shares. The registration statement of which this prospectus is a part has been filed in accordance with our obligations under the related registration rights agreement. These registration rights are described under “Description of Share Capital — Registration Rights” below.

Our transfer agent, American Stock Transfer & Trust Company, is controlled by George Karfunkel and Michael Karfunkel, two of our Founding Shareholders.

As described in this prospectus, our Founding Shareholders, Michael Karfunkel, George Karfunkel and Barry Zyskind, are Chairman of the Board of Directors, Director and Chief Executive Officer of AmTrust, respectively. The Founding Shareholders own or control approximately 59% of the outstanding shares of AmTrust.

Our Arrangements with AmTrust and Its Subsidiaries

Quota Share Agreement and Master Agreement

General. On July 3, 2007 we entered into a master agreement with AmTrust, which was amended on September 17, 2007. Pursuant to the terms of the master agreement, as so amended, (i) AmTrust agreed to cause its Bermuda reinsurance affiliate, AII, to reinsure the AmTrust Ceding Insurers to the extent required to enable AII to cede to Maiden Insurance 40% of the AmTrust Ceding Insurers’ gross written premiums in respect of covered business, net of the cost of unaffiliated inuring reinsurance (and net of commissions, in the case of IGI), and 40% of the AmTrust Ceding Insurers’ Ultimate Net Loss related thereto, and (ii) we agreed to cause Maiden Insurance to reinsure such business.

In addition, on September 17, 2007, Maiden Insurance entered into the Quota Share Agreement with AII. Under the Quota Share Agreement, Maiden Insurance assumes through AII 40% of the gross written premiums, net of the cost of unaffiliated inuring reinsurance and, in the case of IGI, net of commissions, and 40% of the Ultimate Net Loss of each AmTrust Ceding Insurer. For the period from July 1, 2007 (the effective date of the Quota Share Agreement) through December 31, 2007, we assumed $247.3 million of written premium and $110.2 million of earned premium from AII under the Quota Share Agreement.

Quota Share and Limit of Liability. Pursuant to the Quota Share Agreement, effective as of 12:01 a.m. on July 1, 2007 (the “Effective Time”), AII cedes to Maiden Insurance 40% of all Ultimate Net Loss each AmTrust Ceding Insurer incurs after July 1, 2007 as it relates to initial cession of unearned premium (in-force basis) and on a risk attaching basis as a result of premium cession on risks with policy inception dates after July 1, 2007 and during the term of the Quota Share Agreement under all of their respective workers' compensation, specialty middle-market property and casualty (consisting of workers' compensation, general liability, commercial property, commercial automobile liability and auto physical damage insurance placed through program underwriting agents), and specialty risk and extended warranty policies during the term of the Quota Share Agreement (the “Policies”). The lines of insurance included in the Policies are the only kinds of insurance that the AmTrust Ceding Insurers wrote at the time we entered into the Quota Share Agreement. Maiden Insurance’s maximum liability in respect of a single reinsured loss under a Policy (without taking into account loss adjustment expenses, Extra-Contractual Obligations and Loss in Excess of Policy Limits (both as defined below)) shall not exceed $2,000,000. In addition, Maiden Insurance will not reinsure any risk under a Policy if the AmTrust Ceding Insurer’s retention with respect to such risk exceeds $5 million except where Maiden Insurance expressly agrees otherwise. “Ultimate Net Loss” means the sum actually paid or to be paid by an AmTrust Ceding Insurer in settlement of losses for which it is liable, after making deductions for all unaffiliated inuring reinsurance, whether collectible or not, and all other recoveries, and shall include loss adjustment expenses, Extra-Contractual Obligations and Loss in Excess of Policy Limits. To date, Maiden Insurance has agreed to reinsure risks in one AmTrust program in which the AmTrust Ceding Insurer’s retention exceeds $5 million. This program insures construction latent defect risks in France, in which AmTrust’s maximum liability is €7.5 million per unit and €15.0 million per policy (approximately $11.8 million and $23.6 million, respectively, based on an exchange rate of $ 1.5735 per €1 on April 4, 2008) and Maiden’s maximum liability is 40% of these amounts.

For purposes of the Quota Share Agreement, “Extra-Contractual Obligations” means liabilities not covered under any other provision of the Quota Share Agreement and which arise from an action against AII, or, to the extent reinsured by AII, against an AmTrust Ceding Insurer, by an AmTrust Ceding Insurer’s insured, an assignee of an AmTrust Ceding Insurer’s insured or a third party claimant, by reason of alleged or actual negligence, fraud or bad faith on the part of AII or any AmTrust Ceding Insurer in handling a claim under a Policy (whether or not paid) subject to the Quota Share Agreement, but in each case excluding fraudulent or criminal acts by a director or executive officer of AII or of an AmTrust Ceding Insurer and criminal acts by AII or an AmTrust Ceding Insurer. “Loss Adjustment Expenses” means court costs, post-judgment interest, and allocated investigation, adjustment and legal expenses of AII related to and charged to a specific claim file, but shall not include general overhead expenses of AII or salaries, per diem and other remuneration of AII’s employees. “Loss in Excess of Policy Limits” means an amount that AII would have been contractually obligated to pay had it not been for the limit of the original Policy, as a result of an action against it, or, to the extent reinsured by AII, against an AmTrust Ceding Insurer, by an AmTrust Ceding Insurer’s insured, an assignee of an AmTrust Ceding Insurer’s insured or a third party claimant, by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action, but in each case excluding fraudulent or criminal acts by a director or executive officer of AII or of an AmTrust Ceding Insurer and criminal acts by AII or an AmTrust Ceding Insurer. AmTrust’s existing excess of loss reinsurance for its workers’ compensation business includes coverage for extra-contractual obligations and losses in excess of policy limits within the coverage layers of 90% of $9 million in excess of the first $1 million of losses, 100% of $10 million in excess of $10 million of losses and 90% of $110 million in excess of $20 million of losses. AmTrust has agreed to use commercially reasonable efforts to maintain excess reinsurance providing substantially the same protection as it currently maintains with respect to Extra-Contractual Obligations and Loss in Excess of Policy Limits during the term of the Quota Share Agreement.

Premium and Ceding Commission. AII transferred to Maiden Insurance an amount equal to 40% of the portion of the direct premiums attributable to the Policies that was unearned as of the Effective Time. Pending receipt of such amount, Maiden Insurance did not earn investment income on such amount. However, as of the Effective Time, Maiden Insurance began earning premiums from such amount as the unearned premiums included therein are earned over the term of the underlying Policies. AmTrust and Maiden have agreed that, if the mix of the lines of insurance business ceded under the Quota Share Agreement, as determined from time to time, differs materially from the mix as of the effective date of the Quota Share Agreement, the parties will negotiate in good faith an appropriate adjustment to the ceding commission rate payable by Maiden Insurance.

In addition, during the term of the Quota Share Agreement, AII cedes to Maiden Insurance 40% of the AmTrust Ceding Insurers’ gross written premiums in respect of business covered under the Quota Share Agreement, net of the cost of unaffiliated inuring reinsurance (and, in the case of IGI, net of commissions paid by IGI under its Policies) (the “Subject Premium”).

Maiden Insurance pays to AII a ceding commission equal to 31% of the ceded Subject Premium. AII has agreed that the ceding commission includes provision for all commissions, taxes, assessments (other than assessments based on losses of an AmTrust Ceding Insurer) and all other expenses of whatever nature, except loss adjustment expenses.

Cessions of Additional Lines of Business. AmTrust has agreed that, if the AmTrust Ceding Insurers elect to write lines of insurance other than the Policies (“Additional Policies”), AII must offer Maiden Insurance the opportunity to reinsure the Additional Policies through AII pursuant to the Quota Share Agreement. Any Additional Policies that Maiden Insurance elects to reinsure pursuant to the Quota Share Agreement would be considered “Policies” for all purposes of the Quota Share Agreement and would be subject to all of the terms and conditions of the Quota Share Agreement, except that (a) the effective date of the reinsurance of the Additional Policies may be a date other than July 1, 2007 and (b) the formula to calculate the ceding commission payable in respect of the Additional Policies may be different than the ceding commission formula described in “— Premium and Ceding Commission” above.

Cessions by Additional AmTrust Affiliates. If AmTrust acquires a majority interest in an insurance company (an “Additional Company”) that issues workers’ compensation, specialty middle-market property and casualty (consisting of workers' compensation, general liability, commercial property, commercial automobile liability, and auto physical damage insurance placed through program underwriting agents) specialty risk and extended warranty policies, AmTrust has agreed to cause the Additional Company to cede to AII a quota share percentage of gross written premium, net of the cost of unaffiliated inuring reinsurance, and Ultimate Net Loss, sufficient to enable AII to cede 40% of the Additional Company’s gross written premiums in respect of business covered under the Quota Share Agreement to Maiden Insurance and Maiden Insurance has agreed to reinsure such business pursuant to the Quota Share Agreement. In addition, pursuant to the master agreement, if an Additional Company issues policies covering lines of insurance other than those described above (“Other Additional Company Policies”), AII must offer to Maiden Insurance the opportunity to reinsure the Other Additional Company Policies pursuant to the Quota Share Agreement. Any policies issued by an Additional Company and reinsured pursuant to the Quota Share Agreement would be considered “Policies” for all purposes of the Quota Share Agreement, and the Additional Company would be considered an “AmTrust Ceding Insurer” for all purposes of the Quota Share Agreement, except that (a) the effective date and time of the reinsurance of those policies may be a date and time other than the Effective Time and (b) the formula to calculate the ceding commission payable in respect of the Other Additional Company Policies may be different than the ceding commission formula described in “— Premium and Ceding Commission” above. The master agreement provides that AmTrust will cause AII to reinsure AIIC when all regulatory approvals required for AIIC to enter into a reinsurance agreement with AII have been obtained.

On December 7, 2007, AmTrust entered into an agreement to acquire the Unitrin Business Insurance unit (“UBI”) of Unitrin, Inc. (“Unitrin”), a publicly-held insurance holding company listed on the New York Stock Exchange. UBI writes commercial package, commercial auto, commercial general liability, umbrella, workers’ compensation and other commercial coverages through independent agents in 30 states in the Northwest, Midwest and South. The UBI acquisition includes the acquisition of three property and casualty insurance companies and a Texas Lloyd’s insurer (the “Acquired Companies”), and the acquisition of renewal rights from three other Unitrin-owned insurers (the “Non-Acquired Companies”). Unitrin will reinsure 100% of all pre-closing insurance liabilities of the Acquired Companies. AmTrust will assume the unearned premium associated with all in-force UBI policies issued by Unitrin through the Non-Acquired Companies. The closing of the transaction is subject to various regulatory approvals.

The UBI business does not fall within the lines of business subject to the Quota Share Agreement. We are in negotiations with AmTrust to reinsure the UBI business, subject to the parties’ agreement on the ceding commission and other terms and conditions specific to the UBI business.

Loans and Other Collateral. In order to provide RIC, TIC and WIC (and AIIC, when AII begins reinsuring it) with credit for reinsurance on their statutory financial statements, AII, as the direct reinsurer of the AmTrust Ceding Insurers, has established trust accounts (“Trust Accounts”) for their benefit (and AII currently is establishing a Trust Account for AIIC’s benefit). Maiden Insurance has agreed to provide appropriate collateral to secure its proportional share under the Quota Share Agreement of AII’s obligations to the AmTrust Ceding Insurers to whom AII is required to provide collateral. This collateral may be in the form of (a) funds (which may include cash and investments) loaned by Maiden Insurance to AII on an unsecured basis, for deposit into the Trust Accounts, pursuant to a loan agreement between those parties, (b) assets transferred by Maiden Insurance, for deposit into the Trust Accounts, (c) a letter of credit obtained by Maiden Insurance and delivered to an AmTrust Ceding Insurer on AII’s behalf (a “Letter of Credit”), or (d) premiums withheld by an AmTrust Ceding Insurer at Maiden Insurance’s request in lieu of remitting such premiums to AII (“Withheld Funds”). Maiden Insurance may provide any or a combination of these forms of collateral, provided that the aggregate value thereof equals Maiden Insurance’s proportionate share of its obligations under the Quota Share Agreement with AII as described below. If collateral is required to be provided to any other AmTrust Ceding Insurers under applicable law or regulatory requirements, Maiden Insurance will provide collateral to the extent required, although Maiden Insurance does not expect that such collateral will be required unless an AmTrust Ceding Insurer is domiciled in the United States. Maiden Insurance currently is satisfying, and expects to satisfy, its collateral requirements under the Quota Share Agreement by making loans to AII pursuant to a loan agreement between those parties. As of December 31, 2007, Maiden Insurance had loaned funds in the amount of $113.5 million to AII, which was the largest amount outstanding from the date of the first advance under the loan agreement (December 18, 2007) through December 31, 2007. We recorded accrued interest of $240,000 on the loan during the period from May 31, 2007 to December 31, 2007.

The amount of collateral Maiden Insurance is required to maintain, which is determined quarterly, equals its proportionate share of (a) the amount of ceded paid losses for which AII is responsible to such AmTrust Ceding Insurer but has not yet paid, (b) the amount of ceded loss reserves (including ceded reserves for claims reported but not resolved and losses incurred but not reported) for which AII is responsible to such AmTrust Ceding Insurer, and (c) the amount of ceded reserves for unearned premiums ceded by such AmTrust Ceding Insurer to AII. One or more forms of security described above must be maintained in the sum of these amounts until Maiden Insurance is no longer liable for its proportionate share of such obligations. Pursuant to the master agreement, if Maiden Insurance provides collateral by depositing assets in a Trust Account, AmTrust has agreed to cause AII not to commingle Maiden Insurance’s assets with AII’s other assets and to cause the AmTrust Ceding Insurers not to commingle Maiden Insurance’s assets with the AmTrust Ceding Insurers’ other assets if an AmTrust Ceding Insurer withdraws those assets.

AII has agreed that, if an AmTrust Ceding Insurer returns to AII excess assets withdrawn from a Trust Account, drawn on a Letter of Credit or maintained by such AmTrust Ceding Insurer as Withheld Funds, AII will immediately return to Maiden Insurance its proportionate share of such excess assets. AII has further agreed that if the aggregate fair market value of the amount of Maiden Insurance’s assets held in the Trust Account, the face amount of the Letter of Credit and Maiden Insurance’s portion of the Withheld Funds (to the extent Maiden Insurance has utilized each such form of collateral) exceeds Maiden Insurance’s proportionate share of AII’s obligations, or if an AmTrust Ceding Insurer misapplies any such collateral, AII will immediately return to Maiden Insurance an amount equal to such excess or misapplied collateral, less any amounts AII has paid to Maiden Insurance as described in the first sentence of this paragraph. In addition, if an AmTrust Ceding Insurer withdraws Maiden Insurance’s assets from a Trust Account and maintains those assets on its books as withheld funds, AII has agreed to pay to Maiden Insurance all interest, dividends and other income received on those assets (except to the extent Maiden Insurance’s proportionate share of AII’s obligations to that AmTrust Ceding Insurer exceeds the value of the collateral Maiden Insurance has provided), and net of unpaid fees Maiden Insurance owes to AIIM and its share of fees owed to the trustee of the Trust Accounts.

The loan agreement, as amended on February 15, 2008, contains the following terms and conditions, among others:

•	Commitment. For so long as Maiden Insurance remains liable to AII for business reinsured under the Quota Share Agreement, Maiden Insurance shall make advances under the loan to AII with respect to each AmTrust Ceding Insurer to which AII is obligated to provide security. Such loan will be in an amount equal to Maiden Insurance’s proportionate share of collateral for AII’s obligations, unless Maiden Insurance elects to fund or provide for collateral other than through advances under the loan. AII is entitled to request advances under the loan quarterly. Any advances shall be made within 10 days of each such request.
•	Use of Proceeds. AII will deposit loan proceeds in the applicable Trust Account.
•	Interest. Interest on the outstanding amount of the loan accrues at a floating rate equal to the one-month London Interbank Offered Rate (“LIBOR”) plus 90 basis points per annum computed on the basis of a 360-day year of twelve 30-day months. Interest is payable quarterly not later than 10 days following the end of the quarter.
•	Maturity Date. Each loan advance shall mature on the earliest to occur of (a) the date that is ten years following the date such advance was made, (b) the date on which Maiden Insurance no longer is liable for a proportionate share of AII’s obligations to an AmTrust Ceding Insurer and (c) the date on which Maiden Insurance is no longer required to secure such obligations.
•	Automatic Reduction in Principal: If an AmTrust Ceding Insurer applies loan proceeds to pay claims or return premiums to policyholders, the outstanding principal amount of the loan automatically shall be reduced by such amount (as shall be Maiden Insurance’s obligation to pay AII under the Quota Share Agreement), and as of the date of such application interest thereon shall no longer accrue.
•	Prepayments of Principal. If, as of the end of a calendar quarter, the principal amount of the loan proceeds (including the undistributed earnings and interest thereon) plus the value of any other collateral that Maiden Insurance has provided with respect to an AmTrust Ceding Insurer exceeds Maiden Insurance’s proportionate share of AII’s obligations to such AmTrust Ceding Insurer, AII shall pre-pay advances under the loan with respect to such AmTrust Ceding Insurer in an amount equal to the lesser of the amount of such advances or such excess, net, in either case, of any amounts due and payable by Maiden Insurance under the Quota Share Agreement.
•	Effect of AII Payment Default under Quota Share Agreement and Loan Agreement. Maiden Insurance will not be required to continue to make advances on the loan to the extent that AII has failed to return to Maiden Insurance amounts owed under the Quota Share Agreement (including with respect to collateral) or the loan agreement.

AmTrust has agreed to guarantee the complete and timely performance of each of AII’s obligations to Maiden Insurance under the Quota Share Agreement relating to the collateral described above. Further, AmTrust has agreed to guarantee the complete and timely performance of each of AII’s obligations to Maiden Insurance under the loan agreement between Maiden Insurance and AII. If AII experiences a Company Change in Control (as defined below) and Maiden Insurance chooses not to terminate the Quota Share Agreement, AmTrust’s guarantee obligations will terminate immediately and automatically.

Term and Termination. The initial term of the Quota Share Agreement is three years from the Effective Time. The Quota Share Agreement will automatically renew for successive three-year periods thereafter, unless either Maiden Insurance or AII notifies the other party of its election not to renew the Quota Share Agreement not less than nine months prior to the end of any such three-year period. In addition, Maiden Insurance and AII are entitled to terminate the Quota Share Agreement as described below.

Termination by Maiden Insurance. Maiden Insurance may terminate the Quota Share Agreement if:

•	AII is 30 or more days in arrears on a payment due to Maiden Insurance under the Quota Share Agreement and AII fails to cure that breach within 30 days following notice thereof (an “AmTrust Payment Default”);
•	AII becomes insolvent or similarly financially impaired;
•	AII ceases writing new or renewal business and elects to run off its existing business or an insurance or other regulatory authority orders such party to cease writing new or renewal business;
•	either (a) an individual person, corporation or other entity, or a group of commonly controlled persons, corporations or entities, acquires, including through merger, directly or indirectly, more than fifty percent (50%) of the voting securities of AII or obtains the power to vote (directly or through proxies) more than fifty percent (50%) of AII’s voting securities, except if such individual person, corporation or other entity is under common control with AII, or (b) AmTrust no longer directly or indirectly controls the power to vote more than fifty percent (50%) of AII’s voting securities (a “Company Change of Control”); provided that in no event shall the acquisition, including through merger, of more than fifty percent (50%) of the voting securities of AmTrust or of the power to vote (directly or through proxies) more than fifty percent (50%) of the voting securities of AmTrust, or the merger, combination or amalgamation of AmTrust into any person, or similar transaction pursuant to which AmTrust shall not be the surviving entity, be deemed a Company Change of Control; or
•	the shareholders’ equity of AII and the AmTrust Ceding Insurers, in aggregate, is reduced to 50% or less of the amount of their aggregate shareholders’ equity at either the inception of the Quota Share Agreement or at the latest renewal or anniversary date of the Quota Share Agreement.

If Maiden Insurance terminates the Quota Share Agreement in these circumstances, the Quota Share Agreement will terminate in full. Termination as a result of an AmTrust Payment Default shall be effective upon not less than 10 days prior written notice, and termination as a result of any other event described above shall be effective upon not less than 30 days prior written notice. Maiden Insurance may not terminate the Quota Share Agreement as a result of such an event unless that event is continuing on the date it delivers its notice of termination to AII. Further, Maiden Insurance must exercise its termination right within 30 days (and within 10 days, in the case of an AmTrust Payment Default) following the date on which it has actual knowledge that such event occurred.

Termination by AII. AII may terminate the Quota Share Agreement if:

•	Maiden Insurance is 30 or more days in arrears on a payment due to any AmTrust Ceding Insurer under the Quota Share Agreement and fails to cure that breach within 30 days following notice thereof (a “Maiden Insurance Payment Default”);
•	Maiden Insurance ceases writing new or renewal business and elects to run off its existing business or is ordered by a regulatory authority to do so;
•	Maiden Insurance becomes insolvent or similarly financially impaired;
•	either (a) an individual person, corporation or other entity, or a group of commonly controlled persons, corporations or entities, acquires, including through merger, directly or indirectly, more than fifty percent (50%) of the voting securities of Maiden Insurance or obtains the power to vote (directly or through proxies) more than fifty percent (50%) of the voting securities of Maiden Insurance, except if such individual person, corporation or other entity is under common control with Maiden Insurance or (b) Maiden Holdings no longer directly or indirectly controls the power to vote more than fifty percent (50%) of the voting securities of Maiden Insurance;

•	the shareholders’ equity of Maiden Insurance is reduced to 50% or less of the amount of its shareholders’ equity at either the Effective Time or at the latest renewal or anniversary date of the Quota Share Agreement; or
•	Maiden Insurance fails to maintain an A.M. Best rating of “A-” or better.

Termination as a result of a Maiden Insurance Payment Default shall be effective upon not less than 10 days prior written notice, and termination as a result of any other event described immediately above shall be effective upon not less than 30 days prior written notice. AII may not terminate the Quota Share Agreement as a result of such an event unless that event is continuing on the date it delivers its notice of termination to Maiden Insurance. Further, AII must exercise its termination right within 30 days (and within 10 days, in the case of a Maiden Insurance Payment Default) following the date on which it has actual knowledge that such event occurred.

Effect of Termination. If a party elects to terminate the Quota Share Agreement (including as a result of the events described under “— Termination by Maiden Insurance” and “— Termination by AII” above), all reinsurance under the Quota Share Agreement with respect to those Policies shall remain in force until the expiration date, anniversary date, or prior termination date of the Policies, unless, not later than 30 days following the effective date of termination, AII elects that Maiden Insurance shall not be liable for any losses occurring under those Policies on and after the date of termination. If AII makes that election, within 30 days from the date of termination, then Maiden Insurance shall return to AII the unearned premium applicable to those Policies in force at the time and date of termination, less the unearned portion of the ceding commission paid thereon.

Maiden Insurance’s Right to Discontinue Reinsuring Business Written by an AmTrust Ceding Insurer. If an AmTrust Ceding Insurer becomes insolvent or similarly financially impaired or ceases writing new or renewal business and elects to run off its existing business or an insurance or other regulatory authority orders such party to cease writing new or renewal business, or if an AmTrust Ceding Insurer Change in Control occurs with respect to any AmTrust Ceding Insurer, Maiden Insurance shall be entitled to elect not to reinsure any Policies issued or renewed by such AmTrust Ceding Insurer after the effective date of such event. For purposes of the Quota Share Agreement, an “AmTrust Ceding Insurer Change of Control” will be deemed to occur with respect to an AmTrust Ceding Insurer when either (a) an individual person, corporation or other entity, or a group of commonly controlled persons, corporations or entities, acquires, including through merger, directly or indirectly, more than fifty percent (50%) of the voting securities of such AmTrust Ceding Insurer or obtains the power to vote (directly or through proxies) more than fifty percent (50%) of the voting securities of such AmTrust Ceding Insurer, except if such individual person, corporation or other entity is under common control with the AmTrust Ceding Insurer, or (b) AmTrust no longer directly or indirectly controls the power to vote more than fifty percent (50%) of the voting securities of such AmTrust Ceding Insurer; provided that in no event shall the acquisition, including through merger, of more than fifty percent (50%) of the voting securities of AmTrust or of the power to vote (directly or through proxies) more than fifty percent (50%) of the voting securities of AmTrust, or the merger, combination or amalgamation of AmTrust into any person, or similar transaction pursuant to which AmTrust shall not be the surviving entity, be deemed an “AmTrust Ceding Insurer Change of Control.” If Maiden Insurance exercises this option (which it must exercise within 30 days following its knowledge of such event), all reinsurance of the business reinsured under the Quota Share Agreement written by the applicable AmTrust Ceding Insurer that is in force as of the date the event occurred will remain in effect until the expiration date, anniversary date or prior termination date of the related Policies, unless AII elects that Maiden Insurance will not be liable for any losses occurring under the Policies after the date the event occurred, in which case Maiden Insurance will return the unearned premium as of that date applicable to those Policies, less the unearned portion of the ceding commission paid thereon.

Mutual Opportunities. The master agreement provides that on any occasion when we and AmTrust are both presented with opportunities to insure, reinsure or acquire the same book of business, each company will refer the opportunities to a committee of its independent directors to decide whether that company wishes to pursue the opportunity. See “—Potential Conflicts of Interest with respect to Future Transactions.”

Excess of Loss Reinsurance

Effective January 1, 2008, we have a 45% participation in the working layer of AmTrust’s workers’ compensation excess of loss reinsurance program. The “working layer” of AmTrust’s excess of loss reinsurance program is the layer immediately above AmTrust’s retention. At present, the working layer is $9 million of losses and loss adjustment expenses per occurrence in excess of AmTrust’s $1 million per occurrence retention, subject to an annual aggregate deductible in the amount of $1.25 million. This participation was sourced through a reinsurance intermediary via open market placement in which competitive bids were solicited by an independent broker. The remaining 55% participation was placed with a single carrier. If we submit a proposal to AmTrust to provide excess reinsurance for higher layers, AmTrust has agreed to consider such proposal in its discretion.

Reinsurance of AmTrust Specialty Transportation Program

As of January 1, 2008, we have a 50% participation in a $4 million in excess of $1 million specialty transportation program written by AmTrust. This program provides primarily commercial auto coverage and, to a lesser extent, general liability coverage to private non-emergency para-transit and school bus service operators in New York State. The premium rates are rates developed by the Insurance Services Office, a third-party collector and provider of statistical, actuarial, underwriting and claims data for the property-casualty insurance industry. This participation was sourced through a reinsurance intermediary via open market placement in which competitive bids were solicited by an independent broker. Another broker market reinsurer holds the other 50% participation.

Asset Management Agreement

Maiden Insurance has entered into an asset management agreement with AIIM, an AmTrust subsidiary, pursuant to which AIIM has agreed to provide investment management services to Maiden Insurance. Pursuant to the asset management agreement, AIIM provides investment management services for an annual fee equal to 0.35% of average invested assets plus all costs incurred, except that this fee is not charged with respect to any assets invested in a hedge fund for which AmTrust or an affiliate earns a management fee or other compensation. We expect that a portion of our investment portfolio will be invested in hedge funds operated and managed by AmTrust. We will pay AmTrust a fee in connection with such investment. The annual fees associated with AmTrust’s current hedge fund are 1% of assets under management and 20% of all net gains. AmTrust receives a majority of these fees. The asset management agreement has an initial term of one year and is automatically renewable for additional one-year terms unless either party elects not to renew the agreement. Following the initial one-year term, the agreement may be terminated upon 30 days written notice by either party.

Reinsurance Brokerage Agreement

We have entered into a reinsurance brokerage agreement with AII Reinsurance Broker Ltd., a subsidiary of AmTrust. Pursuant to the brokerage agreement, AII Reinsurance Broker Ltd. provides brokerage services relating to the Quota Share Agreement for a fee equal to 1.25% of the premium reinsured from AII. The brokerage fee is payable in consideration of AII Reinsurance Broker Ltd.’s brokerage services. AII Reinsurance Broker Ltd. is not our exclusive broker. AII Reinsurance Broker Ltd. may, if mutually agreed, also produce reinsurance for us from other ceding companies, and in such cases we will negotiate a mutually acceptable commission rate.

IGI Intermediaries Limited Brokerage Services Agreement

We have entered into a brokerage services agreement with IGI Intermediaries Limited (“IGI Limited”), a subsidiary of AmTrust. Pursuant to the brokerage services agreement, IGI Limited provides marketing services to us which includes providing marketing material to potential policyholders, providing us with market information on new trends and business opportunities and referring new brokers and potential policyholders to us. A fee equal to IGI Limited’s costs in setting up to provide and in providing such services plus 8% is payable in consideration of IGI Limited’s marketing services. IGI Limited is not our exclusive broker.

IGI Inc. Brokerage Services Agreement

We have entered into a brokerage services agreement with IGI Inc., a subsidiary of AmTrust. Pursuant to the brokerage services agreement, IGI Inc. solicits and submits proposals to us for reinsurance of specialized property and casualty programs underwritten by small insurers and managing general agents and refers and introduces brokers and potential insurance company cedents to us. A fee equal to IGI Inc.’s costs in setting up to provide and in providing such services plus 8% is payable in consideration of IGI Inc.’s marketing services. IGI Inc. is not our exclusive broker.

Amendment to Original Master Agreement

We entered into the master agreement with AmTrust at the time of our private offering. The original master agreement provided that Maiden Insurance would enter into two reinsurance agreements, in the forms attached as exhibits to the master agreement, with the AmTrust Ceding Insurers (one reinsurance agreement for the U.S. AmTrust Ceding Insurers and one for the non-U.S. AmTrust Ceding Insurers). Since that time, and prior to entering into the reinsurance agreements attached as exhibits to the original master agreement, we and AmTrust agreed to amend the master agreement in certain respects, including with respect to the terms of the reinsurance agreements that we and AmTrust would cause Maiden and the AmTrust Ceding Insurers, respectively, to enter into. The principal changes that we and AmTrust agreed to make are summarized below:

•	Parties to the Quota Share Agreement. Under the master agreement, as originally executed, Maiden Insurance would have reinsured the AmTrust Ceding Insurers directly. Under the Quota Share Agreement and amendment No. 1 to the master agreement (the “Amendment”), AII reinsures the AmTrust Ceding Insurers directly, and Maiden Insurance reinsures AII pursuant to the Quota Share Agreement. As a result of the Amendment, Maiden Insurance has no direct contractual relationship with the AmTrust Ceding Insurers and the Quota Share Agreement is not subject to the review and approval of the domiciliary insurance regulators of the U.S. AmTrust Ceding Insurers. Pursuant to the Amendment, AmTrust has agreed to cause AII and the AmTrust Ceding Insurers to take certain actions for the benefit of Maiden Insurance, and has agreed to guarantee AII’s obligations under the Quota Share Agreement relating to the collateral to be provided by Maiden Insurance and under the loan agreement between Maiden Insurance and AII. See “— Quota Share Agreement and Master Agreement.”
•	Maximum Liability. Under the master agreement, as originally executed, Maiden Insurance’s maximum liability in respect of a single reinsured loss would not exceed $2 million, including liability for Loss Adjustment Expenses, Extra-Contractual Obligations and Losses in Excess of Policy Limits. Under the Amendment, the $2 million limit of liability does not include liability for Loss Adjustment Expenses, Extra-Contractual Obligations and Losses in Excess of Policy Limits, and there is no limit on Maiden Insurance’s maximum liability for these losses. However, AmTrust currently maintains excess of loss reinsurance for its workers’ compensation business covering extra-contractual obligations and losses in excess of policy limits, which coverage indemnifies AII and the AmTrust Ceding Insurers for 90% of $9 million in excess of the first $1 million of losses, 100% of $10 million in excess of $10 million of losses and 90% of $110 million in excess of $20 million of losses. AmTrust has agreed to use commercially reasonable efforts to maintain excess of loss reinsurance covering extra-contractual obligations and losses in excess of policy limits as currently in force. In addition, Maiden Insurance will not reinsure any risk under a Policy if the AmTrust Ceding Insurer’s retention with respect to such risk exceeds $5 million.
•	Scope of Extra-Contractual Obligations and Losses in Excess of Policy Limits. For purposes of the original reinsurance agreements, “extra-contractual obligations” and “losses in excess of policy limits” were defined to expressly exclude, among other acts, losses incurred by an AmTrust Ceding Insurer as a result of its bad faith or fraud or as a result of criminal acts. Under the Quota Share Agreement these terms are defined to include bad faith and fraud on the part of AII or an AmTrust Ceding Insurer, but exclude fraudulent and criminal acts by a director or executive officer of AII or of an AmTrust Ceding Insurer and criminal acts by AII or an AmTrust Ceding Insurer.
•	Ceding Commissions. For purposes of the original reinsurance agreements, ceding commissions included a provision for all assessments. Under the Amendment, assessments based on losses by the AmTrust Ceding Insurers are not covered by the ceding commission payment and Maiden Insurance would be obligated to indemnify AII for its proportionate share of such assessments.
•	Security. Under the original master agreement, Maiden Insurance intended to secure its obligations under the Quota Share Agreement with the U.S. AmTrust Ceding Insurers by depositing assets into trust accounts established for their benefit. Maiden Insurance and each of the U.S. AmTrust Ceding Insurers would have entered into a reinsurance trust agreement in order to accomplish the foregoing. Under the Amendment, Maiden Insurance has agreed to provide appropriate collateral to secure its proportional share of AII’s obligations to the AmTrust Ceding Insurers. Maiden Insurance may provide this collateral in various ways, and it currently is satisfying, and expects to satisfy, its collateral requirements by lending funds (which may include cash and investments) on an unsecured basis to AII pursuant to a loan agreement between those parties. AII would in turn deposit these funds in Trust Accounts that AII would establish for the benefit of the U.S. AmTrust Ceding Insurers. AII has agreed to return to Maiden Insurance any assets of Maiden Insurance that an AmTrust Ceding Insurer misapplies or retains, subject to certain deductions. AmTrust has agreed to guarantee all of AII’s obligations under the Quota Share Agreement relating to security provided for the benefit of the AmTrust Ceding Insurers (including the foregoing obligation) and the loan agreement. If AII experiences a change in control and Maiden Insurance chooses not to terminate the Quota Share Agreement, the guarantee is terminated.
•	Premiums Ceded. Under the original reinsurance agreements, commission expense incurred by IGI was not deducted from the premiums ceded to Maiden Insurance. Under the Quota Share Agreement, the premiums ceded to Maiden Insurance are net of commission expense incurred by IGI. IGI calculates and reports its loss ratio net of commission expense incurred.
•	Termination Events.
•	Payment Default. Under the original reinsurance agreements, in the event of a payment default by one party, the other party could terminate the reinsurance agreements, subject to a five-day cure period. Under the Quota Share Agreement, the cure period for a payment default is 30 days.
•	Change in Control of an AmTrust Ceding Insurer. Under the original reinsurance agreements, Maiden Insurance would have been permitted to terminate the reinsurance agreements, as to an AmTrust Ceding Insurer, if an unaffiliated person directly or indirectly acquired a majority interest in that AmTrust Ceding Insurer or if AmTrust no longer directly or indirectly controlled a majority interest in it. The reinsurance agreements would have remained in effect as to all AmTrust Ceding Insurers that did not experience the change in control. Under the Quota Share Agreement, Maiden Insurance may terminate the Quota Share Agreement in full if AII undergoes a change in control. If an AmTrust Ceding Insurer undergoes a change in control, Maiden Insurance may elect to no longer assume new business reinsured under the Quota Share Agreement written by that AmTrust Ceding Insurer, and the Quota Share Agreement will otherwise remain in effect.
•	Insolvency and Run-off. Under the original reinsurance agreements, Maiden Insurance would have been entitled to terminate the reinsurance agreements in full if any AmTrust Ceding Insurer became insolvent or similarly financially impaired or ceased writing new business or experienced a decrease in policyholders’ surplus of 50% or more. Under the Quota Share Agreement, Maiden Insurance is not entitled to terminate the Quota Share Agreement if the policyholders’ surplus of an AmTrust Ceding Insurer decreases by 50% or more. If an AmTrust Ceding Insurer becomes insolvent or similarly financially impaired or ceases writing new business, Maiden Insurance may elect to no longer assume new business reinsured under the Quota Share Agreement written by that AmTrust Ceding Insurer, and the Quota Share Agreement will otherwise remain in effect. If AII experiences any of these events except decrease in policyholder surplus of 50% or more, Maiden Insurance may terminate the Quota Share Agreement in full.
•	Decrease in Policyholders’ Surplus. Under the original reinsurance agreements, Maiden Insurance would have been permitted to terminate the reinsurance agreements in full if any AmTrust Ceding Insurer experienced a decrease in policyholders’ surplus of 50% or more. Under the

Quota Share Agreement, Maiden Insurance is not entitled to terminate the Quota Share Agreement if the policyholders’ surplus of an AmTrust Ceding Insurer decreases by 50% or more. However, if the combined shareholders’ equity of AII and the AmTrust Ceding Insurers decreases by 50% or more, Maiden Insurance may terminate the Quota Share Agreement.
•	Time to Elect to Terminate. Under the original reinsurance agreements, there was no express time period during which a party was required to elect to terminate the reinsurance agreements upon the occurrence of a termination event. Under the Quota Share Agreement, the party must exercise the termination right within 30 days of its actual knowledge of the triggering event, or 10 days in the case of a payment default.

Amendment to Quota Share Agreement

The Quota Share Agreement originally provided for a ceding commission that was initially set at 31% of the ceded Subject Premium and would be adjusted every six months beginning July 1, 2008 and every six months thereafter, based on the net loss ratio of all business ceded under the Quota Share Agreement from the Effective Time through the date that is six months prior to the adjustment date. The 31% ceding commission rate would increase by 0.5% for every 1.0% decline in the net loss ratio below 60% up to a maximum ceding commission of 32%, and would decrease by 0.5% for every 1.0% increase in the net loss ratio above 60%, subject to a minimum ceding commission of 30%. Maiden Insurance and AII agreed to amend the Quota Share Agreement, effective July 1, 2007, to provide for a fixed ceding commission rate of 31% that may be adjusted if the mix of business ceded to us changes.

Amendment to Loan Agreement

The loan agreement originally provided interest to accrue on the funds loaned by Maiden Insurance to AII in an amount equal to the actual amount of dividends, interest and other income earned on the portion of the loan proceeds held in the Trust Accounts or in segregated accounts maintained by the AmTrust Ceding Insurers. To the extent that the principal amount of the loan proceeds (including the undistributed earnings and interest thereon) plus the value of any other collateral that Maiden Insurance provided with respect to an AmTrust Ceding Insurer exceeded Maiden Insurance's proportionate share of AII's obligations to such AmTrust Ceding Insurer, AII was obligated to pay such earnings and interest to Maiden Insurance quarterly, less any amounts due and payable by Maiden Insurance under the Quota Share Agreement or the Asset Management Agreement and less Maiden Insurance's proportionate share of fees owed to the trustee of the Trust Accounts. On February 15, 2008, we amended the loan agreement to provide that the interest on the outstanding amount of the loan would accrue at a floating rate equal to one-month LIBOR plus 90 basis points per annum and that such interest would be payable quarterly not later than 10 days following the end of the quarter. At the time we amended the loan agreement, we did not expect the change in the interest rate to have a significant effect in the near term on the amount of interest payable on the loan. We cannot predict how the change will affect the amount of interest over longer periods.

Potential Conflicts of Interest with Respect to Future Transactions

Barry D. Zyskind, our Chairman of the Board, is the President and Chief Executive Officer of AmTrust and, together with George Karfunkel and Michael Karfunkel, owns approximately 59% of the outstanding common stock of AmTrust. Mr. Zyskind is also the son-in-law of Michael Karfunkel, who is a major shareholder and the non-executive Chairman of the board of directors of AmTrust. In addition, Max G. Caviet, our Chief Executive Officer, is currently employed by AmTrust (and Mr. Caviet is an executive of AmTrust) and is expected to continue to serve in his current position at AmTrust for a transition period which is not expected to extend beyond June 30, 2008. In addition, Mr. Caviet will continue to own options and equity in AmTrust. One of our directors, Yehuda L. Neuberger, is the son-in-law of George Karfunkel, who is a major shareholder and director of AmTrust, and Mr. Neuberger is employed by American Stock Transfer & Trust Company, a company controlled by George Karfunkel and Michael Karfunkel. Furthermore, other members of our executive management, including our Chief Operating Officer, are former managers of AmTrust. Conflicts of interest could arise with respect to business opportunities that could be advantageous to AmTrust or its subsidiaries, on the one hand, and us or our subsidiary, on the other hand. In addition, potential conflicts of interest may arise should the interests of AmTrust and Maiden Holdings diverge. See “Risk Factors — Risks Related to Our Business — The Chairman of the Board presently holds the positions of President and Chief Executive Officer of AmTrust, and our Chief Executive Officer is currently employed by AmTrust as an executive officer. These dual positions may present, and make us vulnerable to, difficult conflicts of interest and related legal challenges.” From time to time, we and AmTrust may both be presented with opportunities to insure, reinsure or acquire the same book of business. Because of the overlaps between our and AmTrust’s shareholders and management, we and AmTrust have agreed that in such cases, the opportunities will be referred to a committee of independent directors of each company to decide whether that company wishes to pursue the opportunity.

PRINCIPAL SHAREHOLDERS

The following table sets forth the total number and percentage of our common shares beneficially owned as of April 23, 2008 (except as otherwise indicated) by:

•	each person known to us to be the beneficial owner of more than 5% percent of any class of our outstanding voting shares;
•	each of our directors and executive officers; and
•	all of such directors and executive officers as a group.

This table does not include stock options since none of the stock options approved for issuance are exercisable at this time or within 60 days of this prospectus. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Unless otherwise stated, the address for all the persons listed below is: c/o Maiden Holdings, Ltd., 48 Par-la-Ville Road, Suite 1141, Hamilton HM 11, Bermuda.

	Shares Beneficially Owned(1)
Name	Number		Percent
Barry D. Zyskind(2)	3,950,000	(3)	6.5%
Michael Karfunkel(2)	3,950,000	(4)	6.5
George Karfunkel(2)	3,950,000	(5)	6.5
Max G. Caviet	—	(6)	—
Michael J. Tait	—	(7)	—
Ben Turin	—	(8)	—
James A. Bolz	—	(9)	—
Simcha Lyons	5,000	(10)	*
Raymond M. Neff	50,000	(10)	*
Yehuda L. Neuberger	50,000	(11)	*
Steven H. Nigro	—	(10)	—
All executive officers and directors as a group (seven persons)	4,055,000	(3)	6.7%

* Less than 1%.

(1)	Based on 59,550,000 common shares outstanding, which does not include options outstanding on the date hereof to purchase 868,000 of our common shares, 48,000 of which options will vest on the first anniversary of the date of grant and 820,000 of which options will vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(2)	Together, Barry D. Zyskind, Michael Karfunkel and George Karfunkel are our Founding Shareholders.
(3)	Includes 1,350,000 common shares issuable upon the exercise of 10-year warrants we issued to Barry Zyskind in connection with our formation and capitalization.
(4)	Includes 1,350,000 common shares issuable upon the exercise of 10-year warrants we issued to Michael Karfunkel in connection with our formation and capitalization.
(5)	Includes 1,350,000 common shares issuable upon the exercise of 10-year warrants we issued to George Karfunkel in connection with our formation and capitalization.
(6)	Does not include options to acquire 300,000 common shares granted on June 26, 2007, which options will vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(7)	Does not include options to acquire 50,000 common shares granted on November 6, 2007, which options will vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.

(8)	Does not include options to acquire 75,000 common shares granted on June 26, 2007 or options to acquire 75,000 common shares granted on March 24, 2008, which options will vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(9)	Does not include options to acquire 50,000 common shares granted on October 23, 2007, which options will vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(10)	Does not include options to acquire 12,000 common shares granted at the closing of the private offering, which options will vest on the first anniversary of the date of grant.
(11)	Held under joint tenancy with right of survivorship with Mr. Neuberger’s wife, Anne Neuberger. Does not include options to acquire 12,000 common shares granted on January 8, 2008, which options will vest on the first anniversary of the date of grant.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes select provisions of our bye-laws.

General

We have an authorized share capital of $1 million divided into 100 million shares of par value $0.01 per share. Our issued and outstanding share capital consists of 59,550,000 common shares, par value $0.01 per share.

Common Shares

Holders of shares have no pre-emptive, redemption, conversion or sinking fund rights. Subject to the limitation on voting rights described below, holders of shares are entitled to one vote per share on all matters submitted to a vote of holders of shares. Most matters to be approved by holders of shares require approval by a simple majority vote. Under our bye-laws, the holders of at least a majority of the shares voting in person or by proxy at a meeting must generally approve an amalgamation with another company. The Companies Act provides that a resolution to remove our auditor before the expiration of its term of office must be approved by at least two-thirds of the votes cast at a meeting of our shareholders. The quorum for any meeting of our shareholders is two or more persons holding or representing a majority of the outstanding shares on an unadjusted basis. Our board of directors has the power to approve our discontinuation from Bermuda to another jurisdiction. Under our bye-laws, the rights attached to any class of shares, common or preferred, may be varied with the consent in writing of the holders of at least a majority of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class.

In the event of our liquidation, dissolution or winding-up, the holders of shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. All outstanding shares are fully paid and non-assessable. Authorized but unissued shares may, subject to any rights attaching to existing shares, be issued at any time and at the discretion of the board of directors without the approval of our shareholders, with such rights, preferences and limitations as the board may determine.

Limitation on Voting Rights

In general, and except as provided under our bye-laws and as provided below, the common shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, if, and so long as, the shares of a shareholder are treated as “controlled shares” (as determined pursuant to sections 957 and 958 of the Code) of any U.S. Person (that owns shares directly or indirectly through non-U.S. entities) and such controlled shares constitute 9.5% or more of the votes conferred by our issued shares, the voting rights with respect to the controlled shares owned by such U.S. Person will be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our board may limit a shareholder’s voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid certain material adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any direct or indirect shareholder or its affiliates. “Controlled shares” include, among other things, all shares that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately amongst other shareholders whose shares were not “controlled shares” of the 9.5% U.S. Shareholder so long as such reallocation does not cause any person to become a 9.5% U.S. Shareholder.

Under these provisions, certain shareholders may have their voting rights limited, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership.

We are authorized to require any shareholder to provide information as to that shareholder’s beneficial share ownership, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of common shares attributable to any person. If any holder fails to respond to this request or submits incomplete or inaccurate information, we may, in our sole discretion, eliminate the shareholder’s voting rights. Pursuant to our bye-laws, a shareholder must give notice within ten days of the date the shareholder acquires actual knowledge that it is the direct or indirect holder of controlled shares of 9.5% or more of the voting power of all our issued and outstanding shares. No shareholder will be liable to any other shareholder or to us for any losses or damages resulting from the shareholder’s failure to respond to, or submission of incomplete or inaccurate information in response to, a request from us for information as to the shareholder’s beneficial share ownership or from the shareholder’s failure to give the notice described in the previous sentence. All information provided by the shareholder will be treated by us as confidential information and will be used by us solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists (except as otherwise required by applicable law or regulation).

If Maiden Holdings is required or entitled to vote at an annual or special general meeting (or to act by unanimous written consent in lieu of a general meeting) of any directly held non-U.S. subsidiary (including Maiden Insurance), the Maiden Holdings directors would refer the subject matter of the vote to the Maiden Holdings shareholders and seek direction from such shareholders as to how the Maiden Holdings directors should vote on the resolution proposed by the non-U.S. subsidiary. In such cases, the voting rights of Maiden Holdings’ shareholders will be subject to the same restriction on voting power as set forth above. Substantially similar provisions will be contained in the bye-laws (or equivalent governing documents) of the non-U.S. subsidiaries.

Restrictions on Transfer, Issuance and Repurchase

Our directors may decline to register the transfer of any shares if they have reason to believe that such transfer may expose us or any direct or indirect shareholder or its affiliates to non-deminimis adverse tax, legal or regulatory consequences in any jurisdiction. Similarly, we could be restricted from issuing or repurchasing shares if our directors believe that such issuance or repurchase may result in a non-deminimis adverse tax, legal or regulatory consequence to us or any direct or indirect shareholder or its affiliates.

Our directors also may, in their absolute discretion, decline to register the transfer of any shares if they have reason to believe that registration of the transfer under the Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. In addition, our directors may decline to approve or register a transfer of shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.

We are authorized to request information from any holder or prospective acquirer of shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any transaction if complete and accurate information is not received as requested.

Conyers Dill & Pearman, our Bermuda counsel, has advised us that while the precise form of the restrictions on transfer contained in our bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any shares purchased that violate the restrictions and as to the transfer of which registration is refused. The proposed transferor of those shares will be deemed to own those shares for dividend, voting and reporting purposes until a transfer of such shares has been registered on our shareholders register.

If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of such refusal. Our bye-laws also provide that our board of directors may suspend the registration of transfers for any reason and for such periods as it may determine, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

The voting restrictions and restrictions on transfer described above may have the effect of delaying, deferring or preventing a change in control of Maiden Holdings.

Bye-laws

Our bye-laws provide for our corporate governance, including the establishment of share rights, modification of those rights, issuance of share certificates, calls on shares which are not fully paid, forfeiture of shares, the transfer of shares, alterations of capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and power of directors, the payment of dividends, the appointment of an auditor and our winding-up.

Our bye-laws provide that shareholders may only remove a director for cause prior to the expiration of that director’s term at a meeting of shareholders at which a majority of the holders of shares voting thereon vote in favor of that action. For a description of our Board of Directors, see “Management —Directors and Officers of Maiden Holdings.”

Our bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.

Transfer Agent

Our registrar and transfer agent for the shares is American Stock Transfer & Trust Company.

Differences in Corporate Law

The Companies Act differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us, which differ in certain respects from provisions of Delaware corporate law, which is the law that governs many U.S. public companies. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

Duties of Directors

Under Bermuda law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•	a duty to act in good faith in the best interests of the company;
•	a duty not to make a personal profit from opportunities that arise from the office of director;
•	a duty to avoid conflicts of interest; and
•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and
•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officer. Our bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Maiden Holdings, against any director or officer of us for any act or failure to act in the performance of such director’s or officer’s duties, except this waiver does not extend to any claims or rights of action that arise out of fraud or dishonesty on the part of such director or officer.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second-guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Dividends

Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or that the realizable value of the company’s assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints. See “Dividend Policy” and “Regulation.”

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Mergers and Similar Arrangements

The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Under our bye-laws, we may, with the approval of at least majority of the votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder’s shares if such shareholder is not satisfied that fair value has been paid for such shares. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and the holders of a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair value of the shares held by that stockholder (as determined by a court) in lieu of the consideration that the stockholder would otherwise receive in the transaction. Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (1) in exchange for the assets of the business to be acquired; (2) in exchange for the outstanding stock of the corporation to be acquired; (3) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation; or (4) in a merger in which the corporation’s certificate of incorporation is not amended and the corporation issues less than 20% of its common stock outstanding prior to the merger.

Takeovers

Bermuda law provides that where an offer is made for shares of another company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer (other than shares held by or for the offeror or its subsidiaries) accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The test is one of fairness to the body of the shareholders and not to individuals and the burden is on the dissenting shareholder to prove unfairness, not merely that the scheme is open to criticism. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of the outstanding shares of each class of stock that is entitled to vote on the transaction. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

Interested Directors

Bermuda law provides that if a director has a personal interest in a transaction to which the company is also a party and if the director discloses the nature of this personal interest at the first opportunity, either at a meeting of directors or in writing to the directors, then the company will not be able to declare the transaction void solely due to the existence of that personal interest and the director will not be liable to the company for any profit realized from the transaction. In addition, Bermuda law and our bye-laws provide that, after a director has made the declaration of interest referred to above, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law such transaction would not be voidable if (1) the material facts as to such interested director’s relationship or interests are disclosed to or are known by the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed to or are known by the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Shareholder’s Suit

The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Maiden Holdings, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers

Our bye-laws indemnify our directors and officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to us other than in respect of his own fraud or dishonesty, which is the maximum extent of indemnification permitted under the Companies Act. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful. Under our bye-laws, each of our shareholders agrees to waive any claim or right of action, other than those involving fraud or dishonesty, against us or any of our officers or directors. In addition, we have entered into indemnification agreements with our directors and officers.

Inspection of Corporate Records

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda, which includes our memorandum of association (including our objects and powers) and alterations to our memorandum of association, including any increase or reduction of our authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and our audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of shareholders is also open to inspection by shareholders and to members of the public without charge. We are required to maintain a share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any stockholder to inspect or obtain copies of a corporation’s stockholder list and its other books and records for any purpose reasonably related to such person’s interest as a stockholder.

Enforcement of Judgments and Other Matters

We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts obtained in actions against us or our directors and officers who may reside outside the United States, as well as the experts named in this prospectus who reside outside the United States, predicated upon the civil liability provisions of the U.S. federal securities laws and (2) original actions brought in Bermuda against us or our directors and officers, as well as the experts named in this prospectus who reside outside the United States predicated solely upon U.S. federal securities laws. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies available under the U.S. federal securities laws, would not be allowed in Bermuda courts as contrary to Bermuda’s public policy.

Registration Rights

Purchasers in the Private Offering

The purchasers of common shares in the private offering are entitled to the benefits of a registration rights agreement we have entered into with Friedman, Billings, Ramsey & Co., Inc., which has been filed as an exhibit to the registration statement of which this prospectus is a part. Pursuant to the registration rights agreement, we have agreed, at our expense, to file with the SEC no later than 90 days following the closing of the private offering a shelf registration statement registering for resale the common shares sold therein, and any additional common shares issued in respect thereof whether by share dividend, split or otherwise. The registration statement of which this prospectus is a part is being filed in accordance with our obligations under this registration rights agreement, and constitutes such a shelf registration statement.

We are required to use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing and to continuously maintain the effectiveness of the shelf registration statement under the Securities Act until the first to occur of:

•	the sale of all of the common shares in accordance with the intended distribution pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act;
•	the shares covered by the shelf registration statement are no longer outstanding; or
•	the second anniversary of the initial effective date of the shelf registration statement.

Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of the prospectus that is part of a shelf registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods,” if, among other things, any of the following occurs:

•	the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of our common shares under the shelf registration statement would have a material adverse effect on such primary offering;
•	the majority of the independent members of our board of directors, in good faith, determines that (1) the offer or sale of any common shares would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, amalgamation, merger, tender offer, business combination, corporate reorganization or other significant transaction involving us; or (2) after the advice of counsel, the sale of the shares covered by the shelf registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and (3) (a) we have a bona fide business purpose for preserving the confidentiality of the proposed transaction, (b) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction or (c) the proposed transaction renders us unable to comply with requirements of the SEC; or
•	the majority of the independent members of our board of directors, in good faith, after advice of counsel, determines that we are required by law, rule or regulation, or that it is in our best interests to supplement the shelf registration statement or file a post-effective amendment to the shelf registration statement in order to incorporate information into the shelf registration statement for the purpose of (1) including in the shelf registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the shelf registration statement any facts or events arising after the effective date of the shelf registration statement (or of the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (3) including in the prospectus included in the shelf registration statement any material information with respect to the plan of distribution not disclosed in the shelf registration statement or any material change to such information.

The cumulative blackout periods may not exceed an aggregate of 90 days in any rolling twelve-month period commencing on the closing of this offering or 60 days in any rolling 90-day period.

If we choose to file a registration statement for an initial public offering of our common shares, all holders of our common shares purchased in this offering and each of their respective direct and indirect transferees may elect to participate in the registration in order to resell their shares, subject to:

•	compliance with the registration rights agreement;
•	cutback rights on the part of the underwriters; and
•	other conditions and limitations that may be imposed by the underwriters.

Upon an initial public offering by us, the holders of our common shares that are beneficiaries of the registration rights agreement will not be able to sell, grant any option or otherwise transfer any remaining shares not included in the initial public offering for a period of 60 days following the effective date of the registration statement filed in connection with the initial public offering. In addition, our directors and executive officers and our Founding Shareholders generally will not be able to sell, grant any option or otherwise transfer any such remaining shares for a period of 90 days following the effective date of the registration statement. See “ — Lock-Up Arrangements”.

We cannot, without the prior written consent of the holders of a majority of the outstanding registrable shares, enter into any agreement with current or prospective holders that would allow them to (i) include their shares in any registration statement filed pursuant to the registration rights agreement, unless such holders reduce the amount of their shares to be included if necessary to allow the inclusion of all of the shares of the holders under the registration rights agreement or (ii) have their common shares registered on a registration statement that could be declared effective prior to or within 180 days of the effective date of any registration statement filed pursuant to the registration rights agreement.

A holder that sells our common shares pursuant to a shelf registration statement or as a selling shareholder pursuant to an underwritten public offering generally will be required to be named as a selling shareholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common shares will be required to deliver information to be used in connection with the shelf registration statement within a twenty business-day period following receipt of notice from us in order to have such holder’s common shares included in the shelf registration statement.

Each common share certificate may contain a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the registration rights agreement. In that regard, each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is part of the shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our common shares pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common shares may be resumed.

In connection with our filing of a registration statement, we have agreed to use our commercially reasonable efforts to satisfy the criteria for listing and list or include (if we meet the criteria for listing on such exchange or market) our common shares on the NASDAQ Stock Market (including seeking to cure in our listing application any deficiencies cited by the exchange or market). Our common shares have been approved for listing on the NASDAQ Capital Market.

We have agreed to bear certain expenses incident to our registration obligations upon exercise of these registration rights, including the payment of U.S. federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions relating to the sale of common shares. We have agreed to indemnify each selling shareholder for certain violations of U.S. federal or state securities laws in connection with any registration statement in which such selling shareholder sells its common shares pursuant to these registration rights. Each selling shareholder will in turn agree to indemnify us for U.S. federal or state securities law violations that occur in reliance upon written information it provides for us in the registration statement.

We will also provide each holder of registrable shares with copies of the prospectus that is a part of the registration statement, notify such holder when the registration statement has become effective and take certain other actions as are required to permit unrestricted resales.

Generally, you can satisfy the prospectus delivery requirement by disclosing to a selling broker the existence of the requirement to sell the shares in accordance with the resale registration statement covering the shares and making arrangements with such broker to deliver a current prospectus in connection with any such sale. Upon receipt of a written request therefor, we will provide a reasonable number of current prospectuses to each investor.

The preceding summary of certain provisions of the registration rights agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the registration rights agreement, and you should read this summary together with the complete text of the registration rights agreement.

Our Founding Shareholders’ Registration Rights

We also entered into a registration rights agreement with our Founding Shareholders, pursuant to which we have agreed to register the 7,800,000 common shares they have purchased from us together with the 4,050,000 of our common shares issuable upon the exercise of the warrants we granted to our Founding Shareholders in connection with our formation and capitalization. These shares, except for the 2,600,000 shares owned by Mr. Zyskind, are being registered pursuant to the registration statement of which this prospectus is a part. Our Founding Shareholders’ registration rights include, subject to certain limitations, the right to participate in future registered offerings of our common shares and the right to request on not more than two occasions that we register a portion or all of their shares. We agreed to bear certain expenses incident to our registration obligations upon exercise of our Founding Shareholders’ registration rights, including the payment of U.S. federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions relating to the sale of our common shares. We agreed to indemnify our Founding Shareholders for certain violations of U.S. federal or state securities laws in connection with any registration statement in which our Founding Shareholders sell their common shares pursuant to these registration rights.

Lock-Up Arrangements

During a 90-day period following the effective date of the registration statement of which this prospectus is a part, all of our directors and executive officers at the time of our private offering and our Founding Shareholders have agreed that they will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities, or
•	enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities, whether any such transaction described above is to be settled by delivery of our common shares or such other securities, in cash or otherwise.

The restricted period described in the immediately preceding paragraph is subject to extension such that, in the event that either (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period following the last day of the restricted period, the “lock-up” restrictions described above will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, unless Friedman, Billings, Ramsey & Co., Inc. waives such extension in writing.

Subject to applicable securities laws, our directors, executive officers and Founding Shareholders may transfer their common shares in our company: (i) as a bona fide gift or gifts, provided that the donees agree to be bound by the same restrictions; (ii) to any trust for the direct or indirect benefit of the shareholder or the immediate family of the shareholder, provided that the trustee agrees to be bound by the same restrictions; (iii) as a distribution to its shareholders, partners or members, provided that such shareholders, partners or members agree to be bound by the same restrictions; (iv) as required under any of our benefit plans or our bye-laws; (v) as collateral for any loan, provided that the lender agrees to be bound by the same restrictions; (vi) with respect to sales of securities acquired in the open market; or (vii) pursuant to the exercise and issuance of options. In addition, the restrictions described above do not apply to the exercise of any options or other convertible securities granted under any of our benefit plans.

In addition, upon an initial public offering by us, our directors and executive officers at the time of our private offering and our Founding Shareholders have agreed to be similarly restricted for a period of 90 days following the effective date of the registration statement with respect to the initial public offering. See “Description of Share Capital — Registration Rights.”

In addition, upon an initial public offering by us, the holders of our common shares that are beneficiaries of the registration rights agreement and not our employees or affiliates will not be able to sell our common shares for a period of 60 days following the effective date of the registration statement with respect to the initial public offering.

MATERIAL TAX CONSIDERATIONS

The following summary of our taxation and the taxation of our shareholders is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations under (i) “Taxation of Maiden Holdings and Maiden Insurance — Bermuda” and “Taxation of Shareholders — Bermuda Taxation” is based upon the advice of Conyers Dill & Pearman, our Bermuda counsel, (ii) “Taxation of Maiden Holdings and Maiden Insurance — United States” and “Taxation of Shareholders — United States Taxation” is based upon the advice of Dewey & LeBoeuf LLP, New York, New York, and (iii) “Taxation of Maiden Holdings and Maiden Insurance — United Kingdom” is based upon the advice of Dewey & LeBoeuf, London, United Kingdom. The advice of such firms does not include any factual or accounting matters, determinations or conclusions including amounts and computations of RPII and amounts or components thereof or facts relating to our business or activities and is premised on the accuracy of the assumptions contained herein and the factual statements and representations made to such firms. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to us or holders of our shares. The tax treatment of a holder of our shares, or of a person treated as a holder of our shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder’s particular tax situation. Statements contained herein as to the beliefs, expectations and conditions of Maiden Holdings and Maiden Insurance as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING THE SHARES.

Taxation of Maiden Holdings and Maiden Insurance

Bermuda

Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. Maiden Holdings and Maiden Insurance have each received from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to Maiden Holdings and Maiden Insurance or to any of their operations or their shares, debentures or other obligations, until March 28, 2016. Maiden Holdings and Maiden Insurance could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to Maiden Holdings and Maiden Insurance. Maiden Holdings and Maiden Insurance each pay annual Bermuda government fees, and Maiden Insurance pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

United States

The following discussion is a summary of material U.S. tax considerations relating to our operations. A non-U.S. corporation that is engaged in the conduct of a U.S. trade or business will be subject to U.S. federal income tax as described below, unless entitled to the benefits of an applicable tax treaty. Whether business is being conducted in the United States is an inherently factual determination. However, (i) because there is considerable uncertainty as to activities which constitute being engaged in a trade or business within the United States, (ii) a significant portion of Maiden Insurance’s business will be reinsurance of AmTrust’s insurance subsidiaries and Maiden Insurance may not be able to expand its reinsurance business beyond its agreement with AmTrust, (iii) Maiden Insurance has entered into a brokerage services agreement with IGI Inc.

(an AmTrust subsidiary that provides brokerage services in the United States), (iv) our Chairman of the Board is AmTrust’s President and Chief Executive Officer, and certain of our executive officers or directors and former executive officers are also either executive officers of AmTrust or related to directors of AmTrust, including (a) our former interim Chief Financial Officer for part of 2007 was at the time and is AmTrust’s Chief Financial Officer, (b) our Chief Executive Officer is currently an executive officer of AmTrust and is expected to continue to serve as an executive officer of AmTrust on a transitional basis, and (c) one of our directors is related to two directors of AmTrust and a significant shareholder of AmTrust and is employed by a company controlled by the majority shareholders of AmTrust, (v) we will have an asset management agreement with a subsidiary of AmTrust and may also have additional contractual relationships with AmTrust in the future (see “Certain Relationships and Related Transactions”), and (vi) the activities conducted outside the United States related to Maiden Insurance’s start-up were limited, we cannot be certain that the IRS will not contend successfully that we are engaged in a trade or business in the U.S. A non-U.S. corporation deemed to be so engaged would be subject to U.S. federal income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a non-U.S. corporation is generally entitled to deductions and credits only if it files a U.S. federal income tax return. Maiden Insurance intends to file protective U.S. federal income tax returns. The highest marginal federal income tax rates currently are 35% for a corporation’s effectively connected income and 30% for the additional “branch profits” tax.

If Maiden Insurance is entitled to benefits under the income tax treaty between the United States and Bermuda, which we refer to as the Bermuda Treaty, Maiden Insurance would not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. Maiden Insurance currently intends to conduct its activities so that it does not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. We cannot be certain that Maiden Insurance will be eligible for Bermuda Treaty benefits immediately following this offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of Maiden Holdings’ shareholders. Maiden Holdings would not be eligible for treaty benefits because it is not an insurance company. Accordingly, Maiden Holdings and Maiden Insurance have conducted and intend to conduct substantially all of their operations outside the United States and to limit their U.S. contacts, other than as noted above, so that Maiden Holdings and Maiden Insurance can mitigate the risk that they would be treated as engaged in the conduct of a trade or business in the United States.

Non-U.S. insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If Maiden Insurance is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of Maiden Insurance’s investment income to U.S. federal income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is uncertain whether the Bermuda Treaty applies to other income such as investment income. If Maiden Insurance is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty is interpreted to not apply to investment income, a significant portion of Maiden Insurance’s investment income could be subject to U.S. federal income tax.

Non-U.S. corporations not engaged in a trade or business in the United States are nonetheless subject to a U.S. income tax imposed by withholding on certain “fixed or determinable annual or periodic gains, profits and income” derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. The Bermuda Treaty does not reduce the U.S. federal withholding rate on U.S.-sourced investment income.

The United States also imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers (the “FET”) (i) with respect to risks of a U.S. entity or individual located wholly or partly within the United States and (ii) with respect to risks of a non-U.S. entity or individual engaged in a trade or business in the United States which are located within the United States (“U.S. Situs Risks”). The rates of tax applicable to premiums paid to Maiden Insurance are 4% for direct casualty insurance premiums and 1% for reinsurance premiums.

The IRS, in Revenue Ruling 2008-15, has formally announced its position that the FET is applicable (at a 1% rate on premiums) to all reinsurance cessions or retrocessions of risks by non-U.S. insurers or reinsurers to non-U.S. reinsurers where the underlying risks are U.S. Situs Risks, even if the FET has been paid on prior cessions of the same risks. The legal and jurisdictional basis for, and the method of enforcement of, the IRS' position is unclear. Maiden Insurance has not determined if the FET should be applicable with respect to risks ceded to it by, or by it to, a non-U.S. insurance company. If the FET is applicable, it should apply at a 1% rate on premium for all U.S. Situs Risks ceded to Maiden Insurance by a non-U.S. insurance company, or by Maiden Insurance to a non-U.S. insurance company, even though the FET also applies at a 1% rate on premium ceded to Maiden Insurance with respect to such risks.

With respect to related party cross border reinsurance, section 845 of the Code allows the IRS to allocate income, deductions, assets, reserves, credits and any other items related to a reinsurance agreement among certain related parties to the reinsurance agreement, or in circumstances where one party is an agent of the other, recharacterize such items, or make any other adjustment, in order to reflect the proper source, character or amount of the items for each party. In addition, if a reinsurance contract has a significant tax avoidance effect on any party to the contract, the IRS may make adjustments with respect to such party to eliminate the tax avoidance effect. No regulations have been issued under section 845 of the Code. Accordingly, the application of such provisions to us is uncertain and we cannot predict what impact, if any, such provisions may have on us.

United Kingdom

A company which is resident in the UK for UK corporation tax purposes is subject to UK corporation tax in respect of its worldwide income and gains. Neither Maiden Holdings nor Maiden Insurance is incorporated in the UK. Nevertheless, Maiden Holdings or Maiden Insurance would be treated as being resident in the UK for UK corporation tax purposes if its central management and control were exercised in the UK. The concept of central management and control is indicative of the highest level of control of a company’s affairs, which is wholly a question of fact. The directors and officers of both Maiden Holdings and Maiden Insurance intend to manage their affairs so that both companies are resident in Bermuda, and not resident in the UK, for UK tax purposes. However, Her Majesty’s Revenue & Customs could challenge our tax residence status.

A company which is not resident in the UK for UK corporation tax purposes can nevertheless be subject to UK corporation tax at the rate of 30% if it carries on a trade in the UK through a permanent establishment in the UK, but the charge to UK corporation tax is limited to profits (including income profits and chargeable gains) attributable directly or indirectly to such permanent establishment.

The directors and officers of Maiden Insurance intend to operate the business of Maiden Insurance in such a manner that it does not carry on a trade in the UK through a permanent establishment in the UK. Nevertheless, Her Majesty’s Revenue & Customs might contend successfully that Maiden Insurance is trading in the UK through a permanent establishment in the UK because:

•	there is considerable uncertainty as to the activities which constitute carrying on a trade in the UK through a permanent establishment in the UK;
•	a portion of Maiden Insurance’s business will be reinsurance of AmTrust’s UK insurance subsidiary;

•	our President and Chief Executive Officer:
•	is expected to continue to serve as Managing Director of AmTrust International Underwriters Limited, which has substantial operations in the UK, for a transitional period which is not expected to extend past June 30, 2008;
•	is expected to continue to be professionally based and personally tax resident in the UK during a transition period (which is not expected to extend past June 30, 2008), traveling to Bermuda as needed;
•	is expected, thereafter, to split his time between the UK and Bermuda; and
•	has extensive relationships in the London reinsurance markets, which he intends to exploit for the benefit of Maiden Insurance; and
•	the nature of the business of Maiden Insurance is not expected to require more than a relatively small underwriting team in Bermuda.

The UK has no income tax treaty with Bermuda. Companies that are neither resident in the UK nor entitled to the protection afforded by a double tax treaty between the UK and the jurisdiction in which they are resident are liable to income tax in the UK, at the basic rate of 22%, on the profits of a trade carried on in the UK, where that trade is not carried on through a permanent establishment in the UK. The directors and officers of Maiden Insurance intend to operate the business in such a manner that Maiden Insurance will not fall within the charge to income tax in the UK (other than by way of deduction or withholding) in this respect.

If either Maiden Holdings or Maiden Insurance were treated as being resident in the UK for UK corporation tax purposes, or if Maiden Insurance were treated as carrying on a trade in the UK, whether through a permanent establishment or otherwise, the results of the Group’s operations would be materially adversely affected.

Taxation of Shareholders

Bermuda Taxation

Currently, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax or other tax payable by holders of our shares, other than shareholders ordinarily resident in Bermuda, if any.

United States Taxation

The following summary sets forth the material U.S. federal income tax considerations related to the ownership and disposition of our shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who acquire our shares through this offering, who do not own (directly, indirectly through non-U.S. entities or “constructively”) shares of Maiden Holdings or Maiden Insurance prior to this offering and who hold their shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In addition, except as disclosed below, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, investors in pass-through entities, persons who are considered with respect to any of us as “United States shareholders” for purposes of the CFC rules of the Code (generally, a U.S. Person, as defined below, who owns, directly, indirectly through foreign entities or constructively, 10% or more of the total combined voting power of all classes of Maiden Holdings or Maiden Insurance shares entitled to vote (a “10% U.S. Shareholder”)), or persons who hold their shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury Regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States or of any non-U.S. government and does not discuss the effect of the alternative minimum tax. Persons considering making an investment in our shares should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction prior to making such investment.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our shares, the tax treatment of the partners will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares, you should consult your tax advisor.

For purposes of this discussion, the term “U.S. Person” means: (i) an individual citizen or resident of the United States, (ii) a partnership or corporation created or organized in or under the laws of the United States, or under the laws of any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

Taxation of Distributions. Subject to the discussions below relating to the potential application of the CFC, RPII and PFIC rules, cash distributions made with respect to our shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Maiden Holdings (as computed using U.S. tax principles). To the extent such distributions exceed Maiden Holdings’ earnings and profits, they will be treated first as a return of the shareholder’s basis in their shares to the extent thereof, and then as gain from the sale of a capital asset. Dividends paid by us to corporate holders will not be eligible for the dividends-received deduction. Since our common shares have been approved for listing on the NASDAQ Capital Market, we believe dividends paid by us on our common shares before 2011 to non-corporate holders will be eligible for reduced rates of tax up to a maximum of 15% as qualified dividend income, provided that we are not a PFIC and certain other requirements, including stock holding period requirements, are satisfied.

CFC Considerations. Each 10% U.S. Shareholder of a non-U.S. corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC, directly or indirectly through non-U.S. entities, on the last day of the CFC’s taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. “Subpart F income” of a non-U.S. insurance corporation typically includes foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income). A non-U.S. corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through non-U.S. entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (that is, “constructively”)) more than 50% of the total combined voting power of all classes of voting stock of such non-U.S. corporation, or more than 50% of the total value of all stock of such corporation on any day of the taxable year of such corporation, which we refer to as the 50% CFC Test. For purposes of taking into account insurance income, a CFC also includes a non-U.S. insurance company in which more than 25% of the total combined voting power of all classes of stock or more than 25% of the total value of all stock is owned (directly, indirectly through non-U.S. entities or constructively) by 10% U.S. Shareholders on any day of the taxable year of such corporation, which we refer to as the 25% CFC Test, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts (other than certain insurance or reinsurance related to same country risks written by certain insurance companies not applicable here) exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. Moreover, Maiden Insurance may be characterized as a CFC even if, based on the nominal voting power attributable to its shares, it avoids CFC characterization under the 50% CFC Test in the case of Maiden Holdings and the 25% CFC Test in the case of Maiden Insurance if, based on the facts and circumstances, U.S.

Persons who are not 10% U.S. Shareholders based on the nominal voting power attributable to the shares of Maiden Holdings or Maiden Insurance owned by such U.S. Persons exercise control over Maiden Holdings or Maiden Insurance disproportionate to their nominal voting power in such a manner that Maiden Holdings or Maiden Insurance should be considered a CFC under the 50% CFC Test or 25% CFC Test, as applicable.

Because George Karfunkel, Michael Karfunkel and Barry Zyskind owned all of the shares of Maiden Holdings prior to July 3, 2007, Maiden Holdings was a CFC during the period of 2007 prior to July 3, 2007. Following the offering, Barry Zyskind may be treated as a 10% U.S. Shareholder of Maiden Holdings and Maiden Insurance as a result of his seat on the board of Maiden Holdings and George Karfunkel and/or Michael Karfunkel may be treated as a 10% U.S. Shareholder of Maiden Holdings and Maiden Insurance as a result of Yehuda Neuberger’s seat on the board of Maiden Holdings, because of Mr. Neuberger’s significant business and familial connections to the Karfunkels and, through them, to AmTrust. We believe, subject to the discussion below, that after the closing of this offering, because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described in “Description of Share Capital”) and other factors, no U.S. Person who acquires our shares in this offering directly or indirectly through non-U.S. entities and that did not own (directly, indirectly through non-U.S. entities, or “constructively”) shares of Maiden Holdings or Maiden Insurance prior to this offering should be treated as owning (directly, indirectly through non-U.S. entities or “constructively”) 10% or more of the total voting power of all classes of shares of Maiden Holdings or Maiden Insurance. However, the IRS could challenge the effectiveness of the provisions in our organizational documents and a court could sustain such a challenge. Accordingly, no assurance can be given that a U.S. Person (other than Barry Zyskind, Michael Karfunkel and George Karfunkel) who owns our shares will not be characterized as a 10% U.S. Shareholder.

The RPII CFC Provisions. The following discussion generally is applicable only if either the 20% Gross Income Exception (as defined below) or the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any tax year in which Maiden Insurance meets the 20% Gross Income Exception or the 20% Ownership Exception. Although we cannot be certain, we believe that Maiden Insurance should meet either the 20% Ownership Exception or the 20% Gross Income Exception for each tax year for the foreseeable future.

RPII is any insurance income (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a RPII shareholder (as defined below) or a related person (as defined below) to such RPII shareholder. In general, and subject to certain limitations, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. The term “RPII shareholder” means any U.S. Person who owns (directly or indirectly through non-U.S. entities) any amount of Maiden Holdings’ or Maiden Insurance’s shares. Generally, the term “related person” for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation’s pension plan is ordinarily not a related person with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50%, measured by vote or value, of the stock of the corporation. Maiden Insurance will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through non-U.S. entities or constructively) 25% or more of the shares of Maiden Insurance by vote or value.

RPII Exceptions. The special RPII rules do not apply to Maiden Insurance if (i) direct and indirect insureds and persons related to such insureds, whether or not U.S. Persons, are treated as owning (directly or indirectly through entities) less than 20% of the voting power and less than 20% of the value of the shares of Maiden Insurance, which we refer to as the 20% Ownership Exception, (ii) RPII, determined on a gross basis, is less than 20% of the gross insurance income of Maiden Insurance for the taxable year, which we refer to as the 20% Gross Income Exception, (iii) Maiden Insurance elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) Maiden Insurance elects to be treated as a U.S. corporation and waives all treaty benefits and meets certain other requirements. Maiden Insurance does not intend to make these elections. Where none of these exceptions applies to Maiden Insurance, each U.S. Person owning directly or indirectly through non-U.S. entities, any shares in Maiden Holdings (and therefore indirectly, in Maiden Insurance) on the last day of Maiden Insurance’s taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII of Maiden Insurance for the portion of the taxable year during which Maiden Insurance was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person’s share of Maiden Insurance’s current-year earnings and profits as reduced by the U.S. Person’s share, if any, of certain prior-year deficits in earnings and profits. Maiden Insurance intends to operate in a manner that is intended to ensure that it qualifies for either the 20% Gross Income Exception or the 20% Ownership Exception; however, it is possible that we will not be successful in qualifying under these exceptions.

Computation of RPII. In order to determine how much RPII Maiden Insurance has earned in each taxable year (for purposes of providing this information to RPII shareholders), Maiden Insurance may obtain and rely upon information from its insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through non-U.S. entities) shares of Maiden Insurance and are U.S. Persons. Maiden Insurance may not be able to determine whether any of its underlying direct or indirect insureds are RPII shareholders or related persons to such RPII shareholders. Consequently, Maiden Insurance may not be able to determine accurately the gross amount of RPII it earns in a given taxable year or whether either the 20% Gross Income Exception or the 20% Ownership Exception is met. For any year in which the 20% Ownership Exception does not apply and the 20% Gross Income Exception is not met, Maiden Holdings may also seek information from its shareholders as to whether beneficial owners of Maiden Insurance shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent Maiden Holdings is unable to determine whether a beneficial owner of Maiden Insurance shares is a U.S. Person, Maiden Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.

If, as expected, Maiden Insurance meets the 20% Ownership Exception or 20% Gross Income Exception for a taxable year, RPII shareholders will not be required to include RPII in their taxable income. The amount of RPII includible in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

Apportionment of RPII to U.S. Persons. Every RPII shareholder who directly or indirectly owns shares of Maiden Insurance on the last day of any taxable year of Maiden Insurance in which the 20% Ownership Exception does not apply to Maiden Insurance and the 20% Gross Income Exception is not met should expect that for such year the RPII Shareholder will be required to include in gross income its share of Maiden Insurance’s RPII for the portion of the taxable year during which Maiden Insurance was a CFC under the RPII provisions, whether or not distributed, even though such shareholders may not have owned the shares throughout such period. A RPII shareholder who owns Maiden Insurance shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of Maiden Insurance’s RPII.

Uncertainty as to Application of RPII. The RPII provisions have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of the RPII provisions by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the U.S. Treasury Department to prescribe “such regulations as may be necessary to carry out the purpose of this subsection including ... regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” Accordingly, the meaning of the RPII provisions and the application thereof to Maiden Insurance is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investors considering an investment in our shares should consult his tax advisor as to the effects of these uncertainties.

Basis Adjustments. A U.S. shareholder’s tax basis in its shares will be increased by the amount of any subpart F income, including any RPII, included in income by the U.S. shareholder. Any distributions made by Maiden Holdings out of previously taxed subpart F income, including RPII income, will be exempt from further U.S. income tax in the hands of the U.S. shareholder. The U.S. shareholder’s tax basis in its shares will be reduced by the amount of any distributions by Maiden Holdings that are excluded from income under this rule.

Information Reporting. Under certain circumstances, U.S. Persons who own (directly or indirectly) shares in a non-U.S. corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a non-U.S. corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the non-U.S. corporation, and who owned the stock on the last day of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a non-U.S. corporation and as a result thereof owns 10% or more of the voting power or value of such non-U.S. corporation, whether or not such non-U.S. corporation is a CFC. For any taxable year in which Maiden Holdings determines that the 20% Gross Income Exception is not met and the 20% Ownership Exception does not apply, Maiden Holdings will provide to all U.S. Persons registered as shareholders of its shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

Tax-Exempt Shareholders. Tax-exempt entities will generally be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII shareholder also must file IRS Form 5471 in the circumstances described above.

Dispositions of Shares. Subject to the discussions below relating to the potential application of the Code section 1248 and PFIC rules, U.S. holders of our shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of our shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for the shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and certain other non-corporate shareholders and 35% for corporations. Moreover, gain, if any, generally will be U.S. source gain and will generally constitute “passive income” for foreign tax credit limitation purposes.

Code section 1248 provides that if a U.S. Person sells or exchanges stock in a non-U.S. corporation and such person owned, directly, indirectly through certain non-U.S. entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that, because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. Person who acquires shares in this offering directly or indirectly through non-U.S. entities and that did not own (directly, indirectly through non-U.S. entities, or “constructively”) shares of Maiden Holdings prior to this offering should be treated as owning (directly, indirectly through non-U.S. entities or “constructively”) 10% or more of the total voting power of all classes of shares of Maiden Holdings; to the extent this is the case, the application of Code section 1248 under the regular CFC rules should not apply to dispositions of our shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, Maiden Holdings will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form.

Code section 1248 also applies to the sale or exchange of shares in a non-U.S. corporation if the non-U.S. corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Gross Income Exception is met or the 20% Ownership Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a non-U.S. corporation is not a CFC but the non-U.S. corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of our shares because Maiden Holdings will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the U.S. Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of our shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of our shares.

Passive Foreign Investment Companies. In general, a non-U.S. corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes “passive income,” or the “75% test” or (ii) 50% or more of its assets produce (or are held for the production of) passive income, or the “50% test”. A non-U.S. corporation will not be treated as a PFIC, however, for its first taxable year in which it has gross income (“Start-up Year”), provided (i) no “predecessor” of the non-U.S. corporation was a PFIC, (ii) it can be established that the non-U.S. corporation will not be a PFIC for either of the first two taxable years following the Start-up Year and (iii) the non-U.S. corporation is not a PFIC for either of such two years.

If Maiden Holdings were characterized as a PFIC during a given year, each U.S. Person holding our shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an “excess distribution” with respect to, their shares, unless such person is a 10% U.S. Shareholder in a taxable year in which Maiden Holdings is a CFC or made a “qualified electing fund election.” It is uncertain that Maiden Holdings would be able to provide its shareholders with the information necessary for a U.S. Person to make a qualified electing fund election. In addition, if Maiden Holdings were considered a PFIC, upon the death of any U.S. individual owning shares, such individual’s heirs or estate would not be entitled to a “step-up” in the basis of their shares that might otherwise be available under U.S. federal income tax laws. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to the generally applicable U.S. federal income tax and an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder’s period of ownership. In addition, a distribution paid by a PFIC to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax as qualified dividend income.

For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business ... is not treated as passive income.” The PFIC provisions also contain a look-through rule under which a non-U.S. corporation shall be treated as if it “received directly its proportionate share of the income ...” and as if it “held its proportionate share of the assets ...” of any other corporation in which it owns at least 25% of the value of the stock. Under the look-through rule, Maiden Holdings should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of Maiden Insurance for purposes of the 75% test and the 50% test. We expect that the income and assets of Maiden Holdings other than the income generated by Maiden Insurance and the assets held by Maiden Insurance will be de minimis in each year of operations with respect to the overall income and assets of Maiden Holdings and Maiden Insurance.

The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect, for purposes of the PFIC rules, that Maiden Insurance will be predominantly engaged in the active conduct of an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, the Insurance Company Exception should apply to Maiden Insurance, and none of the income or assets of Maiden Insurance should be treated as passive. As a result, based upon the look-through rule, we believe that Maiden Holdings should not be and we currently do not expect Maiden Holdings should be treated as a PFIC, however, we cannot assure that the IRS will not successfully conclude otherwise, if, for example, Maiden Insurance is not able to expand its reinsurance business beyond its agreement with AmTrust, or if Mr. Caviet and other similarly qualified individuals do not become full-time employees of Maiden Insurance. Further, we cannot be certain that we will not be characterized as a PFIC, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

The IRS, in Revenue Ruling 2005-40, took the position that a transaction between an insurer and an insured did not provide risk distribution, and thus did not constitute insurance for U.S. federal income tax purposes, when the insured provided over 90% of the insurer’s premiums for the year. We do not believe that IRS would attempt to apply such a rule to quota share reinsurance transactions in which the ceding company cedes a significant number of unrelated risks to the reinsurer, even if the ceding company provided substantially all of the reinsurance business, nor do we believe the IRS would be successful if it took such a position. Nevertheless, if the IRS successfully asserted such a position and transactions between AmTrust and its affiliates on one hand and Maiden Insurance on the other hand were not considered insurance, Maiden Insurance likely would not qualify for the insurance income exception, in which case Maiden Holdings could be considered a PFIC. Further, it is possible that Maiden Insurance may not qualify for the insurance income exception to the PFIC rules for any taxable year in which its only business was the reinsurance of affiliates of AmTrust.

Foreign Tax Credit. If U.S. Persons own a majority of our shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the subpart F income, RPII and dividends that are foreign source income will constitute either “passive” or “general” income. Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

Information Reporting and Backup Withholding on Distributions and Disposition Proceeds. Information returns may be filed with the IRS in connection with distributions on our shares and the proceeds from a sale or other disposition of the shares unless the holder of the shares establishes an exemption from the information reporting rules. A holder of shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person’s U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

Proposed U.S. Tax Legislation. Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. It is possible that legislation could be introduced and enacted by the current Congress or future Congresses that could have an adverse impact on us or our shareholders. For example, legislation has been introduced in Congress that would, if enacted, deny “qualified dividend income” treatment to amounts paid by any corporation organized under the laws of a foreign country which does not have a comprehensive income tax system, such as Bermuda. It is possible that this legislative proposal, if enacted, could apply retroactively. Therefore, depending on whether, when and in what form this legislative proposal is enacted, we cannot assure you that any dividends paid by us in the future would qualify for reduced rates of tax.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the subpart F income or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

SHARES ELIGIBLE FOR FUTURE SALE

We have 59,550,000 common shares outstanding, consisting of (1) 51,750,000 common shares sold in the private offering, and (2) 7,800,000 common shares issued to our Founding Shareholders in connection with our formation and capitalization, prior to the private offering. We are registering 56,870,000 shares pursuant to the registration statement, of which this prospectus is a part. We have also granted stock options to purchase an aggregate of 868,000 of our common shares to our non-employee directors, to some officers and an employee of our company and to an employee of AmTrust who assisted us in our initial formation. In addition, we issued warrants to our Founding Shareholders to purchase up to 4,050,000 of our common shares, which are described under “Certain Relationships and Related Transactions  — Sponsor and Related Agreements.”

All of our issued common shares are “restricted securities” as that term is defined in Rule 144 under the Securities Act and, until this Registration Statement is declared effective, may not be sold in the absence of registration under the Securities Act (which is expected to be the case pursuant to the registration rights agreement that requires us to file a registration statement within 90 days of the closing of the private offering) unless an exemption from registration is available, including exemptions contained in Rule 144, which are summarized below.

Rule 144

Sales by Non-Affiliates. In general, under Rule 144, a holder of restricted common shares who is not and has not been one of our affiliates at any time during the three months preceding the proposed sale can resell the shares as follows:

•	If we have been a reporting company under the Exchange Act for at least 90 days immediately before the sale, then:
•	beginning six months after the shares were acquired from us or any of our affiliates, the holder can resell the shares, subject to the condition that current public information about us must be available (as described below), but without any other restrictions; and
•	beginning one year after the shares were acquired from us or any of our affiliates, the holder can resell the shares without any restrictions.
•	If we have not been a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then the holder may not resell the shares until at least one year has elapsed since the shares were acquired from us or any of our affiliates, and may resell the shares without restrictions after that time.

Sales by Affiliates. In general, under Rule 144, a holder of restricted common shares who is one of our affiliates at the time of the sale or any time during the three months preceding the sale can resell shares, subject to the restrictions described below.

•	If we have been a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then at least six months must have elapsed since the shares were acquired from us or one of our affiliates; in all other cases, at least one year must have elapsed since the shares were acquired from us or one of our affiliates.
•	The number of shares sold by such person within any three-month period cannot exceed the greater of:
•	1% of the total number of our common shares then outstanding; or
•	the average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC (or, if Form 144 is not required to be filed, the four calendar weeks preceding the date the selling broker receives the sell order).
•	Conditions relating to the manner of sale, notice requirements (filing of Form 144 with the SEC) and the availability of public information about us must also be satisfied.

Current Public Information: For sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act.

•	If we have been a public reporting company for at least 90 days immediately before the sale, then the current public information requirement is satisfied if we have filed all periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately before the sale (or such shorter period as we have been required to file those reports).
•	If we have not been a public reporting company for at least 90 days immediately before the sale, then the requirement is satisfied if specified types of basic information about us (including our business, management and our financial condition and results of operations) are publicly available.

No assurance can be given as to (1) the likelihood of an active market for our common shares developing, (2) the liquidity of any such market, (3) the ability of the shareholders to sell the shares or (4) the prices that shareholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the common shares. See “Risk Factors — Risks Related to Our Shares.”

Lock-Up Agreements

All of our directors and executive officers at the time of our private offering and our Founding Shareholders have generally agreed to be restricted in their ability to sell, pledge or otherwise dispose of or transfer their common shares in our company for a 90-day period following the effective date of our shelf registration statement of which this prospectus is a part. In addition, upon an initial public offering by us, our directors, executive officers and our Founding Shareholders will not be able to sell our common shares for a period of 90 days following completion of the initial public offering.

In addition, we agreed, subject to various exceptions (including an initial public offering of common shares by us), not to sell or issue any common shares or any securities convertible into or exchangeable for common shares, or file any registration statement with the SEC, until 180 days after the private offering, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.

For a description of other restrictions on transfers and ownership of our common shares held by certain of our shareholders, see “Description of Share Capital” and “Plan of Distribution.”

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common shares set forth below. When we refer to the selling shareholders in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling shareholders’ interests other than through a public sale.

The table below is based on the information provided to us by the selling shareholders and sets forth the name of each selling shareholder and the number of common shares that each selling shareholder may offer pursuant to this prospectus. Except as noted below, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our affiliates.

Based on the information provided to us by the selling shareholders, assuming that the selling shareholders sell all of the common shares beneficially owned by them that have been registered by us and do not acquire any additional common shares during the offering, each selling shareholder will not beneficially own any common shares other than the common shares appearing in the column entitled “Beneficial ownership after offering.” We cannot advise you as to whether the selling shareholders will in fact sell any or all of such common shares. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

	Beneficial Ownership Prior to Offering		Shares Offered Pursuant to this Prospectus (Maximum Number that May be Sold)	Beneficial Ownership After Offering(2)
Selling Shareholders	Shares(1)	Percentage of Class		Shares	Percentage of Class
Aaron Wolfson	20,000	*	20,000	—	—
Abraham A. Whittles and Karen G. Whittles, TTEEs, Wire Family Trust	2,500	*	2,500	—	—
Alexandra Global Master Fund Ltd(3)	200,000	*	200,000	—	—
Allied Funding Inc.(4)	10,000	*	10,000	—	—
Ambrosio Blanco	571	*	571	—	—
American Durham LP(5)	107,000	*	107,000	—	—
AMP Enhanced Index International Share Fund(6)	31,500	*	31,500	—	—
Andrew F. Jose	5,000	*	5,000	—	—
Angela Marie & Jerry Tegan, JTWROS(7)	5,000	*	5,000	—	—
Anthony J. & Patricia Landi, JTWROS	1,600	*	1,600	—	—
Anthony J. Landi	800	*	800	—	—
Apple Ridge Partners LP(8)	29,700	*	29,700	—	—
Ascend Partners Fund I Ltd(9)	11,745	*	11,745	—	—
Ascend Partners Fund II BPO Ltd(9)	15,390	*	15,390	—	—
Ascend Partners Fund II LP(9)	10,095	*	10,095	—	—
Ascend Partners Fund II Ltd(9)	27,960	*	27,960	—	—
Banque Privee Edmond de Rothschild – Europe(10)	100,000	*	100,000	—	—
Barry S. & Esther Karfunkel(12)	10,000	*	10,000	—	—
Bay Pond Investors (Bermuda) L.P. (nominee: Morgan Stanley & Co.)(13)	963,000	1.62	963,000	—	—
Bay Pond Partners, L.P. (nominee: Morgan Stanley & Co.)(13)	1,702,400	2.86	1,702,400	—	—
Berencourt Multi-Strategy Enhanced Dedicated Fund(14)	115,692	*	115,692	—	—

	Beneficial Ownership Prior to Offering		Shares Offered Pursuant to this Prospectus (Maximum Number that May be Sold)	Beneficial Ownership After Offering(2)
Selling Shareholders	Shares(1)	Percentage of Class		Shares	Percentage of Class
Berencourt Multi-Strategy Master Ltd(14)	855,077	1.44	855,077	—	—
Blueprint Partners LP(15)	15,000	*	15,000	—	—
Boston Partners All Cap Value Fund(16)	2,320	*	2,320	—	—
BPF Brood(17)	13,555	*	13,555	—	—
Brad Marshall-Inman SEP IRA	714	*	714	—	—
Bruce & Kathleen Saulnier(18)	5,000	*	5,000	—	—
Brunswick Master Pension Trust(16)	19,420	*	19,420	—	—
Burlingame Equity Investors (Offshore) Ltd(19)	67,180	*	67,180	—	—
Burlingame Equity Investors II LP(19)	26,606	*	26,606	—	—
Burlingame Equity Investors LP(19)	206,214	*	206,214	—	—
Calm Waters Partnership(20)	100,000	*	100,000	—	—
Canyon Balanced Equity Master Fund, Ltd(21)	197,390	*	197,390	—	—
Canyon Value Realization Fund (Cayman), Ltd(21)	1,085,635	1.82	1,085,635	—	—
Canyon Value Realization Fund, LP (21)	376,835	*	376,835	—	—
Canyon Value Realization MAC 18 Ltd.(21)	53,835	*	53,835	—	—
Capital Ventures International(22)	450,000	*	450,000	—	—
Charles & Maryann Post	5,000	*	5,000
Charles H. Miller	4,500	*	4,500	—	—
Charles K. Nulsen, III	2,500	*	2,500	—	—
Cheyne Special Situations Fund LP(23)	1,145,348	1.92	1,145,348
Christopher Washburn	5,000	*	5,000	—	—
Cindu International Pension Fund(16)	3,295	*	3,295	—	—
Citi Canyon Ltd.(23a)	18,000	*	18,000	—	—
Clough Global Allocation Fund(24)	23,900	*	23,900	—	—
Clough Global Equity Fund(24)	40,100	*	40,100	—	—
Clough Investment Partners I LP(24)	22,700	*	22,700	—	—
Clough Offshore Fund Ltd(24)	12,400	*	12,400	—	—
Clough Opportunities Equity Fund (24)	100,900	*	100,900	—	—
Corsair Capital Investors Ltd(26)	91,831	*	91,831	—	—
Corsair Capital Partners 100 LP(26)	70,283	*	70,283	—	—
Corsair Capital Partners LP(26)	927,814	1.56	927,814	—	—
Corsair Long Short International Ltd(26)	6,090	*	6,090	—	—
Corsair Select 100 LP(26)	14,810	*	14,810	—	—
Corsair Select LP(26)	684,172	1.15	684,172	—	—
Cottage Health System(16)	1,610	*	1,610	—	—
Craig A. White	100,000	*	100,000	—	—
Cumber International SA(26a)	265,144	*	265,144	—	—
Cumberland Alpha Partners LP(26a)	1,200	*	1,200	—	—

	Beneficial Ownership Prior to Offering		Shares Offered Pursuant to this Prospectus (Maximum Number that May be Sold)	Beneficial Ownership After Offering(2)
Selling Shareholders	Shares(1)	Percentage of Class		Shares	Percentage of Class
Cumberland Benchmarked Partners LP(26a)	723,889	1.22	723,889	—	—
Cumberland Long Partners LP(26a)	103,637	*	103,637	—	—
Cumberland Partners(26a)	1,139,929	1.91	1,139,929	—	—
Daniel Turin(27)	1,000	*	1,000	—	—
Daniel W. & Constance R. Huthwaite, JTWROS	2,500	*	2,500	—	—
Daryll Marshall-Inman SEP IRA	714	*	714	—	—
David A. & Doris Mortman, JTWROS(28)	2,000	*	2,000	—	—
David A. Hutzler(29)	8,400	*	8,400	—	—
David A. Lyons(30)	66,277	*	66,277	—	—
David R. Eidelman	5,000	*	5,000	—	—
David Stevenson	357	*	357	—	—
Delaware Group Equity Funds III(31)	500,000	*	500,000	—	—
Delta Institutional LP(32)	880,700	1.48	880,700	—	—
Delta Offshore Ltd(32)	1,406,600	2.36	1,406,600	—	—
Delta Onshore LP(32)	96,000	*	96,000	—	—
Delta Pleiades LP(32)	116,700	*	116,700	—	—
Donald T. DeCarlo(33)	10,000	*	10,000	—	—
Douglas & Gail Manuel, JTWROS	3,000	*	3,000	—	—
Douglas H. McCorkindale	6,100	*	6,100	—	—
Dover Creek Capital LLC(34)	50,000	*	50,000	—	—
Doyle Family Trust(35)	500	*	500	—	—
Drake Associates LP(36)	60,000	*	60,000	—	—
Durga C. Gaviola	10,000	*	10,000	—	—
E. Laurence White, III	500	*	500	—	—
Edward B. Lee(37)	3,000	*	3,000	—	—
EL Equities LLC(39)	40,000	*	40,000	—	—
Electrical Workers Pension Funds Part A(16)	1,825	*	1,825	—	—
Electrical Workers Pension Funds Part B(16)	1,415	*	1,415	—	—
Electrical Workers Pension Funds Part C(16)	690	*	690	—	—
Elizabeth Sexworth, Rollover IRA	430	*	430	—	—
Elliot International LP(41)	2,250,000	3.78	2,250,000	—	—
Emerson Electric Company(16)	36,505	*	36,505	—	—
Emerson Family Foundation(42)	45,000	*	45,000	—	—
Emerson Partners(42)	45,000	*	45,000	—	—
Endeavor Asset Management LP(43)	13,900	*	13,900	—	—
Endurance Fund(44)	17,300	*	17,300	—	—
Eos Partners LP(45)	100,000	*	100,000	—	—
Eric R. Kaufman(28)	2,000	*	2,000	—	—
Eugene L & Frances L. Gazza, TIC(28)	2,500	*	2,500	—	—
Evan Julber IRA	10,000	*	10,000	—	—

	Beneficial Ownership Prior to Offering		Shares Offered Pursuant to this Prospectus (Maximum Number that May be Sold)	Beneficial Ownership After Offering(2)
Selling Shareholders	Shares(1)	Percentage of Class		Shares	Percentage of Class
Far West Capital Partners LP(44)	248,500	*	248,500	—	—
Felix Harke SEP IRA	714	*	714	—	—
Fereydoon & Catherine Zohdi(29)	2,300	*	2,300	—	—
Fern Hill Capital, LLC(114)	150,000	*	150,000	—	—
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund(46)	52,100	*	52,100	—	—
Fidelity Advisor Series I: Fidelity Advisor Value Strategies Fund(46)	89,600	*	89,600	—	—
Fidelity Advisor Series II: Fidelity Advisor Value Fund(46)	6,800	*	6,800	—	—
Fidelity Capital Trust: Fidelity Value Fund(46)	833,900	1.40	833,900	—	—
Fidelity Puritan Trust: Fidelity Balanced Fund(46)	954,900	1.60	954,900	—	—
Fidelity Sect Portfolios: Insurance Portfolio(46)	9,200	*	9,200	—	—
Financial Stocks Capital Partners IV LP(47)	1,200,000	2.02	1,200,000	—	—
First Financial Fund, Inc. (nominee: Scrod & Co.)(13)	375,700	*	375,700	—	—
Flagg Street Offshore LP(48)	155,600	*	155,600	—	—
Flagg Street Partners Qualified LP(48)	104,400	*	104,400	—	—
Fort Mason Master LP(49)	187,820	*	187,820	—	—
Fort Mason Partners LP(49)	12,180	*	12,180	—	—
Frank & Cathy Greek, JTWROS	13,150	*	13,150	—	—
Friedman, Billings, Ramsey Group, Inc.(113)	173,536	*	173,536	—	—
G. Rogin and A. Callahan, TTEES, Gilbert L. Rogin 2006 Revocable Trust(28)	1,000	*	1,000	—	—
Geddes and Company(49a)	20,000	*	20,000	—	—
George Karfunkel(50)	3,950,000	6.49	2,600,000	1,350,000	2.22
George Weiss Associates Inc. Profit Sharing Plan(51)	160,000	*	160,000	—	—
GF Investments Corp(16)	1,815	*	1,815	—	—
GMI Master Retirement Trust(16)	40,255	*	40,255	—	—
GPC XLII LLC(53)	100,000	*	100,000	—	—
Gracie Capital International II Ltd(53)	121,900	*	121,900	—	—
Gracie Capital International Ltd(53)	451,950	*	451,950	—	—
Gracie Capital LP(53)	546,250	*	546,250	—	—
Gracie Capital LP II(53)	29,900	*	29,900	—	—
Gracie Credit Opportunities Master Fund LP(53)	250,000	*	250,000	—	—
Greater Rochester Health Foundation(53a)	3,130	*	3,130	—	—
Green Earth Investments LLC(53b)	7,500	*	7,500	—	—
Guggenheim Portfolio Co. XXIII LLC(53c)	9,810	*	9,810	—	—

	Beneficial Ownership Prior to Offering		Shares Offered Pursuant to this Prospectus (Maximum Number that May be Sold)	Beneficial Ownership After Offering(2)
Selling Shareholders	Shares(1)	Percentage of Class		Shares	Percentage of Class
H&H Associates Ltd(54)	25,000	*	25,000	—	—
H. Jay Eshelman(28)	1,000	*	1,000	—	—
Hagerstown Motor Carriers and Teamsters Pension Plan(16)	2,305	*	2,305	—	—
Harry Schlacter(55)	2,000	*	2,000	—	—
Harvard Investments Inc.(56)	5,000	*	5,000	—	—
Harvest Capital LP(57)	1,860	*	1,860	—	—
Harvest Master Enhanced Ltd(57)	56,580	*	56,580	—	—
Harvest Offshore Investors Ltd(57)	28,060	*	28,060	—	—
Henderson North American Multi-Strategy Equity Fund(6)	24,000	*	24,000	—	—
Hendersons Global Multi Strategy Equity Fund(6)	94,500	*	94,500	—	—
Henry Ford Health Care Corp. Master Retirement Trust(16)	3,465	*	3,465	—	—
Henry Ford Health Systems(16)	4,330	*	4,330	—	—
Henry Rothman	5,000	*	5,000	—	—
Herbert J. Lemmer(58)	1,000	*	1,000	—	—
HFR Asset Management LLC(59)	25,000	*	25,000	—	—
HFR HE Platinum Master Trust(59)	45,467	*	45,467	—	—
HFR HE Soundpost Master Trust(59)	14,860	*	14,860	—	—
Highbridge Event Driven/Relative Value Fund LP(60)	77,476	*	77,476	—	—
Highbridge Event Driven/Relative Value Fund Ltd(60)	465,024	*	465,024	—	—
Highbridge International, LLC(60)	1,207,500	2.03	1,207,500	—	—
Howard C. Bluver, IRA	2,000	*	2,000	—	—
Institutional Benchmarks Series (Master Feeder) Limited in respect of Centaur Series(61)	17,945	*	17,945	—	—
Institutional Benchmarks Series (MF) Ltd in respect of Canopus Series(61)	54,000	*	54,000	—	—
International Durham Ltd(5)	564,000	*	564,000	—	—
Investcorp Event Fund Ltd(14)	163,037	*	163,037	—	—
IOU Limited Partnership(51)	160,000	*	160,000	—	—
Ironworkers District Council of New England Pension(16)	3,635	*	3,635	—	—
J. Barton Elliott, Jr.(28)	1,000	*	1,000	—	—
J. Steven Emerson IRA R/O II, Bear Stearns Securities Corp, Custodian	90,000	*	90,000	—	—
J. Steven Emerson ROTH IRA, Bear Stearns Securities Corp, Custodian	225,000	*	225,000	—	—
J.D. Murphy, Jr.	2,500	*	2,500	—	—
Jabre Capital Partners SA(62)	900,000	1.51	900,000	—	—
Jacqueline Fowler	4,500	*	4,500	—	—
JAM Investments LLC(63)	2,500	*	2,500	—	—
James & Susan Locke, TBE	10,000	*	10,000	—	—

	Beneficial Ownership Prior to Offering		Shares Offered Pursuant to this Prospectus (Maximum Number that May be Sold)	Beneficial Ownership After Offering(2)
Selling Shareholders	Shares(1)	Percentage of Class		Shares	Percentage of Class
James A. & Phyllis K. Syme, JTWROS	2,000	*	2,000	—	—
James M. & Joyce A. Hensler, JTWROS	1,000	*	1,000	—	—
Jeffrey T. Neal	2,500	*	2,500	—	—
Jennifer A. Gazza(28)	2,000	*	2,000	—	—
JLF Offshore Fund Ltd(64)	1,222,000	2.05	1,222,000	—	—
JLF Partners I LP(64)	978,000	1.64	978,000	—	—
JNL/FMR Balanced Equity(108a)	6,500	*	6,500	—	—
Joann Elenson(28)	2,500	*	2,500	—	—
John & Jennifer Duffy	2,500	*	2,500	—	—
John G. Lauroesch	500	*	500	—	—
John McManus, IRA/SEP	15,000	*	15,000	—	—
John Whalen & Linda D. Rabbitt, JTWROS	2,500	*	2,500	—	—
Jon A. Rantzman(28)	1,000	*	1,000	—	—
Joseph H. Szymanski	3,000	*	3,000	—	—
JP Morgan Securities, Inc.(65)	1,250,000	2.10	1,250,000	—	—
JP Morgan Ventures Corporation(65)	1,250,000	2.10	1,250,000	—	—
Kathleen M. Elliott(28)	1,000	*	1,000	—	—
Kavli Foundation(16)	2,190	*	2,190	—	—
Kensico Associates LP(66)	1,509,100	2.53	1,509,100	—	—
Kensico Offshore Fund II, Master Ltd(66)	425,300	*	425,300	—	—
Kensico Offshore Ltd(66)	1,865,900	3.13	1,865,900	—	—
Kensico Partners LP(66)	1,082,200	1.82	1,082,200	—	—
Kings Road Investments Ltd(67)	2,000,000	3.36	2,000,000	—	—
Larry Jeeter, IRA(29)	1,900	*	1,900	—	—
Leila West Jackson(28)	2,500	*	2,500	—	—
LeRoy III & Lindsay Eakin, JTBE	5,700	*	5,700	—	—
Lisa Ben-Dov	52,500	*	52,500	—	—
LongView Partners B, LP(26a)	308,573	*	308,573	—	—
Lotsoff Capital Mgmt Investment Trust Micro Cap Fund(68)	122,000	*	122,000	—	—
Loyola University Employee’s Retirement Plan Trust(16)	7,800	*	7,800	—	—
Loyola University of Chicago Endowment Fund(16)	9,920	*	9,920	—	—
Lyxor/Canyon Value Realization Fund Ltd(21)	44,860	*	44,860	—	—
Magnetar Capital Master Fund, Ltd(69)	64,500	*	64,500	—	—
MAN MAC Schneckhorn 14B Ltd(14)	416,853	*	416,853	—	—
Mark Braccia	1,000	*	1,000	—	—
Martin & Dina Friedman, JTWROS	50,000	*	50,000	—	—
Martin Hirschorn IRA	7,500	*	7,500	—	—
Mason Tenders District Council Trust Fund(16)	2,075	*	2,075	—	—
Metal Trades(16)	12,280	*	12,280	—	—

	Beneficial Ownership Prior to Offering		Shares Offered Pursuant to this Prospectus (Maximum Number that May be Sold)	Beneficial Ownership After Offering(2)
Selling Shareholders	Shares(1)	Percentage of Class		Shares	Percentage of Class
MFP Partners LP(70)	156,000	*	156,000	—	—
Michael F. Horn Sr. IRA	2,500	*	2,500	—	—
Michael Heijer IRA R/O	1,000	*	1,000	—	—
Michael Karfunkel(71)	3,950,000	6.49	2,600,000	1,350,000	2.22
Minnesota Mining and Manufacturing Company(16)	129,310	*	129,310	—	—
Morgan Stanley & Co International Ltd(73)	550,000	*	550,000	—	—
Morris & Deena Zyskind, JTWROS(74)	70,000	*	70,000	—	—
Mutual Financial Services Fund(75)	1,500,000	2.52	1,500,000	—	—
Nathan Aber(76)	10,000	*	10,000	—	—
Nathan Hasson, TTEE, Aida Hasson Grantor Charitable Lead Annuity Trust U/A/D 12/27/00(77)	10,000	*	10,000	—	—
Neera & Raj Singh, JTWROS	30,000	*	30,000	—	—
Norges Bank FX Reserve 53221(77a)	1,800,000	3.02	1,800,000	—	—
Pacific Partners LP(28)	8,800	*	8,800	—	—
Park West Investors Master Fund Ltd(78)	934,469	1.57	934,469	—	—
Park West Partners International, Limited(78)	244,631	*	244,631	—	—
Partners Group LP(14)	50,766	*	50,766	—	—
Patricia Landi	800	*	800	—	—
Patricia Landi, TTEE, Revocable Trust Agreement fbo Patricia Landi	3,500	*	3,500	—	—
Paul P. Tanico	33,860	*	33,860	—	—
Paul P.Tanico & Maria L. Vecchiotti Family Investment Trust	2,250	*	2,250	—	—
Peninsula Catalyst Fund (QP) LP(79)	255,500	*	255,500	—	—
Peninsula Catalyst Fund LP(79)	119,500	*	119,500	—	—
Peninsula Master Fund Ltd(79)	625,000	*	625,000	—	—
Peter Minshall	2,500	*	2,500	—	—
Philip E. Huber, Trustee, Huber & Weakland Profit Sharing Plan & Trust	4,000	*	4,000	—	—
Pisces Capital Management LLC(80)	590	*	590	—	—
Pisces Capital Management LLC(80)	9,833	*	9,833	—	—
Pisces Capital Management LLC(80)	14,577	*	14,577	—	—
Prism Partners I LP(82)	88,000	*	88,000	—	—
Prism Partners II Offshore Fund(82)	66,000	*	66,000	—	—
Prism Partners III Leveraged LP(82)	178,035	*	178,035	—	—
Prism Partners IV Leveraged Offshore Fund(82)	201,465	*	201,465	—	—
Prism Partners Offshore Fund(82)	16,500	*	16,500	—	—
Producers-Writers Guild of America(16)	13,530	*	13,530	—	—
Ralph Herzka	10,000	*	10,000	—	—
Richard Feinberg	3,500	*	3,500	—	—

	Beneficial Ownership Prior to Offering		Shares Offered Pursuant to this Prospectus (Maximum Number that May be Sold)	Beneficial Ownership After Offering(2)
Selling Shareholders	Shares(1)	Percentage of Class		Shares	Percentage of Class
Richard S. Bodman TTEE, Richard S. Bodman Revocable Trust dated 9/1/1998	5,000	*	5,000	—	—
RMK Advantage Income Fund(84)	43,500	*	43,500	—	—
RMK High Income Fund(84)	32,000	*	32,000	—	—
RMK Multi-Sector High Income Fund(84)	48,800	*	48,800	—	—
RMK Select High Income Fund(84)	67,300	*	67,300	—	—
RMK Strategic Income Fund(84)	37,600	*	37,600
Robeco US Premium Equities Fund (EUR)(16)	42,840	*	42,840	—	—
Robeco US Premium Equities Fund (USD)(16)	54,735	*	54,735	—	—
Robert Feinberg	8,100	*	8,100	—	—
Robert Friedman, TTEE, J & M Friedman Family Trust(85)	2,000	*	2,000	—	—
Robert Friedman, TTEE, J Friedman Family Trust(85)	2,000	*	2,000	—	—
Robert Friedman, TTEE, JMF Charitable Foundation(85)	1,500	*	1,500	—	—
Robert Friedman, TTEE, M & E Friedman Charitable Foundation(85)	7,500	*	7,500	—	—
Robert Friedman, TTEE, M Friedman Family Trust(85)	2,000	*	2,000	—	—
Robert G. Schiro	79,200	*	79,200	—	—
Roger Winslow	7,500	*	7,500	—	—
Ronald Pipoly, Sr.(86)	3,500	*	3,500	—	—
Rudolph J. Schaeffer III and Lauriston Castleman, TTEES, Jane I. Schaefer Trust(87)	10,000	*	10,000	—	—
Sam Hollander(88)	25,000	*	25,000	—	—
Samantha Glumenick	40,000	*	40,000	—	—
Santa Barbara Cottage Hospital Foundation(16)	7,170	*	7,170	—	—
Santa Barbara Hospice Foundation(16)	995	*	995	—	—
Savannah International Longshoremen’s Assoc Employers Pension Trust(16)	9,500	*	9,500	—	—
Shai & Michelle Stern	25,000	*	25,000	—	—
Sisters of St. Joseph Carondelet(16)	5,910	*	5,910	—	—
Soundpost Capital LP(90)	20,774	*	20,774	—	—
Soundpost Capital Offshore Ltd(90)	14,366	*	14,366	—	—
Stanley J. Palder	5,000	*	5,000	—	—
Steamfitters Benefit Fund(16)	3,390	*	3,390	—	—
Steamfitters Pension Fund(16)	4,470	*	4,470	—	—
Stephen & Ellen Conley, JTWROS	2,500	*	2,500	—	—
Stephen B. Ungar(91)	2,000	*	2,000	—	—
Steven Rothstein	5,700	*	5,700	—	—

	Beneficial Ownership Prior to Offering		Shares Offered Pursuant to this Prospectus (Maximum Number that May be Sold)	Beneficial Ownership After Offering(2)
Selling Shareholders	Shares(1)	Percentage of Class		Shares	Percentage of Class
Stuart Hollander(93)	3,000	*	3,000	—	—
Stucky Timberland Inc.(94)	5,000	*	5,000	—	—
Summer Street Cumberland Investors LLC(26a)	179,640	*	179,640	—	—
Susie Thorness(28)	1,000	*	1,000	—	—
Sutter Health Master Retirement Trust(95)	35,000	*	35,000	—	—
Sutther Health(95)	65,000	*	65,000	—	—
Taconic Opportunity Fund(97)	488,125	*	488,125	—	—
Taconic Opportunity Offshore Ltd(97)	761,875	1.28	761,875	—	—
Tammy Klein(98)	375,000	*	375,000	—	—
Terry P. Murphy, Trustee, Terry P. Murphy Trust(99)	1,000	*	1,000	—	—
The 144A Master Fund, LP	228,700	*	228,700	—	—
The H Account(87)	5,000	*	5,000	—	—
The Liverpool Limited Partnership(100)	1,500,000	2.52	1,500,000	—	—
The William K. Warren Foundation(101)	25,000	*	25,000	—	—
Third Point Offshore Fund Ltd(102)	1,089,800	1.83	1,089,800	—	—
Third Point Partners LP(102)	135,800	*	135,800	—	—
Third Point Partners Qualified LP(102)	130,800	*	130,800	—	—
Third Point Ultra Ltd(102)	143,600	*	143,600	—	—
Thomas & Lucy Gies, JTWROS	9,500	*	9,500	—	—
Timothy B. & Jane F. Matz	1,000	*	1,000	—	—
Timothy M. and Jayne N. Donahue, JTWROS	10,000	*	10,000	—	—
Tivoli Partners(103)	89,600	*	89,600	—	—
Town of Darien Employee Pension(16)	3,440	*	3,440	—	—
Town of Darien Police Pension(16)	2,765	*	2,765	—	—
Tribeca European Strategies(104)	380,000	*	380,000	—	—
UBS O’Connor LLC f/b/o/ O’Connor PIPE Corporate Strategies Master Limited(106)	202,000	*	202,000	—	—
Union Investment Privatfonds GmbH(107)	1,923,000	3.23	1,923,000	—	—
United Capital Management(108)	10,000	*	10,000	—	—
University of Richmond Endowment Fund(16)	7,510	*	7,510	—	—
University of Southern California Endowment Fund(16)	26,140	*	26,140	—	—
Variable Insurance Products Fund III Balanced Portfolio(108a)	19,000	*	19,000	—	—
Variable Insurance Products Fund III: Value Strategies Portfolio(108a)	23,100	*	23,100	—	—
Variable Insurance Products Fund: Value Portfolio(108a)	4,900	*	4,900	—	—

	Beneficial Ownership Prior to Offering		Shares Offered Pursuant to this Prospectus (Maximum Number that May be Sold)	Beneficial Ownership After Offering(2)
Selling Shareholders	Shares(1)	Percentage of Class		Shares	Percentage of Class
Vecchiotti-Tanico Family LLC	740	*	740	—	—
Verizon(16)	129,775	*	129,775	—	—
Verizon VEBA(16)	23,020	*	23,020	—	—
Vestal Venture Capital(109)	31,700	*	31,700	—	—
Wallace F. Holladay, Jr	5,000	*	5,000	—	—
Wildlife Conservation Society(16)	6,565	*	6,565	—	—
William J. Hicken Revocable Living Trust U/A dtd 4/19/1991(29)	8,400	*	8,400	—	—
William R. Morris, III	2,500	*	2,500	—	—
Wolf Creek Investors (Bermuda) L.P. (nominee: Goldman Sachs & Co.)(13)	293,900	*	293,900	—	—
Wolf Creek Partners, LP (nominee: Goldman Sachs & Co.)(13)	270,400	*	270,400	—	—
Wolfson Equities(110)	290,000	*	290,000	—	—
Yale University c/o MFP Investors LLC(70)	44,000	*	44,000	—	—
Yale Zimmerman	3,500	*	3,500	—	—
Zeke, LP(112)	300,000	*	300,000	—	—
Zohar Ben-Dov	57,500	*	57,500	—	—

* Less than one percent (1%).

(1)	Beneficial ownership prior to offering includes private placement shares acquired by the listed selling shareholder and not subsequently disposed of (through April 1, 2008, except as otherwise indicated). Beneficial ownership is calculated based on Rule 13d-3(d)(i) of the Exchange Act.
(2)	Calculated based on Rule 13d-3(d)(i)of the Exchange Act. Assumes that each named selling shareholder sells all of the common shares it holds that are covered by this prospectus and neither acquires nor disposes of any other shares, or rights to purchase other shares, subsequent to the date as of which we obtained information regarding its holdings. Because the selling shareholders are not obligated to sell all or any portion of the common shares shown as offered by them, we cannot estimate the actual number of common shares (or actual percentage of the class) that will be beneficially held by any selling shareholder upon completion of the offering.
(3)	We have been advised by the selling shareholder that Gena Lovett, as chief operating officer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(4)	We have been advised by the selling shareholder that Ken S. Perry has voting and dispositive power over the shares of common stock.
(5)	We have been advised by the selling shareholder that Chris Macke, as managing principal of the selling shareholder, has voting and dispositive power over the shares of common stock.
(6)	We have been advised by the selling shareholder that Robert Villiers, as a director of the selling shareholder, has voting and dispositive power over the shares of common stock.
(7)	Mr. Tegan is a former director of Maiden.
(8)	We have been advised by the selling shareholder that Jay Spellman, as member of the selling shareholder, has voting and dispositive power over the shares of common stock.
(9)	We have been advised by the selling shareholder that Malcolm P. Fairbrain, as chief investment officer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(10)	We have been advised by the selling shareholder that Barcela Verinique, as deputy vice president of the selling shareholder, has voting and dispositive power over the shares of common stock.
(11)	Intentionally omitted.

(12)	Mrs. Karfunkel is the sister-in-law and Mr. Karfunkel is the brother-in-law of Barry Zyskind, our Chairman of the Board of Directors.
(13)	We have been advised by the selling shareholder that Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.
(14)	We have been advised by the selling shareholder that Michael Palmer, as chief financial officer of Berencourt Advisers LLC, has voting and dispositive power over the shares of common stock.
(15)	We have been advised by the selling shareholder that Raj Iduani, as Manager of the selling shareholder, has voting and dispositive power over the shares of common stock.
(16)	We have been advised by the selling shareholder that Mary Ann Iudice, as chief compliance officer of Robeco Investment Management, Inc. the investment adviser to Boston Partners Asset Management, LLC, acting in its capacity as investment adviser of the selling shareholder, has voting and dispositive power over the shares of common stock.
(17)	We have been advised by the selling stockholder that Robeco Investment Management, Inc. has voting and dispositive power over the shares of common stock.
(18)	Mr. Saulnier is the President of AMT Service Corporation, an AmTrust subsidiary.
(19)	We have been advised by the selling shareholder that Burlingame Asset Management, LLC, as general partner and investment manager of the selling shareholder, has voting and dispositive power over the shares of common stock.
(20)	We have been advised by the selling shareholder that Richard S. Strong, as managing partner of the selling shareholder, has voting and dispositive power over the shares of common stock.
(21)	We have been advised by the selling shareholders that Canpartners Investments III, L.P. and Canyon Capital Advisers LLC are the controlling entities of the selling shareholder. The general partner of the selling shareholder is Canpartners Investments III, L.P. and the general partner of Canpartners Investments III, L.P. is Canyon Capital Advisers LLC. The managing partners of Canyon Capital Advisers LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.
(22)	We have been advised by the selling shareholder that Martin Kobinger, as investment manager of Heights Capital Management, Inc., the authorized agent of the selling shareholder, has voting and dispositive power over the shares of common stock.
(23)	We have been advised by the selling shareholder that John Heywood, as portfolio manager of the selling shareholder, has voting and dispositive power over the shares of common stock.
(23a)	We have been advised by the selling stockholder that Loan San on behalf of Canyon Capital Advisors has voting and dispositive power over the shares of common stock.
(24)	We have been advised by the selling shareholder that James E. Canty, as chief financial officer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(25)	Intentionally omitted.
(26)	We have been advised by the selling shareholder that Steven Major, as managing member of the general partner of the selling shareholder, has voting and dispositive power over the shares of common stock.
(26a)	We have been advised by the selling stockholder that Bruce Wilcox and Andrew Wallach, in their capacities as managing members of the selling stockholder, have voting and dispositive power over the shares of common stock.
(27)	Mr. Turin is the brother of Ben Turin, our Chief Operating Officer, General Counsel and Secretary.
(28)	We have been advised by the selling shareholder that Laurance E. Ach, as managing director of First Republic Investment Management, the investment adviser of the selling shareholder, has voting and dispositive power over the shares of common stock.
(29)	We have been advised by the selling shareholder that Philip E. Huber, as president of Huber, Weakland & Associates, Inc. the investment adviser of the selling shareholder, has voting and dispositive power over the shares of common stock.
(30)	Mr. Lyons is the son of Simcha Lyons, one of our directors.
(31)	We have been advised by the selling shareholder that Steven T. Lampe, as vice president and portfolio manager of the selling shareholder, has voting and dispositive power over the shares of common stock.

(32)	We have been advised by the selling shareholder that Rick Muller, as chief financial officer of the investment manager of the selling shareholder, has voting and dispositive power over the shares of common stock.
(33)	Mr. DeCarlo is a director of AmTrust.
(34)	We have been advised by the selling shareholder that Gregory L. Melchor, as managing member of the selling shareholder, has voting and dispositive power over the shares of common stock.
(35)	We have been advised by the selling shareholder that James and Virginia Doyle have voting and dispositive power over the shares of common stock.
(36)	We have been advised by the selling shareholder that Alexander W. Rutherford, as portfolio manager of the selling shareholder, has voting and dispositive power over the shares of common stock.
(37)	Mr. Lee is an employee of AmTrust.
(38)	Intentionally omitted.
(39)	We have been advised by the selling shareholder that Eli Lavitin, as member of the selling shareholder, has voting and dispositive power over the shares of common stock.
(40)	Intentionally omitted.
(41)	We have been advised by the selling shareholder that Elliot Greenberg, as vice president of the selling shareholder, has voting and dispositive power over the shares of common stock.
(42)	We have been advised by the selling shareholder that J. Steven Emerson of the selling shareholder, has voting and dispositive power over the shares of common stock.
(43)	We have been advised by the selling shareholder that Patrick Tully, as general partner of the selling shareholder, has voting and dispositive power over the shares of common stock.
(44)	We have been advised by the selling shareholder that Robert G. Schiro, as chief executive officer and president of the selling shareholder, has voting and dispositive power over the shares of common stock.
(45)	We have been advised by the selling shareholder that Beth L. Bernstein, as chief financial officer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(46)	We have been advised by the selling shareholder that Salvatore Schiavone, the assistant treasurer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(47)	We have been advised by the selling shareholder that Steven N. Stein, as president and chief executive officer of the sole general partner of the selling shareholder, has voting and dispositive power over the shares of common stock.
(48)	We have been advised by the selling shareholder that Andrew Moss, as chief operating officer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(49)	We have been advised by the selling shareholder that Dan German, as managing member of the selling shareholder, has voting and dispositive power over the shares of common stock.
(49a)	We have been advised by the selling stockholder that Michael Geddes or C. Richard Childress share voting and dispositive power over the shares of common stock.
(50)	Mr. Karfunkel is one of our Founding Shareholders. The number of shares includes 1,350,000 common shares issuable upon the exercise of 10-year warrants we issued to Mr. Karfunkel. See also “Principal Shareholders.”
(51)	We have been advised by the selling shareholder that Steven C. Kleinman has voting and dispositive power over the shares of common stock.
(52)	Intentionally omitted.
(53)	We have been advised by the selling shareholder that Greg Pearson, as chief financial officer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(53a)	We have been advised by the selling stockholder that Clarke Peterson has voting and dispositive power over the shares of common stock.
(53b)	We have been advised by the selling stockholder that Thompson Hirst and Jeremy Hirst have voting and dispositive power over the shares of common stock.
(53c)	We have been advised by the selling stockholder that Ramona Shenoy on behalf of Ascend Capital Limited Partnership as investment adviser to the selling stockholder has voting and dispositive power over the shares of common stock.

(54)	H&H Associates is an affiliate of Stuart Hollander, a Senior Vice President of AmTrust.
(55)	Mr. Schlacter is the Treasurer and Senior Vice President of Finance of AmTrust.
(56)	We have been advised by the selling shareholder that Craig L. Krumwiede, as president of the selling shareholder, has voting and dispositive power over the shares of common stock.
(57)	We have been advised by the selling shareholder that J. Morgan Rutman, as managing member of the selling shareholder, has voting and dispositive power over the shares of common stock.
(58)	Mr. Lemmer is the General Counsel of our transfer agent, American Stock Transfer & Trust Company, which is controlled by George Karfunkel and Michael Karfunkel, two of our Founding Shareholders.
(59)	We have been advised by the selling shareholder that Dora Hines, as attorney in fact of the selling shareholder, has voting and dispositive power over the shares of common stock.
(60)	We have been advised by the selling shareholder that Carolyn Rubin, as managing director of the selling shareholder, has voting and dispositive power over the shares of common stock.
(61)	We have been advised by the selling shareholder that Cynthia Carsiglie of the selling shareholder, has voting and dispositive power over the shares of common stock.
(62)	We have been advised by the selling shareholder that Philippe Riachi, as chief operating officer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(63)	We have been advised by the selling shareholder that Joseph S. Galli, as vice president and treasurer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(64)	We have been advised by the selling shareholder that Hien Tran, as chief financial officer of JLF Asset Management, LLC, has voting and dispositive power over the shares of common stock.
(65)	We have been advised by the selling shareholder that Peter Weiland, as managing director of the selling shareholder, has voting and dispositive power over the shares of common stock.
(66)	We have been advised by the selling shareholder that Thomas Coleman, as president of the selling shareholder, has voting and dispositive power over the shares of common stock.
(67)	We have been advised by the selling shareholder that Brandon L Jones, as co-head of private investments of the selling shareholder, has voting and dispositive power over the shares of common stock.
(68)	We have been advised by the selling shareholder that Donna I. Noble, as chief compliance officer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(69)	We have been advised by the selling shareholder that Michael Turro, as chief compliance officer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(70)	We have been advised by the selling shareholder that Michael Price, as general partner of the selling shareholder, has voting and dispositive power over the shares of common stock.
(71)	Mr. Karfunkel is one of our Founding Shareholders. The number of shares includes 1,350,000 common shares issuable upon the exercise of 10-year warrants we issued to Mr. Karfunkel. See also “Principal Shareholders.”
(72)	Intentionally omitted.
(73)	We have been advised by the selling shareholder that Riccardo Gastaudo, as authorized agent of the selling shareholder, has voting and dispositive power over the shares of common stock.
(74)	Mr. & Mrs. Zyskind are the parents of Barry Zyskind, our Chairman of the Board of Directors.
(75)	We have been advised by the selling shareholder that Bradley Takahashi, as president of Franklin Mutual Advisers, LLC, has voting and dispositive power over the shares of common stock.
(76)	Mr. Aber is an employee of AmTrust Realty Corp., an affiliate of our transfer agent, American Stock Transfer & Trust Company, which is controlled by George Karfunkel and Michael Karfunkel, two of our Founding Shareholders.
(77)	Mr. Hasson is the Chief Investment Officer of AmTrust.
(77a)	We have been advised by the selling stockholder that Robert Cook and Iver A. Eriksen, in their capacities as deputy chief operating officer equities and deputy head of legal of the selling stockholder, respectively, have voting and dispositive power over the shares of common stock.
(78)	We have been advised by the selling shareholder that James J. Watson, as chief financial officer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(79)	We have been advised by the selling shareholder that Scott Bedford of the selling shareholder, has voting and dispositive power over the shares of common stock.

(80)	We have been advised by the selling shareholder that Joshua Fischer, as managing member of the selling shareholder, has voting and dispositive power over the shares of common stock.
(81)	Intentionally omitted.
(82)	We have been advised by the selling shareholder that Jerald M. Weintraub, as president of the general partner of the selling shareholder, has voting and dispositive power over the shares of common stock.
(83)	Intentionally omitted.
(84)	We have been advised by the selling shareholder that Jim Kelsoe, as managing director of Morgan Asset Management, has voting and dispositive power over the shares of common stock.
(85)	Mr. Friedman is the brother-in-law of Michael Karfunkel, one of our Founding Shareholders.
(86)	Mr. Pipoly is the father of Ronald Pipoly, Jr., the Chief Financial Officer of AmTrust.
(87)	We have been advised by the selling shareholder that Marshall C. Cutler, as executive vice president of Zirkin-Cutler Investments, the investment adviser of the selling shareholder, has voting and dispositive power over the shares of common stock.
(88)	Mr. Hollander is the father of Stuart Hollander, a Senior Vice President of AmTrust.
(89)	Intentionally omitted.
(90)	We have been advised by the selling shareholder that Jamie Lester, as managing member of the selling shareholder, has voting and dispositive power over the shares of common stock.
(91)	Mr. Ungar is the General Counsel of AmTrust.
(92)	Intentionally omitted.
(93)	Mr. Hollander is a Senior Vice President of AmTrust.
(94)	We have been advised by the selling shareholder that Wade B. Hall, as president of the selling shareholder, has voting and dispositive power over the shares of common stock.
(95)	We have been advised by the selling shareholder that John D. Race, as principal of the selling shareholder, has voting and dispositive power over the shares of common stock.
(96)	We have been advised by the selling shareholder that Daniel N. Braman, as vice president of the selling shareholder, has voting and dispositive power over the shares of common stock.
(97)	We have been advised by the selling shareholder that Robin Rothstein, as chief financial officer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(98)	Ms. Klein is the sister of Barry Zyskind, our Chairman of the Board of Directors.
(99)	We have been advised by the selling shareholder that John E. Montgomery, as president of Montgomery Bros., Inc. the investment adviser of the selling shareholder, has voting and dispositive power over the shares of common stock.
(99a)	We have been advised by the selling shareholder that Emanuel J. Friedman, as chief executive officer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(100)	We have been advised by the selling shareholder that Elliot Greenberg, as vice president of the general partner of the selling shareholder, has voting and dispositive power over the shares of common stock.
(101)	We have been advised by the selling shareholder that Mark A. Buntz, as chief financial officer of the selling shareholder, has voting and dispositive power over the shares of common stock.
(102)	We have been advised by the selling shareholder that Keith Waller, as managing director operations of the selling shareholder, has voting and dispositive power over the shares of common stock.
(103)	We have been advised by the selling shareholder that Peter Kenner, as general partner of the selling shareholder, has voting and dispositive power over the shares of common stock.
(104)	We have been advised by the selling shareholder that Dae Levy, as managing director of the selling shareholder, has voting and dispositive power over the shares of common stock.
(105)	Intentionally omitted.
(106)	We have been advised by the selling shareholder that Nicholas Noceciho, as executive director of the selling shareholder, has voting and dispositive power over the shares of common stock.
(107)	We have been advised by the selling shareholder that Jens Lilholm, as authorized agent of the selling shareholder, has voting and dispositive power over the shares of common stock.
(108)	We have been advised by the selling shareholder that James A. Lustig, as president of the selling shareholder, has voting and dispositive power over the shares of common stock.

(108a)	We have been advised by the selling shareholder that Mark Lundvall in his capacity as a director of the selling shareholder has voting and dispositive power over the shares of common stock.
(109)	We have been advised by the selling shareholder that Allan R. Lyons, as managing member of the general partner of the selling shareholder, has voting and dispositive power over the shares of common stock.
(110)	We have been advised by the selling shareholder that Aaron Wolfson, as general partner of the selling shareholder, has voting and dispositive power over the shares of common stock.
(111)	Intentionally omitted.
(112)	We have been advised by the selling shareholder that Edward N. Antoian, as general partner of the selling shareholder, has voting and dispositive power over the shares of common stock.
(113)	The selling shareholder identified itself as an affiliate of a broker-dealer, and stated that it purchased the common shares in the ordinary course of business and that, at the time of the purchase, it did not have any agreement or understanding, directly or indirectly, with any person to distribute the common shares. We have been advised by the selling shareholder that Jim Kleeblatt has voting and dispositive power over the shares of common stock.
(114)	We have been advised by the selling shareholder that Courtney Haslett, as general partner of the selling shareholder, has voting and dispositive power over the shares of common stock.

PLAN OF DISTRIBUTION

The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling shareholders), may sell the common shares offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common shares are listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the common shares by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;
•	an exchange distribution in accordance with the rules of any stock exchange on which the common shares are listed;
•	ordinary brokerage transactions and transactions in which the broker solicits purchases;
•	privately negotiated transactions;
•	short sales;
•	the writing of options on the common shares, whether or not the options are listed on an options exchange;
•	the distribution of the common shares by any selling shareholder to its partners, members or shareholders;
•	one or more underwritten offerings on a firm commitment or best efforts basis; and
•	any combination of any of these methods of sale.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling shareholders may also transfer the common shares by gift. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common shares offered hereby. The selling shareholders have advised us that they have not entered into any agreements, arrangements or understandings for the sale of any of their common shares.

The selling shareholders may sell shares directly to market makers acting as principals and/or to brokers and dealers, acting as agents for themselves or their customers. Brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common shares. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell common shares acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the common shares in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder’s shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common shares in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the common shares by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common shares pursuant to this prospectus, as supplemented or amended to reflect such transactions. A selling shareholder may also loan or pledge the common shares offered by this prospectus to a broker-dealer and the broker-dealer may sell the common shares offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common shares offered by this prospectus.

To the extent required under the Securities Act, the aggregate amount of selling shareholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling shareholder can presently estimate the amount of any such compensation.

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling shareholder is deemed to be an underwriter, the selling shareholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling shareholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. In compliance with the guidelines of the NASD, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% for the sale of any securities registered hereunder. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

The selling shareholders and other persons participating in the sale or distribution of the common shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed. These restrictions may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares. The selling shareholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

We have agreed to indemnify the selling shareholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common shares offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us against specified liabilities, including liabilities under the Securities Act.

The common shares offered by this prospectus were originally issued to the selling shareholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the common shares under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earliest of:

•	the date on which all the common shares offered hereby have been sold in accordance with this prospectus and the registration statement to which this prospectus relates;
•	the date on which the common shares offered hereby are distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in effect) or are saleable pursuant to Rule 144(k) under the Securities Act;
•	the common shares offered hereby are no longer outstanding; or
•	the second anniversary of the effective date of the registration statement to which this prospectus relates.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions. In these cases, we may suspend offers and sales of the common shares pursuant to the registration statement to which this prospectus relates.

We have agreed to pay all expenses incident to the registration of the common shares in connection with the private offering, including the fees and expenses of one counsel to the selling shareholders, but not including broker or underwriting discounts and commissions or any transfer taxes relating to the sale or disposition of the common shares by the selling shareholders.

The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts and commissions, if any. If the common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts and commissions and/or agent’s commissions. We will not receive any proceeds from sales of any common shares by the selling shareholders.

We cannot assure you that the selling shareholders will sell all or any portion of the common shares offered by this prospectus. In addition, we cannot assure you that a selling shareholder will not transfer our common shares by other means not described in this prospectus.

CUSIP Number

The Committee on Uniform Securities Identification Procedures assigns a unique number, known as a CUSIP number, to a class or issue of securities in which all of the securities have similar rights. Upon issuance, the common shares covered by this prospectus included shares with three different CUSIP numbers, depending upon whether the sale of the shares to the selling shareholder was conducted (a) by us under Section 4(2) of the Securities Act, (b) by Friedman, Billings, Ramsey & Co., Inc., as the initial purchaser, under Rule 144A or (c) by the initial purchaser under Regulation S. Prior to any registered resale, all of the securities covered by this prospectus are restricted securities under Rule 144 and their designated CUSIP numbers refer to such restricted status.

Any sales of our common shares by means of this prospectus must be settled with common shares bearing our general (not necessarily restricted) common shares CUSIP number. A selling shareholder named in this prospectus may obtain shares bearing our general common shares CUSIP number for settlement purposes by presenting the shares to be sold (with a restricted CUSIP) to our transfer agent, American Stock Transfer & Trust Company. The process of obtaining such shares might take a number of business days. SEC rules generally require trades in the secondary market to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, a selling shareholder who holds securities with a restricted CUSIP at the time of the trade might wish to specify an alternate settlement cycle at the time of any such trade to provide sufficient time to obtain the shares with an unrestricted CUSIP in order to prevent a failed settlement.

LEGAL MATTERS

The validity of the common shares under Bermuda law has been passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda.

EXPERTS

The financial statements as of December 31, 2007 and for the period then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

We are incorporated under the laws of Bermuda and our business is based in Bermuda. In addition, some of our directors and officers may reside outside the United States, and all or a substantial portion of our assets will be and the assets of these persons are, and will continue to be, located in jurisdictions outside the United States. As such, it may be difficult or impossible for investors to effect service of process within the United States upon us or those persons or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment ris recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to Bermuda public policy. It is the advice of Conyers Dill & Pearman that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form S-1 under the Securities Act for the common shares to be sold by our selling shareholders pursuant to this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common shares and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. We will file reports, proxy statements and other information with the SEC. Our SEC filings, and a copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the

Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Website Access to our Periodic SEC Reports

The Internet address of our corporate website is http://www.maiden.bm. The website is currently under construction. We intend to make our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% shareholders (on Forms 3, 4 and 5) available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this prospectus and will not be part of any periodic or current reports to be filed by us with the SEC.

MAIDEN HOLDINGS, LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors and shareholders
of Maiden Holdings, Ltd.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Maiden Holdings, Ltd. and its subsidiary at December 31, 2007, and the results of their operations and their cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 16(b) present fairly, in all material respects, the information set out therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Hamilton, Bermuda
March 28, 2008, except for Note 14, as to which the date is April 23, 2008

A list of partners can be obtained from the above address
PricewaterhouseCoopers refers to the members of the worldwide PricewaterhouseCoopers organisation

MAIDEN HOLDINGS, LTD.

CONSOLIDATED BALANCE SHEET
As of December 31, 2007
(in thousands (000’s), except per share data)

ASSETS
Fixed maturities, available-for-sale, at fair value (amortized cost $488,765)	$474,789
Other investments, at fair value (cost $15,176)	15,656
Total investments	490,445
Cash and cash equivalents	35,729
Accrued investment income	3,204
Reinsurance balances receivable, net (primarily with related parties - see note 11)	27,990
Loan to related party (see note 11)	113,542
Prepaid expenses and other assets	454
Deferred commission and other acquisition costs (solely with related parties - see note 11)	44,215
Furniture and equipment, net	29
Total Assets	$715,608
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves (primarily with related parties - see note 11)	$38,508
Unearned premiums (primarily with related parties - see note 11)	137,166
Accrued expenses and other liabilities	2,589
Total Liabilities	178,263
Commitments and contingencies (see note 10)	—
Shareholders’ Equity:
Common shares, $.01 par value; 100,000,000 shares authorized, 59,550,000 issued and outstanding	596
Additional paid-in capital	529,647
Accumulated other comprehensive loss	(13,496)
Retained earnings	20,598
Total Shareholders’ Equity	537,345
Total Liabilities and Shareholders’ Equity	$715,608

See accompanying notes to consolidated financial statements.

MAIDEN HOLDINGS, LTD.

CONSOLIDATED STATEMENT OF INCOME
For the Period May 31, 2007 to December 31, 2007
(in thousands (000’s), except per share data)

Revenues:
Premium income:
Net premium written (primarily with related parties - see note 11)	$247,353
Change in unearned premium	(137,166)
Net earned premium	110,187
Net investment income	15,233
Net realized gain on investments	170
Total revenues	125,590
Expenses:
Loss and loss adjustment expense (primarily with related parties - see note 11)	65,017
Commission and other acquisition expenses (solely with related parties - see note 11)	35,525
Salaries and benefits	1,016
Other general and administrative expenses	1,945
Total expenses	103,503
Net income	$22,087
Basic and diluted earnings per common share	$0.44
Dividends declared per common share	$0.025

See accompanying notes to consolidated financial statements.

MAIDEN HOLDINGS, LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period May 31, 2007 to December 31, 2007
(in thousands (000’s), except per share data)

Cash flows from operating activities:
Net income	$22,087
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3
Net realized gain on sales of investments	(170)
Amortization of bond premium and discount	(182)
Non-cash share compensation expense	314
Changes in assets - (increase):
Reinsurance balances receivable	(27,990)
Accrued investment income	(3,204)
Deferred commission and other acquisition costs	(44,215)
Prepaid expenses and other assets	(454)
Changes in liabilities - increase:
Accrued expenses and other liabilities	2,589
Loss and loss adjustment expense reserves	38,508
Unearned premiums	137,166
Net cash provided by operating activities	124,452
Cash flows from investing activities:
Purchases of investments:
Purchases of fixed-maturity securities	(643,140)
Purchases of other investments	(15,176)
Sale of investments:
Proceeds from sales of fixed-maturity securities	55,288
Loan to related party	(14,103)
Purchase of furniture and equipment	(32)
Net cash outflow from investing activities	(617,163)
Cash flows from financing activities:
Dividend paid	(1,489)
Issuance of common shares net of expenses	529,929
Net cash provided by financing activities	528,440
Net increase in cash and cash equivalents	35,729
Cash and cash equivalents, beginning of the period	—
Cash and cash equivalents, end of the period	$35,729

Supplemental schedule of non-cash investing activities:

The Company transferred fixed maturity securities at fair value to satisfy its obligation to provide collateral under the Quota Share Agreement thus increasing the loan to related party.

Fixed maturity securities, at fair value	(99,439)
Loan to related party	99,439

See accompanying notes to consolidated financial statements.

MAIDEN HOLDINGS, LTD.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Period May 31, 2007 to December 31, 2007
(in thousands (000’s), except per share data)

	Common Shares	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Shareholders’ Equity
Balance at May 31, 2007	$—	$—	$—	$—	$—
Net income	—	—	—	22,087	22,087
Net unrealized losses	—	—	(13,496)	—	(13,496)
Comprehensive Income					8,591
Founding shareholders’ proceeds	78	49,922	—	—	50,000
Private offering net proceeds	518	479,411	—	—	479,929
Share based compensation	—	314	—	—	314
Dividends to shareholders’	—	—	—	(1,489)	(1,489)
Balance at December 31, 2007	$596	$529,647	$(13,496)	$20,598	$537,345

See accompanying notes to consolidated financial statements.

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

1. General

Maiden Holdings, Ltd. (sometimes referred to as the “Company”), is a Bermuda company organized to provide, through an insurance subsidiary, property and casualty insurance and reinsurance business solutions primarily to small insurance companies and program underwriting agents in the United States and Europe. The Company was formed to take advantage of opportunities that management of the Company believes exist in the insurance and reinsurance industry for providing traditional quota share reinsurance and excess of loss reinsurance. The Company was incorporated in the Cayman Islands on May 31, 2007. On June 20, 2007, the Bermuda Monetary Authority (the “BMA”) approved the formation of Maiden Holdings, Ltd. allowing for change of jurisdiction of organization to Bermuda. Effective June 29, 2007, the BMA approved the registration of the Company’s insurance subsidiary, Maiden Insurance Company, Ltd. (“Maiden Insurance”). The Company’s fiscal-year end is December 31.

On June 14, 2007, the Company received subscriptions for an aggregate of 7,800,000 common shares from Michael Karfunkel, George Karfunkel and Barry D. Zyskind (sometimes referred to as the “Founding Shareholders”) for $50,000. On July 3 and July 13, 2007, the Company sold an aggregate of 51,750,000 common shares in a private placement exempt from registration under the Securities Act of 1933 at a net purchase price of $9.30 per share to Friedman, Billings, Ramsey & Co., Inc. (“FBR”), the initial purchaser of some of the shares, and directly to certain investors. FBR resold the shares it purchased to investors pursuant to Rule 144A and Regulation S under the Securities Act. The Company raised $479,929 in net proceeds from the private offering.

2. Significant Accounting Policies

Basis of Reporting — The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Maiden Insurance Company, Ltd. All significant intercompany transactions and accounts have been eliminated in the consolidated financial statements.

Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates and assumptions, which include the reserves for losses and loss adjustment expenses, are subject to considerable estimation adjustment due to the inherent uncertainty in projecting ultimate claim amounts that will be reported and settled over a period of many years. In addition, estimates and assumptions associated with the recognition and amortization of deferred policy acquisition costs, the determination of fair value of invested assets and related impairments require considerable judgment by management. On an on-going basis, management reevaluates its assumptions and the methods of calculating its estimates. Actual results may differ from the estimates and assumptions used in preparing the consolidated financial statements.

Cash and Cash Equivalents — The Company maintains its cash accounts in several banks and brokerage institutions. Cash equivalents consist of investments in money market funds and short-term investments with an original maturity of 90 days or less and are stated at cost, which approximates fair value.

Premiums — Reinsurance arrangements are those that qualify for reinsurance accounting in accordance with the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts”. Reinsurance premiums written, other than specialty risk and extended warranty, are recorded and recognized as earned in line with and on a pro-rata basis over the terms of the underlying policies. Reinsurance premiums on specialty risk and extended warranty are earned based on the estimated program coverage period. These estimates are based on the expected distribution of coverage periods by contract at inception,

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

2. Significant Accounting Policies  – (continued)

because a single contract may contain multiple coverage period options and these estimates are revised based on the actual coverage period selected by the original insured. Unearned premiums represent the portion of premiums written which is applicable to the unexpired term of the contract or policy in force. These premiums can be subject to estimates based upon information received from ceding companies and any subsequent differences arising on such estimates are recorded in the period in which they are determined. Net premiums earned are presented after deductions for reinsurance ceded as applicable.

Loss and Loss Adjustment Expenses Incurred — Loss and loss adjustment expenses (“LAE”) represent the estimated ultimate net costs of all reported and unreported losses incurred through December 31. The reserves for unpaid losses and LAE are estimated using individual case-basis valuations and statistical analyses and are not discounted. Although considerable variability is inherent in the estimates of reserves for losses and LAE, management believes that the reserves for losses and LAE are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known. Such adjustments are included in current operations.

Investments — The Company follows FASB SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” which requires categorization of fixed maturities as held-to-maturity, available-for-sale or trading and equity securities as available-for-sale or trading.

Fixed maturities (bonds and certificates of deposit) that the Company has the specific intent and ability to hold until maturity are carried at amortized cost. Fixed maturities that the Company does not have the positive intent and ability to hold to maturity and all equity securities (common stocks, mutual funds and non-redeemable preferred stock) are classified as available-for-sale and carried at fair value. Unrealized gains or losses on available-for-sale securities are reported as a component of accumulated other comprehensive income.

For mortgage backed securities, the Company recognizes income using the interest method based on anticipated prepayments and expected maturities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The amortized cost of such securities is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of such security with any difference included in net investment income when determined.

Other investments consist of investments in hedge funds. Hedge funds are reported at fair value in accordance with SFAS No. 115 based on financial information received from the fund managers and other information available to management. Unrealized gains or losses on other investments are reported as a component of accumulated other comprehensive income.

Net investment income consists primarily of interest and dividends less expenses. Interest on fixed maturities, adjusted for any amortization of premium or discount, is recorded as income when earned. Investment expenses are accrued as incurred. Realized investment gains or losses are computed using the specific costs of securities sold, and, if applicable, include write-downs on investments having other-than-temporary decline in value.

The Company evaluates its investment securities for other-than-temporary declines based on quantitative and qualitative factors. Management evaluates whether temporary or other than temporary impairments (“OTTI”) have occurred on a case by case basis. Management considers a wide range of factors about the security issuer and uses its best judgment in evaluating the cause of decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Inherent in management’s evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Considerations used by the Company in the other than temporary impairment evaluation process include, but are not limited to: (i) the length of time and the extent to which the market value has been below cost or

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

2. Significant Accounting Policies  – (continued)

amortized cost; (ii) whether the issuer is experiencing significant financial difficulties; (iii) financial difficulties being experienced by an entire industry sector or sub-sector; (iv) economically depressed geographic locations; (v) situations where the issuer, series of issuers or industry has a catastrophic type of loss or has exhausted natural resources; (vi) situations where it is determined that an impairment is attributable to changes in market interest rates, the Company’s ability and intent to hold impaired securities until recovery of fair value at or above cost; and (vii) other subjective factors, including concentrations and information obtained from regulators and rating agencies.

Assumed Commission Expense and Deferred Policy Acquisition Costs  — Assumed commission expense on reinsurance premiums assumed is expensed in a manner consistent with the recognition of reinsurance premiums assumed, generally on a pro-rata basis over the terms of the policies reinsured. Acquisition costs represent the costs of writing business that vary with, and are primarily related to, the production of insurance and reinsurance business. Policy and contract acquisition costs, including assumed commissions and other direct operating expenses are deferred and recognized as expense as related premiums are earned. The Company considers anticipated investment income in determining the recoverability of these costs and believes they are fully recoverable. A premium deficiency is recognized if the sum of anticipated losses and loss adjustment expenses, unamortized acquisition costs and anticipated investment income exceeds unearned premium.

Furniture and Equipment — Furniture and equipment are recorded at cost. Maintenance and repairs are charged to operations as incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, as follows:

Furniture and fixtures	3 years
Computer equipment	3 years

Earnings Per Share — Basic earnings per share is computed based on the weighted-average number of common shares outstanding. Diluted earnings per share is computed using the weighted-average number of common shares outstanding during the period adjusted for the dilutive impact of warrants and share options using the treasury stock method. There were no dilutive potential common shares for the period from May 31 to December 31, 2007.

Share Compensation Expense — The Company accounts for its share compensation plans in accordance with SFAS 123R “Share-Based Payment”. Accordingly, the Company recognizes the compensation expense for share option grants, based on the fair value of the award on the date of grant, over the vesting period, which is the requisite service period. The fair value of the grant will amortize ratably over its vesting period as a charge to compensation expense and an increase to additional paid in capital in Shareholders’ Equity. At this time, the Company has granted share options but has not issued restricted shares.

Offering and Incorporation Expense — Offering expenses incurred in connection with the Company’s common share offering which closed in July 2007 (the “private offering”) were recorded as a reduction of paid in capital. Incorporation expenses not related to the raising of capital are expensed as incurred and included in other general and administrative expenses.

Segment Reporting — The Company manages its operations through one reportable segment: reinsurance – see note 14.

Fair Value of Financial Instruments — Fair value for fixed maturity and equity securities is based on quoted market prices or, if they are not actively traded, on estimated values obtained from independent pricing services. Fair values of other financial instruments approximate their carrying values.

Recent Accounting Pronouncements — In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

2. Significant Accounting Policies  – (continued)

fair value in GAAP, and enhances disclosures about fair value measurements. SFAS No. 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. The Company does not believe the adoption of SFAS No. 157, which becomes effective in 2008, will have a material impact on its financial condition or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”) which provides reporting entities an option to report selected financial assets, including investment securities designated as available for sale, and liabilities, including most insurance contracts, at fair value. SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The standard also requires additional information to aid financial statement users’ understanding of a reporting entity’s choice to use fair value on its earnings and also requires entities to display on the face of the balance sheet the fair value of those assets and liabilities that the reporting entity has chosen to measure at fair value. SFAS No. 159 is effective as of the beginning of a reporting entity’s first fiscal year beginning after November 15, 2007. Because application of the standard is optional, any impacts are limited to those financial assets and liabilities to which SFAS No. 159 would be applied, which has yet to be determined.

3. Investments

The original or amortized cost, estimated fair value and gross unrealized appreciation and depreciation of available-for-sale securities and other investments as of December 31, 2007, are presented in the table below:

(a) Available-for-Sale Securities and Other Securities

	Original or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Other investments	$15,176	480	—	15,656
Available for sale - fixed maturities:
Mortgage backed securities	204,363	660	—	205,023
Corporate fixed maturities	284,402	445	(15,081)	269,766
Total Fixed Maturities	488,765	1,105	(15,081)	474,789
	$503,941	$1,585	$(15,081)	$490,445

(b) Investment Income

Net investment income was derived from the following sources:

Period from May 31, 2007 to December 31, 2007
Fixed maturities	$9,654
Cash and cash equivalents	6,312
Loan to related party	240
16,206
Less: Investment expenses	(973)
Net investment income	$15,233

(c) Other-Than-Temporary Impairment

We review our investment portfolio for impairment on a quarterly basis. Impairment of investment securities results in a charge to operations when a fair value decline below cost is deemed to be

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

3. Investments  – (continued)

other-than-temporary. As of December 31, 2007, we reviewed our portfolio to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. During the period from May 31, 2007 to December 31, 2007, there were no other-than-temporary declines in the fair values of the securities held in our investment portfolio.

The tables below summarize the gross unrealized losses of our available-for-sale securities and other investments as of December 31, 2007:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	($ in thousands)
Other investments	$—	—	$—	—	$—	—
Available-for-sale securities:
Mortgage-backed securities	—	—	—	—	—	—
Corporate fixed maturities	249,233	(15,081)	—	—	249,233	(15,081)
Total temporarily impaired available-for-sale securities and other investments	$249,233	$(15,081)	—	—	249,233	(15,081)

(d) Realized Gains and Losses

The table below indicates the gross realized gains and losses for the period from May 31, 2007 to December 31, 2007

	Gross Realized Gains on Sales	Gross Realized Losses on Sales	Net Realized Gains on Sales
Cash and cash equivalents	$6	$(1)	$5
Fixed maturities	209	(44)	165
	$215	$(45)	$170

A summary of the Company’s available-for-sale corporate fixed maturity securities at December 31, 2007 by contractual maturity is shown below. Expected maturities for mortgage-backed securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Available-for-Sale fixed maturities:

	Amortized Cost	Fair Value
Corporate fixed maturities
Due in one year or less	$19,904	$19,779
Due after one through five years	72,194	69,908
Due after five through ten years	192,304	180,079
Due after ten years	—	—
	284,402	269,766
Mortgage backed securities	204,363	205,023
Total fixed maturities	$488,765	$474,789

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

4. Furniture and Equipment, Net

The following table provides a reconciliation of our furniture and equipment as of December 31, 2007:

December 31, 2007
Furniture and Equipment	32
Less: Accumulated depreciation	(3)
$29

5. Loss and Loss Adjustment Expense Reserves

The following table provides a reconciliation of the beginning and ending balances for unpaid loss and loss adjustment expense reserves, reported in the accompanying consolidated balance sheet as of December 31, 2007:

Period from May 31, 2007 to December 31, 2007
Unpaid losses and LAE, gross of related reinsurance recoverables at beginning of period	$—
Less: Reinsurance recoverables at beginning of period	—
Net balance, beginning of period	—
Incurred related to:
Current period	65,017
Prior year	—
Total incurred losses during the period	65,017
Paid losses and LAE related to:
Current period	(26,509)
Prior year	—
Total payments for losses and LAE	(26,509)
Net balance, December 31	38,508
Plus: reinsurance recoverables at end of period	—
Unpaid losses and LAE, gross of related reinsurance recoverables at end of period	$38,508

Management believes that its use of both AmTrust’s historical experience and industry-wide loss development factors provide a reasonable basis for estimating future losses. As the Company writes more business and develops more credible data, the Company expects to assign more weight to its historical experience than to AmTrust’s historical experience and industry-wide results. In either case, future events beyond the control of management, such as changes in law, judicial interpretations of law, and inflation may favorably or unfavorably impact the ultimate settlement of the Company’s loss and LAE reserves.

The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and LAE. While anticipated changes in claim costs due to inflation are considered in estimating the ultimate claim costs, changes in average severity of claims are caused by a number of factors that vary with the individual type of policy written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions, and general economic trends. Those anticipated trends are monitored based on actual development and are modified if necessary.

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

6. Quota Share Agreement with AmTrust

Maiden Insurance has entered into a quota share reinsurance agreement (the “Quota Share Agreement”) with AmTrust’s Bermuda reinsurance subsidiary, AmTrust International Insurance, Ltd. (“AII”). AII reinsures all of AmTrust’s U.S., Irish and U.K. insurance company subsidiaries (the “AmTrust Ceding Insurers”). Pursuant to the Quota Share Agreement, commencing as of 12:01 a.m. on July 1, 2007 (the “Effective Time”), Maiden Insurance reinsures, through AII, 40% of all Ultimate Net Loss each such AmTrust Ceding Insurer incurs as a result of risks attaching during the term of the Quota Share Agreement under all of their respective workers’ compensation, specialty middle-market property and casualty (consisting of workers’ compensation, general liability, commercial property, commercial automobile liability and auto physical damage insurance placed through program underwriting agents), specialty risk and extended warranty policies in-force during the term of the Quota Share Agreement (the “Policies”). The lines of insurance included in the Policies are the only kinds of insurance that the AmTrust Ceding Insurers wrote at the time we entered into the Quota Share Agreement and exclude risks for which the AmTrust Ceding Insurers’ net retention exceeds $5,000. Maiden Insurance’s maximum liability in respect of a single reinsured loss under a Policy (other than any loss adjustment expenses, extra-contractual obligations or loss in excess of policy limits attributable thereto) shall not exceed $2,000. “Ultimate Net Loss” means the sum actually paid or to be paid by an AmTrust Ceding Insurer in settlement of losses for which it is liable, after making deductions for all unaffiliated inuring reinsurance, whether collectible or not, and all other recoveries, and shall include loss adjustment expenses, extra-contractual obligations and loss in excess of policy limits. Pursuant to the Quota Share Agreement, AII transferred to Maiden Insurance on December 4, 2007 an amount equal to 40% of the portion of the direct premiums attributable to the Policies that was unearned as of the Effective Time and 40% of net premiums written in the three months ended September 30, 2007. In addition, for the term of the Quota Share Agreement, Maiden Insurance will be entitled to receive reinsurance premium in an amount equal to 40% of the AmTrust Ceding Insurers’ gross written premiums in respect of business covered under the Quota Share Agreement, net of the cost of unaffiliated inuring reinsurance (the “Subject Premium”). Maiden Insurance pays AII a ceding commission of 31% of the ceded Subject Premium. AII has agreed that the ceding commission includes provision for all commissions, taxes, assessments (other than assessments based on losses), and all other expenses of whatever nature, except loss adjustment expenses. AmTrust has agreed that, if the AmTrust Ceding Insurers elect to write lines of insurance other than the Policies, AII must offer Maiden Insurance the opportunity to reinsure such policies.

7. Earnings Per Share

The following is a summary of the elements used in calculating basic and diluted earnings per share:

Period from May 31, 2007 to December 31, 2007
Net income available to common shareholders	$22,087
Weighted average number of common shares outstanding – basic	50,759,772
Potentially dilutive securities:
Warrants	—
Share options	—
Weighted average number of common shares outstanding – diluted	50,759,772
Basic and diluted earnings per common share:	$0.44

As of December 31, 2007, the total weighted-average of 3,767,442 warrants and 483,177 share options were excluded from diluted earnings per share as they were anti-dilutive.

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

8. Share Based Compensation

The Company’s 2007 Share Incentive Plan (the “Plan”) provides for grants of options and restricted shares. The total number of shares currently reserved for issuance under the Plan is 2,800,000 common shares. The Plan is administered by the Compensation Committee of the Board of Directors. Exercise prices of options will be established at or above the fair market value of the Company’s common shares at the date of grant. Under the 2007 Share Incentive Plan, unless otherwise determined by the compensation committee and provided in an award agreement, 25% of the options will become exercisable on the first anniversary of the grant date, with an additional 6.25% of the options vesting each quarter thereafter based on the grantee’s continued employment over a four-year period, and will expire ten years after grant date.

Share Options

The fair value of each option grant is separately estimated for each vesting date. The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the award and each vesting date. The Company has estimated the fair value of all share option awards as of the date of the grant by applying the Black-Scholes-Merton multiple-option pricing valuation model. The application of this valuation model involves assumptions that are judgmental and highly sensitive in the determination of compensation expense. The adoption of SFAS 123-R’s fair value method has resulted in share-based expense (a component of salaries and benefits) in the amount of approximately $314 for the period from May 31, 2007 to December 31, 2007.

The Company awarded options during the period from May 31 to December 31, 2007. The key assumptions used in determining the fair value of options granted in 2007 and a summary of the methodology applied to develop each assumption are as follows:

Assumptions:	2007
Volatility	35.3%
Risk-free interest rate	4.95%
Weighted average expected lives in years	6.1 years
Forfeiture rate	0%
Dividend yield rate	1%

Expected Price Volatility — This is a measure of the amount by which a price has fluctuated or is expected to fluctuate. At the times the Company granted options, there was no external market for the Company’s common shares. Thus, it was not possible to use actual experience to estimate the expected volatility of the price of the common shares in estimating the value of the options granted. As a substitute for such estimate, the Company used the historical volatility of companies in the industry in which the Company operates.

Risk-Free Interest Rate — This is the U.S. Treasury rate for the week of the grant having a term equal to the expected life of the option. An increase in the risk-free interest rate will increase compensation expense.

Expected Lives — This is the period of time over which the options granted are expected to remain outstanding giving consideration to vesting schedules, historical exercise and forfeiture patterns. The Company uses the simplified method outlined in SEC Staff Accounting Bulletin No. 107 to estimate expected lives for options granted during the period as historical exercise data is not available and the options meet the requirements set out in the Bulletin. Options granted have a maximum term of ten years. An increase in the expected life will increase compensation expense.

Forfeiture Rate — This is the estimated percentage of options granted that are expected to be forfeited or cancelled before becoming fully vested. An increase in the forfeiture rate will decrease compensation expense.

Dividend Yield Rate — We assumed a dividend yield rate of 1% annually, which was derived by dividing anticipated annual dividends of $0.10 per common share by the offering price of $10.00 per share in the private offering.

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

8. Share Based Compensation  – (continued)

The following schedule shows all options granted, exercised, expired and exchanged under the Plan for the for the period from May 31 to December 31, 2007:

	Number of Share Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding, beginning of period	—	$—	—
Granted	716,000	10.00	9.6 years
Exercised	—	—
Cancelled	—	—
Outstanding, December 31, 2007	716,000	$10.00	9.6 years

The weighted average grant date fair value was $3.77 for the period from May 31, 2007 to December 31, 2007. As of December 31, 2007, there was approximately $2,384 of total unrecognized compensation cost related to non-vested share-based compensation arrangements.

9. Shareholders’ Equity

(a) Authorized and issued — The Company’s authorized share capital is 100,000,000 common shares with a par value of $0.01 per share, of which there are 59,550,000 common shares issued and outstanding. A total of 7,800,000 shares were issued to the Founding Shareholders in consideration of their investment of $50,000 in the Company and a further 51,750,000 common shares were sold by the Company in a private placement which raised approximately $479,929 in net proceeds (See Note 1). The holders of our common shares are entitled to receive dividends and are allocated one vote per share, subject to downward adjustment under certain circumstances.

(b) Warrants — In connection with the formation by our Founding Shareholders, the Company issued to the Founding Shareholders 10-year warrants to purchase up to 4,050,000 common shares of the Company. The warrants are effective as of June 14, 2007 and will expire on June 14, 2017. The warrants are exercisable at a price per share of $10.00, equal to the price per share paid by investors in the private offering. The warrants may be settled using the physical settlement method. The warrants have been classified as equity instruments, in accordance with Emerging Issues Task Force (“EITF”) 00-19 “Accounting for Derivative Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). The warrants were initially measured at an aggregate fair value of $19,521 which was recorded as an addition to additional paid-in-capital with an offsetting charge to additional paid-in-capital as well. The fair value of the warrants issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, 34.53%, was derived from the historical volatility of the share price of a range of publicly-traded companies with similar types of business to that of the Company. No allowance was made for any potential illiquidity associated with the private trading of the Company’s shares. The other assumptions in the option pricing model were as follows: risk free interest rate of 5.16%, expected life of 10 years and a dividend yield of 1%.

(c) Dividends Declared — On August 21, 2007, the Company’s Board of Directors approved a quarterly cash dividend of $0.025 per share of common share. The dividend was paid on October 15, 2007 to shareholders of record as of October 1, 2007. The aggregate amount of the dividend paid was $1,489.

On January 7, 2008, the Company’s Board of Directors approved quarterly cash dividends of $0.025 per common share payable to shareholders of record as of January 8, 2008 and April 1, 2008 respectively. The dividends are payable on January 15, 2008 and April 15, 2008.

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

10. Commitment and Contingencies

(a) Concentrations of credit risk

As of December 31, 2007 the Company’s assets primarily consisted of investments, cash, loan to related party and reinsurance balances receivable. The Company believes it bears minimal credit risk in its cash on deposit. Although there may be credit risk with respect to its reinsurance balances receivable from AmTrust, the Company believes these premiums will be fully collectible. At December 31, 2007, the Company has multiple investments in U.S. government-sponsored enterprises that are in excess of 10% of shareholders’ equity. U.S. government-sponsored enterprises do not have the full and complete support of the U.S. government and, therefore, the Company faces credit risk in respect of these holdings.

(b) Employment agreements

The Company has entered into employment agreements with certain individuals. The employment agreements provide for option awards, executive benefits and severance payments under certain circumstances.

(c) Operating leases

We have executed a lease for facilities in Bermuda requiring a monthly payment of $12. The initial term of this lease expires on July 31, 2009 with an option to extend the term of the lease for an additional year at the then market rate rent.

We have also made an arrangement in December 2007 to lease further space in Bermuda commencing January 1, 2008 requiring a monthly payment of $18 (but we have not yet executed a related lease agreement). The initial term of this agreement expires on December 31, 2010 with two options of three years each at the then market rent. We believe that these facilities are sufficient for our current purposes.

Future minimum lease payments as of December 31, 2007 under non-cancellable operating leases for each of the next five years are approximately as follows:

December 31, 2007
2008	$360
2009	300
2010	216
2011	—
2012 and thereafter	—
$876

We executed two further leases in Bermuda in January 2008. Together these leases require monthly payments of $11. These leases expire on January 31, 2009, with no option to renew.

(d) Loans and Other Collateral

In order to provide AmTrust’s U.S. insurance subsidiaries with credit for reinsurance on their statutory financial statements, AII, as the direct reinsurer of the AmTrust Ceding Insurers, has established trust accounts (“Trust Accounts”) for their benefit. Maiden Insurance has agreed to provide appropriate collateral to secure its proportional share under the Quota Share Agreement of AII’s obligations to the AmTrust Ceding Insurers to whom AII is required to provide collateral. This collateral may be in the form of (a) assets loaned by Maiden Insurance to AII, for deposit into the Trust Accounts, pursuant to a loan agreement between those parties, (b) assets transferred by Maiden Insurance, for deposit into the Trust Accounts, (c) a letter of credit obtained by Maiden Insurance and delivered to an AmTrust Ceding Insurer on AII’s behalf (a “Letter of Credit”), or (d) premiums withheld by an AmTrust Ceding Insurer at Maiden Insurance’s request in lieu of remitting such premiums to AII (“Withheld Funds”). Maiden Insurance may provide any or a combination of

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

10. Commitment and Contingencies  – (continued)

these forms of collateral, provided that the aggregate value thereof equals Maiden Insurance’s proportionate share of its obligations under the Quota Share Agreement with AII as described below. If collateral is required to be provided to any other AmTrust Ceding Insurers under applicable law or regulatory requirements, Maiden Insurance will provide collateral to the extent required, although Maiden Insurance does not expect that such collateral will be required unless an AmTrust Ceding Insurer is domiciled in the United States.

Maiden Insurance satisfied its collateral requirements under the Quota Share Agreement by lending funds in the amount of $113,542 on December 18, 2007 to AII pursuant to a loan agreement entered into between those parties. The amount of collateral Maiden Insurance is required to maintain, which is determined quarterly, equals its proportionate share of (a) the amount of ceded paid losses for which AII is responsible to such AmTrust Ceding Insurer but has not yet paid, (b) the amount of ceded loss reserves (including ceded reserves for claims reported but not resolved and losses incurred but not reported) for which AII is responsible to such AmTrust Ceding Insurer, and (c) the amount of ceded reserves for unearned premiums ceded by such AmTrust Ceding Insurer to AII. Pursuant to the master agreement, AmTrust has agreed to cause AII not to commingle Maiden Insurance’s assets with AII’s other assets and to cause the AmTrust Ceding Insurers not to commingle Maiden Insurance’s assets with the AmTrust Ceding Insurers’ other assets if an AmTrust Ceding Insurer withdraws those assets. AII has agreed that, if an AmTrust Ceding Insurer returns to AII excess assets withdrawn from a Trust Account, drawn on a Letter of Credit or maintained by such AmTrust Ceding Insurer as Withheld Funds, AII will immediately return to Maiden Insurance its proportionate share of such excess assets. AII has further agreed that if the aggregate fair market value of the amount of Maiden Insurance’s assets held in the Trust Account exceeds Maiden Insurance’s proportionate share of AII’s obligations, or if an AmTrust Ceding Insurer misapplies any such collateral, AII will immediately return to Maiden Insurance an amount equal to such excess or misapplied collateral, less any amounts AII has paid to Maiden Insurance. In addition, if an AmTrust Ceding Insurer withdraws Maiden Insurance’s assets from a Trust Account and maintains those assets on its books as withheld funds, AII has agreed to pay to Maiden Insurance interest at the rate equivalent to the one-month London Interbank Offered Rate (“LIBOR”) plus 90 basis points per annum computed on the basis of a 360-day year on the loan (except to the extent Maiden Insurance’s proportionate share of AII’s obligations to that AmTrust Ceding Insurer exceeds the value of the collateral Maiden Insurance has provided), and net of unpaid fees Maiden Insurance owes to AIIM and its share of fees owed to the trustee of the Trust Accounts.

(e) Deposit Insurance

The Company maintains its cash balances at financial institutions in both the United States and Bermuda. In the United States, the Federal Deposit Insurance Corporation secures accounts up to $100 at these institutions. Bermuda laws do not give similar protection to Bermuda depositors or checking account users or savers. Management monitors balances in excess of insured limits and believes they do not represent a significant credit risk to the Company.

11. Related Party Transactions

The Founding Shareholders of Maiden, Michael Karfunkel, George Karfunkel and Barry Zyskind, are also the principal shareholders, and, respectively, the Chairman of the Board of Directors, a Director, and the Chief Executive Officer and Director of AmTrust. The following describes transactions between the Company and AmTrust.

Quota Share Agreement

Effective July 1, 2007, the Company and AmTrust entered into a master agreement, as amended, by which they caused AII and Maiden Insurance to enter into the Quota Share Agreement by which (a) AII retrocedes to Maiden Insurance an amount equal to 40% of the premium written by the AmTrust Ceding Insurers, net of the cost of unaffiliated inuring reinsurance (and in the case of AmTrust’s U.K. insurance

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

11. Related Party Transactions  – (continued)

subsidiary, IGI Insurance Company Limited (“IGI”), net of commissions) and 40% of losses and (b) AII transferred to Maiden Insurance 40% of the AmTrust Ceding Insurers’ unearned premium reserves, effective as of July 1, 2007, with respect to current lines of business, excluding risks for which the AmTrust Ceding Insurers’ net retention exceeds $5,000 (“Covered Business”). AmTrust also has agreed to cause AII, subject to regulatory requirements, to reinsure any insurance company which writes Covered Business in which AmTrust acquires a majority interest to the extent required to enable AII to cede to Maiden Insurance 40% of the premiums and losses related to such Covered Business. The Agreement further provides that AII receives a ceding commission of 31% of ceded written premiums. The Quota Share Agreement has an initial term of three years and will automatically renew for successive three year terms thereafter, unless either AII or Maiden Insurance notifies the other of its election not to renew not less than nine months prior to the end of any such three year term. In addition, either party is entitled to terminate on thirty days’ notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of AII or Maiden Insurance, run-off, or a reduction of 50% or more of the shareholders’ equity of Maiden Insurance or the combined shareholders’ equity of AII and the AmTrust Ceding Insurers. The Company recorded approximately $34,148 of ceding commission expense for the period from May 31, 2007 to December 31, 2007 as a result of this transaction.

The following is the effect on the Company’s balance sheet as of December 31, 2007 and the results of operations for the period ended December 31, 2007 related to the Quota Share Agreement with AmTrust:

December 31, 2007
Assets and liabilities:
Loss and loss adjustment expense reserves	$38,485
Reinsurance balances receivable, net	27,891
Loan to related party	113,542
Accrued interest on loan to related party	240
Deferred commission cost	42,501
Unearned premiums	137,099

Period from May 31, 2007 to December 31, 2007
Results of operations:
Net premium written – assumed	$247,253
Change in unearned premium – assumed	(137,099)
Net earned premium – assumed	110,154
Ceding commission on premium written	(76,648)
Ceding commission – deferred	42,500
Ceding commission expensed	(34,148)
Loss and loss adjustment expense	64,993

The Quota Share Agreement requires that Maiden Insurance provide to AII sufficient collateral to secure its proportional share of AII’s obligations to the U.S. AmTrust Ceding Insurers. The amount of the loan was $113,542 and the accrued interest was $240. AII is required to return to Maiden Insurance any assets of Maiden Insurance in excess of the amount required to secure its proportional share of AII’s collateral requirements, subject to certain deductions.

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

11. Related Party Transactions  – (continued)

Reinsurance Brokerage Agreement

Effective July 1, 2007, the Company entered into a reinsurance brokerage agreement with AII Reinsurance Broker Ltd., a subsidiary of AmTrust. Pursuant to the brokerage agreement, AII Reinsurance Broker Ltd. provides brokerage services relating to the Quota Share Agreement for a fee equal to 1.25% of the premium reinsured from AII. The brokerage fee is payable in consideration of AII Reinsurance Broker Ltd.’s brokerage services. AII Reinsurance Broker Ltd. is not our exclusive broker. AII Reinsurance Broker Ltd. may, if mutually agreed, also produce reinsurance for us from other ceding companies, and in such cases we will negotiate a mutually acceptable commission rate. The Company recorded approximately $1,376 of reinsurance brokerage expense for the period from May 31, 2007 to December 31, 2007 and deferred reinsurance brokerage of $1,714 as at December 31, 2007 as a result of this transaction.

Asset Management Agreement

Effective July 1, 2007 the Company entered into an asset management agreement with AII Insurance Management Limited (“AIIM”), an AmTrust subsidiary, pursuant to which AIIM has agreed to provide investment management services to Maiden Insurance. Pursuant to the asset management agreement, AIIM provides investment management services for an annual fee equal to 0.35% of average invested assets plus all costs incurred. The Company recorded approximately $911 of investment management fees for the period from May 31, 2007 to December 31, 2007 as a result of this transaction.

12. Taxation

Under current Bermuda law, the Company and its subsidiary, Maiden Insurance, have received an undertaking from the Bermuda government exempting them from all local income, withholding and capital gains taxes until March 28, 2016. At the present time, no such taxes are levied in Bermuda. The Company and its subsidiary believe that they operate in a manner such that they will not be considered to be engaged in a trade or business in the United States. Accordingly, the Company and its subsidiary have not recorded any provision for U.S. taxation.

13. Statutory Financial Information and Accounting Policies

Maiden Insurance is registered as a Class 3 reinsurer under The Insurance Act 1978 (Bermuda), amendments thereto and related regulations (the “Insurance Act”). Under the Insurance Act, Maiden Insurance is required to prepare Statutory Financial Statements and to file a Statutory Financial Return. The Insurance Act also requires Maiden Insurance to maintain a minimum share capital of $120. To satisfy these requirements, Maiden Insurance was required to maintain a minimum level of statutory capital and surplus of $37,403 at December 31, 2007. Maiden Insurance was also required to maintain a minimum liquidity ratio. All requirements were met by Maiden Insurance throughout the period. The statutory assets were approximately $645,518 and statutory capital and surplus was approximately $467,887, as of December 31, 2007.

Maiden Insurance is subject to statutory and regulatory restrictions which limit the amount of cash dividends or distributions that may be paid if such payment will reduce its statutory capital and surplus below the required minimum. As of December 31, 2007 there were no restrictions.

For Bermuda registered insurance companies, there are some differences between financial statements prepared in accordance with U.S. GAAP and those prepared on a statutory basis. Certain assets are non-admitted under Bermuda regulations and so deferred commission and other acquisition costs have been fully expensed to income and prepaid expenses and fixed assets removed from the statutory balance sheet.

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

14. Segments

The Company currently operates one business segment, Reinsurance. The Company evaluates segment performance based on segment profit, which excludes investment income, realized gains and losses, general corporate expenses, interest expenses, income taxes and any other non-core business income or expenses. The following tables summarize business segments as follows:

	Reinsurance	Corporate and Other	Total
Period from May 31, 2007 to December 31, 2007
Revenues
Net premium written	$247,353	$—	$247,353
Earned premium	110,187	—	110,187
Investment income and other revenues	—	15,403	15,403
Total revenues	110,187	15,403	125,590
Expenses
Loss and loss adjustment expenses	65,017	—	65,017
Commission and other acquisition expenses	35,525	—	35,525
Other expenses	235	2,726	2,961
Total expenses	100,777	2,726	$103,503
Income	$9,410	$12,677	22,087

	Reinsurance	Corporate and Other	Total
As of December 31, 2007
Reinsurance balances receivable	$27,990	$—	$27,990
Deferred commission and other acquisition costs	44,215	—	44,215
Loan to related party	113,542	—	113,542
Corporate and other assets		529,861	529,861
Total assets	185,747	529,861	715,608

The following tables set forth financial information relating to gross and net premiums written and earned by major line of business and geographic region for the period from May 31, 2007 to December 31, 2007:

Reinsurance Segment	Total	% of Total
Gross and net premiums written
AmTrust Quota Share
Workers Compensation	$109,227	44.16
Specialty Middle Market Property & Casualty	36,941	14.93
Specialty Risk and Extended Warranty	101,085	40.87
Total AmTrust Quota Share	247,253	99.96
Other Reinsurance	100	0.04
	247,353	100.00

MAIDEN HOLDINGS, LTD.

NOTES TO FINANCIAL STATEMENTS
(in thousands (000’s), except per share data)

14. Segments  – (continued)

Reinsurance Segment	Total	% of Total
Gross and net premiums earned
AmTrust Quota Share
Workers Compensation	$59,965	54.42
Specialty Middle Market Property & Casualty	16,602	15.07
Specialty Risk and Extended Warranty	33,587	30.48
Total AmTrust Quota Share	110,154	99.97
Other Reinsurance	33	0.03
	110,187	100.00

Total
Gross and net premiums written – North America	$183,378
Gross and net premiums written – Other (predominantly in Europe)	63,975
Gross and net premiums earned – North America	89,389
Gross and net premiums earned – Other (predominantly in Europe)	20,798

GLOSSARY OF SELECTED REINSURANCE, INSURANCE
AND INVESTMENT TERMS

Acquisition expense:
The aggregate of policy acquisition costs attributable to underwriting operations, including ceding and direct commissions as well as premium taxes, excise taxes and assessments, if applicable.
Broker:
One who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other service rendered, between (1) a policyholder and a primary insurer, on behalf of the insured party, (2) a primary insurer and reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.
Capacity:
The percentage of surplus, or the dollar amount of exposure, that an insurer or reinsurer is willing or able to place at risk.
Case reserves:
Loss reserves established with respect to specific, individual reported claims.
Casualty insurance:
Insurance that is primarily concerned with the losses caused by injuries to third persons (in other words, persons other than the policyholder) and the resulting legal liability imposed on the underlying insured resulting therefrom.
Catastrophe; Catastrophic:
A severe loss or disaster, typically involving multiple claimants. Common perils include earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. Catastrophe losses may also arise from acts of war, acts of terrorism and political instability.
Catastrophe loss:
Loss and directly identified loss adjustment expense from catastrophes.
Cede; Cedent; Ceding company:
When a party reinsures its liability with another, it transfers or “cedes” business (premiums or losses) and is referred to as the “cedent” or “ceding company.”
Ceding commission:
A fee based upon the ceding company’s cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expense), which also may include a profit factor.
Claim:
Request by an insured or reinsured for indemnification by an insurance company or a reinsurance company for loss incurred from an insured peril or event.
Combined ratio:
The sum of the loss ratio and the expense ratio. A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income. A combined ratio over 100% generally indicates unprofitable underwriting prior to the consideration of investment income. A combined ratio can be stated on a gross basis (before the effects of reinsurance) or a net basis (after the effects of reinsurance).
Deductible:
With respect to an insurance policy, the amount of loss that an insured retains, although the insurer is legally responsible for losses within the deductible and looks to the insured for reimbursement for such losses. This is in contrast to a self-insured retention (SIR), where the insurer is only responsible for claims in excess of the

SIR, regardless of the financial status of the insured. With respect to a reinsurance agreement, an amount of loss that a ceding company retains within a layer of reinsurance and does not cede to the reinsurer.
Excess of loss:
A generic term describing insurance or reinsurance that indemnifies the insured or the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a “retention.” Also known as non-proportional insurance or reinsurance. Excess of loss insurance or reinsurance is written in layers. An insurer or reinsurer or group of insurers or reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent is referred to as a “program” and will typically be placed with predetermined insurers or reinsurers in pre-negotiated layers. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears the credit risk of an insurer’s or reinsurer’s insolvency.
Exclusions:
Provisions in an insurance or reinsurance policy excluding certain risks or otherwise limiting the scope of coverage.
Expense ratio:
The ratio of acquisition expenses, salaries and benefits and other insurance general and administrative expenses to premiums earned. The expense ratio can be stated on a gross basis (before the effects of reinsurance) or a net basis (after the effects of reinsurance, in which expenses may be reduced by the amount (if any) of ceding commissions received on the ceded business).
Exposure:
The possibility of loss. It is also a unit of measure of the amount of risk a company assumes.
Extended Warranty:
A contract or agreement to repair or replace or to provide indemnification for the repair or replacement of a product or specified parts due to mechanical failure. An extended warranty, which may be offered by the manufacturer, retailer or other warranty provider for consideration which is separate from or in addition to the purchase price of the product, provides coverage for a specific period of time upon expiration of or for parts which are not covered by the manufacturer’s warranty, if any, which is included in the purchase price of the product.
Facultative Reinsurance:
The reinsurance of all or a portion of the insurance provided by a single policy. Each policy reinsured is separately negotiated.
Frequency:
The number of claims occurring during a given coverage period. This is sometimes quoted as number of claims per unit of exposure.
Generally accepted accounting principles (“GAAP”):
Generally accepted accounting principles as defined by the American Institute of Certified Public Accountants or statements of the Financial Accounting Standards Board. GAAP is the method of accounting to be used by Maiden Holdings for reporting to shareholders.
Gross premiums written:
Total premiums for insurance or reinsurance written during a given period.

Incurred but not reported (“IBNR”):
Reserves for estimated losses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer, including unknown future developments on losses which are known to the insurer or reinsurer.
Layer:
The interval between the retention or attachment point and the maximum limit of indemnity for which an insurer or reinsurer is responsible.
Loss ratio:
The ratio of losses and loss adjustment expense to premiums earned. The loss ratio can be stated on a gross basis (before the effects of reinsurance) or a net basis (after the effects of reinsurance).
Loss reserves:
Reserves established by insurers and reinsurers to reflect the estimated cost of claims payments and the related expenses that the insurer or reinsurer will ultimately be required to pay with respect to insurance or reinsurance it has written.
Losses and loss adjustment expense:
The expense of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs (also known as claim adjustment expenses) plus losses incurred with respect to claims.
Losses incurred:
The total losses sustained by an insurer or reinsurer under a policy or policies, whether paid or unpaid. Incurred losses include a provision for IBNR.
Managing general agent:
An insurance intermediary that aggregates business from retail and general agents and manages business on behalf of insurance companies, including functions such as risk selection and underwriting, premium collection, policy form design and client service.
Net premiums earned:
The portion of net premiums written during or prior to a given period that was actually recognized as income during such period.
Net premiums written:
Gross premiums written for a given period less premiums ceded to reinsurers during such period.
Premiums:
The amount charged during the term on policies and contracts issued, renewed or reinsured by an insurance company or reinsurance company.
Program:
Refers to an aggregation of narrowly defined classes of insurance business with some element of similarity that are underwritten on an individual policy basis by managing general agents on behalf of insurance companies.
Property insurance:
Insurance that provides coverage to a person with an insurable interest in tangible property for that person’s property loss, damage or loss of use.
Quota share reinsurance:
A type of reinsurance (also called proportional reinsurance) under which the insurer cedes a fixed or variable percentage of liabilities, premiums and losses for each policy covered on a pro rata basis. In quota share reinsurance, the reinsurer generally pays the ceding company a ceding commission.

Rates:
Amounts charged per unit of insurance and reinsurance (also sometimes shown per unit of exposure).
Reinsurance:
An arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, the ceding company, against all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Reinsurance can provide a ceding company with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus, and facilitates the maintenance of acceptable financial ratios by the ceding company. Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.
Reinsurance agreement:
A contract specifying the terms of a reinsurance transaction (also known as a reinsurance certificate).
Reported losses:
Claims or potential claims that have been identified to a reinsurer by a ceding company or to an insurer by an insured.
Reserves:
Liabilities established by insurers and reinsurers to reflect the estimated costs of claim payments and the related expenses that the insurer or reinsurer will ultimately be required to pay with respect to insurance or reinsurance it has written. Reserves are established for losses, for loss expenses and for unearned premiums. Loss reserves consist of “case reserves,” or reserves established with respect to individual reported claims, and “IBNR reserves.” For reinsurers, loss expense reserves are generally not significant because substantially all of the loss expenses associated with particular claims are incurred by the primary insurer and reported to reinsurers as losses. Unearned premium reserves constitute the portion of premium paid in advance for insurance or reinsurance that has not yet been provided. See also “Loss reserves.”
Retention:
The amount or portion of risk that an insurer retains for its own account. Losses in excess of the retention level up to the outer limit of the policy or program, if any, that do not fall within any applicable deductible are paid by the reinsurer. In proportional agreements, the retention may be a percentage of the original policy’s limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio or a percentage.Retention may also mean that portion of the loss retained by the insured or policyholder. Most insureds do not purchase insurance to cover their entire exposure. Rather, they elect to take a deductible or self-insured retention, a portion of the risk that they will cover themselves.
Retrocede; Retrocedent:
When a reinsurer places business with another reinsurer, it “retrocedes” business and is referred to as the “retrocedent”.
Retrocessionaire:
A reinsurer which reinsures business retroceded to it by a retrocedent.

Specialty lines:
Lines of insurance that provide coverage for risks that are often unusual or difficult to place and do not fit the underwriting criteria of standard commercial products carriers.
Statutory accounting principles (“SAP”):
The rules and procedures prescribed or permitted by United States state insurance regulatory authorities including the National Association of Insurance Commissioners for recording transactions and preparing financial statements, which in general reflect a liquidating, rather than going concern, concept of accounting.
Treaty reinsurance; Reinsurance treaties:
The reinsurance of a specified type or category of risks defined in a reinsurance agreement between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer, and the reinsurer is obligated to accept, a specified portion of all of the specified type or category of risks originally written by the primary insurer or reinsured. Treaty reinsurance can be contrasted with facultative reinsurance, in which the reinsurance of each policy is separately negotiated.
Underwriter:
An employee of an insurance or reinsurance company who examines, accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business that will produce an average risk of loss no greater than that anticipated for the class of business.
Underwriting:
The insurer’s or reinsurer’s process of reviewing applications for coverage, and the decision whether to accept all or part of the exposure and determination of the applicable premiums; also refers to the acceptance of that coverage.
Workers’ compensation:
A system (established under state and federal laws) under which employers provide insurance for benefit payments to their employees for work-related injuries, deaths and diseases, regardless of fault.

You may rely only on the information contained in this prospectus or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholders are making an offer to sell, or are soliciting an offer to buy, these securities in any circumstances in which such offer or solicitation is unlawful. The information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date, and neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, crease any implication that the information contained in this prospectus is correct as of any time after its date.

56,870,000
Common Shares

PROSPECTUS

          , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The expenses in connection with the registration of the common shares covered by this prospectus are set forth in the following table. All amounts except the registration fee are estimated:

Securities and Exchange Commission registration fee		$15,727
NASDAQ listing fee		*
Printing and engraving expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Miscellaneous		*
Total	$	*

*	To be filed by amendment

All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discounts and selling commissions, if any.

Item 14. Indemnification of Directors and Officers.

Indemnification of Directors and Officers

We are a Bermuda exempted company. Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we will indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose. In addition, we have entered into indemnification agreements with our directors and officers.

Item 15. Recent Sales of Unregistered Securities

The following information relates to the securities we have issued or sold since our incorporation on May 31, 2007 that were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

(i) On June 14, 2007, we issued 7,800,000 of our common shares, with an initial par value of $0.01 per share, to Michael Karfunkel, George Karfunkel and Barry Zyskind (together, our “Founding Shareholders”), our founding shareholders, in consideration of their $50.0 million investment in us. These shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering.

(ii) On June 14, 2007, we issued warrants to our Founding Shareholders to purchase up to 4,050,000 of our common shares. These warrants are exercisable at $10.00 per share and have a 10-year term. The warrants were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

(iii) On July 3 and July 13, 2006, we issued an aggregate of (1) 43,953,534 of our common shares to Friedman, Billings, Ramsey & Co., Inc. (“FBR”) as the initial purchaser at a purchase price of $9.30 per share, and (2) 7,796,466 of our common shares directly to “accredited investors” (as defined under Rule 501(a) under the Securities Act) at an offering price of $10.00 per share. The shares purchased by FBR were resold by FBR to investors at $10.00 per share pursuant to Rule 144A and Regulation S under the Securities Act. The aggregate offering price to investors was $517,500,000.

The issuances we made to FBR and to “accredited investors” were made pursuant to the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering.

FBR received a discount of $0.70 per share with respect to 43,953,534 of the common shares sold pursuant to Rule 144A and Regulation S under the Securities Act and a placement fee of $0.70 per share with respect to 7,796,466 of the common shares that we sold directly to “accredited investors,” for an aggregate discount/placement fee of $36,225,000.

(iv) On June 26, 2007, we granted options to certain officers to purchase an aggregate of 425,000 common shares. On July 3, 2007, we granted options to our non-employee directors to purchase an aggregate of 36,000 common shares, each pursuant to the 2007 share incentive plan. On September 19, 2007, we granted a non-executive employee 5,000 options. On October 23, 2007, we granted Messrs. Gaito and Bolz options to purchase 150,000 and 50,000 common shares, respectively, pursuant to the terms of their respective employment agreements. On November 6, 2007, we granted Mr. Tait options to purchase 50,000 common shares pursuant to the terms of his employment agreement. On January 8, 2008, we granted Mr. Harris options to purchase 50,000 common shares pursuant to the 2007 share incentive plan, and we granted options to purchase 12,000 and 15,000 common shares to Mr. Neuberger and to a non-employee who assisted us in our initial capitalization, respectively. On March 24, 2008, we granted Mr. Turin options to purchase 75,000 common shares pursuant to the 2007 share incentive plan. These options are exercisable at $10.00 per share and have a 10-year term. The options granted to our officers, our employee and the non-employee will vest in installments over a period of four years. The options granted to our non-employee directors will vest on the first anniversary of the date of grant. The options were granted pursuant to the exemption provided by Section 4(2) under the Securities Act for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description
1.1	Purchase/Placement Agreement by and between Maiden Holdings and Friedman, Billings, Ramsey & Co., Inc., dated June 26, 2007*
3.1	Memorandum of Association of Maiden Holdings*
3.2	Bye-Laws of Maiden Holdings*
4.1	Form of Common Share Certificate*
4.2	Warrant granted by Maiden Holdings to George Karfunkel, effective June 14, 2007*
4.3	Warrant granted by Maiden Holdings to Michael Karfunkel, effective June 14, 2007*
4.4	Warrant granted by Maiden Holdings to Barry D. Zyskind, effective June 14, 2007*
4.5	Registration Rights Agreement by and between Maiden Holdings and Friedman, Billings, Ramsey & Co., Inc., dated as of July 3, 2007*
4.6	Registration Rights Agreement by and between Maiden Holdings and George Karfunkel, Michael Karfunkel and Barry D. Zyskind, dated as of July 3, 2007*
5.1	Opinion of Conyers Dill & Pearman**
10.1	Employment Agreement between Maiden Holdings and Max G. Caviet, dated as of July 3, 2007*
10.2	Employment Agreement between Maiden Holdings and Bentzion S. Turin, dated as of April 1, 2008***
10.3	2007 Share Incentive Plan*
10.4	Form of Share Option Agreement for Employee Recipients of Options under 2007 Share Incentive Plan*

Exhibit Number	Description
10.5	Form of Share Option Agreement for Non-Employee Recipients of Options under 2007 Share Incentive Plan*
10.6	Master Agreement, dated as of July 3, 2007, by and between Maiden Holdings and AmTrust*
10.7	Amendment No. 1 to the Master Agreement, dated as of September 17, 2007, by and between Maiden Holdings and AmTrust*
10.8	Quota Share Reinsurance Agreement, entered into as of September 17, 2007, by and between Maiden Insurance and AmTrust International Insurance Ltd.*
10.9	Asset Management Agreement, entered into as of July 3, 2007, by and between AII Insurance Management Limited and Maiden Insurance*
10.10	Reinsurance Brokerage Agreement, entered into as of July 3, 2007, by and between Maiden Insurance and AII Reinsurance Broker Ltd.*
10.11	Employment Agreement between Maiden Holdings and Joseph T. Gaito, dated as of October 23, 2007**
10.12	Employment Agreement between Maiden Holdings and James A. Bolz, dated as of October 23, 2007**
10.13	Employment Agreement between Maiden Holdings and Michael J. Tait, dated as of November 6, 2007**
10.14	Loan Agreement between AmTrust International Insurance, Ltd. and Maiden Insurance dated as of November 16, 2007***
10.15	Addendum No. 1 to the Quota Share Reinsurance Agreement, dated as of January 15, 2008 by and between Maiden Insurance and AmTrust International Insurance Ltd.***
10.16	Amendment No. 1 to the Loan Agreement, dated as of February 15, 2008 by and between AmTrust International Insurance Ltd. and Maiden Insurance***
10.17	Brokerage Services Agreement between Maiden Insurance and IGI Intermediaries Limited, dated as of January 1, 2008***
10.18	Form of Indemnification Agreement between Maiden Holdings and its officers and directors***
10.19	Brokerage Services Agreement between Maiden Insurance and IGI Intermediaries, Inc., dated as of April 1, 2008****
21.1	List of subsidiary of Maiden Holdings*
23.1	Consent of PricewaterhouseCoopers (Bermuda)
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)**
23.3	Consent of Dewey & LeBoeuf LLP**
24.1	Power of Attorney*
24.2	Power of Attorney (Yehuda L. Neuberger)****
99.1	Form F-N*

*	Previously filed on the Company’s Registration Statement on Form S-1 (No. 333-146137) on September 17, 2007.
**	Previously filed on Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-146137) on November 7, 2007.
***	Previously filed on Amendment No. 2 to the Company’s Registration Statement on Form S-1 (No. 333-146137) on March 28, 2008.
****	Previously filed on Amendment No. 3 to the Company’s Registration Statement on Form S-1 (No. 333-146137) on April 24, 2008.

(b) Financial Statement Schedules

Schedule I — Summary of investments — other than investments in related parties.

Schedule II — Condensed financial information of registrant.

Schedule III — Supplementary insurance information.

Schedule IV — Reinsurance.

Schedule VI — Supplemental information concerning property-casualty insurance operations.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda on this 2nd day of May, 2008.

MAIDEN HOLDINGS, LTD.

/s/ Bentzion S. Turin
Bentzion S. Turin
Chief Operating Officer, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Barry D. Zyskind	Chairman of the Board	May 2, 2008
* Max G. Caviet	President, Chief Executive Officer and Director (Principal Executive Officer)	May 2, 2008
/s/ Michael J. Tait Michael J. Tait	Chief Financial Officer (Principal Financial and Accounting Officer)	May 2, 2008
/s/ Bentzion S. Turin Bentzion S. Turin	Chief Operating Officer, General Counsel and Secretary	May 2, 2008
* Simcha Lyons	Director	May 2, 2008
* Raymond M. Neff	Director	May 2, 2008
* Yehuda L. Neuberger	Director	May 2, 2008
* Steven H. Nigro	Director	May 2, 2008
/s/ Bentzion S. Turin Bentzion S. Turin	Authorized Representative in the United States	May 2, 2008
*By:	/s/ Bentzion S. Turin Attorney-in-fact

MAIDEN HOLDINGS, LTD.

SCHEDULE I — SUMMARY OF INVESTMENTS
OTHER THAN INVESTMENTS IN RELATED PARTIES
As of December 31, 2007
(in thousands (000’s))

	Cost*	Estimated Fair Value	Fair Value
Fixed Maturities:
Mortgage backed securities(1)	$204,364	$205,023	$205,023
Banks, trust and insurance companies	95,511	88,522	88,522
All other corporate	188,890	181,244	181,244
Total fixed maturities	488,765	474,789	474,789
Other invested assets (approximates market value)	15,176	15,656	15,656
Total investments	$503,941	$490,445	$490,445

*	Original cost of fixed maturities reduced by repayments and adjusted for amortization of premiums or accrual of discounts.
(1)	Includes Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corp. (FHLMC) only.

MAIDEN HOLDINGS, LTD.

SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
BALANCE SHEET — PARENT COMPANY ONLY
As of December 31, 2007
(in thousands (000’s))

Assets:
Cash	$25,393
Carrying value of subsidiary, at equity	512,166
Due from subsidiary	339
Other assets	418
Total Assets	538,316

Liabilities:
Due to affiliates — net	—
Other liabilities	971
Total Liabilities	971
Shareholders’ equity:
Common shares	596
Additional paid-in capital	529,647
Accumulated other comprehensive loss	(13,496)
Retained earnings	20,598
Total Shareholders’ Equity	537,345
Total Liabilities and Shareholders’ Equity	$538,316

MAIDEN HOLDINGS, LTD.

SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
STATEMENT OF INCOME — PARENT COMPANY ONLY
For the Period from May 31, 2007 to December 31, 2007
(in thousands (000’s))

Income:
Investment income	$4,110
Net realized gains on sales of investments	88
Equity in undistributed net income of consolidated subsidiary	19,828
Total Income	24,026
Expenses:
Other expenses from operations	1,939
Total Expenses	1,939
Net Income	$22,087

MAIDEN HOLDINGS, LTD.

SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
STATEMENT OF CASH FLOWS — PARENT COMPANY ONLY
For the Period from May 31, 2007 to December 31, 2007
(in thousands (000’s))

Cash flows from operating activities:
Net income	$22,087
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	(2,918)
Non-cash share compensation expense	314
Net realized gains on sales of investments	(88)
Equity in undistributed net income of consolidated subsidiary	(19,828)
Changes in assets (increase):
Due from Subsidiary	(339)
Other Assets	(418)
Changes in liabilities — increase:
Other liabilities	971
Net cash used in operating activities	(219)
Cash flows from investing activities:
Investment in subsidiary	(502,828)
Net cash outflow from investing activities	(502,828)
Cash flows from financing activities:
Issuance of common shares	529,929
Dividends paid	(1,489)
Net cash provided by financing activities	528,440
Net increase in cash and cash equivalents	25,393
Cash and cash equivalents, beginning of the period	—
Cash and cash equivalents, end of period	$25,393

MAIDEN HOLDINGS, LTD.

SCHEDULE III — SUPPLEMENTARY INSURANCE INFORMATION

As of and for the Period from May 31, 2007 to December 31, 2007
(in thousands (000’s))

Segment	Deferred Policy Acquisition Costs	Reserves for Losses and Loss Adjustment Expenses,	Reserves for Unearned Premiums	Premium Revenue	Net Investment Income	Losses and Loss Adjustment Expenses	Amortization of Deferred Policy Acquisition Costs	Other Operating Expenses	Net Premiums Written
Reinsurance	$44,215	$38,508	$137,166	$110,187	$—	$65,017	$35,525	$235	$247,353
Corporate & Other	—	—	—	—	15,403	—	—	2,726	—
Total	$44,215	$38,508	$137,166	$110,187	$15,403	$65,017	$35,525	$2,961	$247,353

MAIDEN HOLDINGS, LTD.

SCHEUDLE IV — REINSURANCE
As of December 31, 2007
(in thousands (000’s))

	Gross Amount	Ceded to Other Companies	Amount from Other Companies	Net Amount	Percent of Amount Assumed to Net
Premiums:
General Insurance	$—	—	247,353	247,353	100.00%

MAIDEN HOLDINGS, LTD.

SCHEDULE V — CONSOLIDATED SUPPLEMENTARY PROPERTY
AND CASUALTY INSURANCE INFORMATION
For the Period from May 31, 2007 to December 31, 2007
(in thousands (000’s))

Losses and Loss Adjustment Expenses Incurred Related to		Paid Losses and Loss Adjustment Expenses
Current Year	Prior Years
$65,017	$—	$26,509

EXHIBIT INDEX

Exhibit Number	Description
1.1	Purchase/Placement Agreement by and between Maiden Holdings and Friedman, Billings, Ramsey & Co., Inc., dated June 26, 2007*
3.1	Memorandum of Association of Maiden Holdings*
3.2	Bye-Laws of Maiden Holdings*
4.1	Form of Common Share Certificate*
4.2	Warrant granted by Maiden Holdings to George Karfunkel, effective June 14, 2007*
4.3	Warrant granted by Maiden Holdings to Michael Karfunkel, effective June 14, 2007*
4.4	Warrant granted by Maiden Holdings to Barry D. Zyskind, effective June 14, 2007*
4.5	Registration Rights Agreement by and between Maiden Holdings and Friedman, Billings, Ramsey & Co., Inc., dated as of July 3, 2007*
4.6	Registration Rights Agreement by and between Maiden Holdings and George Karfunkel, Michael Karfunkel and Barry D. Zyskind, dated as of July 3, 2007*
5.1	Opinion of Conyers Dill & Pearman**
10.1	Employment Agreement between Maiden Holdings and Max G. Caviet, dated as of July 3, 2007*
10.2	Employment Agreement between Maiden Holdings and Bentzion S. Turin, dated as of April 1, 2008***
10.3	2007 Share Incentive Plan*
10.4	Form of Share Option Agreement for Employee Recipients of Options under 2007 Share Incentive Plan*
10.5	Form of Share Option Agreement for Non-Employee Recipients of Options under 2007 Share Incentive Plan*
10.6	Master Agreement, dated as of July 3, 2007, by and between Maiden Holdings and AmTrust*
10.7	Amendment No. 1 to the Master Agreement, dated as of September 17, 2007, by and between Maiden Holdings and AmTrust*
10.8	Quota Share Reinsurance Agreement, entered into as of September 17, 2007, by and between Maiden Insurance and AmTrust International Insurance Ltd.*
10.9	Asset Management Agreement, entered into as of July 3, 2007, by and between AII Insurance Management Limited and Maiden Insurance*
10.10	Reinsurance Brokerage Agreement, entered into as of July 3, 2007, by and between Maiden Insurance and AII Reinsurance Broker Ltd.*
10.11	Employment Agreement between Maiden Holdings and Joseph T. Gaito, dated as of October 23, 2007**
10.12	Employment Agreement between Maiden Holdings and James A. Bolz, dated as of October 23, 2007**
10.13	Employment Agreement between Maiden Holdings and Michael J. Tait, dated as of November 6, 2007**
10.14	Loan Agreement between AmTrust International Insurance, Ltd. and Maiden Insurance, dated as of November 16, 2007***
10.15	Addendum No. 1 to the Quota Share Reinsurance Agreement, dated as of January 15, 2008 by and between Maiden Insurance and AmTrust International Insurance Ltd.***
10.16	Amendment No. 1 to the Loan Agreement, dated as of February 15, 2008 by and between AmTrust International Insurance Ltd. and Maiden Insurance***
10.17	Brokerage Services Agreement between Maiden Insurance and IGI Intermediaries Limited, dated as of January 1, 2008***
10.18	Form of Indemnification Agreement between Maiden Holdings and its officers and directors***
10.19	Brokerage Services Agreement between Maiden Insurance and IGI Intermediaries, Inc., dated as of April 1, 2008****
21.1	List of subsidiary of Maiden Holdings*

Exhibit Number	Description
23.1	Consent of PricewaterhouseCoopers (Bermuda)
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)**
23.3	Consent of Dewey & LeBoeuf LLP**
24.1	Power of Attorney*
24.2	Power of Attorney (Yehuda L. Neuberger)****
99.1	Form F-N*

*	Previously filed on the Company’s Registration Statement on Form S-1 (No. 333-146137) on September 17, 2007.
**	Previously filed on Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-146137) on November 7, 2007.
***	Previously filed on Amendment No. 2 to the Company’s Registration Statement on Form S-1 (No. 333-146137) on March 28, 2008.
****	Previously filed on Amendment No. 3 to the Company’s Registration Statement on Form S-1 (No. 333-146137) on April 24, 2008.